      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2006

                                                   REGISTRATION NO. 333-134101

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                            CHINA IVANHOE ENERGY LTD.
             (Exact name of registrant as specified in its charter)


BRITISH VIRGIN ISLANDS                 6770                   NOT APPLICABLE
  (State or other                 (Primary standard          (I.R.S. Employer
  jurisdiction of                    industrial               Identification
   incorporation                   classification                Number)
  or organization)                  code number)


                             ---------------------

                         210 EAST 85TH STREET, SUITE 16
                            NEW YORK, NEW YORK 10028
                                 (212) 672-1909

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ---------------------
                                    SIMON MU
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CHINA IVANHOE ENERGY LTD.
                         210 EAST 85TH STREET, SUITE 16
                            NEW YORK, NEW YORK 10028
                                 (212) 672-1909

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                   Copies to:


MITCHELL S. NUSSBAUM, ESQ. GORDON LANCASTER         JEFFREY D. MARELL, ESQ.
LOEB & LOEB LLP            IVANHOE ENERGY INC.      PAUL, WEISS, RIFKIND,
345 PARK AVENUE            THE WORLD TRADE CENTRE   WHARTON & GARRISON LLP
NEW YORK, NEW YORK 10154   SUITE 654-999            1285 AVENUE OF THE AMERICAS
(212) 407-4000             CANADA PLACE VANCOUVER,  NEW YORK, NEW YORK
                           BRITISH COLUMBIA         10019-6064
                           CANADA V6C 3E1           (212) 373-3000
                           (604) 682-2000
                                                    STEVE ROBERTSON, ESQ.
                                                    GOODMANS
                                                    19TH FLOOR -- 355 BURRARD
                                                    STREET
                                                    VANCOUVER, BRITISH COLUMBIA
                                                    CANADA V6C 2G8
                                                    (604) 682-7131



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Acquisition described in the joint proxy statement/prospectus contained herein have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:[ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]



                         CALCULATION OF REGISTRATION FEE



                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING   REGISTRATION
                 REGISTERED                     REGISTERED       PER SHARE(1)           PRICE(1)             FEE

Units, each consisting of one ordinary          4,000,000          $6.50             $26,000,000          $2,782
share and two warrants

Ordinary shares, no par value                   4,000,000            --                   --              -- (2)

Warrants                                        8,000,000            --                   --              -- (2)

Ordinary shares underlying warrants (3)         8,000,000          $5.00             $40,000,000          $4,280

Representative's Unit Purchase Option               1               $100                 $100             -- (2)
("Underwriter's Units")(3)

Units underlying the Representative's Unit       300,000           $7.50              2,250,000            $241
Purchase Option

Ordinary shares included as part of the          300,000             --                   --              -- (2)
Underwriter's Unit (3)

Warrants included as part of the                 600,000             --                   --              -- (2)
Underwriter's Option (3)

Ordinary shares underlying the Warrants          600,000           $6.65              $3,990,000           $427
included in the Underwriter's Units (3)

Total Fee Due                                                                                             $7,730

-------------------------

(1) Based on the market price of the Units or exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457
(g)(1).

(2)  No fee pursuant to Rule 457(g).

(3) Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of anti-dilution provisions contained in the Warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                      CHINA MINERAL ACQUISITION CORPORATION
                         210 EAST 85TH STREET, SUITE 16
                            NEW YORK, NEW YORK 10028
                                 (646) 240-8377

TO THE STOCKHOLDERS OF
CHINA MINERAL ACQUISITION CORPORATION:

     You are cordially invited to attend a special meeting of stockholders of China Mineral Acquisition Corporation to be held on _______, 2006. At the meeting, you will be asked to consider proposals to approve the acquisition by your company of Sunwing Energy Ltd., the Chinese oil and gas exploration and production subsidiary of Ivanhoe Energy Inc. Ivanhoe is a NASDAQ- and Toronto Stock Exchange-listed independent international energy company engaged in oil and gas exploration and production, enhanced oil recovery and natural gas projects, with core operations in the United States and China and business development opportunities worldwide.

     As previously announced, on February 23, 2006, Ivanhoe, Sunwing and China Mineral entered a Memorandum of Understanding providing for China Mineral's acquisition of Sunwing in an all-stock transaction in which Ivanhoe will become the owner of approximately 80% of China Mineral's outstanding common stock post-closing, or approximately 59% on a fully-diluted basis assuming exercise of China Mineral's outstanding warrants and options (other than those to be granted Ivanhoe in the Acquisition) and that no China Mineral stockholders exercise conversion rights. The parties entered a definitive agreement for the transaction on May 12th. Based on the current trading prices of China Mineral stock, it is estimated that upon completion of the transaction, China Mineral, which would be renamed "China Ivanhoe Energy Ltd." and "redomesticated" as a British Virgin Islands company, would have a market capitalization of approximately US$125 million.

     Sunwing, which believes it was one of the first foreign producers of light, sweet crude oil on the Chinese mainland, has operated in China for over ten years. Sunwing is headquartered in Calgary, Alberta, and has 100 full-time employees and consultants in Canada and China, and uses part-time consultants as required to supervise its China drilling operations. Ivanhoe, which is listed on NASDAQ and the Toronto Stock Exchange, has executive offices in Vancouver and operations headquarters in Bakersfield, California. At March 31, 2006, Ivanhoe's market capitalization was approximately US$625 million.

     Upon completion of the transaction, China Mineral, renamed and redomesticated, will be led by senior management of Ivanhoe and Sunwing, including Mr. Robert Friedland, Ivanhoe's Deputy Chairman and an international financier and resource developer who has pioneered business links in Asia over the past two decades, and Patrick Chua and Gerald Moench, who together have over a half century's experience in the Asian oil and gas business.

     This transaction is intended to be a qualifying "business combination" under China Mineral's charter, and, as such, requires your approval. To that end, the special meeting will be held at 10:00 a.m., New York time, on ________ __, 2006, at the offices of Loeb & Loeb LLP, 245 Park Avenue, New York, New York 10154-1895. At this important meeting, you will be asked to consider and vote upon the proposed acquisition of Sunwing, as well as the redomestication of China Mineral as a British Virgin Islands company, to be accomplished by China Mineral merging with and into its wholly-owned BVI subsidiary immediately prior to completing the Acquisition. The proposed reincorporation (redomestication) is designed to allow the company to align its income tax liabilities with the location of its activities to reduce the overall impact of corporate income tax on the surviving company and its stockholders, and would result in holders of China Mineral common stock, warrants and units automatically holding equivalent securities in China Ivanhoe Energy Ltd. The surviving company will continue as a reporting foreign private issuer under U.S. securities laws.

     Under China Mineral's charter, stockholder approval of the Acquisition is a condition to China Mineral's authority to complete it, and the redomestication is a condition to the Acquisition. Each will be voted on separately, but both must be approved for the Acquisition to be completed. The affirmative vote on both proposals of a majority of China Mineral's common stock, including a majority of the China Mineral common shares issued in its initial public offering (Public Shares) voting in person or by proxy at the meeting, will be required to approve the Acquisition. China Mineral's initial stockholders, who purchased an aggregate of 1,000,000 shares prior to the IPO, have agreed to vote all their shares in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting: If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal.

     Each Public Shareholder who votes against the Acquisition has the right to concurrently demand that China Mineral convert his or her Public Shares into cash equal to a pro rata portion of the trust account in which net proceeds of China Mineral's IPO are deposited (the IPO trust account). If holders of 800,000 or more Public Shares (20% or more of the total) vote against the Acquisition and demand conversion of their Public Shares, however, China Mineral will not be authorized to consummate the Acquisition and will be required under its charter to liquidate.

     To avoid being required to liquidate, as provided in its charter, China Mineral needed, by February 28, 2006, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to one, in which case China Mineral would be allowed an additional six months to complete it. By entering the Memorandum of Understanding with Ivanhoe and Sunwing, the period in which China Mineral could complete the Acquisition was extended to August 30, 2006. If China Mineral does not complete the Acquisition by that date, it will dissolve and distribute to its public stockholders the amount in the IPO trust account plus any remaining net assets. Following dissolution, China Mineral would no longer exist as a corporation.

     China Mineral's common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbols CMAQ, CMAQW and CMAQU.

     After careful consideration of all relevant factors, China Mineral's Board of Directors has unanimously determined that these proposals are fair to and in the best interests of China Mineral and its stockholders, declared them advisable, and unanimously recommends that you vote or give instruction to vote "FOR" adoption of each of them.

     The Board of Directors also recommends that you vote or give instruction to vote "FOR" adoption of the proposal to permit China Mineral's Board of Directors or its Chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve any of the foregoing proposals.

     Enclosed is a notice of special meeting and joint proxy statement/prospectus containing detailed information concerning the Acquisition, the other proposals and the meeting. Whether or not you plan to attend the special meeting, we urge you to read this material carefully and vote your shares.

     I look forward to seeing you at the meeting.

                                                  Sincerely,

                                                  Simon Mu
                                                  President and
                                                  Chief Executive Officer

     Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card in the envelope provided as soon as possible. You may also vote by telephone or the Internet, as described on the proxy card, and you are welcome to attend the meeting and vote your shares in person.

                      CHINA MINERAL ACQUISITION CORPORATION
                         210 EAST 85TH STREET, SUITE 16
                            NEW YORK, NEW YORK 10028
                                 (646) 240-8377



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD _____________, 2006


TO THE STOCKHOLDERS OF
CHINA MINERAL ACQUISITION CORPORATION:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of China Mineral Acquisition Corporation, a Delaware corporation, will be held 10:00 a.m. New York time, on _____________, 2006, at the offices of Loeb & Loeb, LLP, 345 Park Avenue, New York, New York 10154-1895 to consider and vote upon proposals to approve:

     1. The merger of China Mineral with and into its wholly-owned British Virgin Islands subsidiary, China Ivanhoe Energy Ltd., for the purpose of redomesticating China Mineral to the British Virgin Islands; and

     2. The proposed acquisition by China Mineral of all outstanding shares of Sunwing Energy Ltd. (the "Acquisition").

     3. To permit China Mineral's Board of Directors or its Chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve any of the foregoing proposals.

     Under Delaware law and China Mineral's by-laws, no other business may be transacted at the meeting.

     The redomestication and Acquisition proposals are essential to the proposed Acquisition, and, therefore, China Mineral's Board of Directors will abandon it unless both are approved by stockholders

     The Board of Directors has fixed the close of business on __________ __, 2006 as the date for determining China Mineral stockholders entitled to receive notice of and vote at the special meeting and any adjournment or postponement thereof. Only holders of record of China Mineral common stock on that date are entitled to have their votes counted at the special meeting or any adjournment or postponement.

     Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. Your may also vote by telephone or the Internet, as described on the proxy card. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. YOUR FAILURE TO VOTE OR INSTRUCT YOUR BROKER OR BANK HOW TO VOTE WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     China Mineral's Board of Directors unanimously recommends that you vote "FOR" approval of each proposal.

Dated:  ___________, 2006

                                             By Order of the Board of Directors,

                                             Simon Mu
                                             President and
                                             Chief Executive Officer

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

                      CHINA MINERAL ACQUISITION CORPORATION
                            CHINA IVANHOE ENERGY LTD.
                         210 EAST 85TH STREET, SUITE 16
                            NEW YORK, NEW YORK 10028
                                 (646) 240-8377

               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                      CHINA MINERAL ACQUISITION CORPORATION
                                   TO BE HELD
                                 _________, 2006

                                   PROSPECTUS
                                    FOR UP TO
                    12,900,000 SHARES OF ORDINARY SHARES AND
                               8,600,000 WARRANTS
                                       OF
                            CHINA IVANHOE ENERGY LTD.

     A special meeting of stockholders of China Mineral Acquisition Corporation will be held at 10:00 a.m., Eastern time, on _________, 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154-1895. At this important meeting, you will be asked to consider and vote upon proposals to approve the proposed acquisition by China Mineral of all outstanding shares of Sunwing Energy Ltd. (the "Acquisition"), to "redomesticate" China Mineral as a British Virgin Islands company named "China Ivanhoe Energy Ltd." and to permit China Mineral's board or its chairman to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve any of the foregoing proposals.

     Under Delaware law and China Mineral's by-laws, no other business may be transacted at the meeting.

     This document is a both a proxy statement containing information about China Mineral's special meeting of stockholders to consider and vote on the redomestication and the Acquisition, and a prospectus of China Mineral's subsidiary, China Ivanhoe Energy, with respect to the shares to be issued to China Mineral stockholders in the redomestication.

     The boards of directors of China Mineral and its wholly-owned subsidiary, China Ivanhoe Energy Ltd. have unanimously approved the acquisition of Sunwing Energy Ltd. pursuant to a stock purchase agreement whereby China Ivanhoe Energy will purchase all of Sunwing's outstanding securities from Ivanhoe Energy Inc. The China Mineral board has also unanimously approved the reincorporation of China Mineral from the State of Delaware to the British Virgin Islands, through a redomestication merger with China Ivanhoe Energy. In the redomestication, China Ivanhoe Energy will issue its securities in exchange for the outstanding securities of China Mineral. The common stock and warrants underlying these securities are included in the aggregate amounts stated above. China Ivanhoe Energy will issue its securities on the same terms as were those of China Mineral.

     China Mineral was organized to serve as a vehicle for the acquisition of a company operating in the Peoples Republic of China. Sunwing is Ivanhoe's wholly-owned Chinese oil and gas exploration and production subsidiary, and the China Mineral board has determined that Sunwing is a suitable fit for such an acquisition.

     China Mineral common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols CMAQ, CMAQW and CMAQU, respectively. The securities of China Ivanhoe Energy, at the time of the redomestication merger, are expected to be listed on the OTC Bulletin Board.

     The "record date" for the special meeting is ____________, 2006. Record holders of China Mineral common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 5,000,000 outstanding shares of China Mineral common stock, of which 4,000,000 were issued to the public in its initial public offering (Public Shares) and 1,000,000 were issued to its initial stockholders prior to its IPO (Private Shares), and each of which is entitled to one vote per proposal at the special meeting. The holders of Private Shares (China Mineral's directors) have agreed to vote all their shares in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting:
If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. China Mineral's warrants do not have voting rights.

     This joint proxy statement/prospectus contains important information about the meeting and the proposal. Please read it, including the "Risk Factors" beginning on page __, carefully, and vote your shares.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated ____________, 2006 and is first being mailed to stockholders on or about that date.

                    Subject to completion, dated May 12, 2006

                                TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----

QUESTIONS AND ANSWERS ..........................................................................................2

SUMMARY.........................................................................................................7

RISK FACTORS...................................................................................................12

SELECTED HISTORICAL FINANCIAL INFORMATION......................................................................21

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION....................................................23

COMPARATIVE PER SHARE INFORMATION..............................................................................24

PRICE RANGE OF CHINA MINERAL SECURITIES AND DIVIDENDS..........................................................25

THE SPECIAL MEETING............................................................................................26

THE ACQUISITION................................................................................................28

THE REDOMESTICATION............................................................................................41

POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE CHINA MINERAL SPECIAL MEETING......................................51

INFORMATION ABOUT SUNWING......................................................................................51

INFORMATION ABOUT CHINA MINERAL................................................................................77

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF OPERATIONS...........................82

DIRECTORS AND MANAGEMENT.......................................................................................95

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................................85

BENEFICIAL OWNERSHIP OF SECURITIES.............................................................................97

SHARES ELIGIBLE FOR FUTURE SALE...............................................................................103

STOCKHOLDER PROPOSALS.........................................................................................103

LEGAL MATTERS.................................................................................................103

EXPERTS.......................................................................................................103

DELIVERY OF DOCUMENTS TO STOCKHOLDERS.........................................................................103

WHERE YOU CAN FIND MORE INFORMATION...........................................................................104

        QUESTIONS AND ANSWERS ABOUT THE ACQUISITION, THE REDOMESTICATION
                      AND THE CHINA MINERAL SPECIAL MEETING

   THESE QUESTIONS AND ANSWERS ARE ONLY SUMMARIES OF THE MATTERS THEY DISCUSS.
           PLEASE READ THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS.


Q. WHY IS CHINA            A.   China Mineral was organized to acquire a
   MINERAL PROPOSING       China-based operating business having significant
   THE ACQUISITION?        growth potential.  On February 23, 2006, Ivanhoe
                           Energy Inc., its subsidiary, Sunwing Energy Ltd., and
                           China Mineral entered a Memorandum of Understanding providing for China Mineral's acquisition of Sunwing in an all-stock transaction in which Ivanhoe, through a subsidiary, will become the owner of approximately
                           80% of China Mineral's outstanding common stock post-closing, or approximately 59% on a fully-diluted basis assuming exercise of China Mineral's outstanding warrants and options (including the underwriter's option for 300,000 shares and 600,000 warrants granted in connection with China Mineral's
                           IPO, but not including the 1,200,000 Contingent
                           Shares and 2,000,000 Performance Warrants granted
                           Ivanhoe in the Acquisition) and that no China Mineral stockholders exercise conversion rights. The parties entered a definitive agreement for the transaction on May 12th.

                                Sunwing is the Chinese oil and gas
                           exploration and production subsidiary of Ivanhoe Energy Inc., a NASDAQ- and Toronto Stock Exchange-listed independent international energy company engaged in oil and gas exploration and production, enhanced oil recovery and natural gas projects. One of the first foreign producers of light, sweet crude oil on the Chinese mainland, Sunwing has operated in China for over ten years. Its current projects include a royalty interest in the Daqing oil field, a 100% working interest in the Kongnan enhanced oil recovery (EOR) project at Dagang, in Hebei Province, and a large natural gas exploration project on a 900,000-acre Zitong block in Sichuan Province. The Kongnan project is operated by Sunwing under a 30-year production-sharing contract signed in 1997 with China National Petroleum Corporation, and gross production in Dagang reflects its recent US$28.3 million acquisition of Richfirst Holdings Limited's working interest. Sunwing also recently signed a farmout agreement with Mitsubishi Gas Chemical Company Inc., which acquired a 10% working interest in the Zitong block for US$4 million pending approval of government authorities in China.

                                Ivanhoe's core operations are in the United
                           States and China, with business development opportunities worldwide. It has executive offices in Vancouver and operations headquarters in Bakersfield, California. At March 31, 2006, Ivanhoe's market capitalization was approximately US$625 million.

                                China Mineral believes that a business
                           combination with Ivanhoe and Sunwing will provide China Mineral stockholders with an opportunity to invest in a company with significant growth potential.

                                China Mineral's proposed acquisition of
                           Sunwing is intended to be a qualifying "business combination" under China Mineral's amended and restated certificate of incorporation, or charter. If the proposed acquisition of Sunwing is not approved by China Mineral stockholders and completed by August 30, 2006, China Mineral will be liquidated and its net assets returned to stockholders.

Q. WHAT IS BEING VOTED      A.  You are being asked to vote on three
   ON? proposals: To approve the proposed acquisition of all outstanding shares of Sunwing (the "Acquisition"), the redomestication of China Mineral as a British Virgin Islands company, to be accomplished by China Mineral merging with and into its wholly-owned BVI subsidiary immediately prior to completing the Acquisition and to permit China Mineral's Board of Directors or its Chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposals.

                                The redomestication and Acquisition
                           proposals are essential to the Acquisition, and, therefore, China Mineral's Board of Directors will abandon it unless both are approved by stockholders.

Q. WHY IS CHINA             A.  China Mineral is proposing the reincorporation
   MINERAL PROPOSING       of itself  into a British Virgin Islands company to
   THE REDOMESTICATION?    align its income tax liabilities with the location
                           of its activities to reduce the overall impact of corporate income tax on the surviving company and its stockholders. Because the future operations will be almost exclusively foreign to the United States, the redomestication merger is intended to reduce or entirely eliminate the overall income tax liability of the company and permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the company's business expands. By becoming a non-United States company, it is believed that the successor company will only be taxed on its operations by the jurisdiction in which they are located and undertaken, and will not be subject to additional income taxes merely by virtue of the location of its place of incorporation.

Q. HOW DO THE CHINA         A.  All China Mineral insiders who purchased
   MINERAL INSIDERS        their shares prior to China Mineral's initial public
   INTEND TO VOTE          offering ("Private Shares"), consisting of China
   THEIR SHARES?           Mineral's entire Board, have agreed to vote all of
                           their shares in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting: If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their Private Shares in the same manner as such majority votes on such proposal.

Q. WHAT VOTE IS             A.  Under China Mineral's charter, approval of
   REQUIRED TO APPROVE     the Acquisition requires the affirmative vote of
   THE ACQUISITION?        holders of a majority of the outstanding shares of
                           China Mineral's common stock. As noted above, China
                           Mineral's Private Shareholders have agreed to vote all their shares in accordance with the holders of a majority of the Public Shares voting in person or by proxy at the meeting. Therefore, the affirmative vote of holders of a majority of the Public Shares voting in person or by proxy at the meeting will be required to approve the Acquisition. If the holders of 800,000 or more Public Shares (20% of the total) vote against the Acquisition and demand that China Mineral convert their Public Shares into pro rata portions of the trust account established at the time of the IPO (as described below), the Acquisition will not be consummated and the Company will be liquidated.

                                To avoid being required to liquidate, as
                           provided in its charter, China Mineral needed, by February 28, 2006, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to one, in which case China Mineral would be allowed an additional six months to complete it. By entering the Memorandum of Understanding with Ivanhoe and Sunwing, the period in which China Mineral could complete the Acquisition was extended to August 30, 2006. If China Mineral does not complete the Acquisition by that date, it will dissolve and distribute to its public stockholders the amount in the IPO trust account plus any remaining net assets. Following dissolution, China Mineral would no longer exist as a corporation.

Q. WHAT VOTE IS             A.  Approval of this proposal will require the
   REQUIRED TO APPROVE     affirmative vote of holders of a majority of the
   THE REDOMESTICATION?    China Mineral common stock outstanding on the record
                           date. The same arrangements described above for the Acquisition vote apply to the votes on this proposal.

Q. WHAT VOTE IS REQUIRED    A.  Approval of the proposal to grant discretion to
   TO APPROVE THE          our Board of Directors or Chairman to adjourn or
   PROPOSAL TO GRANT       postpone the special meeting if necessary in order
   DISCRETION TO ADJOURN   to solicit additional proxies if there are not
   OR POSTPONE THE         sufficient votes at the originally scheduled time of
   SPECIAL MEETING TO      the special meeting to approve the other proposals
   SOLICIT ADDITIONAL      will require the affirmative vote of holders of a
   PROXIES?                majority of the China Mineral common stock
                           outstanding on the record date.

Q. WHAT WILL CHINA          A.  China Mineral security holders will receive, in
   MINERAL                 exchange for their China Mineral common stock, an
   STOCKHOLDERS            equal number of China Ivanhoe Energy ordinary
   RECEIVE IN THESE        shares, and China Ivanhoe Energy will assume the
   TRANSACTIONS?           outstanding China Mineral warrants, the terms and
                           conditions of which will not change, except that on exercise, they will receive China Ivanhoe Energy ordinary shares. China Mineral (redomesticated and renamed China Ivanhoe Energy) security holders will continue to own the securities they hold by virtue of the redomestication and will not receive any of the China Ivanhoe Energy ordinary shares, warrants or other consideration paid to Ivanhoe in the Acquisition. As a result of the Acquisition, Ivanhoe will own approximately 80% of China Mineral immediately post-closing, or approximately 59% on a fully-diluted basis assuming exercise of China
                           Mineral's outstanding warrants and options (including the underwriter's option for 300,000 shares and 600,000 warrants granted in connection with China
                           Mineral's IPO, but not including the 1,200,000
                           Contingent Shares and 2,000,000 Performance Warrants to be granted Ivanhoe in the Acquisition) and that no China Mineral stockholders exercise conversation rights. By proposing the Acquisition, however, China
                           Mineral's Board of Directors believes stockholders will benefit from China Mineral's ownership of Sunwing.

Q: HOW WILL THE             A.  China Mineral will merge into China Ivanhoe
   REDOMESTICATION BE      Energy, a British Virgin Islands company
   ACCOMPLISHED?           incorporated by Ivanhoe on March 29, 2006 which will
                           be transferred to China Mineral before the redomestication is completed. As a result of the redomestication merger, each currently issued outstanding share of common stock of China Mineral will automatically convert into one ordinary share of China Ivanhoe Energy. This procedure will result in you becoming a stockholder in China Ivanhoe Energy.


Q: WILL CHINA MINERAL       A.  Generally for United States federal income tax
   OR ITS STOCKHOLDERS     purposes, stockholders who are United States holders
   BE TAXED AS A           should not recognize any gain or loss on the
   RESULT OF THE           exchange of their stock in China Mineral for shares
   REDOMESTICATION?        of China Ivanhoe Energy in the redomestication. We
                           urge you to consult your own tax advisors with regard to your particular tax consequences of the redomestication.

                                We believe that China Mineral will not incur
                           any material amount of U.S. federal income or withholding tax as a result of the redomestication. The U.S. Internal Revenue Service (IRS) may not agree, however, in which event there may be a more significant tax obligation for China Ivanhoe Energy, the surviving company, to pay.

Q  WHO WILL MANAGE         A.   Upon completion of the transaction, China
   CHINA MINERAL AND       Mineral will be led by senior management of Ivanhoe
   SUNWING?                and Sunwing, including Mr. Robert Friedland,
                           Ivanhoe's Deputy Chairman and an international financier and resource developer who has pioneered business links in Asia over the past two decades, and Patrick Chua and Gerald Moench, who together have over a half century's experience in the Asian oil and gas business. They will serve as management of the public company and serve on the combined company's
                           Board. China Mineral's current directors will not continue on the Board after the Acquisition.

Q. HOW MUCH OF CHINA        A.  China Mineral's pre-Acquisition holders of
   MINERAL WILL ITS        Public and Private Shares will own in the aggregate
   CURRENT                 approximately 20-25% (Public Shareholders alone will
   STOCKHOLDERS OWN        own 16-20%) of China Ivanhoe Energy's post-
   POST-ACQUISITION?       Acquisition ordinary shares, depending on post-
                           closing working capital and assumed indebtedness adjustments made in connection with the Acquisition, and assuming exercise of China Mineral's outstanding warrants and options (including the underwriter's option for 300,000 shares and 600,000 warrants granted in connection with China Mineral's IPO, but not including the 1,200,000 Contingent Shares and 2,000,000 Performance Warrants) and that no China
                           Mineral stockholders exercise conversion rights.

Q. HOW MUCH DILUTION        A.  There are 5,000,000 shares of China Mineral
   WILL CHINA MINERAL      common stock currently outstanding, 4,000,000 (80%)
   STOCKHOLDERS            of which are Public Shares.  Approximately ________
   EXPERIENCE?             shares will be issued to Ivanhoe for the Acquisition
                           of Sunwing. Therefore, all current China Mineral stockholders together will see their ownership of the Company (which will, of course, be substantially larger as a result of the Acquisition) be reduced by approximately ___%, depending on the same adjustments and assumptions referred to in the preceding Question
                           & Answer.

Q. DO CHINA MINERAL         A.   If you hold Public Shares and vote against the
   STOCKHOLDERS HAVE       Acquisition, you will have the right to demand that
   CONVERSION RIGHTS?      China Mineral convert your shares into a pro rata
                           portion of the IPO trust account.

Q  IF I HAVE CONVERSION     A.   If you wish to exercise your conversion
   RIGHTS, HOW DO I        rights, you must vote against the Acquisition and at
   EXERCISE THEM?          the same time demand that China Mineral convert your
                           Public Shares into cash. If, notwithstanding your vote, the Acquisition is completed, you will be entitled to receive a pro rata portion of the IPO trust account, including any interest earned thereon through the record date, or approximately US$5.10 plus interest per share. You will be entitled to receive this cash only if you continue to hold your shares through the closing of the Acquisition and then tender your stock certificate(s). Upon conversion of your shares, you will no longer own them. Do not send your stock certificates with your proxy. You will receive instructions on how to return your stock certificates if you elect conversion.

Q. DO CHINA MINERAL         A.   Yes, in connection with the redomestication.
   STOCKHOLDERS HAVE       The procedure is described in detail in "The
   DISSENTER OR            Redomestication."
   APPRAISAL RIGHTS
   UNDER DELAWARE LAW?

Q. WHAT HAPPENS             A.   China Mineral stockholders exercising
   POST-ACQUISITION TO     conversion rights will receive their pro rata
   THE FUNDS DEPOSITED     portions of the IPO trust account. The balance of
   IN THE IPO TRUST        the funds in the account will be retained by China
   ACCOUNT?                Mineral (renamed China Ivanhoe Energy Ltd.) for
                           operating capital subsequent to the closing of the Acquisition and will be used to pay China Mineral's transaction expenses for the Acquisition.

Q. WHAT HAPPENS IF THE      A.   If the Acquisition is not consummated by
   ACQUISITION IS NOT      August 30, 2006, China Mineral will be liquidated.
   CONSUMMATED?            In any liquidation, the funds held in the IPO trust
                           account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to China Mineral common stockholders (other than holders of Private Shares, who have waived any right to any liquidation distribution with respect to them).

Q. WHEN DO YOU EXPECT       A.   If the Acquisition is approved at the special
   THE ACQUISITION TO      meeting, as soon as possible thereafter and prior to
   BE COMPLETED?           August 30, 2006.

Q. IF I AM NOT GOING       A.    Yes. After carefully reading and considering
   TO ATTEND THE           the information in this document, please fill out
   SPECIAL MEETING IN      and sign your proxy card, and return it in the
   PERSON, SHOULD I        enclosed envelope as soon as possible, so that your
   RETURN MY PROXY         shares may be represented at the special meeting.
   CARD INSTEAD?

                                 PLEASE NOTE THAT YOU MAY ALSO VOTE BY
                           TELEPHONE OR INTERNET, AS EXPLAINED ON THE PROXY
                           CARD.

Q. WHAT WILL HAPPEN IF      A.   Abstaining or failing to vote will have the
   I ABSTAIN FROM          same effect as a vote against the Acquisition,
   VOTING OR FAIL TO       except that it will not count toward the 20%
   VOTE?                   "against" vote that would result in the
                           Acquisition's abandonment, and will not have the effect of converting your Public Shares into a pro rata portion of the IPO trust account.
                           Validly-executed proxies that are not voted will be counted for purposes of determining the existence of a quorum and voted in favor of the proposal(s) not voted on.

Q. HOW DO I CHANGE MY       A.   Deliver a later-dated, signed proxy card to
   VOTE? China Mineral's secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by giving a notice of revocation prior to the meeting to China Mineral's counsel at Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154-1895, Attention:
                           Mitchell S. Nussbaum, Esq. Simply attending the meeting will not constitute revocation of your proxy. If your shares are held by a broker or bank, you should contact that institution to change your vote.

Q. IF MY SHARES ARE         A.   No. Your broker can vote your shares only if
   HELD IN "STREET         you provide instructions on how to vote. You should
   NAME," WILL MY          instruct your broker to vote your shares. Your broker
   BROKER                  can tell you how to provide these instructions.
   AUTOMATICALLY VOTE
   THEM FOR ME?


Q: DO I NEED TO TURN        A.   No. If you hold your China Mineral securities
   IN MY OLD               in certificate form, as opposed to holding them
   CERTIFICATES?           through your broker, you do not need to exchange them
                           for certificates issued by China Ivanhoe Energy. Your current certificates will represent your rights in China Ivanhoe Energy. You may exchange them by contacting the transfer agent, Continental Stock
                           Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to China Ivanhoe Energy, and will receive separate instructions on how to do so.

Q. WHO CAN HELP ANSWER     A.    If you have questions or want additional
   MY QUESTIONS?           copies of these materials, you may write or call
                           China Mineral Acquisition Corporation, 210 East
                           85th Street, Suite 16, New York, New York, 10028,
                           (646) 240-8377, Attention: Dr. Simon Mu, President and Chief Executive Officer.

Q. WHAT DO I NEED TO       A.    IN ALL EVENTS, PLEASE READ THIS JOINT PROXY
   DO NOW?                 STATEMENT/PROSPECTUS CAREFULLY AND VOTE YOUR SHARES.

                                     SUMMARY

     This section summarizes information related to the proposals to be voted on at the special meeting. These items are described in greater detail elsewhere in this document. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY
STATEMENT/PROSPECTUS, ITS ANNEXES AND THE OTHER DOCUMENTS TO WHICH IT REFERS YOU. See "Where You Can Find More Information" and "Risk Factors - Forward-Looking Information."

THE COMPANIES

     CHINA MINERAL is a "blank check" Delaware corporation formed to identify and acquire an operating business having operations based in the People's Republic of China. On August 30, 2004, China Mineral consummated an IPO of equity securities from which approximately US$20,400,000 of net proceeds was placed in the IPO trust account. If the Acquisition is completed, the funds remaining in the IPO trust account after payments to Public Shareholders who exercise conversion rights will be released to the combined company. Net proceeds from the IPO not deposited into the IPO trust account (approximately US$874,000) have been used to pay expenses incurred in China Mineral's pursuit of a business combination.

     For the year ended December 31, 2005, China Mineral has incurred US$81,364 of travel expenses, US$22,500 of capital based taxes, US$98,541 of income taxes, US$455,065 of professional fees and other formation and operating costs of US$17,433. The IPO trust account has earned interest income of US$537,816 to that date.

     As of December 31, 2005, we had US$242,000 of cash outside of the IPO trust account to pay expenses incurred in pursuit of a business combination. We anticipate that the costs required to consummate the acquisition will greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). We expect these expenses would ultimately be borne by the combined company if the Acquisition is completed. If it is not, they would be subject to the indemnification obligations of the Company's pre-IPO stockholders to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder's current pro rata portion of the IPO trust account upon liquidation. See "Enforceability of Civil Liabilities Against Non-U.S. Persons," below.

     IF THE ACQUISITION IS NOT APPROVED

     If China Mineral does not consummate a business combination by August 30, 2006, it is required by its charter to take all actions necessary to liquidate and dissolve within 60 days. The proposed acquisition of Sunwing is the only business combination that China Mineral could complete by that date.

     The mailing address of China Mineral's principal executive office is 210 East 85th Street, Suite 16, New York, New York 10028, and its telephone number is (646) 240-8377. China Mineral's wholly-owned subsidiary, China Ivanhoe Energy Ltd., is a British Virgin Islands corporation recently formed to effect China Mineral's redomestication.

     SUNWING is the wholly-owned Chinese oil and gas exploration and production subsidiary of Ivanhoe Energy Inc., a NASDAQ- and Toronto Stock Exchange-listed independent international energy company engaged in oil and gas exploration and production, enhanced oil recovery and natural gas projects. One of the first foreign producers of light, sweet crude oil on the Chinese mainland, Sunwing has operated in China for over ten years. Its current projects include a royalty interest in the Daqing oil field, a 100% working interest in the Kongnan enhanced oil recovery (EOR) project at Dagang, in Hebei Province, and a large natural gas exploration project on a 900,000-acre Zitong block in Sichuan Province. The Kongnan project is operated by Sunwing under a 30-year production-sharing contract signed in 1997 with China National Petroleum Corporation, and gross production in Dagang reflects its recent US$28.3 million acquisition of Richfirst Holdings Limited's 40% working interest in the field. Sunwing also recently signed a farmout agreement with Mitsubishi Gas, which acquired a 10% working interest in the Zitong block for US$4 million pending approval of the government authorities in China. Headquartered in Calgary, Alberta, it has 100 full-time employees and consultants in Canada and China, and uses part-time consultants as required to supervise its China drilling operations.

     Sunwing's senior management has more than a half century's experience in oil and gas operations in China and the Asia-Pacific region. Upon consummation of the Acquisition, China Mineral intends to retain these persons to continue to lead the combined company and serve as management of the public company, China Ivanhoe Energy.

     Sunwing's current parent, Ivanhoe Energy Inc., is a NASDAQ- and Toronto Stock Exchange-listed independent international energy company engaged in oil and gas exploration and production, enhanced oil recovery and natural gas projects, with core operations in the United States and China and business development opportunities worldwide. Ivanhoe has executive offices in Vancouver and operations headquarters in Bakersfield, California. At March 31, 2006, Ivanhoe's market capitalization was approximately US$625 million.

     The mailing address of Sunwing's principal executive offices is 1900, 101 6th Avenue S.W., Calgary, Alberta T2P 3P4, and its telephone number is (403) 263- 8088. If you visit Ivanhoe's or Sunwing's website, you should keep in mind that it is not a part of this joint proxy statement/prospectus.

THE ACQUISITION AND REDOMESTICATION

     As previously announced, on February 23, 2006, Ivanhoe, Sunwing and China Mineral entered a Memorandum of Understanding providing for China Mineral's acquisition of Sunwing in an all-stock transaction in which Ivanhoe, through its wholly-owned subsidiary, Sunwing Holding Corporation, will become the owner of approximately 80% of China Mineral's outstanding common stock post-closing, or approximately 59% on a fully-diluted basis assuming exercise of China Mineral's outstanding warrants and options (including the underwriter's option for 300,000 shares and 600,000 warrants granted in connection with China Mineral's IPO, but not including the 1,200,000 Contingent Shares and 2,000,000 Performance Warrants to be granted Ivanhoe in the Acquisition) and that no China Mineral stockholders exercise conversation rights. The parties entered a definitive agreement for the transaction on May 12th. Based on the current trading prices of China Mineral stock, it is estimated that upon completion of the transaction, China Mineral, which would be renamed China Ivanhoe Energy Ltd., would have a market capitalization of approximately US$125 million.

     China Mineral Public Shareholders holding up to 20% of the Public Shares may vote against the proposals and elect to convert their Public Shares into a portion of the IPO trust account. (If holders of 20% or more of the Public Shares so elect, China Mineral's Board of Directors will abandon the Acquisition, notwithstanding approval of a majority of its stockholders, and liquidate the Company.) If the maximum permissible number of Public Shares elect conversion at the Acquisition vote without its being abandoned, a total of approximately US$4,200,000 of the IPO trust account, including deferred interest, would be disbursed, leaving approximately US$16,320,000 plus accrued interest available for use by the Company post-closing, including to pay expenses incurred in completing the Acquisition. In addition, since a number of shares may be converted pursuant to Public Shareholder conversion rights, Ivanhoe may acquire a greater number of China Ivanhoe Energy shares and own a greater percentage of the issued and outstanding shares of the surviving company.

     Extending the period in which China Mineral may complete a business combination to avoid liquidation will result in the Company's incurring substantial additional transaction expenses. The Company will pay such transaction expenses at consummation of the Acquisition. If the Acquisition is not completed, however, China Mineral's current directors will be responsible for them under obligations they undertook, in connection with the Company's IPO, to indemnify China Mineral to the extent necessary to ensure that certain liabilities do not reduce funds in the IPO trust account. Since they are not collateralized or guaranteed, however, China Mineral cannot assure you that the directors would be able to satisfy their obligations if material liabilities are sought to be satisfied from the IPO trust account. See "Enforceability of Civil Liabilities Against Non-U.S. Persons," below. If they do not perform those obligations, it is possible that China Mineral creditors (vendors or service providers) could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder's current pro rata portion of the IPO trust account upon liquidation. Moreover, attendant litigation could result in delay in the availability of IPO trust account funds.

     If the Acquisition is approved at the special meeting or any adjournment or postponement, China Mineral expects to complete it on or before August 30, 2006.

     CONDITIONS; TERMINATION. Approval of the Acquisition by holders of a majority of China Mineral's outstanding common stock is a condition to China Mineral's ability to complete it. The holders of China Mineral common stock issued prior to its IPO have agreed to vote in accordance with the majority vote of holders of Public Shares voting in person or by proxy at the meeting. Additionally, if holders owning 20% or more of the Public Shares vote against the Acquisition and exercise their right to convert their Public Shares into cash, the Acquisition cannot be approved. There is no assurance that China Mineral's stockholders will approve the Acquisition. China Mineral will abandon the proposed acquisition if, at the China Mineral stockholder meeting, the holders of a majority of China Mineral common stock fail to approve the Acquisition, or if holders of 20% or more of the Public Shares vote against the Acquisition and request conversion of their shares into pro rata portions of the IPO trust account.

     In addition, China Mineral and Sunwing can jointly agree to terminate their agreement at any time prior to consummation of the Acquisition, and either company may terminate if the Acquisition is not consummated by August 30, 2006.

     THE REDOMESTICATION. An integral part of the Acquisition is the proposal to "redomesticate" China Mineral in the British Virgin Islands under the name "China Ivanhoe Energy Ltd." The Acquisition is conditioned on the redomestication.

     THE ACQUISITION AGREEMENT. The Stock Purchase Agreement, the form of the proposed redomestication documents and related documents are annexed to this joint proxy statement/prospectus. We encourage you to read them, as they are the key legal documents underlying the Acquisition. They are also described in detail elsewhere in this document.

     MANAGEMENT. Upon completion of the transaction, China Mineral, redomesticated and renamed "China Ivanhoe Energy Ltd.," will be led by senior management of Ivanhoe and Sunwing, including Mr. Robert Friedland, Ivanhoe's Deputy Chairman and an international financier and resource developer who has pioneered business links in Asia over the past two decades, and Messrs. Patrick Chua and Gerald Moench, who together have over a half century's experience in the Asian oil and gas business. China Mineral intends to retain these persons to continue to lead the combined company and serve as management of the surviving public company. China Mineral's current directors will not continue on its Board after the Acquisition.

THE SPECIAL MEETING

     DATE, TIME AND PLACE. The special meeting of China Mineral's stockholders will be held at 10:00 a.m., eastern time, on _____________, 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154-1895.

     VOTING POWER; RECORD DATE. You will be entitled to vote or direct votes to be cast at the special meeting, if you owned China Mineral common stock at the close of business on _____________________, 2006, the record date for the special meeting. You will have one vote for each China Mineral share you owned at that time. China Mineral warrants do not carry voting rights.

     VOTES REQUIRED. Approval of each proposal will require the affirmative vote of holders of a majority of the outstanding China Mineral common stock. The redomestication and Acquisition proposals are essential to the Acquisition, and, therefore, China Mineral's Board of Directors will abandon it unless both are approved by stockholders.

     In addition, China Mineral will not be authorized to complete the Acquisition if holders of 800,000 or more Public Shares (20% or more of those Shares) vote against the Acquisition and demand that China Mineral convert their shares into pro rata portions of the IPO trust account.

     Under Delaware law and the Company's by-laws, no other business may be transacted at the special meeting.

     At the close of business on _____ __, 2006, there were 5,000,000 shares of China Mineral common stock outstanding (including the 1,000,000 Private Shares held by stockholders prior to China Mineral's IPO). Of these, 4,000,000 are Public Shares. Each China Mineral common share entitles its holder to cast one vote per proposal.

     CONVERSION RIGHTS. Under its charter, a holder of Public Shares who votes against the Acquisition may demand that China Mineral convert his, her or its shares into cash, if the Acquisition is consummated. This demand must be made in writing at the same time the stockholder votes against the Acquisition, on the form of proxy card voted against the Acquisition. If you so demand, and the Acquisition is approved, China Mineral will convert your shares into a pro rata portion of the IPO trust account as of the record date. You will be entitled to receive cash for them only if you continue to hold your shares through completion of the Acquisition and then tender your stock certificate(s) to China Mineral. If you exercise your conversion rights, upon payment you will no longer own these China Mineral shares. Do not send your stock certificate(s) with your proxy card.

     The Acquisition will not be consummated if the holders of 800,000 or more Public Shares (20% or more of such shares) exercise their conversion rights.

     If China Mineral does not consummate a business combination by August 30, 2006, it is required by its charter to take all actions necessary to liquidate and dissolve within 60 days. The proposed acquisition of Sunwing is the only business combination that China Mineral can complete by that date.

     APPRAISAL RIGHTS. Under the Delaware General Corporation Law, appraisal rights are available to China Mineral stockholders in connection with the redomestication, but not the Acquisition. The procedure to exercise them is described in "The Redomestication."

     PROXIES; BOARD SOLICITATION. Your proxy is being solicited by the China Mineral Board of Directors on each proposal being presented to stockholders at the special meeting. Proxies may be solicited in person or by mail, telephone or other electronic means. If you grant a proxy, you may still vote your shares in person or change your vote, if you revoke your proxy or submit a later-dated proxy before the special meeting.

     SIGNIFICANT STOCKHOLDINGS. The holdings of China Mineral's directors and significant stockholders are detailed in "Beneficial Ownership of Securities."

CHINA MINERAL'S RECOMMENDATION; INTERESTS OF CHINA MINERAL'S MANAGEMENT

     After careful consideration, China Mineral's Board has unanimously determined that the Acquisition and the proposed charter amendments are fair to, and in the best interests of, China Mineral and its stockholders. The Board has unanimously approved and declared advisable the proposals, and unanimously recommends that you vote or direct that your vote to be cast "FOR" the adoption of each. The Board did not obtain a fairness opinion, but did make a determination that the Acquisition satisfies the provisions of China Mineral's charter, and is in the process of engaging an independent valuation expert to assist it confirming its determinations.

     When you consider the Board's recommendation, you should keep in mind that China Mineral's Board and certain advisors with whom they have consulted have interests in the Acquisition that are different from, or in addition to, yours. These interests include the following:

     o If the Acquisition is not completed, and China Mineral is therefore required to liquidate, the pre-IPO shares held by its directors will in all probability be worthless, because they will not be entitled to receive any of the net proceeds of China Mineral's IPO distributed upon liquidation of the IPO trust account. In addition, the possibility that they will be required to perform their obligations under their indemnity agreements will be substantially increased. The Company is, however, incurring substantial transaction expenses in completing the proposed Sunwing acquisition, in addition to those already incurred, for which the directors might be called upon to perform their indemnity obligations. In other words, in pursuing the Acquisition, they are incurring additional potential liability before knowing whether their indemnity obligations will be called upon or not.

     o All rights of China Mineral's directors and executive officers to be indemnified by the Company, and of its directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Acquisition. If the Acquisition is not approved and China Mineral liquidates, however, its ability to perform its obligations under those provisions will be substantially impaired, since it will cease to exist as a result of being required to be liquidated and dissolved within 60 days of, at the latest, August 30, 2006. If the Acquisition is ultimately completed, the company's ability to perform such obligations will probably be substantially enhanced, and the possibility that the directors will be required to perform their obligations under the indemnity agreements referred to above will be substantially lessened. As noted above, however, their potential indemnity liability will increase before they know whether their indemnity obligations will be called upon or not.

     o As described in "The Sunwing Acquisition -- Board Consideration and Approval," the Company's financial, legal and other advisors have rendered services for which they may not be paid if the Acquisition is not approved, and certain of them may have the opportunity to provide additional services to China Mineral in the future.

QUOTATION/LISTING

     China Mineral's common stock, warrants and units are quoted on the Over-the-Counter (OTC) Bulletin Board and are expected to continue to be so quoted after the Acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION AND REDOMESTICATION

     As described in "Material U.S. Federal Income Tax Considerations," below, China Mineral expects that the redomestication will qualify as a reorganization for United States federal income tax purposes. As such, no gain or loss should be recognized by U.S. stockholders of China Mineral on the exchange of China Mineral stock for China Ivanhoe Energy shares. China Mineral stockholders are encouraged to consult their own tax advisors, because tax consequences may be different among stockholders depending on their personal circumstances.

     It is expected that China Mineral will not recognize any material gain or loss as a result of the redomestication, and that China Ivanhoe Energy will not recognize any gain or loss as a result of the Acquisition.

ANTICIPATED ACCOUNTING TREATMENT

     The Acquisition will be accounted for as a capital transaction for accounting and financial reporting purposes. Accordingly, for accounting purposes, the Acquisition will be treated as the equivalent of Sunwing's issuing stock for the net monetary assets of China Mineral, accompanied by a recapitalization. The net monetary assets of China Mineral will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. Under this method of accounting, Sunwing will be the continuing entity for financial reporting purposes. The retained earnings (deficit) of Sunwing will be carried forward after the Acquisition. Operations prior to and following the Acquisition will be those of Sunwing.

REGULATORY MATTERS

     The Acquisition and related transactions are not subject to any U.S. federal or state or non-U.S. regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

     Sunwing is incorporated under the laws of Bermuda, and its operating subsidiaries are incorporated under the laws of the British Virgin Islands and operate only in the PRC. Substantially all of the assets of the combined company (China Mineral and Sunwing) and its subsidiaries will be located in the PRC, and the majority of its current and former officers and directors and the experts named in this joint proxy statement/prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters (which applies to Bermuda by virtue of its relationship with the United Kingdom, which is a signatory) service under this treaty is cumbersome and time consuming, and may result in inadequate notice so that any judgment based on that service may be reopened, relitigated and overturned. It is therefore unlikely that service of process upon Sunwing or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States, and that it may be difficult to enforce outside the United States a judgment obtained in the United States in an action against one or more of them.

     These difficulties stem from the lack of official judicial arrangements between the United States and China, which means that judgments of United States courts will not be enforced in the PRC without review and relitigation of the merits of their claims.

     There is doubt as to the enforceability in the PRC of actions to enforce judgments of United States or Bermuda courts arising out of or based on ownership of China Mineral securities, including judgments arising out of or based on civil liability provisions of United States federal or state securities laws. There is also doubt whether PRC courts would enforce, in original actions, judgments against Sunwing or the persons mentioned above predicated solely on United States securities laws. Original actions may be brought in the PRC against these parties only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law, in which event a PRC court may award monetary damages.

                                  RISK FACTORS

     You should carefully consider the following risk factors, together with all of the other information included in this joint proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the Acquisition. These are not the only risks facing the companies: Others not currently known or that we believe are now immaterial may also impair their businesses. If any actually occur, the business, financial condition or results of operations of the companies could be materially adversely affected, the value of China Mineral's pre- or post-Acquisition stock could decline and stockholders may lose all or part of their investment.

FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus contains, and oral statements made from time to time by representatives of China Mineral, Ivanhoe and Sunwing may contain, statements about future events and expectations, or forward-looking statements. We have based those statements on current expectations and projections about future results. When we use words or expressions such as "project," "believe," "anticipate," "plan," "expect," "estimate," or "intend," we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the oil and gas market in China, the level of future expenditures by companies and other trends in those markets, the ability to maintain or increase Sunwing's market share, future operating results, future capital expenditure levels, and plans to fund future liquidity needs.

     You should keep in mind that forward-looking statements speak only as of the dates we make them. New risks and uncertainties arise from time to time, and it is impossible to predict these events or how they may affect us. These and other factors may cause our actual results to differ materially from those expressed in our forward-looking statements. We have no duty and do not intend to update or revise our forward-looking statements except as required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any of our forward-looking statements might not occur.

RISKS RELATED TO SUNWING'S BUSINESS

     Sunwing is subject to a number of risks due to the nature of the industry in which it operates, its reliance on strategies which include technologies that have not been proven on a commercial scale, the present state of development of its business and the foreign jurisdictions in which it carries on business. The following factors contain certain forward-looking statements involving risks and uncertainties. Actual results may differ materially from the results anticipated.

EXPANSION OF SUNWING'S OPERATIONS WILL REQUIRE SIGNIFICANT CAPITAL EXPENDITURES FOR WHICH IT MAY BE UNABLE TO PROVIDE SUFFICIENT FINANCING. ITS NEED FOR ADDITIONAL CAPITAL MAY HARM SUNWING'S FINANCIAL CONDITION.

     Sunwing will be required to make substantial capital expenditures far beyond its existing capital resources to exploit its existing reserves and to discover new oil and gas reserves. Historically, Sunwing has relied, and continues to rely, on external sources of financing to meet capital requirements to continue acquiring, exploring and developing oil and gas properties and to otherwise implement its corporate development and investment strategies. Sunwing has, in the past, relied upon equity capital as its principal source of funding. Sunwing plans to obtain the future funding it will need through debt and equity markets or through project participation arrangements with third parties, but cannot assure you that it will be able to obtain additional funding when it is required and whether it will be available on commercially acceptable terms. Sunwing also makes offers to acquire oil and gas properties in the ordinary course of its business. If these offers are accepted, its capital needs may increase substantially. If it fails to obtain needed funding when required, it may have to forego or delay potentially valuable opportunities to acquire new oil and gas properties or default on existing funding commitments to third parties and forfeit or dilute its rights in existing oil and gas property interests. Sunwing's limited operating history may make it difficult to obtain future financing.

SUNWING HAS A HISTORY OF LOSSES AND MUST GENERATE GREATER REVENUE TO ACHIEVE PROFITABILITY.

     Ivanhoe Energy commenced operations in 1997 and has been involved in three start-up situations in Russia, China and the U.S. Like most start-up companies, Ivanhoe and Sunwing have incurred losses during start-up activities. Sunwing's current cash flows alone are insufficient to fund its business plans, necessitating further growth and funding for implementation. Sunwing may be unable to achieve the needed growth to obtain profitability, fund debt repayments and related interest payments and may fail to obtain needed funding when required.

YOU SHOULD NOT UNDULY RELY ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

     Reserve estimates involve a great deal of uncertainty, because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data including, but not limited to, geological characteristics of the reservoir structure, reservoir fluid properties, the size and boundaries of the drainage area and reservoir pressure and the anticipated rate of pressure depletion.

     The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and natural gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves usually differ from estimates.

     Reserve estimates also require numerous assumptions relating to operating conditions and economic factors including, among others, the price at which recovered oil and natural gas can be sold, the costs of recovery, prevailing environmental conditions associated with drilling and production sites, availability of enhanced recovery techniques, ability to transport oil and natural gas to markets and governmental and other regulatory factors, such as taxes and environmental laws.

     A negative change in any one or more of these factors could result in quantities of oil and natural gas previously estimated as proved reserves becoming uneconomic. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production thereof commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production enhancement technology and equipment, such as some types of heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves.

     In addition, estimates of reserves and expected future net cash flows therefrom prepared by different independent engineers, or by the same engineers at different times, may vary substantially.

SUNWING CANNOT GUARANTEE THE SUCCESSFUL COMMERCIALIZATION OF ITS EXPLORATION ACTIVITIES.

     Sunwing has exploration and development projects in China. Its projects are at various stages and, like all exploration companies in the oil and gas industry, Sunwing is exposed to the significant risk that its exploration activities will not necessarily result in a discovery of economically recoverable volumes.

SUNWING MIGHT NOT BE SUCCESSFUL IN ACQUIRING AND DEVELOPING NEW PROSPECTS AND ITS EXPLORATION AND DEVELOPMENT PROPERTIES MAY NOT CONTAIN ANY SIGNIFICANT PROVEN RESERVES.

     Sunwing's future exploration and development success depends upon its ability to find, develop and acquire additional economically recoverable oil and natural gas reserves. The successful acquisition and development of oil and gas properties requires proper forecasting of recoverable reserves, oil and gas prices and operating costs, potential environmental and other liabilities and productivity of new wells drilled.

     Estimates of cost to explore, develop and produce are inherently inexact. As a result, Sunwing might not recover the purchase price of a property from the sale of production from the property, or might not realize an acceptable return from properties it acquires. Its estimates of exploration, development and production costs can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties and unusual or unexpected formations, pressures and work interruptions.

     Exploration and development involves significant risks. Few wells which are drilled are developed into commercially producing fields. Substantial expenditures may be required to establish the existence of proven reserves, and we cannot assure you that sufficient commercial quantities of oil and gas deposits will be discovered to enable Sunwing to recover its exploration and development costs and sustain its business.

SUNWING'S BUSINESS MAY BE HARMED IF IT IS UNABLE TO RETAIN LICENSES, LEASES AND WORKING INTERESTS IN LICENSES AND LEASES.

     Some of Sunwing's properties are held under licenses and leases and working interests in licenses and leases. If it, or the holders of the licenses or leases, fail to meet the specific requirements of each license or lease, the license or lease may terminate or expire. We cannot assure you that any of the obligations required to maintain each license or lease will be met. The termination or expiration of Sunwing's licenses or leases or its working interest relating to a license or lease may harm its business. Some of Sunwing's property interests will terminate unless it fulfills certain obligations under the terms of its agreements related to such properties. If Sunwing is unable to satisfy these conditions on a timely basis, it may lose its rights in these properties. The termination of its interests in these properties may harm Sunwing's business.

GOVERNMENT REGULATIONS IN CHINA AND OTHER FOREIGN COUNTRIES MAY LIMIT SUNWING'S ACTIVITIES AND HARM ITS BUSINESS OPERATIONS.

     Sunwing carries on business in China and may, in the future, carry on business in other foreign jurisdictions with governments, governmental agencies or government-owned entities. The foreign legal framework for the agreements through which it carries on business now or in the future, particularly in developing countries, is often based on recent political and economic reforms and newly enacted legislation, which may not be consistent with long-standing local conventions and customs. As a result, there may be ambiguities, inconsistencies and anomalies in the agreements or the legislation upon which they are based which are atypical of more developed legal systems and which may affect the interpretation and enforcement of Sunwing's rights and obligations and those of its foreign partners. Local institutions and bureaucracies responsible for administering foreign laws may lack a proper understanding of the laws or the experience necessary to apply them in a modern business context. Foreign laws may be applied in an inconsistent, arbitrary and unfair manner and legal remedies may be uncertain, delayed or unavailable.

COMPLYING WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY AFFECT PRODUCTION.

     Sunwing's operations are governed by numerous laws and regulations at various levels of government in the countries in which it operates. These laws and regulations govern the operation and maintenance of facilities, the discharge of materials into the environment and other environmental protection issues and may, among other potential consequences, require that Sunwing acquire permits before commencing drilling; restrict the substances that can be released into the environment with drilling and production activities; limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; require that reclamation measures be taken to prevent pollution from former operations; require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater and require remedial measures be taken with respect to property designated as a contaminated site.

     Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. Sunwing maintains limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. It does not believe, however, that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

     The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

CRUDE OIL AND NATURAL GAS PRICES ARE VOLATILE.

     Fluctuations in the prices of oil and natural gas will affect many aspects of our business after the Acquisition, including our revenues, cash flows and earnings; our ability to attract capital to finance our operations; our cost of capital; the amount we are able to borrow and the value of our oil and natural gas properties.

     Both oil and natural gas prices are extremely volatile. Oil prices are determined by international supply and demand. Political developments, compliance or non-compliance with self-imposed quotas, or agreements between members of the Organization of Petroleum Exporting Countries (OPEC) can affect world oil supply and prices. Any material decline in prices could result in a reduction of our net production revenue and overall value. The economics of producing from some wells could change as a result of lower prices and, as a result, we could elect not to produce from certain wells. Any material decline in prices could also result in a reduction in our oil and natural gas acquisition and development activities.

     In addition, a material decline in oil and natural gas prices from historical average prices could adversely affect our ability to borrow and to obtain additional capital on attractive terms.

     Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploration projects.

SUNWING COMPETES FOR OIL AND GAS PROPERTIES WITH MANY OTHER EXPLORATION AND DEVELOPMENT COMPANIES WHO HAVE ACCESS TO GREATER RESOURCES.

     Sunwing operates in a highly competitive environment in which it competes with other exploration and development companies to acquire a limited number of prospective oil and gas properties. Many of its competitors are much larger than it is and, as a result, may enjoy a competitive advantage in accessing financial, technical and human resources. They may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Sunwing's financial, technical and human resources permit.

CONFLICT IN THE MIDDLE EAST MAY HAMPER SUNWING'S ACTIVITIES.

     Ongoing tensions and conflict in the Middle East could harm Sunwing's business by making it difficult or impossible to obtain financing for projects. It is impossible to predict the occurrence of such events, how long they will last, the economic consequences of the conflict for the energy industry, regionally and globally, and how Sunwing's business might be affected over the longer term.

SUNWING CANNOT GUARANTEE THE SUCCESSFUL COMMERCIAL DEVELOPMENT OF TECHNOLOGY IT ACQUIRES OR LICENSES FROM IVANHOE OR DEVELOPS ON ITS OWN.

     Ivanhoe owns proprietary technology for the field upgrading of heavy oil and bitumen (such technology, the "HTL Technology"). Ivanhoe has considered and continues to investigate areas in the world where commercially exploitable heavy oil reserves may be found and exploited utilizing its HTL Technology. As part of and subject to the Acquisition, Ivanhoe and Sunwing have negotiated an agreement related to the HTL Technology providing that in the event Ivanhoe identifies and decides (in its sole discretion) to pursue an HTL Technology project in China, Sunwing shall be offered the right to participate in 50% of the working interest in such China HTL Technology project available to Ivanhoe. Should Ivanhoe elect to make the HTL Technology available to any entity for application in China (including any entity Ivanhoe and Sunwing may have an interest in) in exchange for license and/or royalty fees, Ivanhoe will pay Sunwing 25% of the gross license and/or royalty payments received by Ivanhoe in respect of such application in China.

     To date, no commercial-scale plants using Ivanhoe's HTL Technology have been constructed and, therefore, the technology has not been proven to be financially viable on a commercial scale. Other technology developers may have significantly more financial resources than Sunwing does and may be able to use this to obtain a competitive advantage. Sunwing may also not be able to conclude joint venture or production-sharing contracts using that technology.

SUNWING'S EFFORTS TO COMMERCIALIZE ITS TECHNOLOGY MAY GIVE RISE TO CLAIMS OF INFRINGEMENT UPON THE PATENTS OR PROPRIETARY RIGHTS OF OTHERS.

     To the extent Sunwing uses technology it acquires or licenses from Ivanhoe or develops on its own, it may not become aware of claims of infringement upon the patents or rights of others in these respective technologies until after it has made a substantial investment in the development and commercialization of projects utilizing these licensed technologies. Third parties may claim that the technologies have infringed upon past, present or future patented technologies. Legal actions could be brought against the licensor and Sunwing claiming damages and seeking an injunction that would prevent it from testing or commercializing the affected technologies. If an infringement action were successful, in addition to potential liability for damages, Sunwing and its licensors could be required to obtain a claiming party's license in order to continue to test or commercialize the affected technologies. Any required license might not be made available or, if available, might not be available on acceptable terms, and Sunwing could be prevented entirely from testing or commercializing the affected licensed technology. Sunwing may have to expend substantial resources in litigation defending against the infringement claims of others. Many possible claimants, such as the major energy companies that have or may be developing proprietary technologies competitive with Sunwing's, may have significantly more resources to spend on litigation.

TECHNOLOGICAL ADVANCES COULD SIGNIFICANTLY DECREASE THE COST OF UPGRADING PETROLEUM AND, IF SUNWING IS UNABLE TO ADOPT OR INCORPORATE TECHNOLOGICAL ADVANCES INTO ITS OPERATIONS, ITS OWN TECHNOLOGY COULD BECOME UNCOMPETITIVE OR OBSOLETE.

     Sunwing expects that technological advances in the processes and procedures for upgrading heavy oil and bitumen into lighter, less viscous products will continue to occur. It is possible that those advances could make its processes and procedures less efficient or cause the upgraded product being produced to be of a lesser quality. These advances could also allow competitors to produce upgraded products at a lower cost than that at which Sunwing can. If it is unable to adopt or incorporate technological advances, Sunwing's production methods and processes could be less efficient than those of its competitors, which could cause its facilities to become uncompetitive.

     In addition, alternative sources of energy are continually under development. Alternative energy sources that can reduce reliance on oil and bitumen may be developed, which may decrease the demand for Sunwing's products. It is also possible that technological advances in engine design and performance could reduce the use of oil and bitumen, which would lower the demand for such products.

INFORMATION IN THIS DOCUMENT REGARDING SUNWING'S FUTURE PLANS REFLECTS CURRENT INTENT AND IS SUBJECT TO CHANGE.

     Sunwing describes its current exploration and development plans in this document. Whether it ultimately implements its plans will depend on availability and cost of capital; receipt of additional seismic data or reprocessed existing data; current and projected oil or gas prices; costs and availability of drilling rigs and other equipment, supplies and personnel; success or failure of activities in similar areas; changes in estimates of project completion costs; its ability to attract other industry partners to acquire a portion of the working interest to reduce costs and exposure to risks and decisions of joint working interest owners.

     Sunwing will continue to gather data about its projects and it is possible that additional information will cause it to alter its schedule or determine that a project should not be pursued at all. You should understand that Sunwing's plans regarding its projects might change.

OUR SHARE OWNERSHIP AFTER THE ACQUISITION WILL BE HIGHLY CONCENTRATED AND, AS A RESULT, OUR PRINCIPAL SHAREHOLDER WILL SIGNIFICANTLY INFLUENCE OUR BUSINESS.

     Ivanhoe's largest shareholder, Robert M. Friedland, currently owns approximately 20% of its common shares. As a result, he has the voting power to significantly influence Ivanhoe's policies, business and affairs and the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all, or substantially all, of its assets. As Ivanhoe will control China Mineral (renamed China Ivanhoe Energy Ltd.) after the Acquisition, and Mr. Friedland will be a significant presence on the Company's board, he will have similar influence over it. This concentration of ownership may have the effect of delaying, deterring or preventing a change in control that otherwise could result in a premium in the price of our common shares.

IF WE LOSE OUR KEY MANAGEMENT AND TECHNICAL PERSONNEL, OUR BUSINESS MAY SUFFER.

     After the Acquisition, we will rely upon a relatively small group of key management and technical personnel. Messrs. Patrick Chua and Gerald Moench, in particular, have extensive experience in oil and gas operations in China and throughout the world. We do not expect to maintain any key man insurance. We may not have employment agreements with certain of our key management and technical personnel and cannot assure you that these individuals will remain with us in the future. An unexpected partial or total loss of their services would harm our business.

IF CHINESE REGULATORY AUTHORITIES VIEW SUNWING'S CORPORATE ACTIVITIES AS BEING NON-COMPLIANT WITH APPLICABLE CHINESE LAWS AND REGULATIONS, INCLUDING RESTRICTIONS ON FOREIGN INVESTMENTS, CHANGE APPLICABLE LAWS AND REGULATIONS, OR IMPOSE ADDITIONAL REQUIREMENTS AND CONDITIONS WITH WHICH IS IT UNABLE TO COMPLY, AS A RESULT OF WHICH SUNWING'S BUSINESS WILL BE ADVERSELY AFFECTED.

     Sunwing has not sought confirmation from Chinese regulatory governmental authorities whether its structure and business arrangements are in compliance with applicable Chinese laws and regulations, although it believes they are. Sunwing's production sharing contracts, and all amendments subsequent, have been approved by the Ministry of Commerce, a Chinese central government body.

     If, however:

     o Chinese authorities deem Sunwing's corporate activities as not complying with applicable Chinese laws and regulations (including restrictions on foreign investments);

     o Chinese regulatory authorities change applicable laws and regulations or impose additional requirements and conditions with which Sunwing is unable to comply; or

     o Sunwing is found in violation of any existing or future Chinese laws or regulations;

the relevant Chinese authorities would have broad discretion to deal with such a violation by levying fines, revoking business license(s), requiring Sunwing to restructure its ownership or operations, and requiring Sunwing to discontinue some or all of its businesses. Any of these actions will adversely affect Sunwing's business.

FOREIGN EXCHANGE RISK

     In the international petroleum industry, most production is bought and sold in U.S. dollars or with reference to the U.S. dollar. Accordingly, Sunwing does not expect to face foreign exchange risks associated with its production revenues. A large portion of Sunwing's business costs in China are settled in Chinese renminbi, which historically has been pegged to the U.S. dollar. During the third quarter of 2005, the Chinese central government increased the value of its renminbi and abandoned its exchange rate previously pegged to the U.S. dollar in favor of a link to a basket of world currencies. Sunwing incurred insignificant foreign currency exchange gains or losses during the two years ended December 31, 2005. Sunwing does not expect fluctuations in any of the currencies in which it transacts business to have a material impact on its financial position or results of operations. Sunwing and its subsidiaries do not have a formal hedging policy with respect to foreign exchange exposure. However, in the future, Sunwing may hedge exchange transactions after considering the foreign currency amount, exposure period and transaction costs.

RISKS RELATING TO DOING BUSINESS IN THE PEOPLE'S REPUBLIC OF CHINA

INTRODUCTION OF NEW LAWS OR CHANGES TO EXISTING LAWS BY THE CHINESE GOVERNMENT MAY ADVERSELY AFFECT SUNWING'S BUSINESS.

     Sunwing's business and operations in China are governed by the Chinese legal system, which is codified in written laws, regulations, circulars, administrative directives and internal guidelines. The Chinese government is in the process of developing its commercial legal system to meet the needs of foreign investors and encourage foreign investment. As the Chinese economy is developing and growing generally at a faster pace than its legal system, uncertainty exists regarding the application of existing laws and regulations to novel events or circumstances. Chinese laws and regulations, and their interpretation, implementation and enforcement, are developing and are therefore generally subject to greater changes than more established bodies of commercial law.

     Precedents of interpretation, implementation and enforcement of Chinese laws and regulations are limited, and Chinese court decisions are not binding on lower courts. Accordingly, the outcome of dispute resolutions may not be as consistent or predictable as in jurisdictions more attuned to private mercantile interests. It may be difficult to obtain timely and equitable enforcement of Chinese laws, or to obtain enforcement in China of a judgment by a foreign court or jurisdiction.

     Chinese law will govern the combined company's material agreements, some of which may be with Chinese governmental agencies. The combined company cannot assure you that it will be able to enforce those material agreements or that remedies will be available outside China. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a substantial degree of uncertainty as to the outcome of litigation. The inability to enforce or obtain a remedy under the combined company's future agreements may have a material adverse impact on its operations.

SUNWING'S SUCCESS DEPENDS ON STABLE POLITICAL, ECONOMIC AND SOCIAL ENVIRONMENTS, WHICH ARE SUBJECT TO DISRUPTION IN THE PRC.

     Economic conditions in China are subject to uncertainties that may arise from changes in government policies and social conditions. Since 1978, the Chinese government has promulgated various reforms of its economic systems, resulting in economic growth over the last two decades. Many of the reforms, however, are unprecedented or experimental, and are expected to be refined and modified from time to time. Other political, economic and social factors may also lead to further readjustment, which may have a material impact on Sunwing's operations and its financial performance. For instance, more governmental emphasis on environmental quality and pollution control or significant changes in human resource or intellectual property policies might harm Sunwing's business, properties, prospects, results and financial condition.

YOU MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL PROCESS, ENFORCING FOREIGN JUDGMENTS OR BRINGING ORIGINAL ACTIONS IN CHINA BASED ON UNITED STATES JUDGMENTS AGAINST CHINA MINERAL, THE COMBINED COMPANY, THEIR SUBSIDIARIES, OFFICERS AND DIRECTORS, EXPERTS NAMED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND OTHERS.

     Sunwing is incorporated in Bermuda, and its subsidiaries are incorporated in the British Virgin Islands and operate in China. After consummation of the Acquisition, China Ivanhoe Energy will be incorporated in the British Virgin Islands and substantially all of the combined company's assets will be located in the PRC. Most or all of the combined company's directors and executive officers and some of the experts named in this joint proxy statement/prospectus reside within the PRC. Substantially all of the assets of these persons are located within the PRC. As a result, it may not be possible for investors in the United States to effect service of process within the United States or elsewhere outside the PRC on the combined company's directors or executive officers or such experts, including with respect to matters arising under United States federal or state securities laws. The PRC does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the United States or many other countries. As a result, recognition and enforcement in the PRC of such judgments in relation to any matter, including United States securities laws, the laws of Bermuda or Sunwing's organizational instruments, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against the combined company's assets, its subsidiaries, directors and executive officers or such experts only if the actions are not required to be arbitrated by PRC law and the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

WEAKENED POLITICAL RELATIONS BETWEEN THE U.S. AND CHINA COULD MAKE THE COMBINED COMPANY LESS ATTRACTIVE.

     The relationship between the United States and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect the combined company's operations, and its future business plans and profitability.

THE COMBINED COMPANY'S OPERATIONS MAY NOT DEVELOP IN THE SAME WAY OR AT THE SAME RATE AS MIGHT BE EXPECTED IF THE PRC ECONOMY WERE SIMILAR TO THE MARKET-ORIENTED ECONOMIES OF OECD MEMBER COUNTRIES.

     The economy of the PRC has historically been a nationalistic, "planned economy," meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC's economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

     o the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;

     o the level of capital reinvestment is lower in the PRC than in most OECD countries; and


     o Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

     As a result of these differences, the combined company's operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

THE ECONOMY OF CHINA HAS BEEN EXPERIENCING UNPRECEDENTED GROWTH, WHICH COULD BE CURTAILED IF THE GOVERNMENT TRIES TO CONTROL INFLATION BY TRADITIONAL MEANS OF MONETARY POLICY OR ITS RETURN TO PLANNED -ECONOMY POLICIES, ANY OF WHICH WOULD HAVE AN ADVERSE EFFECT ON THE COMBINED COMPANY.

     The rapid growth of the Chinese economy has lead to higher levels of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise in China, and the demand for Sunwing's products. In addition, if prices for the combined company's products rise at a rate that is insufficient to compensate for the rise in the costs of production, it may have an adverse effect on the combined company's profitability.

RISKS RELATING TO THE ACQUISITION

THERE WILL BE A SUBSTANTIAL NUMBER OF CHINA IVANHOE ENERGY SHARES AVAILABLE FOR SALE AFTER CONSUMMATION OF THE ACQUISITION, WHICH MAY RESULT IN A DECLINE IN ITS MARKET PRICE.

     Immediately after consummation of the Acquisition, approximately 20,000,000 additional China Ivanhoe Energy shares will be issued, representing approximately 80% of the shares outstanding post-Acquisition, or approximately 59% on a fully-diluted basis assuming exercise of China Mineral's outstanding warrants and options (including the underwriter's option for 300,000 shares and 600,000 warrants granted in connection with China Mineral's IPO, but not including the 1,200,000 Contingent Shares and 2,000,000 Performance Warrants to be granted Ivanhoe in the Acquisition) and that no China Mineral stockholders exercise conversion rights. As a result of this increase in outstanding China Ivanhoe Energy shares, a substantial number of additional shares may become eligible for resale in the public market, sales of which could adversely affect the market price.

THE COMBINED COMPANY'S WORKING CAPITAL COULD BE REDUCED, AND CHINA MINERAL'S STOCKHOLDERS COULD OWN AS LITTLE AS APPROXIMATELY 17.4% OF THE COMBINED COMPANY'S SHARES, IF CHINA MINERAL'S STOCKHOLDERS EXERCISE THEIR RIGHT TO CONVERT THEIR SHARES INTO CASH.

     Pursuant to China Mineral's charter, holders of Public Shares may vote against the Acquisition and demand that China Mineral convert their Public Shares into pro rata portions of the IPO trust account, as of the record date. China Mineral and Sunwing will not consummate the Acquisition if holders of 800,000 or more Public Shares exercise these conversion rights. To the extent the Acquisition is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the Acquisition. As of ________________, the record date, assuming the Acquisition is approved, the maximum amount of funds that could be disbursed to China Mineral's stockholders upon the exercise of their conversion rights is approximately US$4,080,000 plus deferred interest, or approximately 20% of the funds then held in the IPO trust account based on a per-share conversion price of US$5.10 plus interest. In addition, since a number of shares may be converted pursuant to Public Shareholder conversion rights, Ivanhoe may acquire a greater number of China Ivanhoe Energy shares and own a greater percentage of the issued and outstanding shares of the surviving company.

IF OUTSTANDING WARRANTS ARE EXERCISED, THE UNDERLYING SHARES WILL BE ELIGIBLE FOR FUTURE RESALE IN THE PUBLIC MARKET. "MARKET OVERHANG" FROM THE WARRANTS RESULTS IN DILUTION AND HAS AN ADVERSE EFFECT ON THE MARKET PRICE.

     Outstanding warrants and unit purchase options to purchase an aggregate of 8,900,000 shares of common stock issued in connection with China Mineral's IPO will become exercisable after consummation of the Acquisition. If they are exercised, a substantial number of additional China Ivanhoe Energy shares will be eligible for resale in the public market, which could adversely affect the market price.

REGISTRATION RIGHTS HELD BY CHINA MINERAL'S INITIAL STOCKHOLDERS WHO PURCHASED SHARES PRIOR TO THE IPO AND BY THE UNDERWRITER OF ITS IPO MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF CHINA MINERAL'S COMMON STOCK.

     China Mineral's initial stockholders who purchased common stock prior to the IPO are entitled to demand that China Mineral register the resale of their shares at any time after they are released from escrow, and holders of shares underlying China Mineral's IPO underwriter's unit purchase option also have "piggy-back" registration rights. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 1,900,000 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of China Mineral's common stock.

THERE MAY BE A AN ADDITIONAL NUMBER OF CHINA IVANHOE ENERGY SHARES ISSUED AND AVAILABLE FOR SALE AFTER CONSUMMATION OF THE ACQUISITION AS A RESULT OF A GRANT OF PERFORMANCE WARRANTS AND CONTINGENT SHARES TO IVANHOE IN CONNECTION WITH THE ACQUISITION, WHICH MAY RESULT IN A DECLINE IN THE MARKET PRICE OF THE SHARES.

         In connection with the Acquisition, China Mineral will grant Ivanhoe 1,200,000 contingent shares and performance warrants for 2,000,000 shares of China Ivanhoe Energy, and as a result 3,200,000 additional China Ivanhoe

Energy shares may be issued following consummation of the Acquisition. As a result of this increase in outstanding China Ivanhoe Energy shares, a substantial number of additional shares may become eligible for resale in the public market, which could adversely affect the market price.

SHARES OF CHINA MINERAL COMMON STOCK HELD BY CHINA MINERAL'S INITIAL STOCKHOLDERS WHO PURCHASED SHARES PRIOR TO THE IPO ARE SUBJECT TO OPTIONS GRANTED TO IVANHOE IN CONNECTION WITH THE ACQUISITION. EXERCISE OF THAT OPTION MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF CHINA IVANHOE ENERGY SHARES.

     China Mineral's initial stockholders who purchased common stock prior to the IPO have granted options on a total of 500,000 of their 1,000,000 shares issued to them prior to the Company's IPO to Ivanhoe in connection with the Acquisition. If Ivanhoe exercises these options, there will be an additional 500,000 shares of common stock that may become eligible for trading in the public market, which may have an adverse effect on the market price.

MEMBERS OF CHINA MINERAL'S BOARD OF DIRECTORS HAVE INTERESTS IN THE ACQUISITION THAT ARE DIFFERENT FROM YOURS, BECAUSE IF THE ACQUISITION IS NOT APPROVED, THEIR SHARES WILL IN ALL PROBABILITY BECOME WORTHLESS.

     In considering the recommendation of China Mineral's Board to vote to approve the Acquisition, you should be aware that its members have agreements or arrangements that provide them with interests in the Acquisition that differ from, or are in addition to, those of China Mineral stockholders generally. China Mineral's directors, its original, pre-IPO stockholders, are not entitled to receive any of the IPO proceeds distributed upon liquidation of the IPO trust account. Therefore, if the Acquisition is not approved, the Private Shares held by them will in all probability be worthless. Their personal and financial interests may have influenced their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, their discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in China Mineral stockholders' best interest.

COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION; FAILURE TO COMPLY COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

     The combined company will be subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery of or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with the combined company, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China, as in the United States and elsewhere across the planet. There is no assurance that the combined company's employees or other agents will not engage in such conduct, for which it might be held responsible. If the combined company's employees or other agents are found to have engaged in such practices, it could suffer severe penalties and other consequences that may have a material adverse effect on its business, properties, prospects, financial condition and results of operations.

THE ACQUISITION AGREEMENT, AMONG OTHER THINGS, LIMITS CHINA MINERAL'S ABILITY TO PURSUE AN ALTERNATIVE TO THE ACQUISITION.

     The Acquisition Agreement prohibits China Mineral and Sunwing from soliciting, initiating, encouraging or facilitating certain alternative transaction proposals with any third party. These provisions limit China Mineral's ability to pursue offers from third parties that could result in greater value to China Mineral's stockholders relative to the Acquisition. In addition, if the Acquisition Agreement is terminated, China Mineral will not have sufficient time or resources available to find a suitable partner prior to August 30, 2006, the date it is required to liquidate if it has failed to consummate a business combination.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     We are providing the following financial information to assist you in your analysis of the financial aspects of the Acquisition. We derived historical information concerning Sunwing from its audited consolidated financial statements for the two years ended December 31, 2005. We derived historical information concerning China Mineral from its audited financial statements for the period from March 30, 2004 (inception) to December 31, 2005. The information is only a summary and should be read in conjunction with each company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this joint proxy statement/prospectus are not indicative of the future performance of Sunwing, China Mineral or the enterprise resulting from the Acquisition.

                    SUNWING HISTORICAL FINANCIAL INFORMATION



                                                YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------
                                     (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE
                                                         DATA)
                                     ---------------------------------------------
                                          2005              2004           2003
                                      -----------       -----------    -----------
STATEMENT OF OPERATIONS DATA:
Revenue                                   15,738             8,500           4,104
Net income (loss)                        (3,798)             3,155           (365)
Income (loss) per share                   (0.91)              0.76          (0.09)
Dividends declared per share                  --                --              --



                                                     AT DECEMBER 31,
                                     ---------------------------------------------
                                             (IN THOUSANDS OF US DOLLARS)
                                     ---------------------------------------------
                                          2005              2004           2003
                                      -----------       -----------    -----------
BALANCE SHEET DATA:
Total assets                              55,191            35,358          21,243
Total current liabilities                 19,843             6,140           1,527
Long-term liability                           --                --              --
Capital deficiency                         9,174             5,376           8,531


                 CHINA MINERAL HISTORICAL FINANCIAL INFORMATION


                                                                                                FOR THE PERIOD
                                                                                                     FROM
                                                                                                MARCH 30, 2004
                                                       YEAR ENDED           PERIOD ENDED        (INCEPTION) TO
                                                      DECEMBER 31,          DECEMBER 31,       DECEMBER 31, 2005
                                                          2005                  2004              (UNAUDITED)
                                                     ------------         ---------------      -----------------
Revenue
Interest income on IPO trust account                    446,857                90,959              537,816
Net loss                                              (228,046)              (24,765)            (252,811)
Net loss per share                                       (0.05)                (0.01)
Dividends per share                                          --                    --

                                                                          AT DECEMBER 31,
                                                     ------------         ---------------      -----------------
                                                          2005                                       2004
                                                     ------------         ---------------      -----------------
Total assets (including cash deposited in IPO
trust account in 2004)                               21,483,754                                 21,393,900
Common stock subject to possible conversion           4,077,960                                  4,077,960
Stockholders' equity                                 16,968,224                                 17,196,270

           SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The Acquisition will be accounted for as a capital transaction for accounting and financial reporting purposes. Accordingly, for accounting purposes, the Acquisition will be treated as the equivalent of Sunwing's issuing stock for the net monetary assets of China Mineral, accompanied by a recapitalization. The net monetary assets of China Mineral will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. Under this method of accounting, Sunwing will be the continuing entity for financial reporting purposes. The retained earnings (deficit) of Sunwing will be carried forward after the Acquisition. Operations prior to and following the Acquisition will be those of Sunwing.

     We have presented below selected pro forma combined financial information that reflects the Acquisition as a recapitalization of Sunwing and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined on January 1, 2005 for the purposes of the proforma statement of operations and December 31, 2005 for the purposes of the proforma balance sheet. The information may have been different had the companies actually been combined. You should not rely on it as a definitive statement of the historical results that would have been recorded had the companies been combined or the future results that may be achieved after the Acquisition. The following selected information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus.

(IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED
                                                             DECEMBER 31, 2005
                                    ------------------------------------------------------------------
                                             ASSUMING MAXIMUM                 ASSUMING MINIMUM
                                               APPROVAL (1)                     APPROVAL (1)
                                    --------------------------------- --------------------------------
Revenue                                             25,655                           25,521
Net loss                                             2,355                            2,489
Net loss per share                                    0.11                             0.12

Total assets                                       103,221                           99,099
Long-term debt                                          --                               --
Stockholders' equity                                83,075                           78,863
------------------
(1) Refers to the possible levels of approval of the Acquisition by China Mineral's stockholders.

                        COMPARATIVE PER SHARE INFORMATION

     The following table sets forth selected historical per share information of Sunwing and China Mineral and pro forma combined per share ownership information after giving effect to the Acquisition as a recapitalization of Sunwing, and maximum and minimum levels of approval of the Acquisition by China Mineral stockholders, who may exercise their conversion rights if they vote against the Acquisition. The Acquisition will be accounted for as a recapitalization of Sunwing rather than as an acquisition. You should read this information in conjunction with the selected historical financial information and historical financial statements of Sunwing and China Mineral and related notes that are included elsewhere in this joint proxy statement/prospectus. The Sunwing and China Mineral pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The historical per share information is derived from financial statements for the two years ended December 31, 2005.

     The information does not purport to represent what the actual results of operations would have been had the companies been combined or to project the results of operations that may be achieved after completion of the Acquisition.

                                                                                             CHINA           POST-ACQUISITION
                                                                         SUNWING(2)(3)   Mineral(1)(2)(3)       COMPANY(2)(3)
                                                                         -------------   ----------------    ----------------
Number of shares of China Mineral common stock to be
issued in the Acquisition                                                           --               --              TBD
Net income (loss) per share (historical) for year ended December 31,
2004                                                                             $0.76          $(0.01)               --


                                                                                             CHINA           POST-ACQUISITION
                                                                         SUNWING(2)(3)   Mineral(1)(2)(3)       COMPANY(2)(3)
                                                                         -------------   ----------------    ----------------
Net income (loss) per share (historical) for year ended December 31,
2005                                                                           $(0.91)          $(0.05)               --
Net income (loss) per share (pro forma) for year ended December 31,
2005                                                                                --               --           $(0.12)
Book value per share--December 31, 2005(4)                                          --               --            $3.76
Cash dividends declared per share--Year ended December 31, 2005                     --               --

Notes:

     (1) Operations of China Mineral are for the period from March 30, 2004 (inception) to December 31, 2005.

     (2) Historical per share amounts for China Mineral and Sunwing were determined based upon the actual weighted average shares outstanding at December 31, 2004 and 2005, respectively, and consolidated pro forma per share amounts for the post-Acquisition company were determined based upon the number of shares to be issued assuming minimum approval of the Acquisition.

     (3) Based on the historical exchange rate of 1USD=8.28RMB on December 31, 2004 and 2005 and _______, 2006.

     (4) Calculated based on the minimum approval, to record refund of funds ($4,077,960 plus related interest) to dissenting China Mineral stockholders.


              PRICE RANGE OF CHINA MINERAL SECURITIES AND DIVIDENDS

     China Mineral common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols CMAQ, CMAQW and CMAQU, respectively. The closing price for these securities on February 22, 2006, the last trading day before announcement of the Memorandum of Understanding, was US$5.28, US$0.48 and US$6.15, respectively. The closing price for the securities on ______ __, 2006, the most recent trading day practicable before the printing of this document, was US$___, US$____ and US$____, respectively.

     China Mineral units commenced public trading on August 30, 2004 and common stock and warrants commenced public trading on September 23, 2004. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC Bulletin Board in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

                                                                        WARRANTS
                                          COMMON STOCK                   (US$)                       UNITS
                                        ------------------          ------------------          ------------------
                                        HIGH          LOW           HIGH          LOW           HIGH          LOW
                                        ----          ----          ----          ----          ----          ----
2004:
Third Quarter (1)                       4.72          4.70          0.57          0.57          6.06          5.80
Fourth Quarter                          5.00          4.65          0.52          0.52          6.36          5.70
2005 :
First Quarter                           5.30          4.90          0.90          0.53          7.00          6.39
Second Quarter                          5.16          4.70          0.61          0.39          6.50          5.95
Third Quarter                           5.15          4.90          0.66          0.44          6.55          5.91
Fourth Quarter                          5.25          5.06          0.59          0.38          6.30          5.90
2006:
First Quarter                           5.29          5.18          0.74          0.39          6.70          6.00
Second Quarter (through May


(1) Our common stock and warrants commenced quotation on the Over-the-Counter Bulletin Board on September 23, 2004 and our units commenced quotation on the Over-the-Counter Bulletin Board on August 30, 2004.

     Holders of China Mineral common stock, warrants and units should obtain current market quotations for their securities. The market price of these securities could vary at any time before the Acquisition is completed.

     HOLDERS OF CHINA MINERAL. As of ___________, 2006, there were of record ___ holders of common stock, ___ holders of warrants, and ___ holders of units. China Mineral believes there are a substantial number of beneficial holders of these securities.

     DIVIDENDS. China Mineral has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination. The payment of dividends by the combined company in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Acquisition. The payment of any dividends subsequent to that time will be within the discretion of the Board of Directors serving at that time. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit the combined company's ability to pay dividends.

                               THE SPECIAL MEETING

     China Mineral is furnishing this joint proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting in connection with the proposed Acquisition of Sunwing and redomestication of China Mineral to the British Virgin Islands. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

     DATE, TIME AND PLACE. We will hold the special meeting at 10:00 a.m., New York time, on ____ __, 2006, at the offices of Loeb & Loeb LLP, 345 Park Avenue 10154-1895 to vote on the proposals.

     PURPOSE. At the special meeting, holders of China Mineral common stock will be asked to approve the Acquisition and the redomestication proposals and the proposal to grant discretion to our Board of Directors or Chairman, in their discretion, to adjourn or postpone the special meeting.

     The redomestication and Acquisition proposals are essential to the Acquisition, and, therefore, China Mineral's Board of Directors will abandon it unless both are approved by stockholders.

     China Mineral's Board of Directors has determined that the Acquisition and the redomestication proposal are fair to and in the best interests of China Mineral and its stockholders, approved and declared each of them advisable, and recommends that China Mineral stockholders vote "FOR" the Acquisition and the redomestication proposals, as well as the proposal to grant discretion to our Board of Directors or Chairman, in their discretion, to adjourn or postpone the special meeting. The Board has also determined that the fair market value of Sunwing is at least 80% of China Mineral's net assets, which is necessary to satisfy the provisions of its charter enabling it to continue in business.

     Because of the business combination provisions of China Mineral's charter, if stockholders do not approve the Acquisition at the special meeting or after an adjournment or postponement by August 30, 2006, China Mineral will liquidate and return the IPO trust account to holders of its Public Shares.

     The special meeting has been called only to consider approval of the Acquisition and the redomestication proposals, as well as the proposal to grant discretion to our Board of Directors or Chairman, in their discretion, to adjourn or postpone the special meeting. Under Delaware law and China Mineral's by-laws, no other business may be transacted at the special meeting.

     RECORD DATE; WHO IS ENTITLED TO VOTE. The "record date" for the special meeting is ____ __, 2006. Record holders of China Mineral common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 5,000,000 outstanding shares of China Mineral common stock of which 4,000,000 are Public Shares and 1,000,000 are Private Shares. Each common share is entitled to one vote per proposal at the special meeting. China Mineral's warrants do not have voting rights.

     Pursuant to letter agreements with China Mineral, holders of Private Shares will vote in accordance with the majority of the votes cast in person or by proxy at the special meeting by Public Shares: If holders of a majority of the

Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal.

     During the ten-day period before the special meeting, China Mineral will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in New York, New York, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.

     QUORUM; VOTE REQUIRED. A majority of the outstanding shares of China Mineral common stock must be represented either in person or by proxy, to constitute a quorum at the meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the meeting. At the meeting, each share is entitled to one vote on all matters properly submitted to stockholders. Approval of the Acquisition and the redomestication proposals, as well as the proposal to grant discretion to our Board of Directors or Chairman, in their discretion, to adjourn or postpone the special meeting, will require the affirmative vote of holders of a majority of China Mineral's outstanding common stock, including holders of a majority of the Public Shares outstanding on the record date and voting in person or by proxy at the meeting. China Mineral's Board of Directors will abandon the Acquisition, however, if holders of 800,000 (i.e., 20%) or more of the Public Shares vote against it.

     ABSTAINING FROM VOTING OR NOT VOTING ON A PROPOSAL, EITHER IN PERSON OR BY PROXY OR VOTING INSTRUCTION, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE PROPOSAL, EXCEPT THAT IT WILL NOT COUNT TOWARD THE 20% "AGAINST" VOTE THAT WOULD RESULT IN THE ACQUISITION'S ABANDONMENT, AND YOU WOULD BE UNABLE TO EXERCISE ANY CONVERSION RIGHTS UPON APPROVAL OF THE ACQUISITION.

     VOTING YOUR SHARES. Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

     There are three ways to vote your shares at the special meeting:

     o By signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy," whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the China Mineral Board "FOR" approval of each proposal.

     o By telephone or on the Internet. You can vote this way by following the telephone or Internet voting instructions included with your proxy card. If you do, you should not return the proxy card.

     o You can attend the special meeting and vote in person. We will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or another nominee, however, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

     ADJOURNMENT OR POSTPONEMENT. If Proposal Number Three is approved at the special meeting, China Mineral may adjourn or postpone the special meeting if necessary to solicit further proxies. Such adjournment or postponement may be with respect to (1) both Proposal Number One and Proposal Number Two, (2) Proposal Number One only or (3) Proposal Number Two only, in each case, to solicit additional proxies for the applicable proposal. In addition, China Mineral may adjourn or postpone the special meeting as set forth in China Mineral's certificate of incorporation or by-laws or as otherwise permitted by law

     CONVERSION RIGHTS. Any holder of Public Shares who votes against the Acquisition may, at the same time, demand that China Mineral convert his or her Public Shares into a pro rata portion of the funds in the IPO trust account. If so demanded and the Acquisition is consummated, China Mineral will convert the Shares. If the holders of 800,000 or more Public Shares (20% of these Shares) vote against the Acquisition and demand conversion of their Public Shares, China Mineral will not have authority to consummate the Acquisition. You will only be entitled to receive cash for these Shares if you continue to hold them through the closing of the Acquisition and then tender your stock certificate(s) to China Mineral. If you exercise your conversion rights, then you will be exchanging your Public Shares for cash and will no longer own these Shares. Do not send your stock certificate(s) with your proxy.

     The closing price of China Mineral's common stock on ____ __, 2006 was US$____, and the amount of cash held in the IPO trust account on that date was approximately US$______. If a Public Shareholder would have elected to exercise conversion rights on such date, he or she would have been entitled to receive approximately US$_________ per Public Share. Prior to exercising conversion rights, you should verify the market price of China Mineral's common stock, as you may receive higher proceeds from the sale of Public Shares in the public market than from exercising conversion rights, if the market price is higher than the conversion price.

     QUESTIONS ABOUT VOTING. If you have any questions about how to vote or direct a vote in respect of your China Mineral common stock, you may call Dr. Simon Mu, President and Chief Executive Officer, at (646) 240-8377. You may also want to consult your financial and other advisors about the vote.

     REVOKING YOUR PROXY AND CHANGING YOUR VOTE. If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

     o    Sending another proxy card with a later date;

     o    Notifying Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154,
          Attention: Mitchell S. Nussbaum, Esq., in writing before the special meeting that you have revoked your proxy; or

     o Attending the special meeting, revoking your proxy and voting in person.

     If your shares are held in "street name," consult your broker for instructions on how to revoke your proxy or change your vote. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     BROKER NON-VOTES. If your broker holds your shares in its name and you do not give the broker voting instructions, National Association of Securities Dealers, Inc. (NASD) rules prohibit your broker from voting your shares on the Acquisition and the proposed charter amendments. This is known as a "broker non-vote." Abstentions or broker non-votes have the same effect as a vote "against" such proposals.

     SOLICITATION COSTS. China Mineral is soliciting proxies on behalf of the China Mineral Board of Directors. This solicitation is being made by mail but also may be made in person or by telephone or other electronic means. China Mineral and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, representatives of Ivanhoe and Sunwing may assist China Mineral in the solicitation of proxies. These persons will not be paid for doing this.

     China Mineral has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. China Mineral will pay all fees and expenses related to the retention of any proxy solicitation firm.

     China Mineral will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. China Mineral will reimburse them for their reasonable expenses.

     STOCK OWNERSHIP. Information concerning the holdings of certain China Mineral stockholders is set forth above in the Summary and below under "Beneficial Ownership of Securities."

                                 THE ACQUISITION

GENERAL

     On February 23, 2006, Ivanhoe, Sunwing and China Mineral entered a Memorandum of Understanding providing for China Mineral's acquisition of Sunwing in an all-stock transaction in which Ivanhoe, through its wholly-owned subsidiary, Sunwing Holding Corporation, will become the owner of approximately 80% of China Mineral's outstanding common stock post-closing, or approximately 59% on a fully-diluted basis assuming exercise of China Mineral's outstanding warrants and options (including the underwriter's option for 300,000 shares and 600,000 warrants granted in connection with China Mineral's IPO, but not including the 1,200,000 Contingent Shares and 2,000,000 Performance Warrants to be granted Ivanhoe in the Acquisition) and that no China Mineral stockholders exercise conversion rights. The parties entered a definitive agreement for the transaction on May 12th.

     Sunwing is the Chinese oil and gas exploration and production subsidiary of Ivanhoe Energy Inc., a NASDAQ- and Toronto Stock Exchange-listed independent international energy company engaged in oil and gas exploration and production, enhanced oil recovery and natural gas projects. One of the first foreign producers of light, sweet crude oil on the Chinese mainland, Sunwing has operated in China for over ten years. Its current projects include a royalty interest in the Daqing oil field, a 100% working interest in the Kongnan enhanced oil recovery (EOR) project at Dagang, in Hebei Province, and a large natural gas exploration project on a 900,000-acre Zitong block in Sichuan Province. The Kongnan project is operated by Sunwing under a 30-year production-sharing contract signed in 1997 with China National Petroleum Corporation, and gross production in Dagang reflects its recent US$28.3 million acquisition of Richfirst Holdings Limited's 40% working interest in the field. Sunwing also recently signed a farmout agreement with Mitsubishi Gas, which acquired a 10% working interest in the Zitong block for US$4 million and is currently pending approval of government authorities in China.

     Ivanhoe's core operations are in the United States and China, with business development opportunities worldwide. It has executive offices in Vancouver and operations headquarters in Bakersfield, California. At March 31, 2006, Ivanhoe's market capitalization was approximately US$625 million.

     China Mineral believes that a business combination with Sunwing will provide China Mineral stockholders with an opportunity to invest in a company with significant growth potential.

     China Mineral's proposed acquisition of Sunwing is intended to be a qualifying "business combination" under China Mineral's amended and restated certificate of incorporation, or charter. If the proposed acquisition of Sunwing is not approved by China Mineral stockholders and completed by August 30, 2006, China Mineral will be liquidated and its net assets returned to stockholders. It will not be completed if holders of 20% or more of China Mineral's outstanding common stock vote against the Acquisition and demand conversion of their shares into funds in the IPO trust account.

     We anticipate that the costs required to consummate the Acquisition would greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). These expenses would ultimately be borne by the combined company if the Acquisition is completed. If the Acquisition is not completed, however, they would be subject to the indemnification obligations of the Company's pre-IPO stockholders to the Company. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the IPO trust account, which could ultimately deplete the IPO trust account and reduce a stockholder's current pro rata portion of the IPO trust account upon liquidation. See "Summary -- Enforceability of Civil Liabilities Against Non-U.S. Persons."

BACKGROUND

     China Mineral was formed on March 30, 2003 to identify and acquire an operating business in the PRC. It completed an IPO on August 30, 2004, in which it raised net proceeds of approximately US$21,274,000. Of these net proceeds, US$20,400,000 were placed in the IPO trust account immediately following the IPO and, in accordance with China Mineral's charter, will be released either upon the consummation of a business combination or upon China Mineral's liquidation. Under its charter, China Mineral must liquidate unless it has consummated a business combination by August 30, 2006.

     Shortly after China Mineral's IPO, it actively started to identify and locate potential target businesses for a business combination. A selection screen was established by the management team. Its basic criteria were that the business combination candidate must be involved in natural resources, be in production and generating income, have local management and have reliable financial statements. Management considered what level of annual income was necessary for an acquisition relative to the amount of capital the company could deploy and the expected return on shareholder equity. Management developed an acquisition spreadsheet illustrating the impact given purchase prices would have on value, share price and warrant value.

     After preliminary review, site visits were made to review the technical and physical characteristics of the candidate. After further review and discussion among the management team, in appropriate cases an acquisition proposal was developed and a draft letter of intent was presented to the owner. In several instances, serious proposals were discussed.

     During this period, rising market price levels of commodities became a concern, particularly for gold, copper and iron, and later energy commodities. Expectations of prospective sellers increased with prices for metals, complicating the task of developing attractive prices for such projects. Management focused on identifying special situations involving commodities relatively more insulated from pricing pressures, particularly those such as cement and building materials (stone) for which prices tended to vary by geographic region. Management also considered opportunities in which China Mineral could possibly assist in technology transfer, safety improvements and other non-price considerations.

     China Mineral initially engaged in discussions with owners of an underground coal mine located in the Northern region of Shaanxi Province. After lengthy negotiations a mutual agreement was not reached because of material differences in the asset valuation between critical majority shareholders and China Mineral. In May 2005 China Mineral engaged in discussions with owners of a copper mine located in Huogeqi Wulatehou County, Inner Mongolia, which resulted in a letter of intent, but differences in valuation opinions between China Mineral and the mine's management team precluded a transaction being completed. China Mineral engaged in discussions with a thermal power generator and producer of electrolysis aluminum ingot located in Gongyi County, Henan Province, China, which resulted in a letter of intent in October, 2005. Because a mutually agreeable capital structure was not agreed, however, negotiations were terminated. China Mineral then engaged in discussions with a company located in Guilin, Guangxi AR, China, engaged in exploration and development of granite deposits. A letter of intent was signed with this company was entered in January, 2006, but negotiations were terminated after analysis of necessary permits and licenses indicated the probable time period required for obtaining them would probably substantially exceed the time available to consummate a business transaction under China Mineral's charter.

     In February 2005, Mr. Brent Jaing was engaged to review and summarize opportunities. Management considered investments in coal producers (several mines), nickel mines, one copper/zinc mine, an aluminum facility, a building stone mine and two iron ore mines.

     Dr. Mu spent significant time in China investigating potential business combination candidates; Mr. Kunz made several site visits and the Company's consultants were located in China. The Company engaged a group on a finder's fee basis to help locate mines, but as their prospects were iron ore and nickel projects, management did not deem any such opportunities appropriate as business combination candidates.

     During the 18-months following the Company's IPO, China Mineral's management and consultants reviewed, visited and/or conducted negotiations with over 37 mineral and/or natural resources-related companies, located throughout 11 Chinese provinces, including four iron companies, three copper companies, four coal mines, three gold companies, two water companies, and zinc, cobalt, lead, molybdenum, nickel and other mineral companies.

NEGOTIATIONS WITH IVANHOE AND SUNWING

     Sunwing has operated on a relatively autonomous, stand-alone basis ever since Ivanhoe acquired it in June 1999. Sunwing has had a dedicated management team, and operated out of its own principal executive offices in Calgary, Alberta. Ivanhoe first considered establishing a public listing for its China operations as early as 1997. Ivanhoe looked into listing Sunwing in Hong Kong in September 1997, but decided not to proceed due to the Asian economic crisis in early 1998. Ivanhoe's interest in establishing a public listing for its China operations was based on the belief that a separate listing for its China operations would facilitate the development of these activities, and enable more complete recognition of value of the China operations by the investment community.

     During the first week of January 2006, Michael Rapp, Chairman of Broadband Capital, financial advisor to China Mineral, contacted Robert Friedland, Deputy Chairman of Ivanhoe, to inform him that China Mineral was looking for an eligible company with which to effect a qualified business transaction in the People's Republic of China.

     On January 10th, Patrick Chua met with Dr. Bing Zhao, a China Mineral director, in Beijing to initially discuss Sunwing. On January 12th, Mr. Friedland and Ian Barnett, Ivanhoe's Vice President of Corporate Finance, spoke with Mr. Rapp by telephone about China Mineral; Messrs. Barnett and Rapp subsequently further discussed a possible business combination between China Mineral and Sunwing. On January 19th, Messrs. Chua and Gerry Moench met in Hong Kong with Dr. Brent Jiang, China Mineral's consultant, and on January 25th, they met with Dr. Simon Mu, Chief Executive Officer of China Mineral, and Dr. Jiang in Shenzhen to discuss further a possible business combination between China Mineral and Sunwing.

     On January 31st, Messrs. Friedland, Barnett, Rapp and Mu met in Toronto to discuss a possible business combination, where they agreed that their respective management teams and advisors would conduct due diligence and analyze a possible strategic transaction between China Mineral and Sunwing, acknowledging that time was of the essence given the quickly approaching deadline under China Mineral's charter documents, which would have required China Mineral to liquidate in the event a letter of intent with respect to a qualified business combination were not entered into by the end of February 2006. Execution of the letter of intent would extend the liquidation date by six months to August 2006 to allow the parties to effect a qualified business combination.

     On February 2nd, representatives of Sunwing provided due diligence materials and reports related to Sunwing's assets to Broadband.

     From February 5th to the 22nd, representatives of China Mineral and Sunwing engaged in further due diligence, discussions and negotiations by telephone conference calls and emails regarding the material terms the parties believed would be important for a qualified business combination. These discussions and negotiations were principally led by Mr. Barnett on behalf of Ivanhoe, on the one hand, and Cliff Chapman from Broadband and Dr. Mu, on the other. Following further discussions and due diligence investigations, on February 22nd, the parties entered into a Memorandum of Understanding on February 22, 2006 with respect to a proposed business combination between China Mineral and Sunwing.

     During the week of March 13th, and in conjunction with the discussions between Mr. Barnett and Dr. Mu, the companies continued consulting with their respective advisors regarding the proposed transaction. Each company and its advisors, conducted due diligence investigations using publicly available and other materials to further analyze a possible business combination. These consultations continued throughout the remaining Acquisition discussions.

     During the week of March 20th, China Mineral's management continued to assess the financial, legal and strategic aspects of the proposed business combination, while Sunwing's senior management and Ivanhoe did the same. During this time, representatives of China Mineral and Sunwing and their respective advisors exchanged due diligence information and arranged conference calls to discuss a proposed timetable for the transaction, preparation of due diligence materials for each company and the overall due diligence process.

     On March 23rd, Ivanhoe's counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, distributed an initial draft stock purchase agreement to China Mineral and its representatives.

     During the week of March 30th, China Mineral's management continued to assess the financial, legal and strategic aspects of the proposed business combination, while Sunwing's and Ivanhoe's senior management did the same. During this time, representatives of China Mineral and Sunwing and their respective legal and accounting advisors continued to exchange and refine due diligence information, and conduct conference calls to discuss the proposed transaction generally and the specific terms of the acquisition agreement.

     During this period, China Mineral's management and Loeb & Loeb prepared comments and proposed revisions to the draft stock purchase agreement, which they communicated to Sunwing and its representatives on April 13th. These negotiations continued until the acquisition agreement was executed by the parties on May 12th, during which period, both parties and their respective representatives and advisors continued their legal, financial and accounting due diligence activities.

     Mr. Barnett consulted with various members of Ivanhoe's board during the transaction initiation process in January and the negotiation process in February, including Messrs. Martin, Friedland, Daniel, Pirraglia and Graham. Ivanhoe's board, following further discussion, approved the signing of the Memorandum of Understanding by way of consent resolution on February 21st.

     On May 4, 2006, Ivanhoe's senior management team updated the Ivanhoe board of directors on the proposed business combination with China Mineral and has since provided the board with materials relating to the proposed transaction, including a draft of the stock purchase agreement. Following a thorough analysis of the materials provided to the board, Ivanhoe's board of directors voted by written consent resolution to approve and adopt the Acquisition and the stock purchase agreement, and the Ivanhoe board authorized company officers to take certain other actions designed to accomplish various transactions contemplated under the stock purchase agreement and associated documents.

     Throughout the negotiations, China Mineral's board members were kept informed by Mr. Kunz and Dr. Mu of the progress of the proposed transaction. The board was provided with materials relating to the proposed transaction, including a draft of the stock purchase agreement and a summary of the key terms of the stock purchase agreement, and was advised on its legal duties and responsibilities in connection with the possible business combination transaction. China Mineral management reviewed with the board members the strategic benefits of the possible transaction, the results of the due diligence review of Sunwing, risks of the proposed transaction and its financial aspects. Following a thorough analysis of the materials provided to the board, the China Mineral board unanimously voted to approve and adopt the Acquisition and the acquisition agreement, and to recommend to China Mineral's stockholders that they approve the Acquisition.

     After negotiation of the final terms of the acquisition agreement, representatives of China Mineral and representatives of Sunwing and Ivanhoe executed it, and the parties issued a joint press release announcing the proposed Acquisition.

BOARD CONSIDERATION AND APPROVAL

     While no one factor determined the final agreed upon consideration in the Acquisition, China Mineral's Board of Directors reviewed various industry and financial data, including certain valuation analyses and metrics in order to determine that the consideration to be paid to Ivanhoe for Sunwing was reasonable and fair from a financial point of view and that the Acquisition was in the best interests of China Mineral's stockholders.

     INTEREST OF CHINA MINERAL'S MANAGEMENT IN THE ACQUISITION. When you consider the recommendation of China Mineral's Board of Directors that you vote in favor of the Acquisition, you should keep in mind that they and certain advisors with whom they consulted regarding the Acquisition have interests in the Acquisition that are different from, or in addition to, yours. These interests include the following:


     o If the Acquisition is not approved and China Mineral is therefore required to liquidate, the pre-IPO shares held by its directors will in all probability be worthless because they will not be entitled to receive any of the net proceeds of China Mineral's IPO distributed upon liquidation of the IPO trust account. In addition, the possibility that they will be required to perform their obligations under their indemnity agreements will be substantially increased. The Company is, however, incurring substantial transaction expenses in completing the proposed Sunwing acquisition, in addition to those already incurred, for which the directors might be called upon to perform their indemnity obligations. In other words, in pursuing the Acquisition, they are incurring additional potential liability before knowing whether their indemnity obligations will be called upon or not.

     o All rights of China Mineral's directors and executive officers to be indemnified by the Company, and of China Mineral's directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the Acquisition. If the Acquisition is not approved and China Mineral liquidates, however, its ability to perform its obligations under those provisions will be substantially impaired since it will cease to exist as a result of being required to be liquidated and dissolved within 60 days of, at the latest, August 30, 2006. If the Acquisition is ultimately completed, the combined company's ability to perform such obligations will probably be substantially enhanced, and the possibility that the directors will be required to perform their obligations under the indemnity agreements referred to above will be substantially lessened. As noted above, however, their potential indemnity liability will increase before they know whether their indemnity obligations will be called upon or not.

     o The Company's financial, legal and other advisors have rendered services for which they may not be paid if the Acquisition is not approved, and certain of them may have the opportunity to provide additional services to China Mineral in the future. In connection with the Sunwing negotiations, China Mineral's counsel, Loeb & Loeb LLP, has provided approximately US$107,000 of services for which it has not been paid as of May 11, 2006. Broadband Capital has agreed to waive its right to any fee in connection with the Acquisition to which it would otherwise be entitled pursuant to its financial advisory agreement with China Mineral.

     CHINA MINERAL'S REASONS FOR THE ACQUISITION AND ITS RECOMMENDATION. China Mineral's Board has unanimously concluded that the Acquisition is in the best interests of China Mineral's stockholders. They did not obtain a fairness opinion, but did make a determination that the Acquisition satisfies the provisions of China Mineral's charter, and is in the process of engaging an independent valuation expert to assist it confirming its determinations.

     China Mineral's management conducted a due diligence review of Sunwing that included an industry analysis, a description of Sunwing's existing business model, a valuation analysis and financial projections in order to enable the Board of Directors to ascertain the reasonableness of this range of consideration.

     To determine that value of Sunwing, China Mineral's board recognized that it did not have extensive industry expertise in oil and energy, and therefore engaged its IPO underwriter, which in turn engaged an independent oil and energy expert to conduct a due diligence review of Sunwing that included an industry analysis, a description of Sunwing's existing business model, a valuation analysis and financial projections in order to enable the Board of Directors to ascertain the reasonableness of the range of consideration afforded by the proposed Sunwing transaction.

     The evaluation model suggested an approximately $62 million market value for 100% of Sunwing's Dagang operation. China Mineral concluded from Sunwing's recent farmout of a 10% working interest in the Zitong block (to Mitsubishi Gas for US$4 million) that the market value of Sunwing's Zitong Block is at least $40 million. In addition, Sunwing has a two percent gross overriding royalty in the Daqing Zhaozhou oilfield that is currently generating a cash flow of approximately US$100,000 per month and has a value of from US$5 million to US$7 million. Based on these evaluations of Sunwing's two major assets, together with the exclusive rights to Ivanhoe's HTL Technology in China, the Daqing royalty interest and the other arrangements provided for in the proposed Acquisition, and the value of Sunwing's corporate infrastructure, the board concluded that the consideration to be paid to Ivanhoe for Sunwing was reasonable and fair to China Mineral and its stockholders from a financial point of view.

     In reaching its conclusion to approve the redomestication and Acquisition, the Board consulted with its outside consultants, financial advisors and legal counsel and came to the following principal conclusions:

     o Sunwing's strategic fit, in light of China Mineral's charter requirement that it acquire a company operating in the PRC with long-term strategic direction, prospects for growth and management capability, makes it an attractive business combination candidate.

     o Current industry, economic and market conditions and trends in the oil and gas industry in PRC, and the expected decrease over time in the number of suitable business combination candidates, leave China Mineral with fewer opportunities to achieve a business combination prior to its mandated liquidation date.

     o The Acquisition's financial terms are fair and its other terms reasonable.


     In weighing the Acquisition's relative merits, the Board considered the following principal factors as generally supporting its decision to approve the
Acquisition:

     o Its consideration of possible business combinations, including the process it undertook, with the assistance of outside consultants, to explore and review alternatives in the stockholders' best interests.

     o Its understanding of economic and industry conditions relating to the oil and gas industry.

     o Sunwing's business, operations, financial condition, cash flow and prospects, augmented by China Mineral's cash and U.S. public company status.

     o The possible stock market reaction to the Acquisition, and the expected impact of the announcement of the Acquisition on China Mineral and Sunwing.

     o That the terms and conditions of the Acquisition Agreement, the manageable execution risk of consummating the Acquisition, the proposed structure of the transaction, the operational and capital market profile of the combined company following the Acquisition and the anticipated closing date of the Acquisition are favorable for a transaction of this size and nature.

     o The results of due diligence investigations of Sunwing and Ivanhoe by China Mineral's management, independent auditors, outside legal counsel and financial advisors.

     This discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by it. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors, and it did not undertake to make any specific determination as to whether a particular factor, or aspect of a particular factor, was favorable or unfavorable to its ultimate determination. The Board conducted an overall analysis of the factors described above, including discussions with China Mineral's management, outside consultants, legal counsel and financial advisors, and individual Board members may have given different weight to different factors. It should be noted that this explanation is forward-looking in nature, and should therefore be read in light of the discussion of forward-looking information in "Risk Factors."

     SATISFACTION OF 80% TEST. China Mineral's charter requires that any business it acquires have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the IPO trust account. Based on the financial analysis of Sunwing generally used to approve the transaction, the Board determined that this requirement was met and exceeded. The Board made several assumptions in deriving statistics about Sunwing, solely for the purpose of management determining a value for it. Investors should not place any weight on these projections because any projection is subject to many assumptions some or all of which may not be correct or occur as assumed.

     CONCLUSION OF CHINA MINERAL'S BOARD. After careful consideration of all relevant factors, China Mineral's Board has unanimously determined that the Acquisition and the redomestication are fair to and in the best interests of China Mineral and its stockholders. They have unanimously approved and declared advisable each proposal and unanimously recommend that you vote or give instructions to vote "FOR" each, including the proposal to grant discretion to our Board of Directors or Chairman to adjourn or postpone the special meeting if necessary in order to solicit additional proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the other proposals.

     The foregoing discussion of the information and factors considered by the China Mineral Board is not meant to be exhaustive, but includes the material information and factors considered by it.

APPRAISAL RIGHTS

     Under Delaware law, no China Mineral stockholder is entitled to appraisal rights in connection with the Acquisition.

TERMS OF THE ACQUISITION AGREEMENT

     The discussion in this joint proxy statement/prospectus of the Acquisition and the principal terms of the Acquisition Agreement catalogued below are qualified in their entirety by reference to the copy which is attached as Annex A and incorporated herein by reference. The following description summarizes the material provisions of the Acquisition Agreement, which Agreement we urge you to read carefully because it is the principal legal document that governs the Acquisition. For this discussion, we refer to the Acquisition Agreement simply as the "Agreement," unless the context otherwise requires.

     The representations, warranties, covenants and agreements of Sunwing Holding, Sunwing Energy and China Mineral in the Agreement were made only for those purposes and as of specific dates, were solely for the benefit of the parties, and may be subject to agreed limitations, including being qualified by disclosures exchanged between them. The representations and warranties may have been made for the purposes of allocating contractual risk instead of establishing facts, and are subject to standards of materiality that relate to the contracting parties and not to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on it or any description of it as a characterization of the actual state of facts or condition of the parties or their affiliates.

GENERAL

     The Agreement provides that we will buy from Ivanhoe's wholly-owned subsidiary, Sunwing Holding, all of the authorized, issued and outstanding capital stock of Sunwing Energy. The Acquisition will be consummated subject to and shortly after stockholder approval at the special meeting and satisfaction or waiver of the other conditions to closing. Through our acquisition of all of the authorized, issued and outstanding capital stock of Sunwing Energy, we will obtain ownership of Sunwing Energy and its subsidiaries which operate in the Peoples Republic of China.

     Upon completion of the redomestication and the Acquisition, (i) China Mineral will have become a British Virgin Islands corporation with the name "China Ivanhoe Energy Ltd.," (ii) its corporate headquarters and principal executive officers will be located at 19th floor, 101 n- 6th Ave, S.W. Calgary Alberta, T2P 3P4 (Sunwing's current headquarters) and (iii) we will cause China Ivanhoe Energy's equity securities to continue trading on the OTC Bulletin Board, and will change their trading symbols to ones reasonably representative of the company's corporate name or business post-closing.

BASIC DEAL TERMS

     For Sunwing, we will pay Ivanhoe:

     (i) a number of China Ivanhoe Energy ordinary shares determined by dividing US$100,000,000 (subject to working capital and assumed indebtedness adjustments) by the per-Public Share amount in the IPO trust account, reduced to take into account amounts necessary to satisfy our obligations to third parties;

     (ii) "Performance Warrants" to purchase 2,000,000 China Ivanhoe Energy ordinary shares at an exercise price of US$5.00 per share, exercisable at any time within two years of China Ivanhoe Energy's giving notice of redemption to holders of its warrants; and

     (iii) 1,200,000 "Contingent Shares" of China Ivanhoe Energy, which will be issued to Sunwing Holding only if we issue a notice of redemption with respect to its warrants within two years of the closing of the Acquisition.

     In addition, each member of our Board of Directors has granted to Sunwing Holding a ten calendar day Founder's Option, effective as of the release of their shares from the escrow created at the time of our IPO, to acquire, in the aggregate, 500,000 common shares owned by them for US$2.50 per share.

     The shares underlying the Performance Warrants, the Contingent Shares and the Founder's Options are subject to adjustment as a result of stock splits, stock dividends, combinations, reclassifications, recapitalizations or other similar changes post-closing.

     As an additional part of the consideration for the Acquisition:

     (i) Ivanhoe will agree, pursuant to an Area of Interest Agreement, for five years following the closing of the Acquisition, to refrain from engaging in petroleum exploration, production and transportation activities in China, other than those involving Ivanhoe's licensed heavy-to-light crude oil and bitumen upgrade (HTL) technology and its stranded natural gas (GTL) technology, and to offer to Sunwing, on an exclusive basis, any business opportunities involving such activities that become available to it. If Ivanhoe (in its sole discretion) elects to engage in petroleum exploration, production and transportation activities in China involving Ivanhoe's HTL Technology, Ivanhoe will agree to offer to Sunwing the right to participate equally with Ivanhoe in those activities. If Ivanhoe elects to license or otherwise make its HTL Technology available to others for use in China, Ivanhoe will pay Sunwing 25% of any fees or royalties it receives from any such licenses of, or similar arrangements with respect to, its HTL technology;

     (ii) Ivanhoe will provide China Ivanhoe Energy, pursuant to a Corporate Services Agreement, with certain accounting, investor relations, corporate and securities regulatory compliance services for consideration of US$5,000 per month;

     (iii) Ivanhoe will be granted registration rights with customary terms and conditions at the closing of the Acquisition with respect to the shares issued to it by China Ivanhoe Energy; and

     (iv) The founders' registration rights agreement entered into at the time of our IPO will be amended to ensure that there are no conflicts among the outstanding registration rights granted with respect to our shares.

Forms of these agreements are included as exhibits to the Acquisition Agreement.

REPRESENTATIONS AND WARRANTIES

     Ivanhoe and Sunwing Holding make customary representations and warranties about Sunwing relating to, among other things, its corporate existence; capitalization; corporate and contractual formalities observed in connection with the Acquisition; and its financial statements, assets, liabilities, operations, contractual arrangements, intellectual property rights, transactions with affiliates, compliance with tax, environmental, pension and employee benefits, securities and other laws and regulations, pending and potential legal proceedings and insurance coverage. They also makes customary representations and warranties about their own corporate existence, corporate and contractual formalities observed in connection with the Acquisition, ownership of Sunwing and compliance with securities law requirements in receiving the consideration to be paid for Sunwing.

     We make customary representations and warranties relating to, among other things, our corporate existence; capitalization; corporate and contractual formalities observed in connection with the Acquisition; and our financial statements, assets, liabilities, operations, contractual arrangements, transactions with affiliates, compliance with tax, pension and employee benefits, securities and other laws and regulations, pending and potential legal proceedings and insurance coverage.

CONDUCT OF BUSINESS PENDING CLOSING

     Ivanhoe and Sunwing agree to conduct Sunwing's operations in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization and remain in the good graces of its officers, key employees, customers, suppliers and other third parties. Ivanhoe also agrees to cause all inter-company receivables, payables, loans, guarantees, liabilities and other obligations between Sunwing and its subsidiaries (or their directors and officers), on the one hand, and Ivanhoe and its other subsidiaries (or their directors and officers), on the other, to be liquidated, eliminated and/or released without cost to or payment by China Mineral or Sunwing, effective immediately prior to closing, and to cause Sunwing to pay all deferred compensation and taxes owed by Sunwing prior to closing.

     We agree not to engage in any business or operations, enter into agreements or incur liabilities other than in connection with completing the Acquisition, to use commercially reasonable efforts to preserve our business organization and remain in the good graces of our directors and officers and other third parties and not to change our governing instruments, sell or pledge our assets, declare or pay dividends or alter our capital structure, including by issuing, splitting, combining, reclassifying, redeeming, reacquiring or exchanging our stock or any derivative securities.

     We both agree to use commercially reasonable efforts to complete the Acquisition promptly, provide confidential "due diligence" access and cooperation to the other and agree to consult with each other regarding necessary or advisable permits, consents, approvals and authorizations and keep each other apprised of the status of closing matters.

"NO-SHOP" PROVISIONS

     Both Ivanhoe and we agree not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party with respect to the sale of shares or material assets or any merger, recapitalization or similar transaction.

OTHER AGREEMENTS

     Ivanhoe agrees not to make any claims against the IPO trust account for any reason whatsoever or any claim against China Mineral that would adversely affect China Mineral's business, operations or prospects or the funds held in the IPO trust account.

CLOSING CONDITIONS

     Each party's obligation to complete the Acquisition is subject to the satisfaction or waiver of the following conditions:

     (i) China Mineral stockholders' approval of the redomestication and the Acquisition, with holders of less than 20% of the Public Shares electing conversion and less than ten percent of the outstanding China Mineral common stock having perfected appraisal rights in connection with the redomestication merger;

     (ii) the material accuracy of the other parties' representations and warranties and their material performance of their obligations under the Agreement;

     (iii) the absence of legal requirements or orders making the Acquisition illegal or restraining, enjoining or prohibiting it, and the absence of pending or threatened legal action or proceedings challenging or seeking to restrain or limit the Acquisition or China Mineral's or Sunwing's ownership or operation of their business; and

     (iv) deliveries of the consideration for the Acquisition (including the agreements and amendments mentioned above), closing certificates, resignations of China Mineral officers and directors, Payoff letters for China Mineral's expenses incurred in connection with the Acquisition and appointment of their agreed-upon replacements, legal opinions and other customary documentation.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     The representations and warranties terminate on the closing of the Acquisition.

     Each party agrees to indemnify the other against and hold it harmless from brokerage claims involving the other party.

TERMINATION

     The Agreement may be terminated and the Acquisition abandoned before closing by mutual written consent; or by either party, if (i) any final, nonappealable and uncontested law or governmental order permanently restrains, enjoins or prohibits the Acquisition or makes it illegal; (ii) the Acquisition has not been consummated by August 30, 2006; (iii) the Acquisition and the redomestication are not approved by our stockholders; and (iv) the other party fails to cure its breach of any representation, warranty, covenant or agreement within 30 days after notice thereof. On termination, the Agreement will become void and have no force or effect, without any liability or obligation on the part of any party, except in connection with any willful breach and the parties' confidentiality obligations.

SPECIFIC PERFORMANCE

     Each party may seek injunctive relief to prevent or cure breaches of the Agreement.

AMENDMENT, EXTENSION AND WAIVER

     Subject to applicable law and the rules of any relevant stock exchange, the Agreement may be amended, the time for performance specified therein extended or breaches thereof waived by duly-authorized mutual written consent (or, in the case of extensions of time and waivers, by the party giving the same).

GOVERNING LAW

     Those of the State of Delaware.

REGULATORY AND OTHER APPROVALS

     Except for approvals required by Delaware and British Virgin Islands corporate law and compliance with applicable securities laws and rules and regulations of the U.S. Securities and Exchange Commission, there are no federal or state regulatory requirements which remain to be complied with or other material approvals to obtain or filings to make in order to consummate the Acquisition.

ADDITIONAL AGREEMENTS

     As noted and described above, in connection with the Acquisition the parties will enter into the Area of Interest, Corporate Services and registration rights agreements, as well as an amendment to the founders' registration rights agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material U.S. federal income tax consequences of the redomestication to China Mineral stockholders who are U.S. Holders, and the ownership and disposition of China Ivanhoe Energy shares to such U.S. Holders. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. A U.S. Holder is (i) a beneficial owner of China Mineral common stock that is a citizen or resident of the United States, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust that is described in Section 7701(a)(30) of the Code, that or who (ii) holds the China Mineral common stock as a capital asset within the meaning of Section 1221 of the Code.


     Redomestication

     The redomestication merger is intended to qualify as a reorganization under the Code. If it is treated as such, no gain or loss will be recognized by U.S. Holders on the exchange of China Mineral common stock for stock of China Ivanhoe Energy. The U.S. federal income tax basis of the shares of China Ivanhoe Energy received by U.S. Holders in the merger will be the same as the adjusted tax basis of the China Mineral common stock surrendered in exchange, and the holding period of the shares received will include the period during which the China Mineral common stock was held on the date of the redomestication merger.

     The foregoing U.S. federal income tax consequences should not be affected by the changes made to the Code by the American Jobs Creation Act of 2004 in the treatment of domestic business entities which expatriate from the United States to a foreign jurisdiction. These new provisions generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% or 80% of continuing share ownership in the successor foreign entity by the former U.S. corporation's stockholders and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the China Mineral redomestication and the Acquisition Agreement, following the redomestication merger into China Ivanhoe Energy and consummation of the Acquisition that will occur immediately after and as part of the same plan as the redomestication, the holders of China Mineral common stock will own not more than 30% of the shares of China Ivanhoe Energy.

     Ownership and Disposition of China Ivanhoe Energy Shares

     Dividends

     For U.S. federal income tax purposes, and subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of all dividends paid with respect to China Ivanhoe Energy shares out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles ("E&P") to a U.S. Holder generally will be treated as foreign source ordinary income to such holder. United States corporations that hold China Ivanhoe Energy common stock will not be entitled to the dividends received deduction available for dividends received from United States corporations. To the extent a distribution exceeds E&P, it will be treated first as a return of capital to the extent of the U.S. Holder's basis, and then as gain from the sale of a capital asset. China Ivanhoe Energy is not expected to maintain calculations of its E&P for U.S. federal income tax purposes. Therefore, the entire amount of any distribution paid by it to a U.S. Holder generally will be treated as a dividend. Such dividends will generally constitute foreign source "passive income" for U.S. foreign tax credit purposes.

     With respect to noncorporate U.S. Holders for taxable years beginning before January 1, 2009, dividends from China Ivanhoe Energy may be taxed at the lower applicable capital gains rate (see "--Sale or Other Disposition" below) if
(1) the shares of China Ivanhoe Energy are readily tradable on an established securities market in the United States, (2) China Ivanhoe Energy is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. The OTC Bulletin Board, the only exchange on which the shares of China Ivanhoe Energy are currently anticipated to be traded, is not currently included on the IRS's published list of established securities markets in the United States for these purposes. Accordingly, dividends payable in respect of those shares generally will not currently qualify for the lower rate. U.S. Holders are urged to consult their own tax advisors regarding the applicability of the lower rate for any dividends paid with respect to China Ivanhoe Energy shares.

     Sale or Other Disposition

     Upon a sale or other taxable disposition of shares of China Ivanhoe Energy, and subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the shares.

     Under current law, capital gains realized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains realized by non-corporate U.S. Holders are subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2009 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the shares exceeds one year. The deductibility of capital losses is subject to limitations. Capital gain or loss realized by a U.S. Holder upon a disposition of shares will constitute income or loss from sources within the United States for foreign tax credit limitation purposes.

     Passive Foreign Investment Company Rules

     A foreign company is a passive foreign investment company, or PFIC, if 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any company in which it is considered to own 25% or more of the shares by value, is passive income. Alternatively, a foreign company will be a PFIC if at least 50% of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, including the pro rata share of the assets of any company in which it is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

     It is expected that the shares of China Ivanhoe Energy should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If China Ivanhoe Energy were to be treated as a PFIC, gain realized on the sale or other disposition of shares would in general not be treated as capital gain. Instead, a U.S. Holder would be treated as if it had realized such gain and certain "excess distributions" ratably over its holding period for the shares and generally would be taxed at the highest rate in effect for each year to which the gain or excess distribution was allocated, together with an interest charge in respect of the tax attributable to each such year. All U.S. Holders should consult their tax advisors as to rules regarding PFICs under their particular circumstances.

     United States Backup Withholding

     Dividends paid on shares to a U.S. Holder and proceeds from a U.S. Holder's sale or other disposition of shares to or through a U.S. office or broker will be subject to information reporting requirements. Such dividends or proceeds from a sale or disposition also may be subject to backup withholding (currently at a rate of 28%) unless the U.S. Holder:


     o is a corporation or comes within some other categories of exempt recipients, and, when required, demonstrates this fact, or

     o provides a correct taxpayer identification number on a properly completed IRS Form W-9 or substitute form, certifies that the U.S. Holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

          Any amount withheld under these rules will be creditable against the U.S. Holder's U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. Holder provides the required information to the IRS. If a U.S. Holder is required to and does not provide a correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. All U.S. Holders should consult their tax advisors as to their qualification for the exemption from backup withholding and the procedure for obtaining an exemption.

                                      * * *

     The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions. No rulings have been or will be sought from the IRS concerning the tax consequences of the transactions contemplated by the Acquisition Agreement or redomestication merger.

     The discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code. Such taxpayers include non-U.S. persons, insurance companies, tax-exempt entities, dealers in securities, banks, persons who acquired their stock interests pursuant to the exercise of employee options or otherwise as compensation, persons liable for alternative minimum tax, persons that hold stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is not the U.S. dollar, and persons that actually or constructively own 10% or more of our voting stock.

     This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

     BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE REDOMESTICATION AND THE ACQUISITION TO HIM, HER OR IT, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

     The Acquisition will be accounted for as a capital transaction for accounting and financial reporting purposes. Accordingly, for accounting purposes, the Acquisition will be treated as the equivalent of Sunwing's issuing stock for the net monetary assets of China Mineral, accompanied by a recapitalization. The net monetary assets of China Mineral will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. Under this method of accounting, Sunwing will be the continuing entity for financial reporting purposes. The retained earnings (deficit) of Sunwing will be carried forward after the Acquisition. Operations prior to and following the Acquisition will be those of Sunwing.

                               THE REDOMESTICATION

GENERAL

     China Mineral is reincorporating in the British Virgin Islands and in that process changing its name and corporate documents and reconstituting its board of directors. The redomestication is an obligation under the Acquisition Agreement with Ivanhoe and Sunwing, and is a condition to consummation of the Acquisition.

     We believe that the reincorporation in the British Virgin Islands will (i) give the continuing company more flexibility and simplicity in various corporate transactions, (ii) facilitate and reduce the costs of any further reorganization of its subsidiaries, (iii) permit the creation and acquisition of additional companies in China as its business expands and (iv) reduce its taxes and other costs of doing business in the future because its operations will be in China after the Acquisition. The British Virgin Islands has adopted the BVI Business Companies Act that allows for flexible and creative corporate structures for international businesses, and international business companies domiciled there are wholly exempt from BVI tax on their income.

     As part of the reincorporation, China Mineral's corporate name will be that of the surviving company, "China Ivanhoe Energy Ltd."

     The full texts of the Plan of Merger and the Memorandum and Articles of Association of China Ivanhoe Energy are set forth in annexes to this joint proxy statement/prospectus. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

ADOPTION OF THE REDOMESTICATION MERGER

     China Mineral's Board of Directors has unanimously approved the reincorporation plan and redomestication merger and recommends that China Mineral stockholders approve it.

     The affirmative vote of holders of a majority of China Mineral's outstanding shares is required for approval of the reincorporation plan and redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

     The reincorporation plan will not be implemented if the Acquisition Agreement is not approved or the Acquisition is not consummated. The Acquisition will not be consummated if China Mineral does not reincorporate in the British Virgin Islands.

     China Mineral's Board of Directors unanimously recommends a vote "FOR" the approval of the reincorporation plan and redomestication merger.

PLAN OF REINCORPORATION AND REDOMESTICATION MERGER

     The reincorporation will be achieved by the merger of China Mineral, a Delaware corporation, with and into China Ivanhoe Energy, a BVI company formed and owned by Ivanhoe at this time. Ivanhoe will transfer China Ivanhoe Energy to China Mineral in connection with the redomestication. China Ivanhoe Energy will be the surviving entity in the merger. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of China Ivanhoe Energy, written in compliance with BVI law. The effectiveness of the reincorporation and the merger is conditioned upon the filing by both China Mineral and China Ivanhoe Energy of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, China Mineral will cease its corporate existence in the State of Delaware, and its business will be continued by China Ivanhoe Energy pursuant to BVI law.

     At the time of the redomestication merger, one new share of China Ivanhoe Energy will be issued for each outstanding China Mineral share held by our stockholders on the effective date for the reincorporation. Each China Ivanhoe Energy share owned by China Mineral will be canceled and resume the status of authorized and unissued China Ivanhoe Energy ordinary shares. China Mineral shares no longer will be eligible to trade on the U.S. Over-the-Counter Bulletin Board market. China Ivanhoe Energy shares will be eligible to trade in their place beginning on or about the effective date of the reincorporation under a new CUSIP number and trading symbol.

     Your percentage ownership of China Mineral/China Ivanhoe Energy will not be affected by the reincorporation. As part of the Acquisition, however, a substantial number of additional China Ivanhoe Energy shares will be issued as consideration for Sunwing. As part of the reincorporation, China Ivanhoe Energy will assume China Mineral's outstanding warrants on their current terms, and will otherwise assume all outstanding obligations of China Mineral and succeed to those benefits enjoyed by China Mineral. The business of China Mineral, upon the reincorporation and completion of the Sunwing Acquisition, will become that of Sunwing.

     It will not be necessary to replace current China Mineral stock certificates after the redomestication merger. DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES IN THE CHINA MINERAL NAME. Issued and outstanding China Mineral stock certificates will represent rights in China Ivanhoe Energy. Stockholders may, if they like, submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000), for new ones, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

     If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

APPRAISAL RIGHTS

     If the redomestication merger occurs, China Mineral stockholders who do not vote in favor of it have the right to demand the cash fair value of their China Mineral shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of taking China Ivanhoe Energy shares. Holders of options or warrants to purchase China Mineral common stock do not have appraisal rights. A condition to the parties' obligations to complete the Acquisition is that holders of no more than ten percent of China Mineral's outstanding common stock perfect appraisal rights.

     China Mineral common shares will not be converted into China Ivanhoe Energy shares if the holder validly exercises and perfects statutory appraisal rights with respect to them. When and if the holder withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into China Ivanhoe Energy shares on the same basis as the other shares converted in the redomestication merger.

     To perfect one's appraisal right, a stockholder must not vote in favor of the redomestication merger, and then mail or deliver a written demand for appraisal before the taking of the vote on the merger at the special meeting of China Mineral stockholders. This written demand must be separate from any written consent or vote against approval of the redomestication merger. Voting against approval of the redomestication merger or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of
Section 262 of the Delaware General Corporation Law. The written demand should be delivered to:

         China Mineral China Acquisition Inc./China Ivanhoe Energy Ltd.
                         210 East 85th Street, Suite 16
                            New York, New York 10028
                             Attention: Dr. Simon Mu

     A written demand for appraisal is only effective if it reasonably informs China Mineral of the stockholder's identity and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder's name and mailing address, the number of China Mineral shares owned and that the stockholder is thereby demanding appraisal.

     A record owner of China Mineral stock as a nominee for others, such as a broker, may exercise a right of appraisal with respect to stock held for some beneficial owners and not others. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, China Mineral will assume that the written demand covers all the China Mineral shares in the nominee's name.

     It is important that China Mineral receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder failing to perfect his, her or its appraisal rights. In that event, however, the stockholder will remain entitled to receive China Ivanhoe Energy shares in the redomestication merger.

     Dissenting stockholders must not approve the redomestication merger. If a dissenting stockholder votes in favor of the merger, the stockholder's right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the redomestication merger is not required in order to exercise appraisal rights.

     Dissenters must continuously hold their China Mineral shares from the date they make the demand for appraisal through the closing of the redomestication merger. Record holders who make the appraisal demand but subsequently sell their shares prior to the merger will lose any right to appraisal in respect of the sold shares.

     Within 120 days after the effective date of the merger, either China Ivanhoe Energy or any stockholder who has complied with the conditions of
Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares held by all stockholders entitled to appraisal rights. Neither China Mineral nor China Ivanhoe Energy has any intention at this time of filing such a petition. Because China Ivanhoe Energy has no obligation to file this petition if no dissenting stockholder does, dissenting stockholders may lose their rights of appraisal if they fail to file.

     A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the demand for appraisal rights within 60 days after the effective date of the merger. After that 60-day period, withdrawing a demand requires the written consent of China Ivanhoe Energy under Delaware law. If a stockholder effectively withdraws a demand for appraisal rights, he, she or it will receive the merger consideration.

     A stockholder in compliance with the demand requirements is entitled to receive from China Ivanhoe Energy, upon written request within 120 days after the effective date of the merger, a statement of the aggregate number of shares for which appraisal has been demanded and the number of stockholders making demands. China Ivanhoe Energy must provide the statement before the later of (i) the tenth day after receiving such request or (ii) the tenth day after the demand period has expired.

     If a Chancery Court proceeding is commenced by a dissenting stockholder, the surviving corporation has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all stockholders demanding appraisal rights, and conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to appraisal rights. The court may require deposit of dissenting stockholders' stock certificates with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

     The Chancery Court will determine the value of the shares taking into account all relevant factors, and excluding any appreciation or depreciation due to the anticipation or accomplishment of the redomestication merger. Fair value under Section 262 is not necessarily the same as an investment banking firm determining that the merger is fair. Upon determination of the value, China Ivanhoe Energy will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to China Ivanhoe Energy.

     The costs of the appraisal proceeding may be assessed against China Ivanhoe Energy and the stockholders as the court determines.

DIFFERENCES OF STOCKHOLDER RIGHTS

     Upon the completion of the reincorporation, the memorandum (as amended) and articles of association of China Ivanhoe Energy will become the governing documents of the surviving corporation. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. The most significant differences, in China Mineral management's judgment, are summarized below. Stockholders should refer to the annexes of the memorandum (as amended) and articles of association, the Delaware General Corporation Law and the corporate law of the British Virgin Islands, including the BVI Business Companies Act ("BCA"), to understand how these laws apply to China Mineral and China Ivanhoe Energy and may affect you. Under British Virgin Islands law, holders of a company's stock are referred to as shareholders, as opposed to stockholders.


              PROVISION                              CHINA MINERAL                        CHINA IVANHOE ENERGY
--------------------------------------   ---------------------------------------  --------------------------------------
Authorized Capital                       21 million shares of which 20 million    Unlimited number of ordinary and
                                         are shares of common stock, $.0001       preferred shares, each with no par
                                         par value per share and 1 million are    value
                                         shares of preferred stock, par value
                                         $.0001 per share

Par Value                                Stated in United States dollars          No par value

                                         Changes in capital generally require     Changes in number of shares company
                                         stockholder approval                     may issue may be made upon
                                                                                  resolution of shareholders or
                                                                                  directors

Preferred (Preference) Shares            Directors may fix the designations,      Rights of Preferred Shares are set
                                         powers, preferences, rights,             out in the memorandum
                                         qualifications, limitations and
                                         restrictions by resolution

Registered Shares                        Shares of capital stock of China         Same as China Mineral
                                         Mineral to be registered shares

Purpose of Corporation                   To engage in any lawful act not          To carry on or undertake any
                                         prohibited by law                        business activity irrespective of
                                                                                  corporate benefit


              PROVISION                              CHINA MINERAL                        CHINA IVANHOE ENERGY
--------------------------------------   ---------------------------------------  --------------------------------------

Amendment of Certificate of              Requires stockholder vote and, except    Requires vote of the shareholders
Incorporation                            in limited circumstances, by the         or, as permitted by the BCA and the
                                         board of directors                       memorandum, by the board of directors

Registered Office                        9 East Loockerman Street                 P.O. Box 805
                                         Kent County                              Midocean Chambers
                                         Dover, Delaware                          Road Town,
                                                                                  Tortola, British Virgin Islands

Transfer Agent                           Continental Stock Transfer & Trust       Same as China Mineral
                                         Company

Voting Rights                            Common stock: one share, one vote on     Same as China Mineral
                                         all matters before the holders of the
                                         common stock                             Directors elected by plurality as
                                                                                  provided in memorandum and articles;
                                         Other classes of equity may have         all other matters by a majority of
                                         voting rights as assigned to them by     those shares present and entitled to
                                         the board of directors or as approved    vote
                                         by stockholders

                                         Directors elected by plurality, all
                                         other matters either by majority of
                                         issued and outstanding or majority of
                                         those present and entitled to vote as
                                         specified by law

Redemption of Equity                     Shares may be repurchased or             Shares may be repurchased or
                                         otherwise acquired, provided the         otherwise acquired, provided the
                                         capital of the company will not be       company will remain solvent after
                                         impaired by the acquisition              the acquisition

                                         Company may hold or sell treasury
                                         shares

Stockholder consent                      Permitted as required for a vote at a    Same as China Mineral
                                         meeting

Notice Requirements for Stockholder      In general, to bring a matter before     To bring a matter before an annual
Nominations and Other Proposals          an annual meeting or to nominate a       meeting or to nominate a candidate
                                         candidate for director, a stockholder    for director, a member must give
                                         must give notice of the proposed         notice to the company of not less
                                         matter or nomination not less than 60    than 30 days nor more than 60 days.
                                         days and not more than 90 days prior
                                         to public disclosure of the date of      If the member is making a proposal
                                         annual meeting                           on a matter or nominating a
                                                                                  candidate for director and there is
                                         In the event that less than 70 days      less than 40 days notice or prior
                                         notice or prior public disclosure of     public disclosure of the date is
                                         the date of the meeting is given or      given or made to members, to be
                                         made to stockholder, to be timely,       timely, must be received no later
                                         the notice must be received by the       than the close of business on the
                                         company no later than the close of       10th day following the day on which
                                         business on the 10th day following       such notice of the date of the
                                         the day on which such notice of the      meeting was mailed or such public
                                         date of the meeting was mailed or        disclosure was made.
                                         public disclosure was made, whichever
                                         first occurs

              PROVISION                              CHINA MINERAL                        CHINA IVANHOE ENERGY
--------------------------------------   ---------------------------------------  --------------------------------------

Meetings of Stockholders -- Presence     In person or by proxy or other           In person or by proxy or by
                                         appropriate electronic means             telephone or other electronic means
                                                                                  and all shareholders can hear one
                                                                                  another

Meeting of Stockholder -- Notice         Not less than 10 days or more than 60    Not less than seven days; no maximum
                                         days                                     limit

Meeting of Stockholders - Call of        Regular and annual meetings shall be     Meetings may be called by the
Meeting                                  called by the directors. Special         directors or by shareholders holding
                                         meetings may be called only by           50 percent of the outstanding votes.
                                         majority of board of directors, chief    The articles require an annual
                                         executive officer or by a majority of    meeting of the members for the
                                         the issued and outstanding capital       election of directors to be called
                                         stock entitled to vote                   by the directors

                                                                                  Meetings on short notice may be
                                                                                  called upon waiver or presence of
                                                                                  all the members holding shares entitled
                                                                                  to vote or 90% of the total number of
                                                                                  shares entitled to vote agree to
                                                                                  short notice

Meeting of Stockholders - Place          Within or without Delaware               Within or outside the BVI as the
                                                                                  directors consider necessary or
                                                                                  desirable

Meeting of Stockholders - Quorum         Majority of the capital stock issued     Not less than 50% of the votes of
                                         and outstanding and entitled to vote     the shares entitled to vote.
                                         at meeting. Meeting may be adjourned     Adjournment to the next business day
                                         for up to 30 days without additional     at the same time and the same place
                                         notice to stockholders.                  if quorum is not present.

Meeting of Stockholders - Record Date    As fixed by the directors, no more       As fixed by the directors, may be
                                         than 60 days and no less than 10 days    the date on which notice of the
                                         before the meeting. If not fixed, the    meeting is given to the shareholders
                                         day before notice of meeting is given    or such later date as specified in
                                                                                  the notice, being a date not earlier
                                                                                  than the date of the notice.

Directors -- Election                    By the stockholders as entitled by       By the shareholders, including the
                                         their terms, including the holders of    holders of ordinary shares
                                         common stock

              PROVISION                              CHINA MINERAL                        CHINA IVANHOE ENERGY
--------------------------------------   ---------------------------------------  --------------------------------------

Directors -- Term                        Staggered board of three classes; for    Indefinite or as fixed by the
                                         terms of three years                     shareholders at the time of
                                                                                  appointment

Directors -- Removal                     By the stockholders for cause            By resolution of the shareholders
                                                                                  for cause or without cause on a vote
                                                                                  of at least 75% of the shareholders
                                                                                  passed at a meeting called for the
                                                                                  purpose of removing the director or
                                                                                  with cause by a resolution of
                                                                                  directors passed at a meeting called
                                                                                  for the purpose of removing the
                                                                                  director

Directors -- Vacancy                     May be filled by majority of             May be filled by shareholders or the
                                         remaining directors (unless they are     board of directors
                                         the result of the action of
                                         stockholders) and newly created
                                         vacancies may be filled by majority
                                         of remaining directors

Directors -- Number                      Unless established by certificate of     There shall be a minimum of one and
                                         incorporation, as determined by board    no maximum number.
                                         of directors, but not less than one

Directors - Quorum and Vote              A majority of the entire board. The      Not less than one-half of the total
Requirements                             affirmative vote of a majority of        number of directors, present in
                                         directors present at a meeting at        person or by alternate, except if
                                         which there is a quorum constitutes      there are only two directors, then a
                                         action by the board of directors         quorum will be two directors, and a
                                                                                  sole director passes resolution by
                                                                                  written consent.  A resolution is
                                                                                  passed at a meeting by the
                                                                                  affirmative vote of a  majority of
                                                                                  the directors or consented to in
                                                                                  writing by all directors

Directors - Managing Director            Not applicable                           Not applicable

Directors -- Powers                      All powers to govern the corporation     Same as China Mineral
                                         not reserved to the stockholders

Directors -- Committees                  Directors may establish one or more      Directors may establish one or more
                                         committees with the authority that       committees with the authority that
                                         the board determines                     the board determines, subject to
                                                                                  certain restrictions under BCA

Directors - Consent Action               Directors may take action by written     Same as China Mineral
                                         consent of all directors, in addition
                                         to action by meeting

Director -- Alternates                   Not permitted                            Directors may, by written
                                                                                  instrument, appoint an alternate who
                                                                                  need not be a director, who may
                                                                                  attend meetings in the absence of
                                                                                  the director and vote and consent in
                                                                                  the place of the directors


              PROVISION                              CHINA MINERAL                        CHINA IVANHOE ENERGY
--------------------------------------   ---------------------------------------  --------------------------------------

Directors - Appoint Officers             Directors appoint the officers of the    Same as China Mineral, subject to
                                         corporation, subject to the by-laws,     the memorandum and certain
                                         with such powers as they determine       restrictions under BCA

Director - Limitation of Liability       Directors liability is limited,          Duty to act honestly and in good
                                         except for (i) breach of loyalty,        faith with a view to the best
                                         (ii) act not in good faith or which      interests of the company and
                                         involves international misconduct or     to exercise care, diligence and skill
                                         a knowing violation of law, (iii)        that a reasonable director would
                                         willful violation of law in respect      exercise in the same circumstances,
                                         of payment of dividend or redeeming      taking the factual circumstances
                                         shares, or (iv) actions in which         into account. No provisions in the
                                         director receives improper benefit       memorandum, articles or agreement
                                                                                  may relieve a director from the duty
                                                                                  to act in accordance with the memorandum
                                                                                  or articles or from personal liability arising
                                                                                  from the management of the business or affairs of
                                                                                  the company. Further, a director who vacates
                                                                                  office remains liable in respect of acts or
                                                                                  omissions that occurred while he was a director.

Director - Indemnification Insurance     Company may purchase insurance in        Same as China Mineral
                                         relation to any person who is or was
                                         a director or officer of the company

Amendments to Organizational             Amendments must be approved by the       Amendments to the memorandum and
Documents                                board of directors and by a majority     articles, with certain restrictions,
                                         of the outstanding stock entitled to
                                         may be made by resolution of the vote
                                         on the amendment, and if shareholders
                                         or by the directors applicable, by a
                                         majority of the outstanding stock of
                                         each class or series entitled to vote
                                         on the amendment as a class or series.
                                         By-laws may be amended by the
                                         stockholders entitled to vote at any
                                         meeting or, if so provided by the
                                         certificate of incorporation, by the
                                         board of directors

Sale of Assets                           The sale of all or substantially all     The sale of more than 50% of the
                                         the assets of the company requires       assets of the company requires
                                         stockholder approval                     shareholder approval

Dissenters Rights                        Provision is made under Delaware         Provision is made under the BCA to
                                         corporate law to dissent and obtain      dissent and obtain fair value of
                                         fair value of shares in connection       shares in connection with certain
                                         with certain corporate actions that      corporate actions that require
                                         require stockholder approval or          shareholder approval or consent
                                         consent

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As indicated in the comparison of charter provisions, a director of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account the factual circumstances. The Memorandum and Articles of China Ivanhoe Energy do not relieve directors from personal liability arising from the management of the business of the company. Notwithstanding the foregoing,
Section 132 of the BVI Business Companies Act provides that China Ivanhoe Energy may indemnify directors against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. There are no agreements that relieve directors from personal liability. There are no provisions under the BVI Business Companies Act or the Memorandum and Articles of China Ivanhoe Energy which provide for the indemnification of any persons other than directors. China Ivanhoe Energy is permitted and intends to obtain director and officer insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, China Ivanhoe Energy and China Mineral have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

DEFENSES AGAINST HOSTILE TAKEOVERS

     While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of China Ivanhoe Energy's Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of China Ivanhoe Energy's Memorandum and Articles of Association.

     In general, the anti-takeover provisions of China Ivanhoe Energy's Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by China Ivanhoe Energy's board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of China Ivanhoe Energy or a tender offer for all of China Ivanhoe Energy's shares. The provisions are designed to discourage any tender offer or other attempt to gain control of China Ivanhoe Energy in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of China Ivanhoe Energy in a short time and then impose its will on the remaining shareholders. However, to the extent these provisions successfully discourage the acquisition of control of China Ivanhoe Energy or tender offers for all or part of China Ivanhoe Energy's shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by shareholders to be in their best interests.

     Tender offers or other non-open market acquisitions of shares will generally be made at prices above the prevailing market price of China Ivanhoe Energy's shares. In addition, acquisitions of shares by persons attempting to acquire control through market purchases may cause the market price of the shares to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of China Ivanhoe Energy's shares, and may thereby deprive shareholders of an opportunity to sell their shares at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those shareholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not shareholders deem such transactions to be in their best interest.

     SHAREHOLDER MEETINGS. British Virgin Island law provides that shareholder meetings shall be convened by the board of directors upon the written request of shareholders holding more than 50% of the votes of the outstanding voting shares of the company. China Ivanhoe Energy's Articles of Association provide that annual shareholder meetings for the election of directors may be called by the directors or by shareholders holding more than 50% of the votes of the outstanding voting shares of the Company.

     NUMBER OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS. British Virgin Island law requires that the board of directors of a company consist of one or more members and that the number of directors shall be fixed by the company's Articles of Association. China Ivanhoe Energy's Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the shareholders or the board of directors. Directors may be removed by the members only for cause or without cause on a vote of at least 75% of the shareholders passed at a meeting called for the purpose of removing the director or with cause by a resolution of directors passed at a meeting called for the purpose of removing the director.

     ELECTION OF DIRECTORS. Under British Virgin Island law, there is no cumulative voting by shareholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a shareholders meeting may, if they so choose, elect all directors of China Ivanhoe Energy, thus precluding a small group of shareholders from controlling the election of one or more representatives to the board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT. The China Ivanhoe Energy Articles of Association will provide for advance notice requirements for shareholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of China Ivanhoe Energy at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by China Ivanhoe Energy's board of directors or by shareholders comprising 50% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management.

RIGHTS OF MINORITY SHAREHOLDERS

     Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies may appoint an independent auditor and shareholders may receive the audited financial statements of the company.

     There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for BVI business corporations is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company's affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company's memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

     Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of China Ivanhoe Energy. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

TRANSFER OF CHINA IVANHOE ENERGY SECURITIES UPON DEATH OF HOLDER

     Because China Ivanhoe Energy is a BVI company, the transfer of the securities of China Ivanhoe Energy, including the common shares and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of China Ivanhoe Energy seek to obtain a grant of probate or letters of administration from a BVI court in order to transfer the shares upon the shareholder's death. China Ivanhoe Energy has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from non-BVI jurisdictions, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

                      POSSIBLE ADJOURNMENT OR POSTPONEMENT
                      OF THE CHINA MINERAL SPECIAL MEETING

     The China Mineral special meeting may be adjourned or postponed by China Mineral's Board of Directors or its Chairman, in their discretion, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the China Mineral special meeting to approve the redomestication merger or Acquisition proposals. The China Mineral Board of Directors recommends a vote "FOR" this proposal to grant discretionary authority to the China Mineral Board of Directors or chairman to adjourn or postpone the special meeting to solicit additional proxies.

                            INFORMATION ABOUT SUNWING

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus contains or incorporates by reference certain forward-looking statements and information relating to Sunwing (hereinafter defined) and Ivanhoe (hereinafter defined) that are based on the beliefs of management as well as assumptions made by Sunwing and/or Ivanhoe and information currently available to Sunwing and/or Ivanhoe. Forward-looking statements include statements concerning projected financial data, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. When used in this joint proxy statement/prospectus, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. These statements are based on current expectations of Sunwing and Ivanhoe and are naturally subject to uncertainty and change in circumstances. Actual results may vary materially from the expectations contained in this document. The following factors, among others, could cause results to differ materially from those described in this joint proxy statement/prospectus: any economic, business, competitive and/or regulatory factors affecting Sunwing's business generally. Unless required by law, Sunwing and Ivanhoe undertake no obligation to update publicly any forward-looking statements set forth in this joint proxy statement/prospectus, whether as a result of new information, future events or otherwise.

CORPORATE OVERVIEW


     Sunwing Energy Ltd., a company organized under the laws of Bermuda ("Sunwing"), is an energy company focused on the exploration, development and production of oil & gas in the People's Republic of China ("China"). Sunwing was incorporated in Bermuda on March 9, 2000, and its principal executive office is located at 101 6th Ave S.W. Calgary Alberta, T2P 3P4, telephone: 403-263-8088. Sunwing's registered and records offices are located at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda.

     Sunwing is currently a wholly-owned subsidiary of Ivanhoe Energy Inc., a company organized under the laws of the Yukon, Canada ("Ivanhoe"), which is an oil and gas company listed on NASDAQ (IVAN) and the Toronto Stock Exchange (IE). Information about Ivanhoe is available on Ivanhoe's website at www.ivanhoeenergy.com. You should not consider the information on Ivanhoe's website to be part of this joint proxy statement/prospectus.

     Sunwing's average net production rate for the first three months of 2006 averaged 1,125 barrels of oil per day, up from the 2005 average of 1,050 barrels of oil per day. Sunwing's total proved plus probable reserves as at December 31, 2005 were estimated by independent consultants at approximately 1.6 million barrels. Following the February 2006 acquisition of a 40% working interest from Richfirst Holdings Limited, a subsidiary of CITIC Group (formerly China International Trust and Investment Corporation), Sunwing's current production rate is approximately 2,400 barrels of oil per day and its total proved and probable reserves are approximately 2.5 million barrels.

     Sunwing currently holds a 100% interest in an oil production-sharing contract in the Kongnan block associated with the Dagang Oilfield located southeast of Beijing. Sunwing's production and reserves are associated with this working interest. In addition, Sunwing holds a 90% interest in a production-sharing contract in a gas exploration and development project in the Zitong block, located in Central Sichuan Province. Mitsubishi Gas Chemical Company Inc of Japan ("Mitsubishi Gas") holds the remaining 10% interest in this production-sharing contract pending approval of governmental authorities in China. Sunwing also owns a 2% royalty interest in the Zhou 13 block production-sharing contract in the Daqing oil field, the first oil development project offered by the Chinese onshore in China and Sunwing's first project in China. This royalty currently generates approximately US$100,000 per month net cash flow for Sunwing.

     China is poised to be the world's most significant energy market, characterized by (a) enormous year on year growth in demand for hydrocarbons, and (b) domestic production and growth in domestic production falling well short of domestic needs. The result is a large and growing requirement for hydrocarbon imports. This growing deficit has resulted in the Chinese Government's determination to increase domestic production and reserves. In addition, as demonstrated by China's growing energy investments outside of China, the Chinese Government is focused on increasing China's non-domestic production and reserves, including through collaboration with non-Chinese oil companies.

     Sunwing was one of the first western, non-major oil and gas companies to operate on mainland China and the first western company to obtain approval for two onshore oil development production-sharing contracts. Sunwing has been the most prolific foreign operator in China in terms of drilling, having drilled over 50 wells in China ranging in depth from 5,000 to 12,000 feet. Sunwing has been producing and selling its Chinese crude oil production for over 7 years.

     Sunwing's strategy in China is based on: (1) optimizing shareholder value by exploring, developing and producing lower risk, proven oil and gas reserves,
(2) applying western technology and management practices to the Chinese petroleum industry, thereby improving drilling and completion operations, production rates, production efficiency and operational safety, (3) capitalizing on longstanding relationships with Chinese industry and government to expand the potential of the company in China and (4) collaborating with various Chinese groups regarding joint oil and gas development outside of China.

     To date, Sunwing has focused on oil and gas activities in China. The forward business plan incorporates both activities -- incremental oil and gas production in China and development of collaborative opportunities with Chinese entities on opportunities outside of China.

     In executing this strategy, Sunwing intends to capitalize on its key strengths: (a) state of the art technology and management skills, (b) extensive operating experience in China and with Chinese entities and (c) a management team with extensive international exploration and production experience, including its affiliation with Ivanhoe.

     Sunwing's management team includes highly experienced oil and gas professionals with significant experience in operations in China and outside of China. The Board of Directors of the proposed post acquisition company, some of whom are present members on the Board Directors of Sunwing and/or Ivanhoe, will include leading international resource figures, each with many years of experience in China and with well-established relationships with the Chinese Government.

INTER-CORPORATE RELATIONSHIPS

                     [INTER-CORPORATE RELATIONSHIPS CHART]

AREA OF INTEREST

     Sunwing's future activities will be subject to an agreement with Ivanhoe related to an Area of Interest. This "Area of Interest" agreement provides, in relevant part, that Sunwing will be free to develop oil and gas activities in China and abroad as it sees fit, provided that such activities outside of China do not conflict with agreements Ivanhoe has or may have with third parties. Ivanhoe has agreed that for so long as Ivanhoe owns (directly or indirectly) more than 50% of Sunwing, Ivanhoe will not engage in oil and gas activities within China independently of Sunwing, except for projects related to Ivanhoe's HTL Technology, in which case the separate provisions in the agreement related to such HTL Technology projects within China would apply (as described in further detail in the following section).

RIGHTS RELATED TO IVANHOE'S HTL TECHNOLOGY

     Ivanhoe owns proprietary technology for the field upgrading of heavy oil and bitumen (such technology, the "HTL Technology"). Ivanhoe has considered and continues to investigate areas in the world where commercially exploitable heavy oil reserves may be found and exploited utilizing its HTL Technology. Ivanhoe and Sunwing have established an agreement (included within the Area of Interest agreement) related to the HTL Technology that provides, in relevant part, that in the event Ivanhoe identifies and decides (in its sole discretion) to pursue an HTL Technology project in China, Sunwing shall be offered the right to participate in 50% of the working interest in such China HTL Technology project available to Ivanhoe. Should Ivanhoe elect to make the HTL Technology available to any entity for application in China (including any entity Ivanhoe and Sunwing may have an interest in) in exchange for license and/or royalty fees, Ivanhoe will pay Sunwing 25% of the gross license and/or royalty payments received by Ivanhoe in respect of such application in China.

IVANHOE'S GAS-TO-LIQUIDS TECHNOLOGY

     Ivanhoe owns a master license to Syntroleum Corporation's gas-to-liquids technology ("GTL Technology"). This license allows Ivanhoe to develop GTL Technology projects worldwide. Sunwing has no specific agreement with Ivanhoe related to GTL Technology and Sunwing has no rights in relation to GTL Technology. Nevertheless, Sunwing has advised Ivanhoe that Sunwing will monitor opportunities for the development of GTL Technology projects in the Area of Interest, and if such opportunities are identified, and if Ivanhoe in its sole discretion agrees to proceed with such opportunities, it is expected that Ivanhoe and Sunwing would discuss a joint working interest arrangement with respect to such GTL Technology project.

BACKGROUND AND DEVELOPMENT


     Sunwing was established by Robert Friedland and Patrick Chua in 1994 as an independent oil and gas company focused on low risk exploration, development and production of oil and gas in China. The initial concept was as it is today: to apply western technologies and management practices to the exploration, development and production of oil and gas resources in China and to work with Chinese entities on jointly developing oil and gas opportunities outside of China.

     In August 1996, Sunwing signed the first oil development production-sharing contract with China National Petroleum Corporation to develop a portion of the Daqing Zhaozhou Oilfield. This production-sharing contract allowed Sunwing to exploit an 8,100-acre block of the Zhaozhou Oilfield, 60 miles southeast of Daqing in the Province of Heilongjiang in northeastern China. Sunwing successfully completed a five-well pilot project in 1998, implementing new drilling, completion, stimulation, production and management technologies. Following a pilot production period, Sunwing prepared and obtained all regulatory approvals for its overall development program in 2001. In January 2002, following a portfolio review, Sunwing divested its majority interest in this production-sharing contract and currently holds a 2% royalty interest.

     In September 1997, Sunwing signed the Kongnan production-sharing contract with China National Petroleum Corporation to develop six blocks covering over 22,400 acres in the Dagang Oilfield in Hebei Province. Drilling and production testing of 82 exploration wells and seismic surveys by the Dagang Oilfield Group indicated an original oil-in-place of over 400 million barrels of 32 degree API crude within the Kongnan blocks. Sunwing successfully completed a pilot project consisting of working over five of the 26 wells that produced oil intermittently when Sunwing took over this project, as well as the drilling and production testing of five new wells. In this pilot program, Sunwing experienced significant success in increasing production through new drilling and completion technology, increasing production by as much as 300% compared to offset China National Petroleum Corporation wells. Sunwing's re-completion of older wells also yielded commercial increases in production, mostly by the implementation of new, deep, downhole pumping technology. Full-scale development of this area commenced in 2003.

     Following the creation and initial public offering of PetroChina Company Limited ("PetroChina") on April 7, 2000, China National Petroleum Corporation assigned oversight of its production-sharing contracts to PetroChina in 2003, including Sunwing's interest in the Kongnan and Zitong blocks.

ACQUISITION BY IVANHOE ENERGY INC.

     In June 1999, Sunwing was acquired by Black Sea Energy Ltd., which was then renamed Ivanhoe Energy Inc. Sunwing became part of a larger entity with global experience and additional strengths related to oil and gas technology and financing. Sunwing continued to operate as a stand-alone, wholly-owned subsidiary within Ivanhoe under the name "Sunwing" with its principal executive offices headquartered in Calgary, Alberta.

     In April 2000, Sunwing signed a Cooperation Agreement on a gas-to-liquids project study with the Chongqing Municipality, the Southwest Oil & Gas Branch of PetroChina and a Consortium Group of Japanese companies. This study was focused on the use of the revolutionary gas-to-liquids technology to develop and monetize Chinese inland natural gas resources. In May 2000, Ivanhoe secured a master license to Syntroleum Corporation's gas-to-liquids technology. While this study did not lead to the development of a gas-to-liquids project, Sunwing, together with Ivanhoe, will continue reviewing opportunities related to the application of gas-to-liquids opportunities in China, and possibly abroad.

     In March 2001, Sunwing signed two Joint Study Agreements with PetroChina, which agreements provided Sunwing with the exclusive right to negotiate petroleum contracts to develop and exploit oil and gas resources in three key blocks: Zitongxi, Zitongdong and Yudong, each in the Sichuan Basin, China's largest gas-producing region. The blocks cover more than 1.9 million acres in the province of Sichuan and in the municipality of Chongqing, approximately 930 miles southwest of Beijing. This led to the September 2002 signing of a 30-year production-sharing contract with China National Petroleum Corporation for exploration, development and production in the Zitong blocks (including both Zitongxi and Zitongdong). Sunwing subsequently assigned its interest in the Zitong blocks to its wholly owned subsidiary, Sunwing Zitong Energy Ltd.

     In January 2004, Sunwing negotiated farm-out and joint operating agreements with Richfirst Holdings Limited ("Richfirst"), a subsidiary of CITIC Group (formerly China International Trust and Investment Corporation), whereby Richfirst paid US$20 million to acquire a 40% working interest in the Kongnan production-sharing contract. Chinese regulatory approvals for this farmout were obtained in June 2004. The farm-out agreement provided Richfirst with the right to convert its working interest in the Kongnan production-sharing contract in exchange for common stock of Ivanhoe. In February 2006, Richfirst made such an election and Sunwing re-acquired its 40% working interest in the Kongnan production-sharing contract for US$20 million in Ivanhoe common stock and a US$7.4 million three year, non-interest bearing note payable by Ivanhoe (US$6.5 million after being discounted to present value) and forgiveness of a US$1.8 million joint venture receivable from Richfirst due to Sunwing. The consummation of this transaction resulted in Sunwing taking its interest in the Kongnan block to 100%.

     In December 2005, Sunwing Zitong Energy Ltd., a wholly-owned subsidiary of Sunwing, farmed out 10% of the Zitong production-sharing contract to Mitsubishi Gas for US$4.0 million. Under this arrangement, Mitsubishi Gas has the option to ultimately increase its participating interest to 20%.

PROPERTIES

KONGNAN PROJECT, DAGANG

     OVERVIEW. The Kongnan Project is an oil development project in the Kongnan oil field near Dagang, located in Hebei Province, southeast of Beijing. The Kongnan block is a well-established oil field containing light, paraffinic oil with a gravity of approximately 32 degrees API.

     Sunwing is party to a 30-year production-sharing contract with China National Petroleum Corporation with an original contract area of 22,400 gross acres divided into six blocks in the Kongnan oilfield. The contract term is broken up into a 10-year pilot, evaluation and development period and a 20-year production period. Sunwing has a 100% working interest in the Kongnan Project and is the operator. Under the contract, as the operator, Sunwing funds 100% of the development costs and earns 82% of the net revenue of this project in the Kongnan field from oil production until cost recovery, at which time Sunwing's entitlement reverts to 49%. At the end of 2005, Sunwing relinquished 2 of the 6 blocks back to China National Petroleum Corporation, reducing the producing/development area to approximately 12,100 gross acres.

     The Kongnan production-sharing contract provides Sunwing with the right to market its oil domestically or export it and to sell its product in U.S. dollars at international market prices. Sunwing is currently selling its crude oil to

China National Petroleum Corporation at a three-month rolling average price based on Cinta crude, currently averaging approximately US$3.00 per barrel less than West Texas Intermediate. Cinta is an Indonesian crude that is traded daily on the international oil market.

     All petroleum producers in China pay a value added tax of 5% on oil production, in addition to negotiated royalty payments. Sunwing pays no royalty until annual gross production of crude oil from a particular block within the Dagang field exceeds approximately 10,000 barrels per day. Royalties then become payable at a rate of 2% and increase incrementally as the rate of production increases to a maximum of 12.5% once annual gross production on a block exceeds approximately 80,000 barrels per day. Sunwing's entire interest in the Dagang field will revert to China National Petroleum Corporation at the end of the 20-year production phase of the contract, or earlier should Sunwing abandon the field.

     GEOLOGY. The Kongnan project area is situated in the southern part of Bohai-North China Basin, a mesozoic-cenozoic age sedimentary rift basin that has undergone stages of faulting. The majority of oil fields developed around the Kongnan Project are trapped in faulted blocks. 3-D seismic data is available and used extensively to delineate the complex fault patterns.

     The age of the reservoir rocks are the Eocene Kongdian Formation deposited in a lake environment. The total Kongdian varies from 1,480 to 2,950 feet where it was partially eroded near paleo-structural highs. The reservoir sands are deposited from a range of sedimentary environments ranging from alluvial fan delta, lakeshore face fluvial to turbidite fans in the deeper part of the lake. The oil source is also from the lower part of the Kongdian where the water depth was quite deep resulting in at least 2 separate stages of oil shale development in the Kong 2 Formation. This basin has relatively high temperature gradient and maturation may have occurred at the time of Neogene and further migration may be possible in Miocene time. The traps are structurally and stratigraphically controlled.

     The Kongnan Project consists of 2 northern blocks called the Zilaitun and Xixiepo blocks with production primarily from the Kong 2 Formation. The reservoir units consist of stacked feldspathic litharenite sands with individual sand units varying in thickness from 7 to 30 feet. Reservoir depths vary from 8,760 to 10,500 feet. The proximity of reservoir sands to the source rocks means the majority of the Xixiepo pools have little or no edge water. The Zilaitun pools are shallower but complicated by volcanic and pyroclastic rocks that are wet. The faults in Zilaitun may not be sealing and therefore significant water can be produced. The Xixiepo area is about 3,830 acres with 15 new wells drilled and one old well used as water injector. Zilaitun area has 1,606 gross acres with 3 new wells drilled. Average reservoir porosity ranges from 14 to 18 percent.

     In the southern area, the 2 blocks for development are Duannan and Xiaoji blocks. Duannan has 3,645 gross acres with 22 new wells drilled and 8 old wells rehabilitated for production or injection purposes. The reservoir sand is the Kong 1 Formation with a gross pay thickness of about 820 feet divided into about 6 reservoir units at a depth of about 9,000 to 10,000 feet. Individual reservoir sands can vary from 3 to 25 feet. The upper Kong 1-1 sands are lakeshore face fluvial sands with better lateral continuity although thinner in general. Reservoir quality is also better. The Kong 1-2, Kong 1-3 sands are thicker but more discontinuous as these are thick alluvial fan deposits. There are water aquifers throughout the block. Average porosity in the Kong 1 reservoir sands range from 12 -- 22 percent.

     The Xiaoji area has 3,027 gross acres and 4 new wells have been drilled. The area is more complex with faults cutting some of the reservoir unit. The Lower Kong 1-2 and Kong 1-3 sands may have higher viscosity oil than any other oil in the area. The individual reservoir units are being production tested to measure ultimate performance. One old well has been rehabilitated and is currently producing. The reservoir depth is deeper at 9,700 to 10,300 feet.

     PLAN OF DEVELOPMENT. In general terms, oil reservoirs in China have very little natural reservoir energy to drive the oil. The Kongdian Formation being developed in the Kongnan block contains no natural drive mechanism. The oil has relatively low solution gas volumes (approximately 250 standard cubic feet per barrel initial solution gas/oil ratio); therefore, energy support by water injection is required to economically develop the reservoirs.

     Sunwing has undertaken a field development project by drilling wells at about 300-350 meter spacing within major faults that define and outline each producing area. Each producing area is water flooded, typically by using inverted 5-spot water flood patterns or as dictated by reservoir geometry. Existing wellbores are being utilized where possible as producing wells are converted to injectors to reduce capital requirements.

     Sunwing estimates that the cost of drilling, completion and equipment for each well is approximately US$1.5 million. The drilling time for a well is about 25 days. A further 25 days are required to complete and install surface facilities necessary to place the well on production. If fracture stimulation is proposed for the well, costs increase by an additional US$180,000.

     The original development plan for the project proposed up to 115 wells; however, results of drilling and well tests has resulted in a reduction in that original plan, the scope of the total project has been reduced and additional drilling beyond the current wells drilled will be dependent on results of an ongoing review of performance to date and identification of additional high grade targets.

     With the completion of the Pilot Phase, and the submission of the Overall Development Program, Sunwing has fulfilled all contractual commitments for the Dagang Kongnan contract. Any additional drilling will be carried out only if Sunwing elects to do so, based on ongoing economic and technical analysis. Sunwing's current development plan calls for no additional drilling in the Kongnan Project, although it may elect to drill a limited number of additional wells as more detailed information is generated. In addition, Sunwing may elect to bring in a partner to invest in drilling on its current undrilled acreage in the Kongnan project.

     PRODUCTION HISTORY AND PROJECTIONS. During 2001, Sunwing completed the pilot phase and in 2002 submitted the final draft of its Overall Development Program to the Chinese regulatory authorities for approval. Final government approval was obtained in April 2003, after which the development phase commenced in late 2003. In 2004, Sunwing drilled and completed 19 development wells and in 2005 Sunwing drilled and completed an additional 19 wells, had one new drilled well awaiting completion and re-completed 6 existing wells. In 2005, Sunwing incurred US$23.8 million for its development activities in the Dagang field, an increase of US$3.8 million compared to 2004.

     By the end of 2005, Sunwing had drilled a total of 39 development wells, as compared to the originally estimated 115 wells set out in the approved Overall Development Program. Sunwing suspended drilling to allow for detailed re-evaluation of the production performance, reservoir description and economics. In the fourth quarter of 2005, Sunwing reached agreement with China National Petroleum Corporation to reduce the overall scope of the Overall Development Program to approximately 60 wells. Subsequent to that agreement, Sunwing has been in continuous discussion with China National Petroleum Corporation to evaluate well performance in detail and modify the future work plan. Sunwing believes additional data, acquired over the next few months, at least until the third quarter of 2006, is necessary to finalize the 2006/2007 work plan.

     The year-end 2005 gross production rate was 2,310 barrels of oil per day compared to 1,655 barrels of oil per day at the end of 2004. Sunwing had undertaken a fracture stimulation program in 2005 to evaluate the potential of productivity improvement. The results successfully improved the productivity of the wells and the fracture stimulation program was expanded. To the end of February 2006, production from 18 fracture stimulations had added an incremental 540 barrels of oil per day. Six additional fracture stimulation candidates have been identified with work scheduled to be performed in the second quarter of 2006.

     Sunwing has been in continuous communication and detailed discussion with China National Petroleum Corporation on results of its technical evaluation and economic studies of productivity of the Dagang field. At meetings held with China National Petroleum Corporation representatives in the first quarter of 2006, it was agreed that Sunwing would expand its geological and engineering review of the Duannan and Xixiepo blocks. If the review indicates that there are potential, high-grade drilling sites in either block then Sunwing would propose a drilling program to totally exploit the reservoir and the Overall Development Program would be expanded to allow these wells to commence drilling in the fourth quarter of 2006 and early 2007. If the results of these reviews indicate no additional drilling targets, then Sunwing would enter into discussions with China National Petroleum Corporation regarding declaration of commerciality for the Dagang field oil project, the Overall Development Program would be declared completed and portions of the blocks not held by production would be relinquished.

     EVALUATION OF RESERVES AND FINANCIAL ANALYSIS. GLJ Petroleum Consultants Ltd. of Calgary, Canada ("GLJ") evaluated the reserves for Sunwing's 60% working interest in the Kongnan Project production-sharing contract as at December 31, 2005. Based on GLJ's reserve report the total proved and total proved plus probable reserves for Sunwing's 60% working interest, after royalty, as at December 31, 2005 were approximately 1.2 million and 1.4 million barrels of oil, respectively.

     On March 25, 2006, the Ministry of Finance of the PRC issued the "Administrative Measures on Collection of Windfall Gain Levy on Oil Exploitation Business" (the "Windfall Levy Measures"). According to the Windfall Levy Measures, effective as of March 26, 2006, enterprises exploiting and selling crude oil in the PRC are subject to a windfall gain levy (the "Windfall Levy") if the monthly weighted average price of crude oil is above $40 per barrel. The Windfall Levy is imposed at progressive rates from 20% to 40% on the portion of the weighted average sales price exceeding $40 per barrel. Sunwing's management understands that the Windfall Levy will be deductible for corporate income tax purposes in the PRC and will be eligible for cost recovery under Sunwing's production sharing contract with China National Petroleum Corporation in respect of the Dagang project. Although management has not yet fully assessed the financial impact of the Windfall Levy, at current oil sales prices of approximately $60 per barrel, the application of Windfall Levy is expected to reduce the Company's revenue by approximately $0.3 million per month. However, its effect may, in part, be offset by recent increases in the price of oil in world markets.

     The following cash flows incorporate the effects of the Windfall Levy and were calculated in accordance with U.S. Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities" based on GLJ's December 31, 2005 reserve report for total proved reserves using year-end prices, costs and tax rates:



                                                                         ---------------------------------------------

                                                                                     AT DECEMBER 31, 2005
                                                                         ---------------------------------------------

(STATED IN THOUSANDS OF US DOLLARS)                                      CASH FLOWS OF A 60% WORKING INTEREST IN THE
                                                                                       KONGNAN PROJECT
                                                                         ---------------------------------------------

     DISCOUNT RATE                                                         BEFORE INCOME TAX      AFTER INCOME TAX
                                                                         ---------------------------------------------

     0%                                                                          41,882                 41,882

     10%                                                                         33,422                 33,422



     Assuming Sunwing acquired Richfirst Holdings Limited's 40% working interest in the Kongnan production-sharing contract on December 31, 2005 (pro forma basis), Sunwing's 100% working interest, after royalty, in the total proved and total proved plus probable reserves at December 31, 2005 would have been approximately 2.0 million and 2.4 million barrels of oil, respectively.

     The following pro forma basis cash flows incorporate the effects of the Windfall Levy and were calculated in accordance with U.S. Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities" based on GLJ's December 31, 2005 reserve report for total proved reserves using year-end prices, costs and tax rates:


                                                                       -----------------------------------------------

                                                                                    AT DECEMBER 31, 2005
                                                                       -----------------------------------------------

                                                                        CASH FLOWS OF A 100% WORKING INTEREST IN THE
                                                                             KONGNAN PROJECT (PRO FORMA BASIS)
(STATED IN THOUSANDS OF US DOLLARS)
                                                                       -----------------------------------------------

    DISCOUNT RATE                                                        BEFORE INCOME TAX        AFTER INCOME TAX
                                                                       -----------------------------------------------


    0%                                                                         69,803                  69,803

    10%                                                                        55,703                  55,703





ZITONG PROJECT

     OVERVIEW. The Zitong production-sharing contract is a gas exploration project located in Sichuan Province in southwestern China. Sichuan is the oldest gas-producing province in China and currently accounts for 27% of China's annual gas production.

     Sunwing is carrying out its exploration activities under a 30-year exploration and development production-sharing contract signed with China National Petroleum Corporation in September 2002. Sunwing holds a 90% working interest and is the operator. Mitsubishi Gas owns the remaining 10% working interest subject to approval of governmental authorities in China. This production-sharing contract covers an area of 900,000 acres in the Sichuan sedimentary basin. Under terms of the Zitong production-sharing contract, Sunwing agreed to conduct an exploration program on the Zitong block consisting of two phases, each three years in length. Sunwing, Mitsubishi Gas and China National Petroleum Corporation will jointly participate in the development and production of any commercially viable discoveries, with production rights limited to a maximum of the lesser of 30 years following the date of the Zitong contract or 20 years of continuous production.

     Once commercial production commences, Sunwing and Mitsubishi Gas will recover annual exploration, development and operating costs from up to 60% of gross oil production and 70% of gross natural gas production. After annual cost recovery, each of Sunwing and Mitsubishi Gas is entitled to production equaling its working interest.

     China National Petroleum Corporation retains the rights to production from six existing wells located on the Zitong block. Sunwing can drill new wells on the same structure as those tapped by the existing wells following a commercial discovery on a previously undrilled structure, but Sunwing's wells must be no closer than 3,280 feet from the existing wells.

     MITSUBISHI GAS. In January 2006, Sunwing finalized a farm-out agreement with Mitsubishi Gas. Mitsubishi Gas committed to pay Sunwing US$4.0 million for a 10% interest in the Zitong block upon approval of the farm-out by governmental authorities in China. After the drilling of a second exploration well by November 2006, which is expected to substantially satisfy Sunwing/Mitsubishi Gas's work commitment for the first phase, Sunwing/Mitsubishi Gas will evaluate the results and make an election at that time as to Sunwing and Mitsubishi Gas' decision to enter into the next three-year exploration phase.

     GEOLOGY. The Zitong production-sharing contract block is located in the northwestern part of the Sichuan sedimentary basin. The basin is a complex composite basin with the Paleozoic age rocks deposited in a craton margin setting and gradually evolved into a large scale foreland basin beginning near late Triassic time. At the end of Cretaceous time, large scale folding and faulting occurred as the India subcontinent collided with the China massif forming the Himalaya Mountains. As a result, significant erosion occurred with removal of large volume of Mesozoic strata and very little deposition of Tertiary and Quaternary age rocks. The primary oil and gas reservoirs are trapped in lacustrine clastic fluvial to alluvial fan and braided river systems of Triassic and Jurassic ages. The trapping is controlled by both structures and stratigraphic pinch outs of porosity units. Due to deep burial, majority of the porosity is secondary and reservoir continuity can be heterogeneous.

     Exploration activities by PetroChina consist of 27 wells drilled on 4 structures prior to acquiring modern 2D seismic data in a period from 1974 to 1989. Ten wells tested significant gas from the Triassic intervals initially and one well has gas production from the Lower Jurassic Ziliujing Group. Only 4 of the original 27 wells have sustained production. In 2001, 2 more wells were drilled prior to signing the Contract resulting in one marginal gas well on a new Triassic structure.

     Sunwing has reprocessed 1,649 miles (2,654 km) of existing 2D seismic data recorded from previous seismic programs carried out by China National Petroleum Corporation. Sunwing also carried out its own seismic acquisition program, recording 705 miles (1,134 km) of high quality 2D seismic in late 2003 and early 2005. The new seismic data was shot with sufficiently far enough offsets to allow for the application of advanced processing technology called Amplitude Versus Offset for the interpretation of reservoir properties. The combined old and new data sets allow re-interpretation of the time structure maps from shallow late Jurassic to Triassic and deeper strata. Twelve combination structure stratigraphic prospect areas have been identified in the Triassic Xujiahe Formation. Noticeable on the seismic data now are also the seismic stratigraphic sequences in the Jurassic Penglaizhen and Shaximiao formations and the latter contains several strong amplitude anomalies characteristic of "fluvial channel" depositional environments. The new data show sharper images of faults in the Triassic allowing possible construction of paleo-structures that may be favorable sites for gas accumulations. Lithological changes can also be interpreted with advanced processing and interpretation methods.

     Potential gas-bearing Triassic reservoirs consist of primarily lithic sandstone and conglomerate deposited in a large scale or wide spread fluvial to alluvial fan-dominated floodplain. The Triassic Xujiahe Formation is partially faulted and uplifted giving rise to paleo-structures that may also be sites for accumulation. The source rocks are the coal seams and black shales of the Xu3 and Xu1 which lies underneath the reservoir units of Xu4/Xu5 and Xu2, respectively. Early accumulation theory is preferred for commercial over-pressured reservoir exploration in the Zitong block as the primary reservoir porosity has essentially been destroyed with deep burial. Post Cretaceous Longmenshan uplift and thrusting events created additional structures for gas accumulation and may hide some of the earlier accumulations in subtle structures. However, these late structures could be fracture dominated with very low matrix porosity unless there are reservoir facies nearby.

     The Jurassic contains untested potential in the entire block as it was not the focus of China National Petroleum Corporation's original exploration activities resulting in virtually no data collection from these strata. It was noted that many wells encountered gas kicks and gas shows while drilling through the Jurassic intervals. These shows were snuffed out by using heavier mud weight and were never tested. One well has been re-completed recently in a sand at the base of Jurassic unconformity with the Triassic Xu5. There is also a well producing gas from the Ziliujing group indicating possibility that Triassic sourced gas can migrate into the overlying Jurassic aged reservoirs, provided faults are present to act as the conduit.

     The resource potential in the Zitong block is considered to be high and any exploration strategy needs to go beyond drilling structure only and must address the complexity of trapping and utilize modern advanced seismic technology to delineate potential reservoir facies.

     PLAN OF EXPLORATION. The 30 year Zitong exploration and development production-sharing contract consists of 2 three-year exploration phases, followed by a four year development program and a 20 year production period.

     The minimum work commitment for the first phase of exploration requires reprocessing 1,242 miles (2,000 km) of old seismic data, shooting 311 miles km (500 km) of new 2-D seismic and drilling 2 wildcat wells totaling 22,966 feet (7,000 meters). The estimated cost of the work program is US$18 million. The minimum work commitment for the second exploration phase requires acquiring 217 miles (350 km) of new 2-D seismic and drilling 2 new wildcat wells totaling 22,966 feet (7,000 meters). The estimated cost of this work program is estimated to be US$16 million.

     Sunwing must relinquish up to 30% of its the block area after Phase 1 and all remaining acreage not included in a development plan at the end of Phase 2.

     Excess work or work shortfalls at the end of Phase 1 may be carried forward into Phase 2.

     Sunwing has already fulfilled its seismic acquisition commitment for both Phase 1 and Phase 2 exploration and also its seismic reprocessing obligation for Phase 1.

     With regard to drilling, Sunwing is currently required under terms of its Phase I work commitment to drill an additional 4,250 meters of borehole. The next proposed well, the second well of the development plan, has a prognosis total vertical depth of 3,955 meters, and a total cost of approximately US$7 million. This would leave a Phase 1 drilling shortfall of 295 meters. If the company were to elect to move into Phase 2 of Exploration, the shortfall would be added to the 7,000 meters Phase 2 drilling commitment. If Sunwing were to elect to withdraw from the block after Phase 1, Sunwing may be liable for approximately US$400,000 for the 295-meter drilling shortfall, but would not have any liabilities regarding Phase 2.

     In the event Sunwing has a successful gas discovery with its forthcoming second well, it would enter into Phase 2. This would require an additional 7,000 meters of new exploration drilling over a 3-year period (likely to be two wells), for a total cost of approximately US$8-10 million. Sunwing would also need to follow-up a drilling success with the drilling of 1 or 2 appraisal wells at a cost of US$5 to 6 million per well over the following 18 months, plus associated tie in and long term testing costs. Also required under Phase 2 would be expenditure for Additional 2-D and/or 3-D seismic at a cost of US$8 to 12 million over the next 3-year period.

     EXPLORATION HISTORY. During the first phase of exploration, which expired in December 2005, Sunwing reprocessed approximately 1,649 miles (2,653 km) of existing seismic data and acquired approximately 705 miles (754 km) of new seismic data, followed by interpretation of all the seismic data. In the second quarter of 2005, Sunwing drilled its first well, Dingyuan 1, to a depth of 9,022 feet (2,750 meters). The well was not commercially viable and cement plugs were set that will allow Sunwing to use the surface location and re-enter the well bore for a potential directional hole if further geological reviews provide positive new information.

     In December 2005, Sunwing was granted an extension of the first phase to May 31, 2006 and in April 2006, a further extension was granted, provided the second Phase 1 exploration well is spud before November 30, 2006.

     EVALUATION OF RESERVES AND FINANCIAL ANALYSIS. There are currently no oil and gas reserves associated with Sunwing's interest in the Zitong production-sharing contract.

ZHAOZHOU -- DAQING

     In August 1996, Sunwing signed a production-sharing contract with China National Petroleum Corporation to develop and exploit an 8,100-acre block of the Daqing Zhaozhou Oilfield. Sunwing successfully completed a five-well pilot project in 1998 and obtained all regulatory approvals for its Overall Development Program in 2001. For tax reasons, Sunwing subsequently transferred its 100% interest in the Zhaozhou project to its wholly-owned subsidiary, Pan-China Resources Ltd. In January 2002, Pan-China divested its majority interest in the Zhaozhou production-sharing contract to concentrate on its larger Dagang and Zitong projects. Pan-China retained a 4% gross overriding royalty, which after total project pay out reverted to its current level of 2%. This 2% gross overriding royalty is currently generating a cash flow of approximately US$100,000 per month for Sunwing.

     GLJ evaluated the Daqing gross overriding royalty as part of Sunwing's December 31, 2005 annual year-end reserves report. Based on production and recent revenue history, the GLJ reserve report assigned 128,000 barrels of remaining proved oil reserves to the 2% gross overriding royalty. The Daqing gross overriding royalty is not subject to the Windfall Levy.

     The following cash flows, before and after income tax, were calculated in accordance with U.S. Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities" based on GLJ's December 31, 2005 reserve report for total proved reserves using year-end prices, costs and tax rates



                                                                            ------------------------------------------

                                                                                      AT DECEMBER 31, 2005
                                                                            ------------------------------------------

(STATED IN THOUSANDS OF US DOLLARS)                                            DAQING 2% GROSS OVERRIDING ROYALTY
                                                                            ------------------------------------------

   DISCOUNT RATE                                                                BEFORE TAX            AFTER TAX
                                                                            ------------------------------------------


   0%                                                                              7,315                7,315

   10%                                                                             5,506                5,506


BUSINESS DEVELOPMENT

     Sunwing's business development plan includes the following:

Oil and Gas Exploration and Development

     Sunwing intends to continue to build its oil and gas production and reserves through exploration and development in China, as well as outside of China, subject to restrictions outlined herein. Its primary focus is initially likely to be within China, building on its experience and skill sets, particularly the application of leading techniques for the production of oil from low permeability reserves. Sunwing believes there are billions of barrels of lower permeability reserves in China, and that with disciplined analysis and development strategies, these projects represent the opportunity to generate significant risk-adjusted returns. Exploration for oil and gas will also be considered on an ongoing basis, although generally limited to selected situations in areas well known to contain hydrocarbon deposits.

Liquefied Natural Gas (LNG)

     LNG is natural gas that has been processed to remove impurities and heavy hydrocarbons and then condensed into a liquid at atmospheric pressure by cooling it to approximately -163 degrees Celsius. LNG is transported by specially designed vessels and stored in specially designed tanks. LNG is about 1/600th the volume of natural gas at standard temperature and pressure (15 degrees Celsius and 100 kPa), making it much more cost-efficient to transport over long distances where pipelines do not exist. Where moving natural gas by pipelines is not possible or economic, it can be transported by LNG vessels.

     China current consumes approximately 2.5% of its energy using natural gas whereas the worldwide average is 24%. The Asia Pacific Region average is about 10%. As China continues to experience near double-digit economic growth, its demand for natural gas will grow significantly from its current low usage rate. Currently, China consumes approximately 2.3 TCF of natural gas annually and expects to grow to 4.3 and 7.1 TCF by 2010 and 2020, respectively.

     The Chinese Government (through National Development Reform Commission) has been supporting the replacement of coal by natural gas, as this can have a significant, positive effect on the environment. Clean-burning natural gas does not emit sulfur oxides or particulate matter, and its combustion can be engineered to reduce the emission levels of nitrogen oxides.

     In addition to reducing pollution, natural gas has other benefits:

          o Natural gas is now being used in a new generation of low-cost, high-efficiency applications in combined-cycle gas turbines, which generate the same power as a conventional coal-fired power plant, but use up to 40 percent less fuel. Gas-fired power generation capacity also costs about a third less to build than coal-fired capacity does.

          o Developing countries that use natural gas for new projects can qualify for Clean Development Mechanism credits under the Kyoto Protocol, which can help offset the cost of development.

          o Natural gas is also an efficient and economic source of process heat for industry.

     The Chinese Government has nine LNG projects under consideration for approval, and is believed to be interested in attracting foreign investment for the execution of these projects as well as the development of additional projects.

     LNG projects as related to China would be expected to include the exploration and production of gas outside of China, the liquefaction of this gas, the transportation of the LNG to China, and the regassification of the LNG in China. The liquefaction, transport and regassification steps are very capital intensive. Sunwing's intention initially is not to dedicate significant capital towards the development or establishment of LNG infrastructure, but instead to focus on leveraging off of its relationships in China and abroad in order to create shareholder value without committing significant capital. These activities could include development activities leading to carried interests, and/or seeking production-sharing opportunities, particularly in the Middle East and in South East Asia, where the resulting gas would be processed and the LNG shipped to China.

Coalbed Methane

     Coalbed methane, often referred to as CBM, is methane trapped in coal reservoirs. It is different from a typical sandstone gas reservoir, as the methane is stored within the coal by a process called adsorption. The methane is in a near-liquid state, lining the inside of pores within the coal. The open fractures in the coal can also contain free gas or can be saturated with water.

     Coalbed methane wells produce at low gas rates, typically maxing out at around 300 thousand cubic feet per day. The production profiles of these wells are typically characterized by a "negative decline; as water is pumped out of the reservoir, gas begins to desorp and flow.

     According to estimates provided by China United Coalbed Methane, China emits over 210 billion cubic feet (6 billion cubic meters) of methane from mines annually. This is polluting the environment and is a waste of much needed energy resources. This is roughly equivalent to the value of 35 million barrels of crude oil per year. Furthermore, China is estimated to have between approximately 1,240 trillion cubic feet (35 trillion cubic meters) of coalbed methane resources.

     The Chinese Government has established very favorable policies to companies producing coalbed methane, including tax reductions, duty exemptions and the right to full market price for the resulting methane products.

     China United Coalbed Methane is the only entity authorized by the Chinese Government to explore, develop and produce coalbed methane in co-operation with foreign companies. Sunwing has held early stage discussions with senior officials at China United Coalbed Methane related to the possibility of Sunwing developing coalbed methane opportunities in China.

Renewable Energy

     The Chinese Government has stated it intends to promote the establishment of renewable energy projects in China as an integral part of its overall energy policy. Sunwing has extensive relationships in the US, Canada and Europe that are involved in renewable energy and renewable energy technologies. Sunwing intends to leverage off of these relationships in China and outside of China with the possibility of introducing Western renewable technologies into China and/or developing renewable energy projects in China.

EMPLOYEES

     Sunwing has a total of 100 full time personnel, consisting of 18 employees and full time consultants in Canada and 82 employees and/or full time consultants in China. In addition, Sunwing employs additional part time consultants as required to supervise its onsite China drilling operations.

FACILITIES

     Sunwing's principal executive office consists of leased space at 19th floor, 101 6th Ave S.W. Calgary, Alberta, T2P 3P4, telephone 403-263-8088. In addition, Sunwing has leased spaces in Beijing, Dagang and Chengdu.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUNWING'S DISCUSSION AND ANALYSIS OF ITS OIL AND GAS ACTIVITIES WITH RESPECT TO OIL AND GAS VOLUMES, RESERVES AND RELATED PERFORMANCE MEASURES IS PRESENTED ON ITS WORKING INTEREST BASIS AFTER ROYALTY INTERESTS OF OTHERS. ALL TABULAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AND PRODUCTION DATA INCLUDING REVENUES AND COSTS PER BARREL OF OIL.

AS GENERALLY USED IN THE OIL AND GAS BUSINESS AND IN THIS MANAGEMENT DISCUSSION AND ANALYSIS, THE FOLLOWING TERMS HAVE THE FOLLOWING MEANINGS:

Bbl            = barrel
MBbl           = thousand barrels
Bopd           = barrels of oil per day
MBbls/d        = thousand barrels per day


BUSINESS

     DAGANG. Sunwing's producing property in China is a 30-year production-sharing contract with China National Petroleum Corporation ("CNPC"), originally covering an area of 22,400 gross acres divided into six blocks in the Kongnan oilfield in Dagang, Hebei Province, China (the "Dagang field"). In December 2005, Sunwing relinquished two of these blocks covering an area of 10,300 gross acres, leaving four blocks and 12,100 gross acres under contract. Under the production-sharing contract, as operator, Sunwing funds 100% of the development costs to earn 82% of the net revenue from oil production until cost recovery, at which time Sunwing's entitlement converts to 49%. In January 2004, Sunwing negotiated farm-out and joint operating agreements with Richfirst Holdings Limited ("Richfirst"), a subsidiary of CITIC Group (formerly China International Trust and Investment Corporation and a major Chinese state-owned enterprise that holds interests in a wide range of industries), whereby Richfirst paid $20.0 million to acquire a 40% working interest in the field after Chinese regulatory approvals, which were obtained in June 2004. The farm-out agreement provided Richfirst with the right to convert its working interest in the Dagang field for common shares in Sunwing's parent company, Ivanhoe, at any time prior to eighteen months after closing the farm-out agreement. Richfirst elected to convert its 40% working interest in the Dagang field and in February 2006 Sunwing acquired Richfirst's 40% working interest.

     The production-sharing contract stipulates that Sunwing has the right to market its oil domestically or export it, sell its product in U.S. dollars and receive world market prices for its product. Sunwing is currently selling its crude oil to CNPC at a three-month rolling average price of Cinta crude oil, which is currently averaging approximately $3.00 per barrel less than the West Texas Intermediate ("WTI") price. Cinta is an Indonesian crude that is traded daily on the international oil market.

     All petroleum producers in China pay a value added tax of 5% on oil production. Sunwing pays no royalty until annual gross production of crude oil from a particular block within the Dagang field exceeds approximately 10,000 barrels per day. Royalties then become payable at a rate of 2% and increase incrementally as the rate of production increases to a maximum of 12.5% once gross production on a block exceeds approximately 80,000 barrels per day. Sunwing's entire interest in the Dagang field will revert to CNPC i.) upon expiration of the production-sharing contact in October 2027 ii.) at the end of the 20-year production phase of the contract or iii.) if Sunwing abandons the field, which ever occurs first.

     During 2001, Sunwing completed the pilot phase and in 2002 submitted the final draft of its Overall Development Plan ("ODP") to the Chinese regulatory authorities for approval. Final government approval was obtained in April 2003, after which the development phase commenced in late 2003. In 2004, Sunwing drilled 19 development wells and in 2005 drilled and completed an additional 19 wells, had one well awaiting completion and recompleted 6 existing wells. In 2005, Sunwing incurred $24.1 million for its development activities in the Dagang field an increase of $4.1 million compared to 2004.

     Review of test results in the most northerly block of the Dagang field confirmed the presence of significant faulting and poor reservoir continuity, eliminating the potential for economic development in that block. By the end of 2005, Sunwing had drilled a total of 39 development wells, as compared to the estimated 115 wells set out in the approved ODP. Sunwing suspended drilling to allow for detailed evaluation of well productivity and production decline performance. In the fourth quarter of 2005, it reached agreement with CNPC to reduce the overall scope of the ODP to approximately 60 wells. Subsequent to that agreement, and as a result of lower than anticipated well productivity on the most recent wells, a review of Sunwing's investment and return potential was undertaken. Its fracture stimulation program was expanded to allow a quicker evaluation of the potential of the blocks being developed. Sunwing continues to conduct technical reviews and evaluate the results of its stimulation program to provide the information necessary to make critical decisions on resuming its drilling program.

     Sunwing has been in continuous communication and detailed discussion with CNPC on results of its technical evaluation and economic studies of productivity of the Dagang field. At meetings held with CNPC representatives in the first quarter of 2006, it was agreed that Sunwing would expand its geological and engineering review of the Duannan and Xixiepo blocks. If the review indicates that there are potential, high-grade drilling sites in either block then Sunwing would propose a drilling program to totally exploit the reservoir and the ODP would be expanded to allow these wells to commence drilling in the fourth quarter of 2006 and early 2007. If the results of these reviews indicate no additional drilling targets, then Sunwing would enter into discussions with CNPC regarding declaration of commerciality for the Dagang field oil project, the ODP would be declared completed and portions of the blocks not held by production would be relinquished.


     SICHUAN BASIN. In November 2002, Sunwing received final Chinese regulatory approval for a 30-year production-sharing contract (the "Zitong Contract") with CNPC for the Zitong block, which covers an area of approximately 900,000 acres in the Sichuan basin. Under the Zitong Contract, Sunwing agreed to conduct an exploration program on the Zitong block consisting of two phases, each three years in length. The parties will jointly participate in the development and production of any commercially viable deposits, with production rights limited to a maximum of the lesser of 30 years following the date of the Zitong Contract or 20 years following completion of an approved ODP.

     During the first phase of exploration, which expired in December 2005, Sunwing was to complete a minimum work program consisting of reprocessing approximately 1,250 miles of seismic data, completing approximately 300 additional miles of new seismic lines and drilling at least 23,000 feet. Upon completion of the first phase, Sunwing must relinquish up to 30% of the Zitong block. From 2003 to 2005, Sunwing reprocessed approximately 1,550 miles of existing seismic data and acquired approximately 700 miles of new seismic data plus interpretation of all the seismic data. In the second quarter of 2005, it drilled its first well, Dingyuan 1, to a depth of approximately 9,000 feet. The well was not commercially viable and cement plugs were set that will allow Sunwing to use the surface location and re-enter the well bore for a potential directional hole. During 2005, Sunwing spent $4.0 million to acquire and process seismic data and $2.9 million to drill its first well, Dingyuan 1, compared to $6.9 million spent in 2004 to complete the acquisition, processing and interpretation of its seismic program.

     In December 2005, Sunwing was granted an extension of the first phase to May 31, 2006 and in April 2006, a further extension was granted, provided the second Phase 1 exploration well is spud before November 30, 2006.

     In January 2006, Sunwing finalized a farm-out agreement with Mitsubishi Gas Chemical Company Inc. of Japan ("Mitsubishi Gas"). Mitsubishi Gas will pay us $4.0 million for a 10% interest in the Zitong block, subject to approval from the relevant Chinese authorities. After the drilling of a second exploration well in 2006, which is expected to substantially satisfy Sunwing's work commitment for the first phase, it will evaluate the results and make an election at that time as to its decision, along with Mitsubishi Gas, to enter into the next three-year exploration phase.

     If Sunwing elects to participate in the second phase, it must complete a minimum work program consisting of new seismic lines totaling approximately 200 miles and drill approximately 23,000 feet, with estimated minimum expenditures for the program of $16 million. Following the completion of phase two, Sunwing must relinquish all of the property except any areas identified for development and production. If it elects to enter into phase two, Sunwing must complete the minimum work program or it will be obligated to pay to CNPC the cash equivalent of the deficiency in the work program for that exploration phase.

     If Sunwing identifies a field for development and/or production, the parties will divide the participating interest in the project, with CNPC entitled to fund and take up to 51% of the participating interest and Mitsubishi Gas and Sunwing the remaining 49%.

     Once commercial production commences, Sunwing will recover annual exploration, development and operating costs from up to 60% of gross oil production and 70% of gross natural gas production. After annual cost recovery, Sunwing is entitled to production equaling our participating interest, subject to certain additional rights of the Chinese government. Assuming Sunwing, along with Mitsubishi Gas, hold a 49% participating interest, it will be entitled to approximately 75% of production initially, declining to approximately 45% after full exploration and development cost recovery.

     CNPC retains the rights to production from six existing wells located on the Zitong block. Sunwing can drill new wells on the same structure as those tapped by the existing wells, but its wells must be no closer than 3,280 feet from the existing wells.


     CITIC ALLIANCE. In October 2002, Sunwing entered into an agreement with CITIC Energy Ltd. ("CITIC Energy") to form a strategic alliance to seek out and develop oil and gas projects in China and around the world. CITIC Energy is a subsidiary of CITIC Group.

     In April 2003, Sunwing entered into a further agreement with CITIC Energy that enables both companies to form a global strategic alliance to investigate, explore and develop oil, natural gas, metallurgical coal, liquefied natural gas and GTL projects in China and around the world, to help supply China's future energy requirements. The agreement builds upon the initial partnership formed between the two companies in October 2002 and follows discussions both between the two companies and with asset owners of potential projects in China and in other parts of the world.

EXECUTIVE OVERVIEW OF 2005 AND 2004 RESULTS

     During 2005, Sunwing drilled 21 wells, the most wells by it in a single year. Sunwing implemented a successful fracture stimulation program in the Xixiepo block of the Dagang field and it drilled its first exploration well in the Zitong gas exploration block. Oil production from the Dagang field increased from 1,655 gross Bopd at end of 2004 to 2,310 gross Bopd at end of 2005, as a result of our drilling and fracture stimulation programs, generating an additional $2.7 million in net operating revenue for 2005. Although results of our development-drilling program in the Dagang field revealed that the overall scope would be much smaller than originally envisioned, due to poor reservoir continuity throughout the blocks, Sunwing believes the return on its investment for the revised, but smaller, field development can be maintained.

     In March 2006, the Ministry of Finance in China issued the "Administrative Measures on collection of Windfall Gain Levy on Oil Exploitation Business" (the "Measures"). According to the Measures, effective March 26, 2006, enterprises exploiting and selling crude oil in China are subject to a windfall gain levy if the monthly weighted average price of crude oil is above $40 per barrel. The levy is imposed at progressive rates from 20% to 40% on the portion of the weighted average sales price exceeding $40 per barrel. The levy is deductible for corporate income tax purposes in China and is cost recoverable under Sunwing's production-sharing contract with CNPC. Sunwing has not fully assessed the financial impact of this levy at this time. Although Sunwing has not fully assessed the financial impact of this levy at this time, at current oil sales prices of approximately $60 per barrel, it is estimated that the levy will reduce revenue by approximately $0.3 million per month. The effect of this levy may, in part, be offset by recent increases in the price of oil in world markets.

     In the first quarter of 2006, Sunwing completed the acquisition of a 40% working interest in the Dagang field, giving it a 100% working interest, and announced a joint venture alliance with Mitsubishi Gas in the Zitong block. Sunwing plans to pursue new opportunities in China and build on its ten years of operating experience and contacts within the Chinese energy industry. The selection of the second well location in the Zitong gas block has been completed, and there is mutual optimism between CNPC and Sunwing that this second well has the potential to be the cornerstone of a new Sunwing gas development project in China.

     The following table sets forth certain selected consolidated data for the past five years:

                                                                           YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                     2005            2004           2003            2002            2001
                                                     ----            ----           ----            ----            ----
Revenue                                             15,738          8,500          4,104           3,231           4,043
Net income (loss)                                   (3,798)         3,155           (365)           (237)        (10,575)
Net income (loss) per share -- basic and
   diluted                                           (0.91)          0.76          (0.09)          (0.06)          (2.54)
Average annual production (Bbls/d)                     863            642            396             397             454
Capital investments                                 30,978         26,979          6,248           3,626           6,568
Cash flow from operating activities                 10,063          4,281          1,146             594           1,470



                                                                              AS AT DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                     2005            2004           2003            2002            2001
                                                     ----            ----           ----            ----            ----
Total assets                                        55,191         35,358         21,243          15,698          15,317
Current liabilities                                 19,843          6,140          1,527             867           1,261
Stockholder's deficiency                             9,174          5,376          8,531           8,166           7,929




FINANCIAL RESULTS - YEAR TO YEAR CHANGE IN NET INCOME (LOSS)

     The following provides an analysis of Sunwing's changes in net income
(loss) for the year ended December 31, 2005 when compared to the same period for 2004 and for the year ended December 31, 2004 when compared to the same period for 2003:


                                                             2005 VS.         2004 VS
                                                               2004            2003
                                                                 $               $
                                                            ------------    ------------
NET INCOME (LOSS) FOR 2004 AND 2003                              3,155           (365)
                                                            ------------    ------------

FAVORABLE (UNFAVORABLE) VARIANCES:
Cash Items:
Net Operating Revenues:
    Production volumes                                           2,782           2,621
    Oil and gas prices                                           4,465           1,760
    Less: Operating costs                                         (687)             65
                                                            ------------    ------------
                                                                 6,560           4,446
                                                            ------------    ------------
General and administrative                                      (1,186)            285
Foreign exchange and interest                                     (155)             26
                                                            ------------    ------------
TOTAL CASH VARIANCES                                             5,219           4,757
                                                            ------------    ------------

Non-Cash Items:
Depletion and depreciation                                      (5,572)         (1,237)
Impairment of oil and gas properties                            (6,600)             --
                                                            ------------    ------------
TOTAL NON-CASH VARIANCES                                       (12,172)         (1,237)
                                                            ------------    ------------

NET (LOSS) INCOME FOR 2005 AND 2004                             (3,798)          3,155
                                                            ============    ============

     Sunwing's net loss for 2005 was $3.8 million ($0.91 per share) compared to its net income in 2004 of $3.2 million ($0.76 per share). The decrease in its net income from 2004 to 2005 of $7.0 million was due mainly to increases in depletion expense ($5.6 million), impairment of oil and gas properties ($6.6 million) and general and administrative expenses and foreign exchange losses ($1.3 million). This was partially offset by an increase in Sunwing's net operating revenue ($6.6 million) due to increases in oil prices and production volumes for 2005.

     Sunwing's net income for 2004 was $3.2 million ($0.76 per share) compared to its net loss in 2003 of $0.4 million ($0.09 per share). The increase in its net income from 2003 to 2004 of $3.6 million was due mainly to an increase in its net operating revenue ($4.4 million) as a result of increases in oil prices and production volumes for 2004 and a decrease in general and administrative expenses and foreign exchange losses ($0.3 million). This was partially offset by an increase in depletion expense ($1.2 million).

     Significant variances in Sunwing's net income (loss) are explained in the sections that follow.

NET OPERATING REVENUES

  o  PRODUCTION VOLUMES 2005 VS. 2004

     Net production volumes in 2005 increased 34% from 2004 resulting in increased revenues of $2.8 million.

     Net production volumes increased 48% at the Dagang field for 2005 resulting in an increase of $3.3 million in revenues. Sunwing placed 22 new wells on production during 2005 bringing to 43 the total number of Dagang wells on production, or available for production. In 2005, it initiated a stimulation program in the northern blocks of the field where it was experiencing less than expected results. Sunwing stimulated 13 of its northern block wells and added, on average, incremental production per well of 65 gross Bopd (30 net Bopd), with current production levels of 85 gross

Bopd (40 net Bopd) per well. Sunwing continues to evaluate production results of other northern block wells to identify additional stimulation candidates. As at December 31, 2005, 39 wells were on production and producing 2,310 gross Bopd (1,080 net Bopd). This is a 40% increase in production rates compared to 1,655 gross Bopd (774 net Bopd) as at December 31, 2004.

     Sunwing's royalty percentage from the Daqing field was reduced from 4% to 2% in May 2005 when the operator of the properties reached payout of its investment. As a result, its share of production volumes decreased 28% for 2005 compared to the same period in 2004 resulting in a decrease of $0.5 million in revenues.

     The following is a comparison of changes in production volumes for the year ended December 31, 2005 when compared to the same period in 2004:

                                          YEAR ENDED DECEMBER 31,
                                                            PERCENTAGE
            PROPERTY                  2005        2004        CHANGE
   Dagang field                     282,582     190,309        48%
   Daqing royalty                    32,236      44 626       (28%)
                                   ----------- -----------
                                    314,818     234,935        34%
                                   =========== ===========

  o  PRODUCTION VOLUMES 2004 VS. 2003

     Net production volumes in 2004 increased 63% from 2003 resulting in increased revenues of $2.6 million.

     Net production volumes at the Dagang field increased 46% in 2004 despite the farm-out of 40% of Sunwing's interest in June 2004. Sunwing commenced development of the Dagang field in late 2003 and by the end of 2004 it drilled 19 wells, of which 16 were completed and placed on production. As at December 31, 2004, Sunwing's gross production rate was 1,655 Bopd (774 net Bopd) compared to 505 Bopd at the end of 2003 (236 net Bopd adjusted for a 40% farm-out for comparability to 2004). As at December 31, 2004, a total of 22 wells were producing at its Dagang field. Additionally, Sunwing benefited from the expanded Daqing field development program and the royalty interest it retained after the sale of its working interest in this field in 2002 as its royalty share of production increased 224% from 2003.

     The following is a comparison of changes in production volumes for the year ended December 31, 2004 when compared to the same period in 2003:

                                          YEAR ENDED DECEMBER 31,
                                                            PERCENTAGE
            PROPERTY                  2004        2003        CHANGE
   Dagang field                     190,309     130,651        46%
   Daqing royalty                    44 626      13,771       224%
                                   ----------- -----------
                                    234,935     144,422        63%
                                   =========== ===========


  o  OIL AND GAS PRICES 2005 VS. 2004

     Oil and gas prices increased 38% per Bbl in 2005 generating $4.5 million in additional revenue as compared to 2004. Sunwing realized an average of $49.97 per Bbl during 2005, which was an increase of $13.86 per Bbl from 2004 prices.

  o  OIL AND GAS PRICES 2004 VS. 2003

     Oil and gas prices increased 27% per Bbl in 2004 generating $1.8 million in additional revenue as compared to 2003. Sunwing realized an average of $36.11 per Bbl during 2004, which was an increase of $7.70 per Bbl from 2003 prices.

  o  OPERATING COSTS 2005 VS. 2004

     Operating costs, including engineering support, increased 2% or $0.13 per Bbl for 2005. Field operating costs increased $1.45 per Bbl or 24% in 2005 primarily due to higher power costs, permanent land fees on producing wells, security costs and increased treatment and processing costs due to higher water production rates. These increases were partially offset by reductions in workover and maintenance costs. Engineering support for 2005 decreased $1.32 per Bbl or 63% compared to 2004 resulting from the increase in production volumes from the Dagang field in relation to the level of support required to operate the field.

  o  OPERATING COSTS 2004 VS. 2003

     Operating costs, including engineering support, decreased 41% or $5.57 per Bbl for 2004 due mainly to an increase in production from the Dagang field in relation to the level of fixed field operating costs and engineering support required to operate the field and reduced well workover and power costs during 2004.

     Production and operating information including oil and gas revenue, operating costs and depletion, on a per Bbl basis from 2003 to 2005, are detailed below.



                                      YEAR ENDED DECEMBER 31,
                            ------------------------------------------
                               2005           2004            2003
                            -----------    -----------    ------------
Net Production:
 Bbls                            314,818        234,935        144,422
 Bopd for the year                   863            642            396


                                            $ PER BBL
                            -----------------------------------------
Oil and gas revenue               49.97          36.11          28.41
                            -----------    -----------    -----------
Field operating costs              7.49           6.04           9.31
Engineering support                0.78           2.10           4.40
                            -----------    -----------    -----------
                                   8.27           8.14          13.71
                            -----------    -----------    -----------
Net operating revenue             41.70          27.97          14.70
Depletion                         26.06          11.21           9.67
                            -----------    -----------    -----------
                                  15.64          16.76           5.03
                            ===========    ===========    ===========

GENERAL AND ADMINISTRATIVE

  o  GENERAL AND ADMINISTRATIVE 2005 VS. 2004

     General and administrative expenses increased $1.2 million for 2005 primarily due to costs incurred associated with financing discussions for Sunwing's Dagang field development project. In the third quarter of 2005, it assessed production levels and future drilling activity in this project and suspended its project-financing discussions with potential lending institutions initiated in 2004. Accordingly, in 2005 Sunwing wrote-off $0.4 million of deferred financing costs to general and administrative expenses it incurred during 2004. Sunwing incurred an additional $0.8 million of such costs during 2005, which were also charged to general and administrative expenses.

  o  GENERAL AND ADMINISTRATIVE 2004 VS. 2003

     General and administrative expenses before allocations increased $0.4 million primarily due to increased labor costs and ramp up of administrative offices required to support the development and exploration activities initiated at the end of 2003. This is offset by increased allocations of general and administrative costs to capital investments and operating costs of $0.5 million and $0.2 million, respectively, primarily as a result of the development program and increased operations at Sunwing's Dagang field.


DEPLETION AND DEPRECIATION

     The primary expense in this classification is depletion of the carrying values of Sunwing's oil and gas properties over the life of the proved oil and gas reserves as determined by independent reserve evaluators. For more information on how Sunwing calculates depletion and determines its proved reserves see "Critical Accounting Principles and Estimates -- Oil and Gas Reserves and Depletion" in this discussion.


  o  DEPLETION AND DEPRECIATION 2005 VS. 2004

     The depletion rate for 2005 was $26.06 per Bbl compared to $11.21 per Bbl for 2004, an increase of $14.85 per Bbl resulting in a $4.7 million increase in depletion expense for 2005. The increase in production volumes accounted for $0.9 million of the increase in depletion expense for 2005. Sunwing's depletion rate for the fourth quarter of 2005 was $37.46 per Bbl compared to $13.20 per Bbl for the same period in 2004. The increase in depletion rates in 2005 was due mainly to two factors:


(1) As indicated above in the discussion of the increase in general and administrative expenses for 2005, Sunwing has suspended new drilling activity at its Dagang field in order to assess production decline performances on recently drilled wells, as well as maximizing cash flow from these operations. As a result, Sunwing has reduced its estimate of the overall development program and its independent engineering evaluators, GLJ Petroleum Consultants Ltd., have revised downward their estimate of Sunwing's proved reserves as at December 31, 2005.

(2) Sunwing impaired the cost of its first Zitong block exploration well, Dingyuan 1, resulting in $12.2 million of those and other associated costs being included with its proved properties and therefore subject to depletion.

  o  DEPLETION AND DEPRECIATION 2004 VS. 2003

     The depletion rate for 2004 was $11.21 per Bbl compared to $9.67 per Bbl for 2003, an increase of $1.54 per Bbl resulting in a $0.4 million increase in depletion expense for 2005. This increase was due mainly to a downward revision of Sunwing's share of proved reserves at Dagang as a result of continued increases in oil prices from 2003 and additional anticipated increases in future development costs. During periods of increasing oil prices Sunwing's share of proved oil reserves decreases, as fewer barrels of oil are required to recover its costs under its production-sharing contract with CNPC. Production volume increases accounted for $0.8 million of the increase in depletion expense for 2004.


IMPAIRMENT OF OIL AND GAS PROPERTIES

         As discussed below in "Critical Accounting Principles and Estimates - Impairment of Proved Oil and Gas Properties", Sunwing evaluates its proven oil and gas properties for impairment on a quarterly basis. If as a result of this evaluation, the carrying value of its oil and gas properties exceeds the properties' expected future net cash flows from its proved reserves then a provision for impairment must be recognized in the results of operations.

  o  IMPAIRMENT OF OIL AND GAS PROPERTIES 2005 VS. 2004

     Sunwing impaired its oil and gas properties by $6.6 million in 2005. As a result of production decline performance and drilling results from the wells drilled in the northern blocks of the Dagang field, Sunwing reduced its estimate of the overall field development program and its independent engineering evaluators, GLJ Petroleum Consultants Ltd., revised downward their estimate of Sunwing's proven reserves as at December 31, 2005. Sunwing impaired 70% of its costs incurred in the Zitong block due to an unsuccessful first exploration well resulting in those costs, equal to $12.2 million, being included with the carrying value of proved properties for the ceiling test calculation. The effect of these two factors resulted in an impairment of $2.0 million for the year ended December 31, 2005. Additionally, Sunwing reflected the effects of the newly enacted windfall gain levy on the carrying value of its proven properties which resulted in an additional $4.6 million provision for impairment for the year ended December 31, 2005.


  o  IMPAIRMENT OF OIL AND GAS PROPERTIES 2004 VS. 2003

     No impairment of Sunwing's oil and gas properties was required in 2004 and 2003.

LIQUIDITY AND CAPITAL RESOURCES

SOURCES AND USES OF CASH

     Sunwing's net cash and cash equivalents decreased by $1.4 million for the year ended December 31, 2005 compared to increases of $1.2 million and $0.4 million for the same periods in 2004 and 2003, respectively.


OPERATING ACTIVITIES

     Sunwing's operating activities provided $10.1 million in cash for the year ended December 31, 2005 compared to $4.3 million and $1.1 million provided by operating activities for the same periods in 2004 and 2003, respectively. The increases in cash from operating activities for the years ended December 31, 2005 was mainly due to an increases in net production volumes of 34% and an increase in oil and gas prices of 38%. The increase in net revenues for the year ended December 31, 2005 was partially offset by an increase of $1.3 million in general and administrative expenses and foreign exchange losses when compared to the same period in 2004. The increases in cash from operating activities for the year ended December 31, 2004 were mainly due to an increase in net production volumes of 63%, an increases in oil and gas prices of 27% and a decrease of $0.3 million in general and administrative expenses and foreign exchange losses when compared to the same period in 2003.


INVESTING ACTIVITIES

     Sunwing used $21.4 million of cash for its exploration and development activities for the year ended December 31, 2005 compared to $22.6 million and $6.0 million used for the same periods in 2004 and 2003, respectively. The cash used in investing activities for 2004 was partially offset by $13.5 million of cash generated from the sale of a 40% working interest in the Dagang field.


FINANCING ACTIVITIES

     Sunwing's financing activities provided $9.9 million in cash for the year ended December 31, 2005 compared to $6.0 million and $5.3 million of cash provided by financing activities for the comparable periods in 2004 and 2003, respectively. Its parent companies, Ivanhoe and Sunwing Holding Corporation, have been the primary source of external financing for its development program at the Dagang field and exploration program in the Zitong block. During 2004, Sunwing incurred $0.4 million to pursue third party financing of its development program at the Dagang field. As discussed previously, it wrote-off these costs in the third quarter of 2005 upon assessment of the production levels and future drilling activity at the Dagang field and suspension of its project-financing discussions with these potential lending institutions.

                                                                              YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                       2005            2004            2003
                                                                    --------------------------------------------
                                                                         $       $       $       $       $
                                                                    ------------    ------------    ------------
CASH FLOW (DEFICIT) FROM OPERATING ACTIVITIES                           10,063           4,281           1,146
                                                                    ------------    ------------    ------------

INVESTING ACTIVITIES
Capital investments, after changes in non-cash working capital         (21,368)        (22,587)         (5,971)
Proceeds from sale of assets
                                                                             -          13,456               -
                                                                    ------------    ------------    ------------
                                                                       (21,368)         (9,131)         (5,971)
                                                                    ------------    ------------    ------------

FINANCING ACTIVITIES
Deferred loan costs                                                          -            (346)              -
Due to parent companies, net                                             9,928           6,347           5,250
                                                                    ------------    ------------    ------------
                                                                         9,928           6,001           5,250
                                                                    ------------    ------------    ------------
NET SOURCES (USES) OF CASH                                              (1,377)          1,151             425
                                                                    ============    ============    ============

OUTLOOK FOR 2006

         Sunwing has forecasted an oil price of $48.00 per bbl for its 2006 production and expect to generate $20.5 million of cash from operating activities in 2006. Sunwing's capital investment budget for 2006 is $10.3 million, which includes drilling two development wells at the Dagang field where it has a 100% working interest and one exploration well in the Zitong block where it has a 90% working interest. Sunwing plans to use our free cash flow to reduce accounts payable level by $0.5 million to $1.0 million per month.

         As at December 31, 2005, Sunwing had an accumulated deficit of $34.5 million and negative working capital of $11.0 million. Its activities contemplate significant capital investments to develop its properties and projects. Sunwing will need to raise financing through our parent companies or externally from debt financing and joint venture partner participation in order to complete the planned activities. In the event that such financing is not available, it will be necessary to prioritize activities, which may result in delaying and potentially losing business opportunities and cause potential impairment to recorded assets. In Sunwing's opinion, if the transaction with China Mineral Acquisition Corporation is concluded, as described in Note 13 to our audited December 31, 2005 and 2004 consolidated financial statements, it believes it will have sufficient cash to address negative working capital and will have adequate positive operating cash flow to meet its future obligations. If this transaction is not consummated, Sunwing believes that Ivanhoe would provide the necessary financial support for Sunwing to continue as a going concern. The outcome of these matters cannot be predicted with certainty at this time and therefore Sunwing may not be able to continue as a going concern.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

         The table below summarizes and cross-references the contractual obligations and commitments that are reflected in Sunwing's consolidated balance sheets and/or disclosed in the accompanying Notes:

                                                                      PAYMENTS DUE BY YEAR
                                        -----------------------------------------------------------------------------
                                                             (stated in thousands of U.S. dollars)
                                        TOTAL         2006         2007          2008          2009       AFTER 2009
                                        ---------    ---------    ----------    ----------    ---------    ----------

Other Commitments:
Lease commitments                             649          369           192            88
Zitong exploration commitment               4,300        4,300             -             -            -             -
                                        ---------    ---------    ----------    ----------    ---------    ----------
Total                                       4,949        4,669           192            88            -             -
                                        =========    =========    ==========    ==========    =========    ==========

         Sunwing has excluded our normal purchase arrangements as they are discretionary and/or being performed under contracts which are cancelable immediately or with a 30-day notification period.


CRITICAL ACCOUNTING PRINCIPLES AND ESTIMATES

         Sunwing has identified the following critical accounting policies that affect the more significant judgments and estimates used in preparation of its consolidated financial statements.

         Full Cost Accounting -- Sunwing follows the requirements of the SEC's Regulation S-X Article 4-10(c) for the full cost method of accounting for oil and gas operations whereby all exploration and development expenditures are capitalized on a country-by-country cost center basis. Such expenditures include property acquisition costs, geological and geophysical costs, carrying charges for unproved properties, costs of drilling both productive and non-productive wells, gathering and production facilities and equipment and financing and administrative costs directly related to capital projects. As at December 31, 2005, the carrying value of its only cost center, China, was $50.3 million.

         The other generally accepted method of accounting for costs incurred for oil and gas properties is the successful efforts method. Under this method, costs associated with land acquisition and geological and geophysical activities are expensed in the year incurred and the costs of drilling unsuccessful wells are expensed upon abandonment.

         As a consequence of following the full cost method of accounting, Sunwing may be more exposed to potential impairments if the carrying value of a cost center's oil and gas properties exceeds its estimated future net cash flows than if it followed the successful efforts method of accounting. An impairment may occur if a cost center's recoverable reserve estimates decrease, oil and natural gas prices decline or capital, operating and income taxes increase to levels that would significantly affect its estimated future net cash flows. See "Impairment of Proved Oil and Gas Properties" below.

         Oil and Gas Reserves -- The process of estimating quantities of reserves is inherently uncertain and complex. It requires significant judgments and decisions based on available geological, geophysical, engineering and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change. Sunwing's reserve estimates are based on current production forecasts, prices and economic conditions. The reserve numbers are only estimates and you should not assume that the present value of Sunwing's future net cash flows from these estimates is the current market value of its estimated proved oil and gas reserves.

         Reserve estimates are critical to many accounting estimates and financial decisions including:

     o determining whether or not an exploratory well has found economically recoverable reserves. Such determinations involve the commitment of additional capital to develop the field based on current estimates of production forecasts, prices and other economic conditions.

     o calculating Sunwing's unit-of-production depletion rates. Proven reserves are used to determine rates that are applied to each unit-of-production in calculating its depletion expense. In 2005, oil and gas depletion of $8.5 million was recorded in depletion and depreciation expense.

     o assessing Sunwing's proven oil and gas properties for impairment on a quarterly basis. Estimated future net cash flows used to assess impairment of its oil and gas properties are determined using proved and probable reserves (1). See "Impairment of Proved Oil and Gas Properties" below.

         Management is responsible for estimating the quantities of proved oil and natural gas reserves and preparing related disclosures. Estimates and related disclosures are prepared in accordance with SEC requirements, generally accepted industry practices in the U.S. as promulgated by the Society of Petroleum Engineers.

         Independent qualified reserves evaluators prepare reserve estimates for each property at least annually and issue a report thereon. The reserve estimates are reviewed by Sunwing's engineers familiar with the property and by its operational management. Ivanhoe's CEO and CFO meet with Sunwing's operational personnel to review the current reserve estimates and upon their review and approval present the independent qualified reserves evaluator's reserve reports to Ivanhoe's Board of Directors with a recommendation for approval. Ivanhoe's Board of Directors has approved Sunwing's reserve estimates.

         The estimated discounted future net cash flows from estimated proved reserves included in the Supplementary Financial Information of Sunwing's audited December 31, 2005 and 2004 consolidated financial statements are based on year-end prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower. Actual future net cash flows will also be affected by factors such as actual production levels and timing, and changes in governmental regulation or taxation, and may differ materially from estimated cash flows.


    (1) "Proved" oil and gas reserves are the estimated quantities of natural gas, crude oil, condensate and natural gas liquids that geological and engineering data demonstrate with reasonable certainty can be recoverable in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if economic recoverability is supported by either actual production or a conclusive formation test. "Probable" reserves are those additional reserves that are less likely to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of estimated proved plus probable reserves.


         Depletion --As indicated previously, Sunwing's estimate of proved reserves are critical to calculating its unit-of-production depletion rates.

         Another critical factor affecting Sunwing's depletion rate is our determination that an impairment of unproved oil and gas properties has occurred. Costs incurred on an unproved oil and gas property are excluded from the depletion rate calculation until it is determined whether proved reserves are attributable to an unproved oil and gas property or upon determination that an unproved oil and gas property has been impaired. An unproved oil and gas property would likely be impaired if, for example, a dry hole has been drilled and there are no firm plans to continue drilling on the property. Also, the likelihood of partial or total impairment of a property increases as the expiration of the lease term approaches and there are no plans to drill on the property or to extend the term of the lease. Sunwing assesses each of its unproven oil and gas properties for impairment on a quarterly basis. If it determines that an unproved oil and gas property has been totally or partially impaired it includes all or a portion of the accumulated costs incurred for that unproved oil and gas property in the calculation of its unit-of--production depletion rate. As at December 31, 2005, Sunwing had $5.3 million of costs incurred on unproven oil and gas properties related to the Zitong block.

         Sunwing's depletion rate is also affected by its estimates of future costs to develop the proved reserves. Sunwing estimates future development costs using quoted prices, historical costs and trends. It is difficult to predict prices for materials and services required to develop a field particularly over a period of years with rising oil and gas prices during which there is generally increased competition for a limited number of suppliers. Sunwing updates its estimates of future costs to develop its proven reserves on a quarterly basis.

         Impairment of Proved Oil and Gas Properties -- Sunwing evaluates its cost center's proven oil and gas properties for impairment on a quarterly basis.

         Sunwing follows the requirements of the SEC's Regulation S-X Article 4-10(c)4 for determining the limitation of capitalized costs. Accordingly, the carrying value (2) of a cost center's oil and gas properties cannot exceed the discounted future net cash flows of its proved reserves using period-end oil and gas prices and costs plus (i) the cost of properties that have been excluded from the depletion calculation and (ii) the lower of cost or estimated fair value of unproved properties included in the depletion calculation less income tax effects related to differences between the book and tax basis of the properties. The net cash flows of a cost center's proved reserves are discounted by ten percent. The amount of the impairment loss is recognized as a charge to the results of operations and a reduction in the net carrying amount of a cost center's oil and gas properties. Sunwing provided for $2.0 million, and nil in ceiling test impairments for the years ended December 31, 2005 and 2004.

    (2) The carrying value includes all capitalized costs for each cost center, including costs associated with asset retirement net of estimated salvage values, unproved properties and major development projects, less accumulated depletion and ceiling test impairments net of deferred income taxes and costs of major development projects are to be considered separately for purposes of the ceiling test calculation.


         Asset Retirement -- Sunwing follows SFAS No. 143, "Accounting for Asset Retirement Obligations" which requires asset retirement costs and liabilities associated with site restoration and abandonment of tangible long-lived assets to be initially measured at a fair value which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The fair value is recognized in the financial statements at the present value of expected future cash outflows to satisfy the obligation. Subsequent to the initial measurement, the effect of the passage of time on the liability for the asset retirement obligation (accretion expense) and the amortization of the asset retirement cost are recognized in the results of operations.

         Sunwing has not made a provision in its consolidated financial statements for the abandonment of its oil and gas operations at the Dagang field as the estimated life of the field exceeds the remaining term of Sunwing's petroleum contract with CNPC.

IMPACT OF NEW AND PENDING U.S. GAAP ACCOUNTING STANDARDS

         In May 2005, the FASB issued SFAS No. 154 ("SFAS NO. 154") "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 applies to all voluntary changes in accounting principle. SFAS No. 154 also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 also carries forward the guidance in APB Opinion No. 20 requiring justification of a change in accounting principle on the basis of preferability. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

         On July 14, 2005, the FASB published an exposure draft entitled 'Accounting for Uncertain Tax Positions' - an interpretation of SFAS No. 109. The proposed interpretation is intended to reduce the significant diversity in practice associated with recognition and measurement of income taxes by establishing consistent criteria for evaluating uncertain tax positions. The proposed interpretation would be effective for the first fiscal year beginning after December 15, 2006. Earlier application would be encouraged. Only tax positions meeting the probable recognition threshold at that date would be recognized. The transition adjustment resulting from application of this interpretation would be recorded as a cumulative-effect change in the income statement as of the end of the period of adoption. Restatement of prior periods or pro forma disclosures under APB Opinion No. 20, 'Accounting Changes', would not be permitted. The implementation of this exposure draft is not expected to impact us at this time.

         Ivanhoe has an Employees' and Directors' Equity Incentive Plan under which it can grant stock options to directors and eligible employees to purchase common shares, issue common shares to directors and eligible employees for bonus awards and issue shares under a share purchase plan for eligible employees. Ivanhoe applies APB Opinion No. 25, as interpreted by FASB Interpretation
No. 44, in accounting for awards issued from its stock option plan and does not recognize compensation costs in its consolidated financial statements for stock options issued to its employees and directors. In December 2004, the Financial Accounting Standards Board issued a revision to SFAS No. 123,

"Accounting for Stock Based Compensation" ("SFAS No. 123(R)"), which supersedes APB No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123(R) requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant and recognition of the cost in the results of operations over the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. SFAS No. 123(R) is effective for the first annual reporting period that begins after June 15, 2005 and may be implemented on a modified prospective or retrospective basis. Ivanhoe has elected to implement this statement on a modified prospective basis starting in the first quarter of 2006. Under the modified prospective basis Ivanhoe would allocate stock based compensation for stock options issued to Sunwing's employees for the unvested portion of awards outstanding as of January 1, 2006 and for all awards granted after January 1, 2006. Had Ivanhoe allocated stock based compensation for stock options issued to Sunwing's employees for the years ended December 31, 2005 and 2004, it would have recognized a charge to its results of operations of $0.1 million and $0.2 million, respectively.

         On September 30, 2005, the FASB issued an Exposure Draft that would amend SFAS No. 128, "Earnings per Share", to clarify guidance for mandatorily convertible instruments, the treasury stock method, contracts that may be settled in cash or shares and contingently issuable shares. The proposed Statement would be effective for interim and annual periods ending after June 15, 2006. Retrospective application would be required for all changes to SFAS No. 128, except that retrospective application would be prohibited for contracts that were either settled in cash to prior adoption to require cash settlement. Sunwing management is in the process of reviewing the requirements of this recent exposure draft.

         The following standards issued by the FASB are not expected to affect the Company:

         o SFAS No. 153, "Exchanges of Nonmonetary Assets--an amendment of APB Opinion No. 29" effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005.

         o SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of SFAS No. 133 and 140" effective for fiscal years that begin after September 15, 2006

OFF BALANCE SHEET ARRANGEMENTS

         At December 31, 2005 and 2004, Sunwing did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, it does not engage in trading activities involving non-exchange traded contracts. As such, Sunwing is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in such relationships. Sunwing does not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with it, or its related parties, except as disclosed herein.

RELATED PARTY TRANSACTIONS

         Sunwing has entered into agreements with a number of other entities, which are related through common directors or shareholders, to share administrative personnel, office space and facilities. For the years ended December 31, 2005 and 2004, these related parties reimbursed Sunwing $0.3 million per year for such costs.


                         INFORMATION ABOUT CHINA MINERAL

         China Mineral was formed on March 30, 2004, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business having primary operations in the People's Republic of China and believed to have significant growth potential. To date, China Mineral's efforts have been limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

         THE IPO AND TRUST ACCOUNT. On August 30, 2004, China Mineral consummated its IPO of 4,000,000 units with each unit consisting of one share of China Mineral common stock and two warrants, each to purchase one share of China Mineral common stock at an exercise price of US$5.00 per share. The IPO generated gross proceeds of US$24,000,000. After payment of underwriting discounts and expenses, total net proceeds were approximately US$21,274,000, of which US$20,400,000 was placed in the IPO trust account and invested in government securities. The remaining proceeds have been used by China Mineral in its pursuit of a business combination. The IPO trust account is not to be released until the earlier of the consummation of a business combination or liquidation of China Mineral, although, as noted elsewhere in this joint proxy statement/prospectus, claims might be made against the Company as a result of extending the period in which it may complete a business combination in order to avoid liquidation (or in other circumstances not now anticipated by the Company). The IPO trust account contained approximately US$21,072,186 as of December 31, 2005. If the Acquisition is consummated, the IPO trust account, reduced by amounts paid to stockholders of China Mineral who do not approve the Acquisition and elect to convert their shares of common stock into their pro-rata shares of funds in it, will be released to China Mineral.

         FAIR MARKET VALUE OF TARGET BUSINESS. Pursuant to China Mineral's amended and restated certificate of incorporation, the initial target business that China Mineral acquires must have a fair market value equal to at least 80% of China Mineral's net assets at the time of such acquisition, determined by China Mineral's Board of Directors based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. China Mineral is not required to obtain, and it has not obtained, an opinion from an investment banking firm as to fair market value if its Board independently determines that the target business has sufficient fair market value. The board has made an independent determination that the Acquisition of Sunwing satisfies the 80% test.

         LIMITED ABILITY TO EVALUATE THE TARGET BUSINESS' MANAGEMENT. Although China Mineral closely examined the management of Sunwing, China Mineral cannot assure you that its assessment of Sunwing's management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Furthermore, China Mineral's directors do not intend to remain on China Mineral's Board following the Acquisition, and it is unlikely that any person currently associated with China Mineral will devote his or her full efforts to the combined company's affairs subsequent to the Acquisition. Moreover, China Mineral cannot assure you that any such person would have significant experience or knowledge relating to Sunwing's industry.

         Following the Acquisition, China Mineral, which will be managed and controlled by former Sunwing shareholders, may seek to recruit additional managers to supplement the incumbent management of the combined company or any other target business. China Mineral cannot assure you that they will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

         STOCKHOLDER APPROVAL OF BUSINESS COMBINATION. China Mineral will proceed with the Acquisition only if a majority of the outstanding shares of China Mineral common stock are voted in favor of it. In addition, holders of stock acquired prior to the IPO ("Private Shares") have agreed to vote their common stock on the question in accordance with the vote of the majority in interest of stockholders who acquired their shares in the IPO ("Public Shares") and vote on the Acquisition proposal: If holders of a majority of the Public Shares vote for or against, or abstain with respect to, a proposal, the initial stockholders will cast all their shares in the same manner as such majority votes on such proposal. If the holders of 20% or more of the Public Shares vote against the Acquisition and demand that China Mineral convert their shares into their pro rata portions of the funds in the IPO trust account, China Mineral will not consummate the Acquisition. In this case, China Mineral would be liquidated in accordance with its charter.

         CONVERSION RIGHTS. Each holder of Public Shares who votes against the Acquisition has the right to have his or her Public Shares converted to cash, if the Acquisition is approved and completed.

     The actual per-share conversion price will be equal to the amount in the IPO trust account, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the Acquisition, divided by the number of shares issued in China Mineral's IPO. The initial per-share conversion price would be US$5.10 plus accrued interest as of the record date. An eligible stockholder may request conversion at the time the vote is taken with respect to the Acquisition, but the request will not be granted unless the stockholder votes against the Acquisition and the Acquisition is approved and completed. Any request for conversion, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. Funds to be distributed to stockholders who elect conversion will be distributed promptly after consummation of the Acquisition. Any Public Shareholder who converts stock into a portion of the IPO trust account still has the right to exercise any owned warrants. China Mineral will not complete the Acquisition if holders of 20% or more of the Public Shares vote against the Acquisition and exercise their conversion rights.

     LIQUIDATION IF NO BUSINESS COMBINATION. If China Mineral does not acquire at least majority control of Sunwing pursuant to the Acquisition by the time stipulated in its charter, China Mineral will be dissolved and will distribute to holders of Public Shares, in proportion to their respective equity interests, sums in the IPO trust account, inclusive of any interest, plus any remaining net assets. China Mineral's pre-IPO stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the IPO trust account with respect to China Mineral's warrants.

     COMPETITION. If the Acquisition is completed, China Mineral will become subject to competition from competitors of Sunwing. For more information of the competition Sunwing faces, please see the section entitled, "Information About Sunwing--Competition" elsewhere in this document.

     FACILITIES. China Mineral maintains executive offices at 210 East 85th Street, Suite 16, New York, New York pursuant to an agreement with Awaken Advisors Inc. We pay Awaken Advisors a monthly fee of $1,000 which is for general and administrative services including office space, utilities and secretarial support and consulting services, including investor relations, preparation of secondary offering materials and acquisition assistance. China Mineral considers its current office space adequate for current operations.

EMPLOYEES

     Dr. Simon Mu, China Mineral's President and Chief Executive Officer, and Dr. Bing Zhao, our Chief Financial Officer and Secretary, are China Mineral's only executive officers. They are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to China Mineral's affairs. China Mineral has no full-time employees.


PERIODIC REPORTING AND AUDITED FINANCIAL STATEMENTS

     China Mineral has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, China Mineral's annual reports contain financial statements audited and reported on by China Mineral's independent accountants.

LEGAL PROCEEDINGS

     China Mineral is not currently a party to any pending material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with our financial statements and footnotes thereto contained elsewhere in this annual report.

FORWARD LOOKING STATEMENTS

     The statements discussed in this joint proxy statement/prospectus include forward looking statements that involve risks and uncertainties, including risks detailed from time to time in our reports filed with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

     INVESTMENTS HELD IN TRUST. Investments held in trust are invested in United States government securities (Treasury Bills) with a maturity of 180 days or less which are accounted for as a trading security and recorded at market value which approximates amortized cost. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income in the accompanying Statement of Operations.

     DEFERRED INTEREST. Deferred interest consists of 19.99% of the interest earned on the investments held in trust.

     INCOME TAXES. We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Statutory taxes not based on income are included in general and administrative expenses.

BUSINESS OVERVIEW

     We were formed on March 30, 2004 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company with its primary operations in the People's Republic of China that is engaged in the mining of minerals. We intend to utilize cash derived from the proceeds of our initial public offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.

     On February 23, 2006, we entered into a Memorandum of Understanding (MOU) with Ivanhoe Energy Inc. and its subsidiary, Sunwing Energy Ltd., relating to a proposed business combination with Sunwing. Sunwing is the Chinese oil and gas exploration and production subsidiary of Ivanhoe Energy Inc. (NASDAQ: IVAN). As contemplated by the MOU, and subject to approval of our stockholders and other conditions, we intend to acquire Sunwing in an all-stock transaction, with Ivanhoe becoming the owner of approximately 75-80% of our common stock. Sunwing's operating subsidiaries have carried out oil and gas activities in China for over ten years. Sunwing's projects include a royalty interest in the Daqing oil field, a 100% working interest in the Kongnan enhanced oil recovery
(EOR) project at Dagang, in Hebei Province, and a large natural gas exploration project on a 900,000-acre Zitong block in Sichuan Province. The Kongnan project is being operated by Sunwing under a 30-year production-sharing contract signed in 1997 between a Sunwing subsidiary and China National Petroleum Corporation. Sunwing's gross production in Dagang of approximately 2,050 barrels of oil per day (net 1,680 barrels of oil per day) reflects the recently announced acquisition from Richfirst Holdings Limited, for US$28,293,000, of 40% of the working interest in Dagang, taking Sunwing's working interest share to 100%. Sunwing also recently signed a farmout agreement with Mitsubishi Gas Chemical Company Inc. ("Mitsubishi Gas"), in which Mitsubishi Gas acquired a 10% working interest in the Zitong block for US$4 million, which is pending approval of governmental authorities in China.

     There is no assurance that the acquisition of Sunwing will be completed, as it is subject to the approval of our stockholders and the redomestication of China Mineral to the British Virgin Islands.

PLAN OF OPERATION

     We had net loss of US$228,046 for the period ended December 31, 2005 and a net loss of US$252,811 for the period from March 30, 2004 (Inception) to December 31, 2005 as a result of operating expenses in connection with, among other things, our initial public offering, our filing reports under the Securities Exchange Act of 1934 and costs related to locating a target business. For the year ended December 31, 2005, we incurred US$81,364 of travel expenses,

US$455,065 for legal, accounting, consulting and other professional fees, US$17,433 for other formation and operating costs, US$22,500 of costs related to capital based taxes and US$98,541 of income taxes. We had interest income on the Trust Fund investment of US$446,857 during the year ended 2005 and US$537,816 for the period from March 30, 2004 (Inception) to December 31, 2005.

     We consummated our initial public offering on August 30, 2004. Gross proceeds from our initial public offering were US$24,000,000. We paid a total of US$1,800,000 in underwriting discounts and commissions, and approximately US$926,000 was paid for costs and expenses related to the offering, including US$480,000 for the underwriters' non-accountable expense allowance of 2% of the gross proceeds. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the offering were approximately US$21,274,000, of which approximately US$20,400,000 was deposited into the trust fund. The remaining proceeds are available to be used by us to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. We will use substantially all of the net proceeds of our initial public offering to structure, negotiate and consummate the business combination with Ivanhoe/Sunwing as contemplated by the MOU. It is anticipated that our capital stock will be used in whole or in part as consideration to effect the business combination with Ivanhoe/Sunwing, and the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. As of December 31, 2005, we had approximately US$242,000 in cash. We anticipate that the costs required to consummate the acquisition with Ivanhoe/Sunwing will greatly exceed our available cash, and that we will not be able to do so without receiving additional funds and/or reaching agreements with our professional service providers to defer their fees and expenses (in addition to those fees and expenses that are included in accrued expenses). We expect these expenses would ultimately be borne by the combined company out of the funds held in trust if the proposed Ivanhoe/Sunwing acquisition is completed. If it is not, they would be subject to the indemnification obligations to the Company of all of our current officers and directors. If these obligations are not performed or are inadequate, it is possible that vendors or service providers could seek to recover these expenses from the trust fund, which could ultimately deplete the trust fund and reduce the stockholder's current pro rata portion of the trust account upon liquidation. See "Summary -- Enforceability of Civil Liabilities Against Non-U.S. Persons" and "Risk Factors - You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States judgments against China Mineral, the combined company, their subsidiaries, officers and directors, experts named in this joint proxy statement/prospectus and others."

OFF-BALANCE SHEET ARRANGEMENTS

     Options and warrants issued in conjunction with our initial public offering are equity linked derivatives and accordingly represent off balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of FAS 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See the notes to the December 31, 2005 financial statements for a discussion of outstanding options and warrants.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AND STATEMENT OF OPERATIONS


     The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of Sunwing Energy Ltd., a Bermuda company, ("SUNWING") and the historical balance sheet of China Mineral Acquisition Corporation ("CMA") as at December 31, 2005 giving effect to the transaction described in the Stock Purchase Agreement, dated May 12, 2006 among Ivanhoe Energy Inc., Sunwing Holding Corporation, Sunwing and CMA (the "TRANSACTION"), as if it occurred on December 31, 2005.

     The following unaudited pro forma condensed consolidated statement of operations combines the consolidated historical statement of income of Sunwing and the historical statement of operations of CMA for the year ended December 31, 2005, giving effect to the Transaction as if it occurred on January 1, 2005.

     In February 2006, Sunwing acquired a 40% working interest in an oil and gas property. Because of the significance of the acquisition, the unaudited pro forma condensed consolidated balance sheet and statement of operations as at, and for the year ended, December 31, 2005 were adjusted to give effect to this acquisition as if it occurred on December 31, 2005 for purposes of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2005 for purposes of the unaudited pro forma condensed consolidated statement of operations (See Notes 2 (a) and 2(b)).

     The unaudited pro forma condensed consolidated balance sheet as at December 31, 2005 and unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 have been prepared using two different levels of approval (due to a specified requirement any Transaction requires at least 80% approval of the CMA shareholders) of the Transaction by the CMA stockholders, as follows:

     o Assuming Maximum Approval: This presentation assumes that 100% of CMA stockholders approve the Transaction; and

     o Assuming Minimal Approval: This presentation assumes that 80.01% of CMA stockholders approve the Transaction.

     The unaudited pro forma condensed consolidated balance sheet as at December 31, 2005 and statement of operations for the year then ended are for informational purposes only and should be read in conjunction with the historical financial statements of Sunwing and CMA and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operation that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

     The unaudited pro forma condensed consolidated financial statements were prepared treating the Transaction as a recapitalization of Sunwing. Since CMA is not an operating company the Transaction is treated as the issuance of shares of Sunwing for the net tangible assets (consisting principally of cash) of CMA. Therefore, no goodwill has been recorded in the Transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MAXIMUM APPROVAL
AS AT DECEMBER 31, 2005
(stated in thousands of U.S. Dollars)


                                                                                   PRO FORMA       PRO FORMA
                                                        SUNWING         CMA       ADJUSTMENTS      COMBINED
                                                      ----------     ---------    ------------     ---------

ASSETS
Current Assets
 Cash and cash equivalents                            $      633     $     242    $ 21,072 (c)    $  21,947
 Investments held in trust                                    --        21,072     (21,072)(c)           --
 Accounts receivable                                       7,938            --      (1,746)(a)        6,192
 Prepaid expenses                                            299            --          --              299
                                                      ----------     ---------    --------        ---------
                                                           8,870        21,314      (1,746)          28,438

Deferred tax assets                                           --           169          --              169
Oil and gas properties and investments, net               46,321            --      28,293 (a)       74,614
                                                      ----------     ---------    --------        ---------
                                                      $   55,191     $  21,483    $ 26,547        $ 103,221
                                                      ==========     =========    ========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable and accrued liabilities             $   19,843     $     303    $    --         $  20,146
 Deferred interest                                            --           134       (134) (d1)          --
                                                      ----------     ---------    --------        ---------
                                                          19,843           437       (134)           20,146
                                                      ----------     ---------    --------        ---------

Due to parent companies                                   44,522            --      26,547 (a)           --
                                                                                   (71,069)(g)

Common stock subject to possible redemption                   --         4,078      (4,078)(dl)          --

Commitments

Stockholders' Equity (Deficiency)
 Preferred stock                                              --            --          --               --
 Common stock                                             25,342             1     (25,342)(e)            3
                                                                                         2 (e)
 Additional paid-in capital                                   --        17,220       4,078 (d1)     117,588
                                                                                    25,342 (e)
                                                                                        (2)(e)
                                                                                      (119)(f)
                                                                                    71,069 (g)
 Accumulated deficit                                     (34,516)        (253)         134 (dl)     (34,516)
                                                                                       119 (f)
                                                      ----------     ---------    --------        ---------
                                                          (9,174)       16,968      75,281           83,075
                                                      ----------     ---------    --------        ---------
                                                      $   55,191     $  21,483    $ 26,547        $ 103,221
                                                      ==========     =========    ========        =========


See Note 2 for reference to pro forma adjustments (a) through (h)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ASSUMING MAXIMUM APPROVAL
YEAR ENDED DECEMBER 31, 2005
(stated in thousands of U.S. Dollars, except per share amounts)


                                                                                         PRO FORMA       PRO FORMA
                                                          SUNWING           CMA         ADJUSTMENTS      COMBINED
                                                         ---------        -------       -----------     ----------

REVENUE
Oil and gas revenue                                      $  15,731        $    --       $  9,336 (b)    $  25,067
Interest income                                                  7            447            134 (dl)         588
                                                         ---------        -------       --------        ---------
                                                            15,738            447          9,470           25,655
                                                         ---------        -------       --------        ---------
EXPENSES
Operating costs                                              2,602             --          1,736 (b)        4,338
General  and administrative                                  1,972            576             --            2,548
Depletion and depreciation                                   8,205             --          5,263 (b)       13,468
Foreign exchange                                               157             --             --              157
Provision for impairment                                     6,600             --            800 (b)        7,400
                                                         ---------        -------       --------        ---------
                                                            19,536            576          7,799           27,911
                                                         ---------        -------       --------        ---------

INCOME (LOSS) BEFORE INCOME TAXES                           (3,798)          (129)         1,671           (2,256)
PROVISION FOR INCOME TAXES                                      --             99             --               99
                                                         ---------        -------       --------        ---------
NET INCOME (LOSS)                                        $  (3,798)       $  (228)      $  1,671        $  (2,355)
                                                         =========        =======       ========        =========
NET INCOME (LOSS) PER SHARE  - BASIC AND DILUTED         $   (0.91)       $ (0.05)               (h)    $   (0.11)
                                                         =========        =======                       =========
WEIGHTED AVERAGE NUMBER OF SHARES
 (IN THOUSANDS)                                              4,166          5,000                          21,759
                                                         =========        =======                       =========


See Note 2 for reference to pro forma adjustments (a) through (h)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MINIMUM APPROVAL
AS AT DECEMBER 31, 2005
(stated in thousands of U.S. Dollars)


                                                                                          PRO FORMA            PRO FORMA
                                                         SUNWING            CMA           ADJUSTMENTS          COMBINED
                                                         -------          -------         -----------          ---------

ASSETS
 Current Assets
 Cash and cash equivalents                               $   633          $   242          $21,072 (c)         $ 17,735
                                                                                            (4,212)(d2)
 Investments held in trust                                    --           21,072          (21,072)(c)               --
 Accounts receivable                                       7,938               --           (1,746)(a)            6,192
 Prepaid expenses                                            299               --               --                  299
                                                         -------          -------          -------             --------
                                                           8,870           21,314           (5,958)              24,226
Deferred tax assets                                           --              169               --                  169
Oil and gas properties and investments, net               46,321               --           28,293 (a)           74,614
                                                         -------          -------          -------             --------
                                                         $55,191          $21,483          $22,335             $ 99,009
                                                         =======          =======          =======             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable and accrued liabilities                $19,843             $303          $    --             $ 20,146
 Deferred interest                                            --              134             (134)(d2)              --
                                                         -------          -------          -------             --------
                                                          19,843              437             (134)              20,146
                                                         -------          -------          -------             --------
Due to parent companies                                   44,522               --           26,547 (a)               --
                                                                                           (71,069)(g)
Common stock subject to possible redemption                   --            4,078           (4,078)(d2)              --
Commitments
Stockholders' Equity (Deficiency)
 Preferred stock                                              --               --               --                   --
 Common stock                                             25,342                1          (25,342)(e)                3
                                                                                                 2 (e)
 Additional paid-in capital                                   --           17,220           25,342 (e)          113,376
                                                                                               (2) (e)
                                                                                             (253) (f)
                                                                                            71,069 (g)
 Accumulated deficit                                     (34,516)            (253)             253 (f)          (34,516)
                                                         -------          -------          -------             --------
                                                          (9,174)          16,968           71,069               78,863
                                                         -------          -------          -------             --------
                                                         $55,191          $21,483          $22,335             $ 99,009
                                                         =======          =======          =======             ========


See Note 2 for reference to pro forma adjustments (a) through (h)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ASSUMING MINIMUM APPROVAL
YEAR ENDED DECEMBER 31, 2005
(stated in thousands of U.S. Dollars, except per share amounts)


                                                                                        PRO FORMA        PRO FORMA
                                                        SUNWING          CMA           ADJUSTMENTS        COMBINED
                                                       ---------      ---------        -------------    ----------
REVENUE
Oil and gas revenue                                     $ 15,731      $     --          $  9,336 (b)    $ 25,067
Interest income                                                7           447                --             454
                                                        --------      --------          --------        --------
                                                          15,738           447             9,336          25,521
                                                        --------      --------          --------        --------

EXPENSES
Operating costs                                            2,602            --             1,736 (b)       4,338
General  and administrative                                1,972           576                --           2,548
Depletion and depreciation                                 8,205            --             5,263 (b)      13,468
Foreign exchange                                             157            --                --             157
Provision for impairment                                   6,600            --               800 (b)       7,400
                                                        --------      --------          --------        --------
                                                          19,536           576             7,799          27,911
                                                        --------      --------          --------        --------

INCOME (LOSS) BEFORE INCOME TAXES                         (3,798)         (129)            1,537          (2,390)
PROVISION FOR INCOME TAXES                                    --            99                --              99
                                                        --------      --------          --------        --------
NET INCOME (LOSS)                                       $ (3,798)     $   (228)         $  1,537        $ (2,489)
                                                        ========      ========          ========        ========

NET INCOME (LOSS) PER SHARE  - BASIC AND DILUTED        $  (0.91)     $  (0.05)                  (h)    $  (0.12)
                                                        ========      ========                          ========
WEIGHTED AVERAGE NUMBER OF SHARES
 (IN THOUSANDS)                                            4,166         5,000                            20,959
                                                        ========      ========                          ========


See Note 2 for reference to pro forma adjustments (a) through (h)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

BALANCE SHEET AND STATEMENT OF OPERATIONS


(Tabular amounts stated in thousands of U.S. dollars, except share amounts)



1.   BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed consolidated balance sheet as at December 31, 2005 and unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 (the "PRO FORMA STATEMENTS") have been prepared from information derived from, and should be read in conjunction with the audited consolidated financial statements of Sunwing Energy Ltd. ("SUNWING") as at, and for the year ended, December 31, 2005 and the audited financial statements of China Mineral Acquisition Corporation ("CMA") as at, and for the year ended, December 31, 2005.

Sunwing is incorporated pursuant to the laws of Bermuda and its prime assets are 100% ownership of Pan-China Resources Ltd., which holds a thirty-year production-sharing contract with China National Petroleum Corporation ("CNPC") to develop existing oil properties in the Dagang region of the People's Republic of China ("PRC"), and Sunwing Zitong Energy Ltd., which holds a thirty-year production-sharing contract with CNPC in a contract area known as the Zitong block located in the northwestern portion of the Sichuan Basin in the PRC. As at December 31, 2005, Sunwing's working interests in the Dagang field and the Zitong block were 60% and 100%, respectively (See Note 2 (a)). Sunwing is a wholly-owned subsidiary of Sunwing Holding Corporation, which is incorporated pursuant to the laws of Barbados. Sunwing Holding Corporation is a wholly-owned subsidiary of Ivanhoe Energy Inc. ("IVANHOE") a publicly traded company in Canada and the United States incorporated pursuant to the laws of the Yukon, Canada.

CMA was incorporated in Delaware as a blank check company on March 30, 2004 for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the PRC ("BUSINESS COMBINATION").

The Pro Forma Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") giving effect to the transaction described in the Stock Purchase Agreement dated May X, 2006 among Ivanhoe, Sunwing Holding Corporation, Sunwing and CMA ("the "TRANSACTION") as if it occurred on December 31, 2005 for purposes of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2005 for purposes of the unaudited pro forma condensed consolidated statement of operations.

The Pro Forma Statements have been prepared using two different levels of approval of the Transaction by the CMA stockholders, as follows:

     o Assuming Maximum Approval: This presentation assumes that 100% of CMA stockholders approve the Transaction; and

     o Assuming Minimal Approval: This presentation assumes that 80.1% of CMA stockholders approve the Transaction.

The Pro Forma Statements were prepared treating the Transaction as a recapitalization of Sunwing. Since CMA is not an operating company the Transaction is treated as the issuance of shares of Sunwing for the net tangible assets (consisting principally of cash) of CMA. Therefore, no goodwill has been recorded in the Transaction. In addition, Ivanhoe controlled Sunwing prior to the acquisition and as a result of the Transaction, Ivanhoe will have effective operating control of the combined entity with the shareholders of CMA continuing only as passive investors.

The Pro Forma Statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results which may be obtained in the future. In preparing these Pro Forma Statements no adjustments have been made to reflect the expected operating synergies and administrative cost savings that could result from the operations of the combined assets.

In the opinion of Ivanhoe's management, the Pro Forma Statements include all necessary adjustments for a fair presentation of the ongoing entity.

2.   SIGNIFICANT ASSUMPTIONS AND ADJUSTMENTS

     (a) In January 2004, Sunwing farmed-out a 40% interest in its Dagang field to Richfirst Holdings Limited ("RICHFIRST"), which agreement provided Richfirst with the right to convert its working interest in the Dagang field for Ivanhoe's common shares at any time prior to eighteen months after closing the farm-out agreement. Richfirst elected to convert its 40% working interest in the Dagang field and in February 2006 Sunwing re-acquired Richfirst's 40% working interest for a total of $28.3 million consisting of the following:



          Ivanhoe common shares                                         $20,000
          Non-interest bearing, unsecured note payable
               issued by Ivanhoe                                          6,547
          Forgiveness of joint venture receivable from Richfirst
               due to Sunwing                                             1,746
                                                                        -------
                                                                        $28,293
                                                                        =======

          The non-interest bearing, unsecured note of approximately $7.4 million ($6.5 million after being discounted to net present value) is payable in 36 equal monthly installments commencing March 31, 2006.

          Ivanhoe has the right, during the three-year loan repayment period, to require Richfirst to convert the remaining balance of the loan into common shares of Sunwing, or another company owning all of the outstanding shares of Sunwing, subject to Sunwing or the other company having obtained a listing of its common shares on a prescribed stock exchange. The number of shares issued would be determined by dividing the then outstanding loan balance by the common share issue price (less a 10% discount) of the newly listed company. Of the total purchase price, $26.5 million was paid by Sunwing by way of a non-interest bearing, intercompany loan from Ivanhoe.

     (b) The unaudited pro forma condensed consolidated statement of operations gives effect to Sunwing's acquisition of the 40% working interest in the Dagang field as if the acquisition had occurred on January 1, 2005. On this basis, Sunwing would have recognized additional oil and gas revenue of $9.3 million and would have incurred an additional $1.7 million of operating costs, $5.3 million of depletion expense and an additional $0.8 million in the provision for impairment of its oil and gas properties as a result of the ceiling test calculation.

     (c) The net proceeds of CMA's initial public offering was placed in an interest bearing trust account pending consummation of a Business Combination or liquidation of the company. As at December 31, 2005, CMA held $21.1 million in trust, which will be released at the closing of the Transaction.

     (d1) Assuming maximum approval of the Transaction by CMA's stockholders, the 799,600 shares of common stock held in trust equal to $4.1 million would be recognized as permanent shares issued and CMA would recognize as income $0.1 million of deferred interest earned on the $4.1 million held in trust.

     (d2) Assuming minimum approval of the Transaction by CMA's stockholders, CMA would refund $4.2 million to the dissenting stockholders including $0.1 million of deferred interest earned on the $4.1 million held in trust

     (e) At the closing of the Transaction, CMA would issue 16.8 million common shares with a par value of $.0001 per common share to Sunwing Holdings Corporation and Sunwing would recapitalize its $25.3 million of share capital. The number of CMA common shares issued to Sunwing Holdings Corporation is calculated as follows:


          Deemed value of Sunwing's oil and gas properties             $ 100,000
          Less: Sunwing's working capital shortfall in excess of
               a $2 million minimum working capital requirement          (12,973)
                                                                       ---------
                                                                       $  87,027
                                                                       =========


          Divided by CMA's share value per common share                     $    5.19

          CMA common shares issued to Sunwing Holdings
            Corporation (in thousands)                                         16,759


          CMA's share value per common share is calculated based on the amount of cash in the trust fund at closing of the Transaction, estimated to be $20.8 million, divided by 4 million CMA common shares.

     (f) The accumulated deficit of CMA (as adjusted for deferred interest recognized in income when assuming maximum approval) would be eliminated as Sunwing will be the continuing entity for accounting purposes.

     (g) Immediately prior to the closing of the Transaction, Ivanhoe and Sunwing Holdings Corporation will contribute to Sunwing as additional paid-in capital all amounts due to them from Sunwing.

     (h) Pro forma net income per share was calculated by dividing pro forma net income for the year ended December 31, 2005 by the weighted average number of shares outstanding as follows:



                                                         Year Ended December 31, 2005
                                                         ----------------------------
                                                           Maximum         Minimum
                                                           Approval        Approval
                                                           --------        --------
                                                              100%          80.01%
(IN THOUSANDS)
                                                           ------          ------
CMA common shares issued to Sunwing Holdings Corporation   16,759          16,759
CMA weighted average number of shares outstanding           5,000           4,200
                                                           ------          ------
                                                           21,759          20,959
                                                           ======          ======


          Outstanding options and warrants of CMA have not been considered in the earnings per share calculation since the related exercise prices are in excess of the market price of CMA's shares during the period.

                            DIRECTORS AND MANAGEMENT


DIRECTORS AND MANAGEMENT FOLLOWING THE ACQUISITION

     Immediately following the Acquisition, the directors and executive officers of China Ivanhoe Energy will be:


      NAME                 AGE                  POSITION
      ----                 ---                  --------

Robert M. Friedland         55       Chairman of the Board of Directors

Patrick Chua                50       Vice Chairman

Gerald G. Moench            57       President

Kenneth Skea                52       Vice President, Engineering

Jim Berridge                56       Controller


     ROBERT M. FRIEDLAND, CHAIRMAN. An international financier, Mr. Friedland is Chairman and President of Ivanhoe Capital Corporation, a Singapore-based venture-capital company. Mr. Friedland has been associated with resource and technology ventures for 20 years. His principal natural resources interests include Ivanhoe Mines Ltd. Ivanhoe Energy and Ivanhoe Nickel & Platinum Ltd. He guided the development and sale of the Diamond Fields Resources' Voisey's Bay nickel deposit to Inco for CDN$4.3 billion and the sale of Fairbanks Gold's Fort Knox deposit to Amax Gold. He was named Developer of the Year in 1996 for his work in establishing and financing international mining and exploration companies.


     PATRICK CHUA, VICE CHAIRMAN. Mr. Patrick Chua is an Executive Vice President of Ivanhoe Capital Corporation. Ivanhoe has been active in the natural resource sector in China since 1982. In 1994, Mr. Chua co-founded Sunwing Energy with Ivanhoe Capital. Mr. Chua holds a Bachelor of Science Degree in Petroleum Engineering from the University of Alberta and has been working in the natural resource sector since 1976. Mr. Chua spent the early days of his career evaluating oil and gas properties and conducting economic analyses of assets. In 1992, he became the Chairman of the Calgary Section of the Petroleum Society of Canadian Institute of Mining, Metallurgy and Petroleum. Since 1992, he has shifted his career focus to China. Under his leadership, Sunwing has signed three production-sharing contracts with the Chinese Government to develop proven oil and gas reserves in China and has finalized several agreements with many state-owned enterprises. All of these agreements have been approved by the Ministry of Commerce or its predecessor Ministries. Mr. Chua has authored and lectured on topics related to the economic analysis of oil and gas properties and conducting businesses in China.

     GERALD G. MOENCH, PRESIDENT. Mr. Moench has been President of Sunwing Energy for the past ten years, and has over 38 years of industry experience, 23 of which have been spent working in Southeast Asia, specializing in production and operations management. He joined Chevron Canada in 1968 and over the next nine years he was involved in the company's arctic drilling operations and thermal and mining projects in heavy oil areas. He spent the next five years as Drilling Manager with Voyager Petroleum, one of the most active junior oil and gas companies at the time. In 1982 Mr. Moench moved to Australia, and became involved in operations for CSR in Indonesia, Philippines and China. Mr. Moench operated the first foreign onshore exploration joint venture in China with CNOOC on Hainan Island and he had the distinction of being the first foreign operator in China drilling wells from 1985 to 1987. In 1988, he moved to Jakarta, Indonesia and ran CSR's Indonesian assets for six years before returning to Canada. He joined Sunwing Energy in 1996 and succeeded in negotiating three production-sharing contracts with China National Petroleum Corporation. In his present position, Mr. Moench is responsible for the management of Ivanhoe Energy's China activities, contract negotiations and new project development.

     KENNETH SKEA, VICE PRESIDENT, ENGINEERING. Mr. Skea has been Vice President of Engineering for the past two years and brings over 30 years of industry experience, primarily in the Western Canadian Sedimentary Basin. After spending his first five years with Esso Resources Canada as a production engineer for a number of oil fields in Alberta, Mr. Skea joined the largest independent reserve evaluation consulting firm in Calgary. From 1983 until 2004, he served in roles varying from Engineering Manager to Vice President of Operations with four oil and gas companies focused on Western Canada development. Mr. Skea is currently responsible for the petroleum and civil engineering functions in the organization and for the evaluation of the company's reserves.

     JIM BERRIDGE, CONTROLLER. Mr. Berridge has been Sunwing's Controller for the past eight years, following three years as controller of Arakis Energy Ltd., which operated in Sudan. Mr. Berridge has over 30 years experience in the oil and gas industry, which began with Hudson Bay Oil & Gas Ltd. (purchased by Amoco Canada). He has worked with intermediate and junior firms most of his career, predominantly in the joint venture and financial reporting areas. He was responsible for the implementation of Sunwing's computerized accounting system, development of Sunwing's National accounting staff and deals with insurance, Chinese audit, tax and corporate financial reporting requirements. Mr. Berridge has been a member of the Certified Management Accountant's Society of Alberta since 1977.

ADDITIONAL MANAGEMENT

     THOMAS LAU, GEOLOGY MANAGER. Mr. Lau has led the Sunwing geology group for the past eight years. He has over 31 years of petroleum industry experience including exploration, development, resource evaluation and petrophysical analysis of subsurface geological basins. Mr. Lau developed his expertise during his 20 years of detailed geological evaluations and reservoir studies of various clastic or carbonate reservoirs and petroleum systems in the Western Canadian Sedimentary Basin and the adjoining Williston Basin. His international experience includes detailed studies of reservoirs in Australia, Italy, onshore and offshore China, Vietnam, Mongolia and India. As Geology Manager, he is responsible for the company's exploration and development geology functions as well as geology operations.

     GEORGE HUMPHRYS, ZITONG PROJECT MANAGER. Mr. Humphrys has been the Project Manager for the Zitong project since 2002. Mr. Humphrys is a petroleum industry-engineering professional with over 30 years of experience in the Canadian and international energy business. He is proficient in project management, communication, business and petroleum engineering. Before joining Sunwing in 2001, Mr. Humphrys held technical, management and executive positions with national and multi-national companies, including Chevron Canada Resources. As Project Manager at Sunwing, Mr. Humphrys is responsible for the activities and operations related to the exploration/exploitation of resources in the Zitong block as well as completing technical and economic assessments of potential investments in China and participating in contract negotiations.

     DON A. RAUSCH, GENERAL MANAGER, DAGANG PROJECT. Mr. Rausch has been Pan-China Resources Ltd. (a wholly-owned subsidiary of Sunwing) General Manager
- Dagang for the past 1 1/2 years and has 32 years of experience in the upstream segment of the Oil and Gas Industry in Canada and internationally. After obtaining a Bachelor of Science degree in Electrical Engineering and a Master of Engineering degree, each from the University of Manitoba in Winnipeg, Mr. Rausch spent 16 years with Amoco Canada Petroleum Company Ltd. attaining the position of Manager, Drilling and Completions Engineering. Mr. Rausch also completed the Executive MBA program at Queen's University, Kingston, Ontario in 1996. Mr. Rausch then spent nine years in senior management positions with Canadian Fracmaster on international projects in Western Siberia, Russia, North Africa, Middle East and China. Prior to joining Pan-China, he was employed by The City of Medicine Hat Gas Production Company for six years as Consulting Manager of Drilling & Completions Engineering and Operations. Mr. Rausch and Mr. Dave Reeve work on an even time rotational basis and are responsible for the day-to-day onsite execution of the Kongnan petroleum contract and production operations and activities.

     DAVE C. REEVE, GENERAL MANAGER, DAGANG PROJECT. Mr. Reeve has served as General Manager - Dagang of Pan-China Resources Ltd. (a wholly-owned subsidiary of Sunwing) since March 2004. He has 27 years of petroleum industry experience, primarily in the development and production sectors. Mr. Reeve has worked on projects in Australia, Canada, Indonesia, China, Iran and the Philippines. During his career he has held senior positions with Santos Ltd in Australia and at several medium-size independent exploration and production companies. His focus has been the design and implementation of international field developments, leading multi-disciplined teams and innovative solutions in challenging economic environments. Mr. Reeve graduated from the University of Waterloo with a Bachelor of Science Degree in Chemical Engineering. Mr. Reeve and Mr. Don Rausch work on an even time rotational basis and are responsible for the day-to-day onsite execution of the Kongnan Petroleum contract and production operations and activities.

     LENNY LIN, FINANCE MANAGER. Mr. Lin has been employed as Finance Manager in China by Sunwing for the past 6 1/2 years and brought to the company a solid background in petroleum accounting. During the previous ten years, Mr. Lin had worked for PetroChina domestically as well as internationally in Peru, and prior to joining Sunwing, was employed by EDC Inc. in Beijing. Mr. Lin is responsible for all the in-country financial issues, upstream reporting to corporate, staff training, tax audit issues and day to day financial operations.

     ALBERT ZHANG, BUSINESS DEVELOPMENT MANAGER. Mr. Zhang has been with Sunwing for one year as Business Development Manager. Mr. Zhang has eleven years of experience in marketing and management in China and Canada. For several years he was a Senior Trade Representative for a Sino-Belgium consortium in China and then moved to the Ministry of Forestry of the People's Republic of China and was responsible for marketing. Prior to obtaining his MBA in marketing from McGill University, Mr. Zhang worked as a Senior Associate with Ogilvy & Mather. Following his return to China, Mr. Zhang worked as Conference Director at Dow Jones & Company, where he worked closely with National Development & Reform Commission of China. Mr. Zhang's skills are in business development, marketing and negotiations in multinational settings.

     AMY WANG, LEGAL/ADMINISTRATION MANAGER. Ms. Wang just joined Sunwing in April 2006 as Legal/Administration Manager. Ms. Wang brought to Sunwing with over eleven years of experience in legal, administration and translation. She is responsible for Sunwing's legal and administration departments in Beijing. Prior to joining Sunwing, Ms. Wang worked for the Dagang Oil & Gas Company of China National Petroleum Corporation from 1995 to 2003 and a Sino-American company from 2003 to 2006. Ms. Wang holds a Bachelor of Law from Tianjin Normal University and a Master of Energy and Environmental Law from K.U. Leuven University of Belgium.

     Our board of directors is currently divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS OF CHINA MINERAL

     During the fiscal year ended December 31, 2005, China Mineral's Board took formal action solely by unanimous consent. Although China Mineral does not have any formal policy regarding director attendance at annual stockholder meetings, China Mineral attempts to schedule its annual meetings so that its director can attend. In addition, China Mineral expects its directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

INDEPENDENCE OF DIRECTORS

     In anticipation of some day being listed on a national securities exchange, the combined company will elect to follow Nasdaq rules in determining whether a director is independent. The Board of Directors of the combined company will also consult with legal counsel to ensure that the Board's determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment.

     China Mineral currently does not have an independent Board and is not required to have one.

AUDIT COMMITTEE

     In anticipation of some day being listed on a national securities exchange, the combined company will establish an audit committee after the Acquisition. As required by Nasdaq listing standards, the combined company audit committee will be comprised of at least three independent directors who are also "financially literate." The listing standards define "financially literate" as being able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

     Audit Committee Financial Expert. The Board will also attempt to select a director of the combined company to qualify as an "audit committee financial expert" within the meaning of all applicable rules.

     Current China Mineral Board of Directors. China Mineral's Board is currently composed of only one individual and does not have any committees.

CHINA MINERAL'S PRINCIPAL ACCOUNTANT

     The firm of Goldstein Golub Kessler LLP ("GGK") acts as our principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid or to be paid to GGK and RSM for services rendered.

     Audit Fees. We have been billed or expect to be billed $30,245 and $46,993, in the aggregate, for professional services rendered by our auditors for the fiscal year ended December 31, 2005 and for the period from March 30, 2004 (Inception) to December 31, 2004, respectively, for the audit of our annual financial statements for each of these fiscal years and the review of the interim financial statements included in our Form 10-QSBs. For the fiscal year ended 2004, the services performed included preparation of financial statements included in the Prospectus filed with the Securities and Exchange Commission on August 25, 2004.

     Audit Related Fees. During the fiscal year ended December 31, 2005 and the period from March 30, 2004 (Inception) to December 31, 2005, our principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

     Tax Fees. TBS rendered professional services for tax compliance and tax advice totaling $3,000 during the fiscal years ended December 31, 2005 relating to our 2004 tax returns.

     All Other Fees. During the fiscal year ended December 31, 2005 and for the period from March 30, 2004 (Inception) to December 31, 2004, there were no fees billed for products and services provided by the principal accountant other than those set forth above.

     Audit Committee Approval. We do not have an audit committee and as a result our board of directors performs the duties of an audit committee. Our board of directors evaluates and approves in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. We do not rely on pre-approval policies and procedures.

CODE OF ETHICS

     In anticipation of the Acquisition, the Board of the combined company will adopt a code of ethics that applies to the combined company's directors, officers and employees as well as those of its subsidiaries. Requests for copies of the combined company's code of ethics when adopted should be sent in writing to China Mineral Acquisition Corporation, 210 East 85th Street, Suite 16, New York, New York 10028, Attention: Simon Mu, Chief Executive Officer.

     China Mineral has not yet adopted a formal code of ethics statement because the Board evaluated China Mineral's business and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition, and the only persons acting for China Mineral are the directors and, in particular, its President and Chief Executive Officer, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

NOMINATING COMMITTEE INFORMATION

     In anticipation of being listed on a national securities exchange, the combined company will form a nominating committee after the Acquisition. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on the combined company's Board. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

     Other than the timing requirements of its by-laws described under "Description of the Combined Company's Securities Following the Acquisition," China Mineral does not have any restrictions on stockholder nominations under its amended and restated certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the Acquisition, China Mineral has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently, China Mineral's Board has not proposed any nominees for director. The Board is not "independent." Currently, the Board will consider suggestions from individual stockholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to the Board, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the Board believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

     Because the management and director of China Mineral are the same person, he has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to the Board's attention by virtue of the co-extensive employment.

DIRECTOR COMPENSATION

     The combined company intends to pay its non-employee directors a per diem for each Board meeting that they attend, reimburse their expenses incurred in attending meetings and award options to purchase China Ivanhoe Energy shares to be issued on election, exercisable at the market price of the shares on the date of issuance, vesting immediately and exercisable for five years. The options will be issued under an option plan approved by China Ivanhoe Energy's Board and stockholders and the underlying shares will be registered for issuance upon exercise. The amounts of compensation and numbers of shares subject to options have not been determined.

     China Mineral's directors do not currently receive any cash compensation for their service as such.

EXECUTIVE COMPENSATION

     SUNWING'S EXECUTIVE OFFICERS. The following sets forth summary information concerning the compensation paid by Sunwing to its chief executive officer and its next four most highly compensated executive officers during the last three fiscal years.

      Management Compensation Summary

                                    ANNUAL COMPENSATION
                                    -------------------


NAME AND
PRINCIPLE
POSITION                   YEAR      SALARY      BONUS          ALL COMPENSATION
--------                   ----      ------      -----          ----------------

Gerald G. Moench,
President                  2005     $174,460    $51,480           $225,940
                           2004     $165,000    $41,250           $206,250
                           2003     $150,000    $33,801           $183,801

Patrick Chua,
Vice Chairman              2005     $144,000    $27,000           $171,000
                           2004     $144,000                      $144,000
                           2003     $144,000    $32,449           $176,449


Kenneth Skea,
Vice President,
Engineering                2005     $188,760    $--               $188,760
                           2004     $--         $--               $--
                           2003     $--         $--               $--


George Humphrys,
Zitong Project Manager     2005     $216,270     --               $216,270
                           2004     $--         $--               $--
                           2003     $--         $--               $--


Jim Berridge
Controller                 2005     $110,666    $21,285           $131,951
                           2004     $102,533    $15,937           $118,470
                           2003     $86,807     $11,819           $98,626


     Since its formation, Sunwing has not granted any pension plans, stock options or stock appreciation rights, any awards under long-term incentive plans, or any other non-cash compensation.

     CHINA MINERAL EXECUTIVE OFFICERS. The executive officers of China Mineral have not received any cash or non-cash compensation for services rendered to China Mineral, and have agreed not to take any compensation prior to the consummation of a business combination.

EXECUTIVE COMPENSATION DETERMINATION

     It is the intention of the combined company to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the Board may establish a committee. At this time, China Mineral does not believe a separate committee is necessary because no one is compensated for his or her services as such.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CHINA MINERAL

     In April 2004, we issued 750,000 shares of our common stock to Dr. Simon Mu, Dr. Bing Zhao and Daniel Kunz at purchase prices of approximately US$.0333 per share. We also issued a total of 250,000 shares of our common stock to Cui Guisheng and Xiao Ma at a purchase price of US$0.0001 per share as set forth below:


    NAME              NUMBER OF SHARES             RELATIONSHIP TO US
    ----              ----------------             ------------------

Daniel Kunz              250,000           Chairman of the Board of Directors

Dr. Simon Mu             250,000           Chief Executive Officer, President and Director

Dr. Bing Zhao            250,000           Chief Financial Officer, Secretary and Director

Cui Guisheng             125,000           Director

Xiao Ma                  125,000           Director

     The holders of the majority of these shares are entitled to make up to two demands that we register these shares pursuant to an agreement that we signed with them. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

     Fu & Tong LLC agreed that, commencing August 2004 through the acquisition of a target business, it will make available to us certain office and secretarial services, as we may require from time to time. We agreed to pay Fu & Tong LLC US$500 per month for these services. As of November 1, 2004, we terminated our arrangement with Fu & Tong LLC and entered into an arrangement with Awaken Advisors Inc., who currently provides us with office, secretarial and consulting services for US$1,000 per month.

     Dr. Simon Mu made an advance of US$11,668 and Dr. Bing Zhao and Daniel Kunz each made advances of US$11,666, aggregating US$35,000. We repaid these loans from the proceeds of our initial public offering on October 9, 2004.

     We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

     Other than reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, has or will be paid by us to any of our Initial Stockholders, officers or directors who owned our common stock prior to our initial public offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

     All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of our board who do not have an interest in the transaction.

     LEGAL PROCEEDINGS INVOLVING OUR DIRECTOR. As disclosed in our IPO prospectus, in 2002, Zhuhai Shining Metals Group, Inc. and 13 of its principals, including Mr. Guisheng, a member of our board of directors, were fined by the China Securities Regulatory Commission for breach of PRC securities disclosure laws in connection with disclosures made by Zhuhai in 1998, during which time Mr. Guisheng served as a director of Zhuhai. Zhuhai was fined HK$500,000 (approximately US$64,000) and each principal, including Mr. Guisheng, was fined HK$50,000 (approximately US$6,400).

SUNWING

     Ivanhoe has been responsible for providing the majority of funding for Sunwing's oil and gas projects in the Peoples Republic of China. For the years ended December 31, 2005 and 2004, Ivanhoe advanced the Company US$10.2 million and US$6.3 million, respectively, to fund the Company's development program at the Dagang field and its exploration program in the Zitong block.

     In addition, Ivanhoe allocates stock based compensation expenses to Sunwing for bonus shares issued to Sunwing's employees under Ivanhoe's Employees' and Directors' Equity Incentive Plan. For the years ended December 31, 2005 and 2004, Ivanhoe allocated $0.1 million of stock based compensation expense for each year to the Sunwing.

     Sunwing and Ivanhoe periodically incur expenses on the others behalf which are settled by increasing or decreasing the amount Sunwing owes Ivanhoe. For the years ended December 31, 2005 and 2004, Sunwing incurred $0.4 million and less than $0.1 million, respectively, of net expenditures on the behalf of Ivanhoe, which reduced the amount due to Ivanhoe.

     The advances from Ivanhoe are unsecured, non-interest bearing and have no specified repayment terms. Consequently, Ivanhoe does not charge interest on the balance of advances owed by Sunwing. If Ivanhoe had charged interest on the average balance outstanding for the years ended December 31, 2005 and 2004 the following approximates the amount of interest that would have been charged:

                                                     2005          2004
                                                     ----          ----

Average balance outstanding for the year:           $39,764      $32,766

Five-year risk-free interest rate:                     3.95%        3.88%

Interest charge:                                    $ 1,555      $ 1,261

     Ivanhoe did not incur or realize income tax expense or recoveries on a current or deferred basis on its worldwide operations for the years ended December 31, 2005 and 2004. Consequently, no income tax expense was allocated to Sunwing from Ivanhoe for either year then ended.

     The Company has entered into agreements with a number of other entities, which are related through common directors or shareholder, to share administrative personnel, office space and facilities. For the years ended December 31, 2005 and 2004, these related parties reimbursed Sunwing $0.3 million per year for such costs.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     As of __________, 2006, members of China Mineral's Board of Directors, all of whom became stockholders prior to its IPO, beneficially owned and were entitled to vote 1,000,000 shares, or 20%, of its outstanding common stock, with an aggregate market value of US$_____ based on its price of US$_____ per share as of _______, 2006. The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2005, by each person known by us to be the owner of more than 5% of our outstanding shares of common stock; each of our officers and directors; and all our officers and directors as a group.

     Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.



                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL
                NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNERSHIP            PERCENT OF CLASS
                ------------------------------------                    -----------------        ----------------

North Pole Capital Master Fund(1)                                              465,500                 8.8%
372 Bay Street, 21st Floor
Toronto, Ontario M5H 2W9 Canada

Roger Feldman(2)                                                               399,103                 8.0%
Harvey Hanerfeld(2)
1919 Pennsylvania Avenue, NW
Suite 725
Washington, D.C. 20006


                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL
                NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNERSHIP            PERCENT OF CLASS
                ------------------------------------                    -----------------        ----------------

Barry Rubenstein(3)                                                            398,200                 8.0%
68 Wheatley Road
Brookville, NY 11545

DKR Capital Partners L.P.(4)                                                   310,000                 6.1%
1281 East Main Street
Stamford, CT 0902

Amaranth LLC et al.(5)                                                         280,000                 5.6%
One American Lane
Greenwich, Connecticut 06831

Sapling, LLC(6)                                                                275,000                 5.5%
535 Fifth Avenue
31st Floor
New York, NY 10017

Daniel Kunz(7)(8)(11)                                                          250,000                 5.0%
1509 Tyrell Lane, Suite B
Boise, ID 83706

Dr. Simon Mu(8)(9)(11)                                                         250,000                 5.0%
Two Pacific Place, Suite 2021
88 Queensway, Hong Kong

Dr. Bing Zhao(8)(10)(11)                                                       250,000                 5.0%
Two Pacific Place, Suite 2021
88 Queensway, Hong Kong

Cui Guisheng(8)(11)                                                            125,000                 2.5%
Room 1507 Convention Plaza
Office Tower, 1 Harbour Road
Wai Chai, Hong Kong

Xiao Ma(8)(11)                                                                125,000                 2.5%
Room B-2008
Room B-2008 Zhongshen Garden, Caitian Rd.,
Futian District, Shenzhen, PRC

All directors and executive officers as a group (5 individuals)              1,000,000                20.0%

-------------------------
* Less than 1%

(1) Polar Securities Inc. serves as the investment manager to North Pole Capital Master Fund with respect to which it has voting and dispositive authority over some of such shares. Paul Sabourin is the Chief Executive Officer and Chief Investment Officer of Polar Securities Inc. and, as such, may be deemed to have direct beneficial ownership of such shares. John Paul Cahill serves as a trader for Polar Securities, Inc. and has discretionary authority over the investments of North Pole Capital Master Fund, in which capacity he may be deemed to have indirect beneficial ownership of such shares. Kamran Siddiqui serves as a portfolio manager for Polar Securities Inc. and has discretionary authority over the investments of North Pole Capital Master Fund, in which capacity he may be deemed to have indirect beneficial ownership of such shares. The foregoing information was derived from a
     Schedule 13G filed with the SEC on October 20, 2005.

(2) As sole stockholders, directors and executive officers of West Creek Capital, Inc., a Delaware corporation that is the general partner of West Creek Capital, L.P., a Delaware limited partnership that is the investment adviser to West Creek Partners Fund L.P., a Delaware limited partnership (the "Fund"), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the 242,000 shares of common stock owned by the Fund. As voting members of Cumberland Investment Partners, L.L.C., a Delaware limited liability company ("Cumberland"), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the 157,103 shares of common stock owned by Cumberland. All of the foregoing information was derived from a Schedule 13G filed jointly by Roger Feldman and Harvey Hanerfeld with the SEC on October 22, 2004.

(3) Includes (i) 220,000 shares of common stock held by Woodland Partners, of which Mr. Rubenstein is the general partner and with respect to which Mr. Rubenstein has shared voting and dispositive power with his wife, Marilyn Rubenstein, and (ii) 178,200 shares of common stock owned by the Barry Rubenstein Rollover IRA account, over which Mr. Rubenstein has sole voting and dispositive power. Does not include an aggregate of 340,000 shares of common stock issuable upon exercise of warrants held by the Barry Rubenstein Rollover IRA account, which are not currently exercisable and which will not become exercisable within the next 60 days. The foregoing information was derived from a Schedule 13G filed with the SEC on February 3, 2005.

(4) Includes 210,000 shares of common stock and 100,000 warrants. DKR Capital Partners L.P. a registered investment advisor, is the investment manager of DKR SoundShore Strategic Holding Fund Ltd. DKR Capital Partners L.P. is also the managing general partner of DKR Oasis Management Company L.P., which is the investment manager of DKR SoundShore Oasis Holding Fund Ltd. As such, each of DKR Capital Partners L.P. and DKR Oasis Management Company L.P. has the right to vote, or to direct the vote of, such securities. The foregoing information was derived from a Schedule 13G filed with the SEC on February 15, 2006.

(5) Amaranth Advisors L.L.C., a Delaware limited liability company, is the trading advisor for Amaranth LLC, a Cayman Islands entity, and has been granted investment discretion over portfolio investments held by it. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. The foregoing information was derived from a Schedule 13G filed with the SEC on April 17, 2006.

(6) Sapling, LLC has shared voting and dispositive power for the shares listed in the table above. All of the foregoing information was derived from a
     Schedule 13G filed by Sapling, LLC with the SEC on January 28, 2005.

(7)  Daniel Kunz is our chairman of the board.

(8)  Each of these individuals is a member of our board of directors.

(9)  Dr. Simon Mu is our chief executive officer and president.

(10) Dr. Bing Zhao is our chief financial officer and secretary.

(11) Does not include: 330,738 shares of common stock issuable upon exercise of warrants held by Daniel Kunz, 338,430 shares of common stock issuable upon exercise of warrants held by Simon Mu, 330,700 shares of common stock issuable upon exercise of warrants held by Bing Zhao, 153,815 shares of common stock issuable upon exercise of warrants held by Cui Guisheng, and 153815 shares of common stock issuable upon exercise of warrants held by Xiao Ma.

     All of the shares of our outstanding common stock owned by our directors, our initial stockholders, have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of: August 24, 2007; our liquidation; or the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

     During the escrow period, the holders of these shares will not be able to sell their securities, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to our initial public offering.

     Our initial stockholders beneficially own 20.0% of the issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

     Dr. Simon Mu, Dr. Bing Zhao and Mr. Daniel Kunz may be deemed to be our "parents" and "promoters," as these terms are defined under the Federal securities laws.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS OF THE COMBINED COMPANY AFTER THE ACQUISITION

     None of the combined company's officers or directors will beneficially own any China Ivanhoe Energy ordinary shares immediately after consummation of the Acquisition.

                         SHARES ELIGIBLE FOR FUTURE SALE

     After the Acquisition of Sunwing, there will be approximately 25,000,000 China Ivanhoe Energy ordinary shares outstanding, 4,000,000 of which will be registered and freely tradable without securities law restriction. Additionally, any of such shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders, will also be restricted from public sale as "restricted stock." The ordinary shares being issued in connection with the Acquisition of Sunwing, by virtue of registration hereunder, will be freely tradable. In addition, there will be outstanding 8,600,000 warrants issued in exchange for those issued by China Mineral in its IPO, each to purchase one China Ivanhoe Energy ordinary share, that are freely tradable. The ordinary shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. China Mineral intends to use its best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with China Mineral's IPO, we issued a unit purchase option to the representative of the underwriters which is exercisable for 300,000 units, consisting of one share of common stock and two warrants to purchase one share of common stock at US$6.65 per share, at an exercise price of US$7.50 per unit. The securities underlying the representative's unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, an aggregate of 33,900,000 China Ivanhoe Energy ordinary shares may be outstanding in the future upon exercise of outstanding warrants and options.

     In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks' average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

     No prediction can be made about the effect that market sales of China Ivanhoe Energy ordinary shares or the availability for sale of such shares have on its market price. Sales of substantial amounts of shares in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of ordinary shares or securities linked to it.


   DESCRIPTION OF CHINA IVANHOE ENERGY'S SECURITIES FOLLOWING THE ACQUISITION

     The following description of the material terms of China Ivanhoe Energy's shares and warrants following the Acquisition includes a summary of specified provisions of the memorandum and articles of association of China Ivanhoe Energy that will be in effect upon completion of the Acquisition and the redomestication. This description is subject to the relevant provisions of British Virgin Islands law and qualified by reference to China Ivanhoe Energy's memorandum and articles of association, copies of which are attached to this joint proxy statement/prospectus and incorporated herein by reference.

     GENERAL. China Ivanhoe Energy is authorized to issue an unlimited number of ordinary and preferred shares of no par value.

     ORDINARY SHARES. Holders of China Ivanhoe Energy's ordinary shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the ordinary shares are entitled to share ratably in any distribution of China Ivanhoe Energy's assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

     PREFERENCE SHARES. Preferred shares have the same rights, privileges, restrictions and conditions as the ordinary shares. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of China Ivanhoe Energy's ordinary shares.

     As of the date of this joint proxy statement/prospectus, there are no outstanding preferred shares.

     ANTI-TAKEOVER EFFECT OF UNISSUED SHARES.

     Ordinary shares. After the Acquisition and redomestication, China Ivanhoe Energy will have outstanding approximately 25,000,000 ordinary shares, assuming that none of the public shareholders elects to exercise conversion rights. The remaining shares of authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances China Ivanhoe Energy could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing shares in private placements to purchasers who might side with China Ivanhoe Energy's board of directors in opposing a hostile takeover bid.

     Preferred Shares. The existence of authorized but unissued preferred shares could reduce China Ivanhoe Energy's attractiveness as a target for an unsolicited takeover bid since it could, for example, issue preferred shares to parties who might oppose such a takeover bid or shares that contain terms potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the ordinary shares at a premium over market and adversely affect the market price of, and the voting and other rights of the holders of, ordinary shares.

     WARRANTS. As of ___________, 2006, there were 8,600,000 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our ordinary shares at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of completion of the Acquisition or August 24, 2005. The warrants will expire at 5:00 p.m., New York City time on August 24, 2009. China Ivanhoe Energy may call the warrants for redemption with Broadband's prior consent (a) in whole and not in part, (b) at a price of $.01 per warrant at any time after the warrants become exercisable, (c) upon not less than 30 days' prior written notice of redemption to each warrantholder and (d) if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

     The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and China Mineral.

     The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a dividend payable in shares, recapitalization, reorganization, share purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

     The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of shares of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

     The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, her or it, China Ivanhoe Energy will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the ordinary shares on the last trading day prior to the exercise date.

     PURCHASE OPTION. China Mineral has issued to the representative of the underwriters of its initial public offering an option to purchase up to a total of 300,000 units at a per-unit price of $7.50, commencing on the later of the consummation of the Acquisition or August 24, 2005. The option expires on August 24, 2009. The units issuable upon exercise of this option are the same as the publicly traded units, consisting of one share of ordinary shares and two warrants, except that the warrants are exercisable at $6.65. The option contains demand and piggy-back registration rights for period of five and seven years, respectively, and China Ivanhoe Energy will bear the expenses of the registration of the securities for the holders of the option. The exercise price and number of units are subject to adjustment in certain circumstances, including a stock dividend, recapitalization reorganization, merger or consolidation.

     CONTINGENT CONSIDERATION TO IVANHOE IN THE ACQUISITION. As described in "The Acquisition," Ivanhoe will receive as part of the consideration for Sunwing
(a) "Performance Warrants" to purchase 2,000,000 China Ivanhoe Energy ordinary shares at an exercise price of US$5.00 per share, exercisable at any time within two years of China Ivanhoe Energy's giving notice of redemption to holders of its warrants, and (b) 1,200,000 "Contingent Shares" of China Ivanhoe Energy, which will be issued to Sunwing Holding only if we issue a notice of redemption with respect to its warrants within two years of the closing of the Acquisition.

     REGISTRATION RIGHTS AGREEMENTS China Mineral has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering and included in the purchase option. The warrants, to be exercisable, must also continue to have the ordinary shares underlying the warrants registered on an effective registration statement.

     TRANSFER AGENT AND REGISTRAR The transfer agent and registrar for China Ivanhoe Energy's ordinary shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

                              STOCKHOLDER PROPOSALS


     If the Acquisition is not consummated and China Mineral still exists, the China Mineral 2006 annual meeting of stockholders will be held on or about September 20, 2006 unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for that annual meeting, you need to provide it to us by no later than July 23, 2006. You should direct any proposals to our secretary at China Mineral's principal office in New York City. If you want to present a matter of business to be considered at the meeting, under China Mineral's by-laws you must give notice of the matter, in writing, to our corporate secretary, between June 23 and July 23, 2006.

                                  LEGAL MATTERS

     Appleby Spurling Hunter, British Virgin Islands, will pass upon the validity of the China Ivanhoe Energy common stock to be issued in the Acquisition and certain other legal matters related to this joint proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy/prospectus forms a part.

                                     EXPERTS

     The financial statements of Sunwing Energy Ltd. as at December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports appearing herein (which audit report expresses an unqualified opinion on the financial statements and includes separate paragraphs referring to the basis of presentation of the financial statements and consideration of internal control over financial reporting and also includes a separate report titled Comments by Independent Registered Chartered Accountants for U.S. Readers on Canada -- U.S. Reporting Differences referring to going concern) and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The schedule of revenue and operating costs of the working interest in the Dagang field for the ten-month period from March 1, 2004 to December 31, 2004 and for the year ended December 31, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial schedule and includes a separate paragraph referring to consideration of internal control over financial reporting) and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of China Mineral included in this document have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon their report, given upon their authority as experts in accounting and auditing.

                      DELIVERY OF DOCUMENTS TO STOCKHOLDERS

     Pursuant to the rules of the Securities and Exchange Commission, China Mineral and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of China Mineral's annual report to stockholders and proxy statement. Upon written or oral request, China Mineral will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that China Mineral deliver single copies of such documents in the future. Stockholders may notify China Mineral of their requests by calling or writing us at our principal executive offices at 210 East 85th Street, Suite 16, New York, New York 10028.

                       WHERE YOU CAN FIND MORE INFORMATION

     China Mineral files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

     You may read and copy reports, proxy statements and other information filed by China Mineral with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

     China Mineral files its reports, proxy statements and other information electronically with the SEC. You may access information on China Mineral at the SEC web site containing reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

     After completion of the Acquisition, if China Mineral's securities are listed on the Nasdaq Capital Market, unless you notify it of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the SEC, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders. In addition, you will be able to request China Mineral's Annual Report on Form 10-KSB.

     Information and statements contained in this joint proxy statement/prospectus or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

     All information contained or incorporated by reference in this joint proxy statement/prospectus relating to China Mineral has been supplied by China Mineral, and all such information relating to Ivanhoe and/or Sunwing has been supplied by them. Information provided by any of us does not constitute any representation, estimate or projection of the other(s).

     If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the Acquisition, you should contact:


                                  DR. SIMON MU
                      CHINA MINERAL ACQUISITION CORPORATION
                         210 EAST 85TH STREET, SUITE 16
                            NEW YORK, NEW YORK 10028
                                 (646) 240-8377

     This joint proxy statement/prospectus incorporates important business and financial information about China Mineral, Ivanhoe and Sunwing and their respective subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

                                  DR. SIMON MU
                      CHINA MINERAL ACQUISITION CORPORATION
                         210 EAST 85TH STREET, SUITE 16
                            NEW YORK, NEW YORK 10028
                                 (646) 240-8377

     To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is ___________, 2006.

                          INDEX TO FINANCIAL STATEMENTS






Sunwing Energy Ltd. audited financial statements for the years ended            F-2
December 31, 2005 and 2004

Schedule of Revenue and Operating Costs Corresponding to a 40% Working          F-24
Interest in the Daqing field

China Mineral Acquisition Corporation audited financial statements for          F-30
the year ended December 31, 2005, the period from March 30, 2004 to
December 31, 2004 and the cumulative period

             REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS


To the Board of Directors and Shareholder of Sunwing Energy Ltd.:

We have audited the consolidated balance sheets of Sunwing Energy Ltd. as at December 31, 2005 and 2004 and the consolidated statements of operations and accumulated deficit, and cash flows for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Sunwing Energy Ltd. as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2005 in accordance with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

These financial statements are not prepared in accordance with Canadian generally accepted accounting principles and may not satisfy the reporting requirements of Canadian statutes and regulations. In addition, since these financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, the financial position, results of operations and cash flows might be significantly different than if the financial statements had been prepared in accordance with Canadian generally accepted accounting principles.

(signed) "Deloitte & Touche LLP"

Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada

February 24, 2006 (April 13, 2006 as to Note 11 and April 28, 2006 as to Notes 6 and 13)

    COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS FOR U.S. READERS
                    ON CANADA -- U.S. REPORTING DIFFERENCES

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in
Note 2 to the financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Board of Directors and Shareholder dated February 24, 2006 (April 13, 2006 as to Note 11 and April 28, 2006 as to Notes 6 and 13) is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

(signed) "Deloitte & Touche LLP"

Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada

February 24, 2006 (April 13, 2006 as to Note 11 and April 28, 2006 as to Notes 6 and 13)

SUNWING ENERGY LTD.

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2005 AND 2004
(STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                         2005       2004
                                                          $          $
                                                       -------    -------

ASSETS
Current Assets
   Cash and cash equivalents                               633      2,010
   Accounts receivable (Note 3)                          7,938      2,224
   Prepaid expenses                                        299        630
                                                       -------    -------
                                                         8,870      4,864

Deferred loan costs (Note 4)                                --        346
Oil and gas properties and equipment (Notes 5 and 6)    46,321     30,148
                                                       -------    -------
                                                        55,191     35,358
                                                       =======    =======

LIABILITIES AND CAPITAL DEFICIENCY
Current Liabilities
   Accounts payable                                     18,987      5,796
   Accrued liabilities                                     856        344
                                                       -------    -------
                                                        19,843      6,140
                                                       -------    -------

Due to Ivanhoe Energy Inc. (Notes 1 and 7)              44,522     34,594
                                                       -------    -------

Commitments (Note 11)
Basis of Presentation (Note 2)

Capital Deficiency
   Common Stock, issued and outstanding 4,166,433
     as at December 31, 2005 and 2004                   25,342     25,342
   Accumulated deficit                                 (34,516)   (30,718)
                                                       -------    -------
                                                        (9,174)    (5,376)
                                                       -------    -------
                                                        55,191     35,358
                                                       =======    =======

        See accompanying Notes to the Consolidated Financial Statements.


APPROVED BY THE BOARD

/S/ PATRICK CHUA, DIRECTOR

/S/ HOWARD R. BALLOCH, DIRECTOR

SUNWING ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
YEARS ENDED DECEMBER 31, 2005 AND 2004
(STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                             2005      2004
                                                              $          $
                                                           -------    -------

REVENUE
   Oil and gas revenue (Note 3)                             15,731      8,484
   Interest                                                      7         16
                                                           -------    -------
                                                            15,738      8,500
                                                           -------    -------
EXPENSES
   Operating costs                                           2,602      1,915
   General and administrative (Note 4)                       1,972        786
   Depletion and depreciation                                8,205      2,633
   Foreign exchange                                            157         11
   Provision for impairment (Note 6)                         6,600         --
                                                           -------    -------
                                                            19,536      5,345
                                                           -------    -------

(LOSS) INCOME BEFORE INCOME TAXES                           (3,798)     3,155
PROVISION FOR INCOME TAXES (NOTE 9)                             --         --
                                                           -------    -------
NET (LOSS) INCOME                                           (3,798)     3,155
ACCUMULATED DEFICIT, BEGINNING OF YEAR                     (30,718)   (33,873)
                                                           -------    -------
ACCUMULATED DEFICIT, END OF YEAR                           (34,516)   (30,718)
                                                           =======    =======
(LOSS) INCOME PER SHARE -- BASIC AND DILUTED (NOTE 12)       (0.91)      0.76
                                                           =======    =======
WEIGHTED AVERAGE NUMBER OF SHARES -- (in thousands)          4,166      4,166
                                                           =======    =======

        See accompanying Notes to the Consolidated Financial Statements.

SUNWING ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(STATED IN THOUSANDS OF U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                               2005        2004
                                                                 $          $
                                                             -------    -------

CASH FLOWS RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
   Net (loss) income                                          (3,798)     3,155
   Items not requiring use of cash:
     Depletion and depreciation                                8,205      2,633
     Provision for impairment                                  6,600       --
     Write off of deferred loan costs (Note 4)                   346       --
     Changes in non-cash working capital items (Note 10)      (1,290)    (1,507)
                                                             -------    -------
                                                              10,063      4,281
                                                             -------    -------
INVESTING
   Capital investments                                       (30,978)   (26,979)
   Proceeds from sale of assets (Note 5)                        --       13,456
   Changes in non-cash working capital items (Note 10)         9,610      4,392
                                                             -------    -------
                                                             (21,368)    (9,131)
                                                             -------    -------
FINANCING
   Deferred loan costs (Note 4)                                 --         (346)
   Due to Ivanhoe Energy Inc., net                             9,928      6,347
                                                             -------    -------
                                                               9,928      6,001
                                                             -------    -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS          (1,377)     1,151

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   2,010        859
                                                             -------    -------
CASH AND CASH EQUIVALENTS, END OF YEAR                           633      2,010
                                                             =======    =======


        See accompanying Notes to the Consolidated Financial Statements.

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

1.   NATURE OF OPERATIONS

Sunwing Energy Ltd. (the "COMPANY") is incorporated pursuant to the laws of Bermuda and its prime assets are 100% ownership of Pan-China Resources Ltd. and Sunwing Zitong Energy Ltd., which hold petroleum contracts with China National Petroleum Corporation ("CNPC") to develop oil and gas fields in the People's Republic of China ("PRC"). The Company operates in one reportable business segment.

The Company is a wholly-owned subsidiary of Sunwing Holding Corporation which is incorporated pursuant to the laws of Barbados. Sunwing Holding Corporation is a wholly-owned subsidiary of Ivanhoe Energy Inc. ("IVANHOE") a publicly traded company in Canada and the United States incorporated pursuant to the laws of the Yukon, Canada. Ivanhoe acquired the Company in June 1999 and these financial statements incorporate the effects of push down basis of accounting.

2.   SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION


These consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP").

The Company's financial statements as at and for the year ended December 31, 2005 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As at December 31, 2005, the Company had an accumulated deficit of $34.5 million and negative working capital of $11.0 million. The Company's activities contemplate significant capital investments to develop its properties and projects. Significant financing will need to be raised by the Company and/or Ivanhoe through equity, debt financing and joint venture partner participation in order to complete the planned activities. In the event that such financing is not available to the Company, it will be necessary to prioritize activities, which may result in delaying and potentially losing business opportunities and cause potential impairment to recorded assets. In management's opinion, if the transaction described in Note 13 with China Mineral Acquisition Corporation is concluded, the Company will have sufficient cash to address negative working capital as at December 31, 2005 and management believes that the Company will have adequate positive operating cash flow to meet its future obligations. If this transaction is not consummated, management believes that Ivanhoe would provide the necessary financial support for the Company to continue as a going concern. The outcome of these matters cannot be predicted with certainty at this time and therefore the Company may not be able to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.


The preparation of financial statements requires management to make estimates and assumptions related to remaining proved reserves, future costs required to develop and produce the proved reserves and impairment of unproved properties that could materially affect the reported amounts and other disclosures in these consolidated financial statements. Actual results may differ from those estimates.



Principles of Consolidation

These consolidated financial statements include the accounts of Sunwing Energy Ltd. and its wholly owned subsidiaries. Portions of the exploration, development and production activities are conducted jointly with others. The Company's accounts reflect only its proportionate interest in the assets and liabilities of these joint ventures.

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

All inter-company transactions and balances have been eliminated for the purpose of these consolidated financial statements.


Foreign Currency Translation

The Company uses the U.S. Dollar as its functional currency since it is the currency of the economic environments in which the Company and its subsidiaries operate. Monetary assets and liabilities denominated in foreign currencies are converted at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are converted at rates approximating exchange rates in effect at the time of the transactions. Exchange gains or losses resulting from the period-end translation of monetary assets and liabilities denominated in foreign currencies are reflected in the results of operations.


Cash and Cash Equivalents

Cash and cash equivalents include short-term money market instruments with terms to maturity, at the date of issue, not exceeding 90 days.


Financial Instruments

The fair value of the Company's cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximates the carrying values due to the immediate or short-term maturity of these financial instruments.

The fair value of amounts due to parent company is not determinable due to the absence of fixed repayment terms and interest requirements.



Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas operations whereby all exploration and development expenditures are capitalized on a country-by-country cost center basis. Such expenditures include property acquisition costs, geological and geophysical costs, carrying charges for unproved properties, costs of drilling both productive and non-productive wells, gathering and production facilities and equipment and financing and administrative costs directly related to capital projects. The PRC is currently the Company's only cost center.

The Company periodically evaluates its unproved properties for exploration and exploitation opportunities. If the Company determines that the exploration and exploitation potential of an unproved property has diminished, all, or a portion of the costs incurred on such property, is impaired and transferred to the carrying value of its proved oil and gas properties.


Depletion

The Company's share of proved oil and gas properties accumulated within a cost center, including a provision for future development costs, are depleted using the unit-of-production method over the life of the Company's share of estimated remaining proved oil and gas reserves. Costs incurred on an unproved oil and gas property are excluded from the

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

depletion rate calculation until it is determined whether proved reserves are attributable to an unproved oil and gas property or upon determination that an unproved oil and gas property has been impaired. Significant development projects and expenditures on unproved properties are excluded from the depletion calculation until evaluated. Proceeds from sales of oil and gas assets are recorded as reductions in the carrying value of oil and gas properties, unless a significant portion of the Company's proved reserve quantities in a particular cost center are sold (greater than 25 percent), whereupon gains or losses would be recognized in income. Maintenance and repair costs are expensed as incurred, while improvements and major renovations are capitalized.



Impairment of Proved Oil and Gas Properties

The Company periodically calculates the limitation of capitalized costs associated with its oil and gas properties. If the carrying value of a cost center's oil and gas properties exceeds the discounted future net cash flows of its proved reserves using period-end oil and gas prices and costs, discounted at 10%, plus (i) the cost of properties that have been excluded from the depletion calculation and (ii) the lower of cost or estimated fair value of unproved properties included in the depletion calculation less income tax effects related to differences between the book and tax basis of the properties, then the amount of the impairment is recognized as a charge to the results of operations and a reduction in the net carrying amount of a cost center's oil and gas properties ("CEILING TEST").


Asset Retirement Obligations

The Company follows SFAS No. 143, "Accounting for Asset Retirement Obligations" which requires asset retirement costs and liabilities associated with site restoration and abandonment of tangible long-lived assets to be initially measured at a fair value which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The fair value is recognized in the financial statements at the present value of expected future cash outflows to satisfy the obligation. Subsequent to the initial measurement, the effect of the passage of time on the liability for the asset retirement obligation (accretion expense) and the amortization of the asset retirement cost are recognized in the results of operations.

The Company has not made a provision in its consolidated financial statements for the abandonment of its oil and gas operations at the Dagang field as the estimated life of the field exceeds the remaining term of the Company's petroleum contract with CNPC.


Office Furniture and Equipment

Office furniture and equipment is stated at cost and is depreciated on a straight-line basis over 3 to 5 years.


Oil and Gas Revenue

Sales of crude oil and natural gas are recognized in the period in which the product is delivered to the customer. Oil and gas revenue represents the Company's share and is recorded net of royalty payments to governments and other mineral interest owners.

The Company conducts operations jointly with the government of the PRC in accordance with a production-sharing contract. Under this contract, the Company pays both its share and the government's share of operating costs and capital costs. The Company recovers the government's share of these costs from future revenues or production over the life of the contract. The government's share of operating costs is recorded in operating expense when incurred and capital costs

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

are recorded in oil and gas properties and expensed to depletion and depreciation in the year recovered. All recoveries of the government's share of costs are recorded as oil and gas revenues in the year of recovery.

Earnings Per Share

Basic earnings per share is calculated by dividing the net (loss) or income to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to the potential dilution to the basic earnings per share that would occur if financial instruments and securities such as convertible debt, options, and purchase warrants were exercised for the Company's common shares during the period.

Income Taxes

The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, deferred income taxes are recognized to reflect the expected future tax consequences arising from tax loss carry-forwards and temporary differences between the carrying value and the tax basis of the Company's assets and liabilities. A valuation allowance is established when necessary to reduce deferred taxes to the amount expected to be realized.


Impact of New and Pending U.S. GAAP Accounting Standards

In May 2005, the FASB issued SFAS No. 154 ("SFAS NO. 154") "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 applies to all voluntary changes in accounting principle. SFAS No. 154 also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 also carries forward the guidance in APB Opinion No. 20 requiring justification of a change in accounting principle on the basis of preferability. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

On July 14, 2005, the FASB published an exposure draft entitled 'Accounting for Uncertain Tax Positions' -- an interpretation of SFAS No. 109. The proposed interpretation is intended to reduce the significant diversity in practice associated with recognition and measurement of income taxes by establishing consistent criteria for evaluating uncertain tax positions. The proposed interpretation would be effective for the first fiscal year beginning after December 15, 2006. Earlier application would be encouraged. Only tax positions meeting the probable recognition threshold at that date would be recognized. The transition adjustment resulting from application of this interpretation would be recorded as a cumulative-effect change in the income statement as of the end of the period of adoption. Restatement of prior periods or pro forma disclosures under APB Opinion No. 20, 'Accounting Changes', would not be permitted. The implementation of this exposure draft is not expected to impact the Company at this time.

Ivanhoe has an Employees' and Directors' Equity Incentive Plan under which it can grant stock options to directors and eligible employees to purchase common shares, issue common shares to directors and eligible employees for bonus awards and issue shares under a share purchase plan for eligible employees. Ivanhoe applies APB Opinion No. 25, as interpreted by FASB Interpretation No. 44, in accounting for awards issued from its stock option plan and does not recognize compensation costs in its consolidated financial statements for stock options issued to its employees and directors. In December 2004, the Financial Accounting Standards Board issued a revision to SFAS No. 123,

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

"Accounting for Stock Based Compensation" ("SFAS NO. 123(R)"), which supersedes APB No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123(R) requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant and recognition of the cost in the results of operations over the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. SFAS No. 123(R) is effective for the first annual reporting period that begins after June 15, 2005 and may be implemented on a modified prospective or retrospective basis. Ivanhoe has elected to implement this statement on a modified prospective basis starting in the first quarter of 2006. Under the modified prospective basis Ivanhoe would allocate stock based compensation for stock options issued to the Company's employees for the unvested portion of awards outstanding as of January 1, 2006 and for all awards granted after January 1, 2006. Had Ivanhoe allocated stock based compensation for stock options issued to the Company's employees for the years ended December 31, 2005 and 2004, the Company would have recognized a charge to its results of operations of $0.1 million and $0.2 million, respectively.


On September 30, 2005, the FASB issued an Exposure Draft that would amend SFAS No. 128, "Earnings per Share", to clarify guidance for mandatorily convertible instruments, the treasury stock method, contracts that may be settled in cash or shares and contingently issuable shares. The proposed Statement would be effective for interim and annual periods ending after June 15, 2006. Retrospective application would be required for all changes to SFAS No. 128, except that retrospective application would be prohibited for contracts that were either settled in cash to prior adoption to require cash settlement. Management is in the process of reviewing the requirements of this recent exposure draft.

The following standards issued by the FASB are not expected to impact the
Company:

o SFAS No. 153, "Exchanges of Nonmonetary Assets--an amendment of APB Opinion No. 29" effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005.

o SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of SFAS No. 133 and 140" effective for fiscal years that begin after September 15, 2006.

3.   CONCENTRATION OF CREDIT RISK

The Company currently sells its oil domestically to CNPC. Where possible, credit is extended based on an evaluation of the customer's financial condition and historical payment record.

The following summarizes the accounts receivable balances and revenues from the Company's only customer:


                                            Oil and Gas Revenues
                   Accounts Receivable       For the Year Ended
                    As at December 31,         December 31,
                   -------------------      --------------------
                     2005     2004              2005     2004
                       $        $                 $        $
                    ------   ------            ------   ------
CNPC                 3,519    1,982            15,731    8,484
Other receivables    4,419      242                --       --
                    ------   ------            ------   ------
                     7,938    2,224            15,731    8,484
                    ======   ======            ======   ======

Other receivables as at December 31, 2005 and 2004 in the above table included $4.2 million and $nil, respectively, of costs billed to the Company's joint venture partner in the Dagang field, Richfirst Holdings Limited ("RICHFIRST"), a majority-owned subsidiary of China Group (formerly China International Trust and Development Corporation). The purchase price the Company paid to acquire Richfirst's 40% interest in the Dagang field was adjusted by the amount of Richfirst's unpaid joint venture receivables on the date of the purchase (See Notes 5 and 13).

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

4.   DEFERRED LOAN COSTS

In 2004, the Company incurred $0.4 million in legal fees and other costs to obtain debt financing for the Company's Dagang development project in the PRC. As at December 31, 2004, these costs were deferred and included in long-term assets. In the third quarter of 2005, the Company assessed production levels and future drilling activity in this project and suspended its project-financing discussions with potential lending institutions. Accordingly, the Company wrote-off the $0.4 million of deferred financing costs to general and administrative expenses for the year ended December 31, 2005. The Company incurred an additional $0.8 million of such costs during the year ended December 31, 2005, which also have been charged to general and administrative expenses.


5.   OIL AND GAS PROPERTIES AND EQUIPMENT

The Company's oil and gas properties and equipment as at December 31, 2005 and 2004 were as follows:

                                                           2005       2004
                                                             $          $
                                                         -------    -------
Oil and gas properties:
  Property acquisition costs                               2,418      2,418
  Exploration costs                                       15,525      8,594
  Development costs                                       59,111     35,105
                                                         -------    -------
                                                          77,054     46,117
  Accumulated depletion                                  (14,467)    (6,267)
  Accumulated provision for impairment                   (16,600)   (10,000)
                                                         -------    -------
                                                          45,987     29,850
                                                         -------    -------
Office furniture and equipment                               370        319
  Accumulated depreciation                                   (36)       (21)
                                                         -------    -------
                                                             334        298
                                                         -------    -------
                                                          46,321     30,148
                                                         =======    =======

For the years ended December 31, 2005 and 2004, $0.7 million of overhead costs were capitalized to oil and gas properties in each year.

Dagang Field

The Company currently holds a thirty-year production-sharing contract with CNPC to develop existing oil properties in the Dagang region of the PRC. Under the production-sharing contract, as operator, the Company is to fund 100% of the development costs to earn 82% of the net revenue from oil production until cost recovery, at which time its entitlement converts to 49%. The Company operated the field under a pilot phase program since 2000 and in 2003 received final governmental approval for its Overall Development Program ("ODP") of the field. The ODP commenced in late 2003 and continued into 2004 and 2005 with further drilling. In January 2004, the Company signed farm out and joint operating agreements with Richfirst, to jointly develop the Dagang field. Richfirst acquired a 40% working interest in the project for $20.0 million following regulatory approvals, which were finalized in June 2004. The carrying value of the Company's oil and gas properties was reduced by $13.5 million for the amount of the proceeds associated with the farm-

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

in of Richfirst to the Dagang field. No gain or loss was realized on the disposal. The remaining $6.5 million of the proceeds was used to fund a portion of Richfirst's share of future Dagang project costs. The farm-out agreement provided Richfirst with the right to convert its working interest in the Dagang field for Ivanhoe's common shares at any time prior to eighteen months after closing the farm-out agreement. Richfirst elected to convert its 40% working interest in the Dagang field (See Note 13).

The production-sharing contract with CNPC stipulates that the Company has the right to market its oil domestically or export it, sell its product in U.S. dollars and receive world market prices for its product. Since inception of the ODP, the Company has sold its crude oil production to CNPC at a three-month rolling average price of Cinta crude oil, which is an Indonesian crude that is traded daily on the international oil market.

All petroleum producers in the PRC pay a value added tax of 5% on oil production. The Company pays no royalty until annual gross production of crude oil from a particular block within the Dagang field exceeds approximately 10,000 barrels per day. Royalties then become payable at a rate of 2% and increase incrementally as the rate of production increases to a maximum of 12.5% once gross production on a block exceeds approximately 80,000 barrels per day. The Company's entire interest in the Dagang field will revert to CNPC i.) upon expiration of the production-sharing contact in October 2027 ii.) at the end of the 20-year production phase of the contract or iii.) if the Company abandons the field, which ever occurs first.

Zitong Block

The Company also holds a 100% working interest in a thirty-year production-sharing contract with CNPC in a contract area, known as the Zitong block located in the northwestern portion of the Sichuan Basin. The production-sharing contract expires in November 2032. In January 2006, the Company farmed-out 10% of its working interest in the Zitong block to Mitsubishi Gas Chemical Company Inc. of Japan ("MITSUBISHI") (See Notes 11 and 13). Under the terms of the production-sharing contract, the Company and Mitsubishi (the "ZITONG PARTNERS") will develop natural gas deposits within the block and in return will receive approximately 75% of the revenue until costs are recovered and approximately 45% thereafter. CNPC has the option, at the end of appraisal activities, to participate with the Zitong Partners in any proposed field developments, with up to a 51% working interest.

If a field for development and/or production is identified, the parties will divide the participating interest in the project, with CNPC entitled to fund and take up to 51% of the participating interest and the Zitong Partners the remaining 49%.


Once commercial production commences, the Zitong Partners will recover annual exploration, development and operating costs from up to 60% of gross oil production and 70% of gross natural gas production. After annual cost recovery, the Zitong Partners are entitled to production equal to their participating interest, subject to certain additional rights of the Chinese government. Assuming the Zitong Partners hold a 49% participating interest, they will be entitled to approximately 75% of production initially, declining to approximately 45% after full exploration and development cost recovery. The Zitong Partners may develop and produce any field identified in the Zitong block for twenty years following completion of an approved ODP.

As at December 31, 2005 and 2004, $5.3 million and $10.6 million, respectively, related to the unproved Zitong block was excluded from the depletion and ceiling test calculations. The category of unproved costs excluded from the depletion and ceiling test calculations as at December 31, 2005 and 2004, was as follows:

                              2005     2004
                                $        $
                             ------   ------
Property acquisition costs      701    1,897
Exploration costs             4,619    8,684
                             ------   ------
                              5,320   10,581
                             ======   ======

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------


The amount of unproved Zitong block costs incurred for each of the last three years excluded from the depletion and ceiling test calculations as at December 31, 2005 was as follows:

                                                                    INCURRED IN:
                                    ------------------------------------------------------------------------------
                                        TOTAL           2005            2004            2003        Prior to 2003
                                          $              $               $               $               $
                                    -------------- --------------- --------------- --------------- ---------------
Property acquisition costs                701             --              --              --              701
Exploration costs                       4,619          1,506           2,469             644               --
                                    -------------- --------------- --------------- --------------- ---------------
                                        5,320          1,506           2,469             644              701
                                    ============== =============== =============== =============== ===============

The Company will complete its evaluation of the first phase of the Zitong exploration program Zitong in the second half of 2006. At that time, the Zitong Partners will either elect to enter into the second phase or relinquish their interest in the Zitong block (See Note 11).

Daqing Royalty

The Company held a production-sharing contract to develop existing oil fields in the Daqing region until the sale of its interest in the field in January 2002. The Company retains an overriding royalty on future production.

The Company's ability to realize the balance of the capitalized value of its oil and gas properties is dependent on the continuing support of Ivanhoe or the Company obtaining additional financing sufficient to develop the oilfields and the successful development of the fields.

6.   PROVISION FOR IMPAIRMENT

The Company recorded a provision for impairment of its oil and gas properties by $6.6 million for the year ended December 31, 2005 as a result of the ceiling test calculation. Due to production decline performance and drilling results from the wells drilled in the northern blocks of the Dagang field, the Company reduced its estimate of the overall field development program and revised the total proved reserves downward. Due to an unsuccessful first exploration well, the Company also classified 70%, or $12.2 million, of its costs incurred in the unproved Zitong block to be included with the carrying value of proved properties for purposes of the ceiling test calculation. Additionally, the Company has reflected the effects of the newly enacted Windfall Levy (See Note
13) on the carrying value of its proved properties.

The year-end prices used in calculating the expected future cash flows from the Dagang field and Daqing royalty interest as at December 31, 2005 were $59.04 per barrel of oil and $57.24 per barrel of oil, respectively.

7.   DUE TO IVANHOE ENERGY INC.

Ivanhoe has been responsible for providing the majority of funding for the Company's oil and gas projects in the PRC. For the years ended December 31, 2005 and 2004, Ivanhoe advanced the Company $10.2 million and $6.3 million, respectively, to fund the Company's ODP at the Dagang field and exploration program in the Zitong block.

In addition, Ivanhoe allocates stock based compensation expenses to the Company for bonus shares issued to the Company's employees under Ivanhoe's Employees' and Directors' Equity Incentive Plan. For the years ended December 31, 2005 and 2004, Ivanhoe allocated $0.1 million of stock based compensation expense for each year to the Company.

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

The Company and Ivanhoe periodically incur expenses on the others behalf which are settled by increasing or decreasing the amount the Company owes Ivanhoe. For the years ended December 31, 2005 and 2004, the Company incurred $0.4 million and less than $0.1 million, respectively, of net expenditures on the behalf of Ivanhoe, which reduced the amount due to Ivanhoe.

The following reflects the changes in the amount due to Ivanhoe for the two-year period ended December 31, 2005:

                                                        -------
                                                           $
                                                        -------
Balance December 31, 2003                                28,247
  Cash advances for oil and gas projects                  6,309
  Allocation of stock based compensation                     83
  Expenditures incurred on the behalf of Ivanhoe, net       (45)
                                                        -------
Balance December 31, 2004                                34,594
  Cash advances for oil and gas projects                 10,209
  Allocation of stock based compensation                     72
  Expenditures incurred on the behalf of Ivanhoe, net      (353)
                                                        -------
Balance December 31, 2005                                44,522
                                                        =======

The advances from Ivanhoe are unsecured, non-interest bearing and have no specified repayment terms. Consequently, Ivanhoe does not charge interest on the balance of advances owed by the Company. If Ivanhoe had charged interest on the average balance outstanding for the years ended December 31, 2005 and 2004 the following approximates the amount of interest that would have been charged:



                                           --------------------
                                             2005         2004
                                           -------      -------
Average balance outstanding for the year   $39,764      $32,766
Five-year risk-free interest rate             3.95%        3.88%
Interest charge                            $ 1,555      $ 1,261


Ivanhoe did not incur or realize income tax expense or recoveries on a current or deferred basis on its worldwide operations for the years ended December 31, 2005 and 2004. Consequently, no income tax expense was allocated to the Company from Ivanhoe for either year then ended.

8.   RELATED PARTY TRANSACTIONS

The Company has entered into agreements with a number of other entities, which are related through common directors or shareholder, to share administrative personnel, office space and facilities. For the years ended December 31, 2005 and 2004, these related parties reimbursed the Company $0.3 million per year for such costs.


9.   INCOME TAXES

The Company and its subsidiaries are required to individually file tax returns in each of the jurisdictions in which they operate. Details of the determination of the actual income tax expense for each of the two-years ended December 31, is detailed below:

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

                                                                  ------------------
                                                                   2005        2004
                                                                     $           $
                                                                  -------    -------
(Loss) income before income taxes                                 (3,798)     3,155
Statutory income tax rate                                             33%        33%
                                                                  ------     ------
Expected income tax (benefit) expense                             (1,253)     1,041
Increase (decrease) resulting from:
   Change in prior year estimate of tax loss carry-forward          (220)        71
   Permanent differences on capital overhead allowances for tax     (133)       154
                                                                  ------     ------
   Change in valuation allowance                                   1,606     (1,266)
                                                                  ------     ------
Provision for income taxes                                            --         --
                                                                  ======     ======


To December 31, 2005, the Company's prime operating jurisdiction and commercial activity was undertaken in the PRC. All taxable income for Chinese statutory purposes is taxed at the rate of 33%. As at December 31, 2005, the Company had accumulated $68.7 million of qualified expenditures that can be applied to reduce future income from the PRC. The accumulated pool of qualified expenditures has no expiration period and is subject to audit by tax authorities.

Due to the uncertainty of utilizing the benefits of qualified expenditures expensed for financial statement purposes, the Company has made a valuation allowance of an equal amount against any potential recoverable amounts as detailed below:

                                                 --------------------------------------------------------------------
                                                              2005                              2004
                                                 ------------------------------- ------------------------------------
                                                     ASSETS       LIABILITIES         Assets          Liabilities
                                                       $               $                 $                 $
                                                 --------------- --------------- ------------------ -----------------
Oil and gas properties and equipment                                 (15,286)               --             (9,949)
Tax loss carry-forwards                               23,187              --            16,244                 --
Valuation allowance                                   (7,901)             --            (6,295)                --
                                                 --------------- --------------- ------------------ -----------------
Net future tax liability                              15,286         (15,286)            9,949             (9,949)
                                                 =============== =============== ================== =================

10.  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for each of the years ended December 31 was as follows:

                                                      ------------------------------------
                                                            2005               2004
                                                              $                 $
                                                      ------------------ -----------------
CHANGES IN NON-CASH WORKING CAPITAL ITEMS:
   OPERATING ACTIVITIES:
      Accounts receivable                                   (1,686)            (1,158)
      Prepaid expenses                                        (126)              (570)
      Accounts payable and accrued liabilities                 522                221
                                                      ------------------ -----------------
                                                            (1,290)            (1,507)
                                                      ------------------ -----------------
   INVESTING ACTIVITIES:
      Accounts receivable                                   (4,028)                --
     Prepaid expenses                                          457                 --
     Accounts payable and accrued liabilities               13,181              4,392
                                                      ------------------ -----------------
                                                             9,610              4,392
                                                      ------------------ -----------------
                                                             8,320              2,885
                                                      ================== =================

For the years ended December 31, 2005 and 2004, the Company paid no income taxes or interest.

11.  COMMITMENTS

Zitong Block Exploration Commitment

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

With the signing of the production-sharing contract for the Zitong block, the Company was obligated to conduct a minimum exploration program during the first three years ending December 1, 2005 ("PHASE 1"). The Phase 1 work program included acquiring approximately 300 miles of new seismic lines, reprocessing approximately 1,250 miles of existing seismic and drilling a minimum of approximately 23,000 feet. The Company completed Phase 1 with the exception of drilling approximately 13,800 feet. The first Phase 1 exploration well drilled in 2005 was suspended, having found no commercial quantities of hydrocarbons. In December 2005, the Company was granted an extension of Phase 1 to May 31, 2006 and in April 2006, a further extension was granted, provided the second Phase 1 exploration well is spud before November 30, 2006. In January 2006, the Company farmed out a 10% working interest in the Zitong block to Mitsubishi, as discussed in Note 13. The Zitong Partners are planning to spud a second Phase 1 exploration well before November 30, 2006 after which a decision will be made whether or not to enter into the next three-year exploration phase ("PHASE 2"). If the Company elects not to enter into Phase 2, it will be required to pay CNPC, within 30 days after its election, a cash equivalent of its share of the deficiency in the work program estimated to be $0.3 million after the drilling of the second Phase 1 well. If the Company elects not to enter Phase 2, the costs related to the Zitong block in the approximate amount of $5.3 million, which are not already included in the depletable base, will be subject to the ceiling test. This could result in a ceiling test impairment in an amount which is not determinable at this time.

If the Zitong Partners elect to participate in Phase 2, they must complete a minimum work program consisting of new seismic lines equal to approximately 200 miles and drill approximately 23,000 feet, with estimated minimum expenditures for the program of $16 million. Following the completion of Phase 2, the Zitong Partners must relinquish all of the property except any areas identified for development and production. If the Zitong Partners elect to enter into Phase 2, they must complete the minimum work program or will be obligated to pay to CNPC the cash equivalent of the deficiency in the work program for that exploration phase.

Lease Commitments

For the years ended December 31, 2005 and 2004, the Company expended $0.3 million on operating leases in each year relating to the rental of office space, which expire in August 2008. The leases provides for renewal options and requires the Company to pay for utilities, taxes, insurance and maintenance expenses. As at December 31, 2005, future net minimum lease payments for operating leases (excluding oil and gas and other mineral leases) were:

                                           ------
                                              $
                                           ------
2006                                        369
2007                                        192
2008                                         88
                                           ------
Total minimum lease payments                649
                                           ======

Other Commitments

The Company may provide indemnifications, in the course of normal operations, that are often standard contractual terms to counterparties in certain transactions such as purchase and sale agreements. The terms of these indemnifications will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amounts that may be required to be paid. The Company's management is of the opinion that any resulting settlements relating to potential litigation matters or indemnifications would not materially affect the financial position of the Company.


12.  EARNINGS PER SHARE

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

There were no changes to the Company's issued and outstanding common shares during 2005 and 2004. Consequently, 4,166,433 common shares outstanding as at December 31, 2005 and 2004 were used to calculate the Company's basic earnings per share for the years then ended.

There were no dilutive securities outstanding during 2005 and 2004.


13.  SUBSEQUENT EVENTS

In January 2006, the Company farmed-out 10% of its working interest in the Zitong block to Mitsubishi for $4.0 million subject to the approval of CNPC and PetroChina Company Ltd. Mitsubishi has the option to increase its participating interest to 20% by paying $0.4 million plus costs per percentage point prior to any discovery, or $8.0 million plus costs for an additional 10% interest after completion and testing of the first well drilled under the farmout agreement.

The January 2004 Dagang field farm-out agreement between the Company, Ivanhoe and Richfirst provided Richfirst with the right to convert its working interest in the Dagang field for common shares of Ivanhoe at any time prior to eighteen months after closing the farm-out agreement. Richfirst elected to convert its 40% working interest in the Dagang field and in February 2006 the Company acquired Richfirst's 40% working interest for $28.3 million as follows:

                                                                          ------
                                                                             $
                                                                          ------
Ivanhoe common shares                                                     20,000
Non-interest bearing, unsecured note payable issued by Ivanhoe             6,547
Forgiveness of joint venture receivable from Richfirst due to Sunwing      1,746
                                                                          ------
                                                                          28,293
                                                                          ======

The non-interest bearing, unsecured note is payable in 36 equal monthly installments commencing March 31, 2006. Ivanhoe has the right, during the three-year loan repayment period, to require Richfirst to convert the remaining balance of the loan into common shares of the Company, or another company owning all of the outstanding shares of the Company, subject to the Company or the other company having obtained a listing of its common shares on a prescribed stock exchange. Of the total purchase price, $26.5 million was paid by Sunwing by way of a non-interest bearing, intercompany loan from Ivanhoe.

In February 2006, the Company and Ivanhoe signed a non-binding MOU regarding a proposed merger of the Company with China Mineral Acquisition Corporation ("CMA"), a U.S. public corporation. CMA will effectively acquire all of the issued and outstanding shares of the Company for an aggregate acquisition price of $100 million subject to working capital and long-term debt adjustments at closing. Ivanhoe would receive common stock of CMA and it is expected that Ivanhoe would own between 75% and 80% of the issued and outstanding shares of CMA after the merger. This transaction is subject to regulatory approval, negotiation of definitive documentation, completion of satisfactory due diligence, board approvals and the approval of CMA shareholders. There is no assurance that the agreement will be completed or completed in the form described above.

On March 25, 2006, the Ministry of Finance of the Peoples Republic of China ("PRC") issued the "Administrative Measures on Collection of Windfall Gain Levy on Oil Exploitation Business" (the "WINDFALL LEVY MEASURES"). According to the Windfall Levy Measures, effective as of March 26, 2006, enterprises exploiting and selling crude oil in the PRC are subject to a windfall gain levy (the "WINDFALL LEVY") if the monthly weighted average price of crude oil is above $40 per barrel. The Windfall Levy is imposed at progressive rates from 20% to 40% on the portion of the weighted average sales price exceeding $40 per barrel. The Company understands that the Windfall Levy will be deductible for corporate income tax purposes in the PRC and will be eligible for cost recovery under the Company's production sharing contract with CNPC in respect of the Dagang project. Although management has not yet fully assessed the financial impact of the Windfall Levy, at current oil sales prices of approximately $60 per barrel, the

SUNWING ENERGY LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004
(All tabular amounts are stated in thousands of U.S. Dollars)
--------------------------------------------------------------------------------

application of the Windfall Levy is expected to reduce the Company's revenue by approximately $0.3 million per month (See Note 6).

SUPPLEMENTARY DISCLOSURES ABOUT OIL AND GAS PRODUCTION
ACTIVITIES (UNAUDITED)


The following information about the Company's oil and gas producing activities is presented in accordance with U.S. Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities".


                              OIL AND GAS RESERVES

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic conditions.

Proved developed oil and gas reserves are reserves, which can be expected to be recovered from existing wells with existing equipment and operating methods.

Estimates of oil and gas reserves are subject to uncertainty and will change as additional information regarding the producing fields and technology becomes available and as future economic conditions change.

Reserves presented in this section represent the Company's share of reserves, excluding royalty interests of others. The reserves were based on the estimates by the independent petroleum engineering firm of Gilbert Laustsen Jung Associates Ltd.

The changes in the Company's net proved oil reserves for the two-year period ended December 31, 2005 were as follows:


                                          OIL (MBbl)
                                          ----------
Net proved reserves, December 31, 2003     15,699
   Production                                (235)
   Revisions to previous estimates         (1,360)
   Sale of reserves                        (6,196)
                                          -------
Net proved reserves, December 31, 2004      7,908
   Production                                (315)
   Revisions to previous estimates         (6,293)
                                          -------
Net proved reserves, December 31, 2005      1,300
                                          =======

The Company's net proved developed reserves as at December 31, 2005 and 2004 were 1,071 MBbl and 1,142 MBbl, respectively.

          STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND
            CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES

The following standardized measure of discounted future net cash flows from proved oil reserves was computed using period end statutory tax rates, costs and prices of $58.87 and $41.41 per barrel of oil in 2005 and 2004, respectively. A discount rate of 10% was applied in determining the standardized measure of discounted future net cash flows.

The Company does not believe that this information reflects the fair market value of its oil and gas properties. Actual future net cash flows will differ from the presented estimated future net cash flows in that:


o future production from proved reserves will differ from estimated production;

SUPPLEMENTARY DISCLOSURES ABOUT OIL AND GAS PRODUCTION
ACTIVITIES (UNAUDITED)

o future production will also include production from probable and potential reserves;

o    future, rather than year end, prices and costs will apply; and

o existing economic, operating and regulatory conditions are subject to change.

The standardized measure of discounted future net cash flows as at December 31 in each of the two most recently completed financial years were as follows:

                                             2005        2004
(Stated in thousands of U.S. Dollars)          $           $
                                           ---------   ---------
Future cash inflows                          76,533     327,481
Future development and restoration costs     (8,136)    (84,682)
Future production costs                     (12,828)    (58,488)
Future Windfall Levy                         (6,372)         --
Future income taxes                              --     (44,708)
                                           --------    --------
Future net cash flows                        49,197     139,603
10% annual discount                         (10,269)    (50,774)
                                           --------    --------
Standardized measure                         38,928      88,829
                                           ========    ========

Changes in standardized measure of discounted future net cash flows as at December 31 in each of the two most recently completed financial years were as follows:

                                                 2005        2004
(Stated in thousands of U.S. Dollars)             $           $
                                              --------    --------
Sale of oil and gas net of production costs    (13,129)     (6,570)
Net changes in pricing and production costs     20,016      56,329
Sale of reserves                                    --     (21,646)
Revisions of previous estimates               (150,588)    (22,847)
Net change in income taxes                      25,808      (9,107)
Enactment of Windfall Levy                      (5,186)         --
Net change in future development costs          46,380     (14,424)
Accretion of discount                           26,798      25,330
                                              --------    --------
Increase (decrease)                            (49,901)      7,065
Standardized measure, beginning of year         88,829      81,764
                                              --------    --------
Standardized measure, end of year               38,928      88,829
                                              ========    ========

SUPPLEMENTARY DISCLOSURES ABOUT OIL AND GAS PRODUCTION
ACTIVITIES (UNAUDITED)

Costs incurred in oil and gas property acquisition, exploration, and development activities for the years ended December 31, 2005 and 2004 were as follows:


                                                     2005              2004
(Stated in thousands of U.S. Dollars)                  $                 $
                                                ----------------- --------------
Exploration                                            6,931            6,925
Development                                           24,006           19,975
                                                ----------------- --------------
                                                      30,937           26,900
                                                ================= ==============

The depletion rates, calculated on a per unit of net production basis, were as follows:


Year ended December 31, 2005           $26.05

Year ended December 31, 2004           $12.18



The results of operations from producing activities for the years ended December 31 were as follows:

                                                            2005              2004
(Stated in thousands of U.S. Dollars)                         $                $
                                                       ---------------- -----------------
Oil and gas revenue                                         15,731            8,484
Operating costs                                             (2,602)          (1,915)
Depletion                                                   (8,205)          (2,633)
Provision for impairment                                    (6,600)              --
                                                       ---------------- -----------------
Results of operations from producing properties             (1,676)           3,936
                                                       ================ =================

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS


To the Board of Directors of Sunwing Energy Ltd.:

     We have audited the accompanying schedule of revenue and operating costs (the "financial schedule") corresponding to a working interest in the Dagang field (representing the 20% working interest in the Dagang field for the period from March 1, 2004 to June 17, 2004 and a 40% working interest in the Dagang field for the period from June 18, 2004 to December 31, 2004 and for the year ended December 31, 2005, acquired by Ivanhoe Energy Inc. through its wholly owned subsidiary Sunwing Energy Ltd.) for the ten-month period from March 1, 2004 to December 31, 2004 and for the year ended December 31, 2005 (the "Schedule of Revenue and Operating Costs"). The Schedule of Revenue and Operating Costs is the responsibility of Sunwing Energy Ltd.'s management. Our responsibility is to express an opinion on this Schedule of Revenue and Operating Costs based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial schedule is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial schedule presents fairly, in all material respects, the revenue and operating costs corresponding to the working interest in the Dagang field on the basis of accounting described in Notes 1 and 2 for the ten-month period from March 1, 2004 to December 31, 2004 and for the year ended December 31, 2005, in accordance with accounting principles generally accepted in the United States of America.

     Sunwing Energy Ltd. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Sunwing Energy Ltd.'s internal control over financial reporting. Accordingly, we express no such opinion.



(signed) "Deloitte & Touche LLP"
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada
April 17, 2006

SCHEDULE OF REVENUE AND OPERATING COSTS CORRESPONDING TO A 40% WORKING INTEREST IN THE DAGANG FIELD

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE TEN-MONTH PERIOD FROM MARCH 1, 2004 TO DECEMBER 31, 2004



                                                        2005      2004
(Stated in thousands of U.S. Dollars)                     $         $
                                                       ------    ------
Oil revenue                                             9,336     3,421
Operating costs                                        (1,736)     (837)
                                                       ------    ------
                                                        7,600     2,584
                                                       ======    ======

                            See accompanying notes.

SCHEDULE OF REVENUE AND OPERATING COSTS CORRESPONDING TO A 40% WORKING INTEREST IN THE DAGANG FIELD

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE TEN-MONTH PERIOD FROM MARCH 1, 2004 TO DECEMBER 31, 2004




1.   BASIS OF PRESENTATION

Sunwing Energy Ltd. (the "COMPANY") through its wholly-owned subsidiary, Pan China Resources Ltd., holds a 30-year production-sharing contract with China National Petroleum Corporation ("CNPC") in six blocks in the Kongnan oilfield in Dagang, Hebei Province, of the People's Republic of China (the "DAGANG FIELD"). In December 2005, the Company relinquished two of these blocks. Under the production-sharing contract, as operator, the Company is to fund 100% of the development costs to earn 82% of the net revenue from oil production until cost recovery, at which time its entitlement converts to 49%. The Company completed a pilot phase program in the Dagang field in 2001 and in April 2003 received final Chinese regulatory approval of an overall development plan. The Company initiated the development phase of the Dagang field in late 2003.

In January 2004, the Company negotiated farm-out and joint operating agreements with Richfirst Holdings Limited ("RICHFIRST") a majority-owned subsidiary of CITIC Group (formerly China International Trust and Investment Corporation) whereby Richfirst acquired a 40% working interest in the Dagang field subject to Chinese regulatory approvals, which were obtained in June 2004. Richfirst's working interest in the Dagang field was completed in two phases being 20% effective March 1, 2004 and 40% effective June 18, 2004. The farm-out agreement provided Richfirst with the right to convert its 40% working interest in the Dagang field for common shares in the Company's parent company, Ivanhoe Energy Inc., at any time prior to eighteen months after closing the farm-out agreement. Richfirst elected to convert its 40% working interest in the Dagang field and in February 2006 the Company reacquired Richfirst's 40% working interest.

The accompanying Schedule of Revenue and Operating Costs includes the oil revenue and operating costs for the period from March 1, 2004 to June 17, 2004 corresponding to the 20% working interest and June 18, 2004 to December 31, 2004 and the year ended December 31, 2005 corresponding to the 40% working interest in the Dagang field acquired by the Company on February 18, 2006 from Richfirst. The Schedule of Revenue and Operating Costs does not include any costs or charges related to indirect general and administrative expenses, income taxes, or any provisions related to depletion, depreciation, asset retirement obligation or ceiling test impairments.

2.   SIGNIFICANT ACCOUNTING POLICIES

The Schedule of Revenue and Operating Costs has been prepared in accordance with generally accepted accounting principles in the United States as follows:

OIL REVENUE

Schedule of Revenue and Operating Costs Corresponding to a 40% Working Interest in the Dagang field

For the year ended December 31, 2005 and for the ten-month period from March 1, 2004 to December 31, 2004


Sales of crude oil are recognized in the period in which the product is delivered to the customer. Crude oil production is sold to CNPC at a three-month rolling average price of Cinta crude oil.

Cinta is an Indonesian crude that is traded daily on the international oil market.

OPERATING COSTS

Operating costs include expenses incurred on extraction of product to the surface, well workovers, gathering, field processing, treating, field storage and transportation.

FOREIGN CURRENCY TRANSLATION

Oil revenues are settled in U.S. dollars.

A portion of operating costs is incurred in Chinese renminbi, which until the third quarter of 2005 was 'pegged' to the U.S. dollar. Operating costs incurred in Chinese renminbi were converted to U.S. dollars at rates approximating exchange rates in effect at the time of the transactions which averaged 8.20 renminbi and 8.29 renminbi to the U.S. dollar for the year ended December 31, 2005 and ten-month period ended December 31, 2004, respectively.

SUPPLEMENTARY DISCLOSURES ABOUT OIL AND GAS PRODUCTION ACTIVITIES CORRESPONDING TO A 40% WORKING INTEREST IN THE DAGANG FIELD (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE TEN-MONTH PERIOD FROM
MARCH 1, 2004 TO DECEMBER 31, 2004



THE FOLLOWING INFORMATION CORRESPONDING TO A 40% WORKING INTEREST IN THE DAGANG FIELD'S OIL PRODUCING ACTIVITIES IS PRESENTED IN ACCORDANCE WITH U.S. STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 69, "DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES".


                              OIL AND GAS RESERVES

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic conditions.

Proved developed oil and gas reserves are reserves, which can be expected to be recovered from existing wells with existing equipment and operating methods.

Estimates of oil and gas reserves are subject to uncertainty and will change as additional information regarding the producing fields and technology becomes available and as future economic conditions change.

Reserves presented in this section represent a 40% working interest in the Dagang field, excluding royalty interests of others. The reserves were based on the estimates by the independent petroleum engineering firm of GLJ Petroleum Consultants Ltd.

The changes in a 40% working interest of net proved oil reserves in the Dagang field for the twenty two-month period ended December 31, 2005 were as follows:

                                            OIL (MBBL)
                                            ----------
Net proved reserves, February 29, 2004       6,160
   Production                                  (91)
   Revisions to previous estimates            (911)
                                            ------
Net proved reserves, December 31, 2004       5,158
   Production                                 (189)
   Revisions to previous estimates          (4,189)
                                            ------
Net proved reserves, December 31, 2005         780
                                            ======

A 40% working interest of net proved developed reserves as at December 31, 2005 and 2004 were 629 Mbbl and 648 Mbbl, respectively.

          STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND
            CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES

The following standardized measure of discounted future net cash flows from proved oil reserves

SUPPLEMENTARY DISCLOSURES ABOUT OIL AND GAS PRODUCTION ACTIVITIES CORRESPONDING TO A 40% WORKING INTEREST IN THE DAGANG FIELD (UNAUDITED) FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE TEN-MONTH PERIOD FROM MARCH 1, 2004 TO DECEMBER 31, 2004


was computed using period end statutory tax rates, costs and prices of $59.04 and $41.45 per barrel of oil in 2005 and 2004, respectively. A discount rate of 10% was applied in determining the standardized measure of discounted future net cash flows.

The Company does not believe that this information reflects the fair market value of a 40% working interest in the Dagang Field. Actual future net cash flows will differ from the presented estimated future net cash flows in that:


o future production from proved reserves will differ from estimated production;

o future production will also include production from probable and potential reserves;

o    future, rather than year end, prices and costs will apply; and

o existing economic, operating and regulatory conditions are subject to change.

On March 25, 2006, the Ministry of Finance of the Peoples Republic of China ("PRC") issued the "Administrative Measures on Collection of Windfall Gain Levy on Oil Exploitation Business" (the "Windfall Levy Measures"). According to the Windfall Levy Measures, effective as of March 26, 2006, enterprises exploiting and selling crude oil in the PRC are subject to a Windfall Gain Levy (the "Windfall Levy") if the monthly weighted average price of crude oil is above $40 per barrel. The Windfall Levy is imposed at progressive rates from 20% to 40% on the portion of the weighted average sales price exceeding $40 per barrel. The Company understands that the Windfall Levy will be deductible for corporate income tax purposes in the PRC and will be eligible for cost recovery under the Company's production sharing contract with CNPC in respect of the Dagang Project. The following tables for the standardized measure of discounted future cash flows incorporate the effects of the Windfall Levy on a 40% working interest in the Dagang Field as at December 31, 2005.

The standardized measure of discounted future net cash flows of a 40% working interest in the Dagang field as at December 31 in each of the two most recently completed financial years were as follows:

                                             2005        2004
(Stated in thousands of U.S. Dollars)          $           $
                                           --------    --------
Future cash inflows                          46,145     213,819
Future development and restoration costs     (5,424)    (56,455)

SUPPLEMENTARY DISCLOSURES ABOUT OIL AND GAS PRODUCTION ACTIVITIES CORRESPONDING TO A 40% WORKING INTEREST IN THE DAGANG FIELD (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE TEN-MONTH PERIOD FROM
MARCH 1, 2004 TO DECEMBER 31, 2004



Future production costs                      (8,552)    (38,992)
Future Windfall Levy                         (4,248)         --
Future income taxes                              --     (28,320)
                                           --------    --------
Future net cash flows                        27,921      90,052
10% annual discount                          (5,640)    (33,100)
                                           --------    --------
Standardized measure                         22,281      56,952
                                           ========    ========


Changes in standardized measure of discounted future net cash flows of a 40% working interest in the Dagang field as at December 31 in each of the two most recently completed financial years were as follows:


                                                2005        2004
(Stated in thousands of U.S. Dollars)             $           $
                                              --------    --------
Sale of oil net of production costs             (7,601)     (3,001)
Net changes in pricing and production costs     12,221      36,615
Revisions of previous estimates               (100,193)    (15,553)
Net change in income taxes                      16,088      (7,399)
Enactment of Windfall Levy                      (3,457)         --
Net change in future development costs          30,920      (8,046)
Accretion of discount                           17,351      22,812
                                              --------    --------
Increase (decrease)                            (34,671)     25,428
Standardized measure, beginning of year         56,952      31,524
                                              --------    --------
Standardized measure, end of year               22,281      56,952
                                              ========    ========

A 40% working interest share of costs incurred in development activities for the Dagang field for the years ended December 31, 2005 and 2004 were $16.0 million and $13.3 million, respectively.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,
China Mineral Acquisition Corporation

We have audited the accompanying balance sheet of China Mineral Acquisition Corporation (a corporation in the development stage) as of December 31, 2005, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005, the period from March 30, 2004 (inception) to December 31, 2004 and the cumulative period from March 30, 2004 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Mineral Acquisition Corporation as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, the period from March 30, 2004 (inception) to December 31, 2004 and the cumulative period from March 30, 2004 (inception) to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that China Mineral Acquisition Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, China Mineral Acquisition Corporation will face a mandatory liquidation by August 30, 2006 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 1, in February 2006 China Mineral Acquisition Corporation entered into a Memorandum of Understanding relating to a proposed business combination with Sunwing Energy, Ltd.


/s/ Goldstein Golub Kessler LLP
-------------------------------
Goldstein Golub Kessler LLP
New York, New York

April 5, 2006

                      CHINA MINERAL ACQUISITION CORPORATION
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                                  BALANCE SHEET


                                                                      DECEMBER 31,
                                                                          2005
                                                                   -----------------
ASSETS

    CURRENT ASSETS

    Cash                                                             $    242,154

    Investments held in trust fund                                     21,072,186
                                                                     ------------
    TOTAL CURRENT ASSETS                                             $ 21,314,340

    Deferred tax assets                                                   169,414
                                                                     ------------
    TOTAL CURRENT ASSETS                                             $ 21,483,754
                                                                     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

    CURRENT LIABILITIES:

    Accrued expenses                                                 $     81,403

    Income and capital taxes payable                                      221,797

    Deferred interest                                                     134,370
                                                                     ------------

    TOTAL CURRENT LIABILITIES                                             437,570
                                                                     ------------
    COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION,
    799,600 SHARES AT REDEMPTION VALUE                                  4,077,960
                                                                     ------------
    COMMITMENTS AND CONTINGENCY

STOCKHOLDERS' EQUITY

    Preferred stock, $.0001 par value
    Authorized 1,000,000 shares, none issued                                   --

    Common stock, $.0001 par value
    Authorized 20,000,000 shares

    Issued and outstanding 5,000,000 shares
    (which includes 799,600 shares subject to possible redemption)            500

    Additional paid-in capital                                         17,220,535

    Deficit accumulated during the development stage                     (252,811)
                                                                     ------------


TOTAL STOCKHOLDERS' EQUITY                                             16,968,224
                                                                     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 21,483,754
                                                                     ============


              The accompanying notes should be read in conjunction
                         with the financial statements.

                      CHINA MINERAL ACQUISITION CORPORATION
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS




                                                                                                 For the period from
                                                     For the           For the period from            March 30, 2004
                                                    year ended            March 30, 2004              (inception) to
                                                    December 31,          (inception) to           December 31, 2005
                                                       2005             December 31, 2004               (cumulative)
                                                    ------------       -------------------       -------------------
CAPITAL BASED TAXES                                $    22,500             $    48,980                $    71,480

OTHER FORMATION AND OPERATING COSTS                     17,433                  26,387                     43,820

CONSULTING AND OTHER PROFESSIONAL FEES                 353,656                  24,547                    378,203

LEGAL AND ACCOUNTING FEES                              101,409                      --                    101,409

TRAVEL                                                  81,364                  15,191                     96,555
                                                   -----------             -----------                -----------

OPERATING LOSS                                        (576,362)               (115,105)                  (691,467)

INTEREST EXPENSES                                           --                    (619)                      (619)

INTEREST INCOME                                        446,857                  90,959                    537,816
                                                   -----------             -----------                -----------
NET LOSS BEFORE TAXES                                 (129,505)                (24,765)                  (154,270)

PROVISION FOR INCOME TAXES                              98,541                      --                     98,541
                                                   -----------             -----------                -----------
NET LOSS                                           $  (228,046)            $   (24,765)               $  (252,811)
                                                   ===========             ===========                ===========


WEIGHTED AVERAGE SHARES OUTSTANDING                  5,000,000               2,952,756
                                                   ===========             ===========

NET LOSS PER SHARE -- BASIC AND DILUTED            $     (0.05)            $     (0.01)
                                                   ===========             ===========


              The accompanying notes should be read in conjunction
                         with the financial statements.

                     CHINA MINERAL ACQUISITION CORPORATION
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM MARCH 30, 2004 (INCEPTION) TO DECEMBER 31, 2005




                                                                                          DEFICIT
                                                                                        ACCUMULATED
                                                   COMMON STOCK           ADDITIONAL     DURING THE
                                               --------------------        PAID-IN      DEVELOPMENT     STOCKHOLDERS'
                                               SHARES        AMOUNT        CAPITAL         STAGE            EQUITY
                                               ------        ------       ----------    -----------     -------------

Common shares issued April 22, 2004 at
    $.0333 per share                           750,000   $         75   $     24,900              --    $     24,975

Common shares issued April 22, 2004 at
    $.0001 per share                           250,000   $         25             --              --              25

Sales of 4,000,000 units net of
    underwriters' discount and offering
    expense (including 799,600 shares
    subject to possible redemption)          4,000,000            400     21,273,495              --      21,273,895

Proceeds subject to possible redemption             --             --     (4,077,960)             --      (4,077,960)

Proceeds from issuance of option                    --             --            100              --             100

Net Loss                                            --             --             --         (24,765)        (24,765)
                                          ------------   ------------   ------------    ------------    ------------
Balance at December 31, 2004                 5,000,000   $        500   $ 17,220,535    $    (24,765)   $ 17,196,270

Net Loss                                            --             --             --        (228,046)       (228,046)
                                          ------------   ------------   ------------    ------------    ------------
Balance at December 31, 2005                 5,000,000   $        500   $ 17,220,535    $   (252,811)   $ 16,968,224
                                          ============   ============   ============    ============    ============

              The accompanying notes should be read in conjunction
                         with the financial statements.

                      CHINA MINERAL ACQUISITION CORPORATION
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF CASH FLOWS




                                                                                   For the year     For the period   For the period
                                                                                      ended         from March 30,   from March 30,
                                                                                   December 31,         2004              2004
                                                                                      2005         (inception) to    (inception) to
                                                                                                    December 31,      December 31,
                                                                                                        2004              2005
                                                                                                                     (cumulative)
                                                                                   ------------    ---------------   --------------
CASH FLOW FROM OPERATING ACTIVITIES

    Net loss                                                                     $    (228,046)   $     (24,765)   $    (252,811)

    Deferred taxes                                                                    (169,414)              --         (169,414)

    Adjustment to reconcile net loss to net cash used in operating activities:

     Decrease (increase) in prepaid expenses                                             7,333           (7,333)              --

    (Decrease) increase in accrued expenses                                            (15,542)          96,945           81,403

    Increase in income and capital taxes payable                                       221,797               --          221,797

    Increase in deferred interest                                                      111,645           22,725          134,370

    Accrued interest on treasury bill                                                 (562,545)        (109,764)        (672,309)
                                                                                 -------------    -------------    -------------

NET CASH USED IN OPERATING ACTIVITIES                                                 (634,772)         (22,192)        (656,964)
                                                                                 -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES

    Purchases of treasury bills held in trust                                      (83,210,179)     (20,399,494)    (103,609,673)

    Proceeds on sales of treasury bills held in trust                               83,210,000               --       83,210,000

    Money market funds held in trust                                                     4,222           (4,426)            (204)
                                                                                 -------------    -------------    -------------

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                      4,043      (20,403,920)     (20,399,877)
                                                                                 -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES

    Proceeds from notes payable, stockholders                                               --           35,000           35,000

    Proceeds from sale of common stock                                                      --           25,000           25,000


    Repayment of notes payable, stockholders                                                --          (35,000)         (35,000)

    Gross proceeds from public offering                                                     --       24,000,000       24,000,000

    Payment of costs of public offering                                                     --       (2,726,105)      (2,726,105)

    Proceeds from issuance of option                                                        --              100              100
                                                                                 -------------    -------------    -------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                   --       21,298,995       21,298,995
                                                                                 -------------    -------------    -------------

NET (DECREASE) INCREASE IN CASH                                                       (630,729)         872,883          242,154

CASH AT BEGINNING OF PERIOD                                                            872,883               --               --
                                                                                 -------------    -------------    -------------
CASH AT END OF PERIOD                                                            $     242,154    $     872,883    $     242,154
                                                                                 =============    =============    =============


              The accompanying notes should be read in conjunction
                         with the financial statements.

                      CHINA MINERAL ACQUISITION CORPORATION
                      (A CORPORATION IN DEVELOPMENT STAGE)

                          NOTES TO FINANCIAL STATEMENTS

1.   Organization, Business Operations and Significant Accounting Policies

China Mineral Acquisition Corporation (the "Company") was incorporated in Delaware on March 30, 2004 as a blank check company whose objective is to acquire an operating business having its primary operations in the People's Republic of China.

The registration statement for the Company's initial public offering ("Offering") was declared effective August 24, 2004. The Company consummated the offering on August 30, 2004 and received net proceeds of approximately $21,274,000. The Company's management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with a company with its primary operations in the People's Republic of China that is engaged in the mining of minerals ("Business Combination"). There is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $20,400,000 of the net proceeds was placed in an interest bearing trust account ("Trust Fund") until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. Substantially all of this amount has been invested in Treasury Bills. The Treasury Bills have been accounted for as a trading security, which is recorded at its market value of approximately $21,072,000 at December 31, 2005. The excess of market value over cost, exclusive of the deferred interest described below, is included in interest income on the accompanying statement of operations. The remaining net proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

On February 23, 2006, the Company entered into a Memorandum of Understanding with Ivanhoe Energy Inc ("Ivanhoe") and its subsidiary, Sunwing Energy Ltd. ("Sunwing"), relating to a proposed Business Combination with Sunwing, the Chinese oil and gas exploration and production subsidiary of Ivanhoe. The Company will acquire Sunwing in an all stock transaction with Ivanhoe becoming the owner of approximately 75-80% of the Company's common stock. The purchase price is subject to customary working capital and long term debt adjustments. In addition to approval of the Company's stockholders, the transaction is subject to other customary conditions, including definitive documentation, satisfactory due diligence and obtaining required consents. The Company has until August 30, 2006 to consummate the Business Combination with Sunwing or it will be forced to liquidate as described further below.

The Company, after signing a definitive agreement for the merger with Sunwing, will submit such transaction for stockholder approval. All of the Company's stockholders prior to the Offering, which are all of officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. In the event that Public Stockholders owning a majority of the shares sold in the offering vote against the Business Combination or Public Stockholders owning 20% or more of the outstanding stock, seek conversion of their shares, the Business Combination will not be consummated.

With respect to the first Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Fund) has been classified as common stock subject to possible redemption in the accompanying December 31, 2005 balance sheet and 19.99% of the related interest has been recorded as deferred interest.

                      CHINA MINERAL ACQUISITION CORPORATION
                      (A CORPORATION IN DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS -- continued

The Company's Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination by February 28, 2006 (18 months from the date of the consummation of the Offering), or August 30, 2006 (24 months from the consummation of the Offering) if certain extension criteria have been satisfied. The extension criteria was met which extended the date of a mandatory liquidation to August 30, 2006, as described in the first part of Note 1. As discussed above, such extension criteria have been satisfied, however, there is no assurance that the Company will be able to successfully effect a Business Combination by August 30, 2006. This factor raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold (Note 2).

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share reflects the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 8,000,000 outstanding warrants, issued in connection with the initial public offering described in
Note 2 has not been considered in the diluted net loss per share since the warrants are contingently exercisable. The effect of the 300,000 units included in the underwriters purchase option, as described in Note 2, along with the warrants underlying such units, has not been considered in the diluted earnings per share calculation since the market price of the option was less than the exercise price during the period.

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured (FDIC) limits. The Company has not experienced any losses on these accounts.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)"), "Share Based Payment". SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS No. 123(R) will have a significant impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.   Initial Public Offering

On August 30, 2004, the Company sold 4,000,000 units ("Units") in the Offering. Each Unit consists of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and two redeemable common stock purchase warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of Common Stock at an exercise price of $5.00 per share commencing upon the completion of a Business Combination with a target business. The Warrants expire on August 24, 2009. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the Common Stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In connection with the Offering, the

                      CHINA MINERAL ACQUISITION CORPORATION
                      (A CORPORATION IN DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS -- continued

Company issued, for $100, an option to the representative of the underwriters to purchase 300,000 Units at an exercise price of $7.50 per Unit. The warrants underlying such Units are exercisable at $6.65 per share.

3.   Taxes Payable

Components of the provision for income taxes are as follows:

                                     Period ended December 31,
                                   ----------------------------
Current:                              2005             2004
                                    -------          -------
Federal                            $ 169,414          $--

State and local                       98,541           --

Deferred:

Federal                             (169,414)          --

State and local                           --           --
                                   ---------          ---

Total provision for income taxes   $  98,541          $--
                                   =========          ===

The Company's effective tax rate differs from the statutory Federal tax rate principally due to the following:

                                                          Period ended December 31,
                                                   ----------------------------------------
                                                        2005                  2004
                                                   ----------------    --------------------
Statutory Federal rate                                    (34)%                (34)%
State and City income taxes                             (11.8)                 (11)
Increase in valuation allowance                         124.0                   45
Other                                                    (2.1)                  --
                                                   ----------------    --------------------
                                                        76.1%                    0%
                                                   ================    ====================

The tax effect of temporary differences that give rise to the net deferred tax asset is as follows:

                                December 31,
                                   2005
                                ------------

Asset:
Interest Income deferred for
 reporting purposes               $  61,542
Expenses deferred for
 income tax purposes                279,708
                                  ---------

Total deferred tax asset            341,250
Valuation allowance                (171,836)
                                  ---------

Total deferred tax asset          $ 169,414
                                  =========


The Company has recorded a valuation allowance against its State deferred tax asset and portions of its Federal deferred tax asset for amounts it has not determined will more likely than not be recovered.

4.   Notes Payable, Stockholders

The Company issued an aggregate of $35,000 unsecured promissory notes to three stockholders on April 22, 2004. The notes bore interest at a rate of 4% per year. The notes were paid from the proceeds of the Offering on October 9,

                      CHINA MINERAL ACQUISITION CORPORATION
                      (A CORPORATION IN DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS -- continued

2004. Interest expense for the year ended December 31, 2005 and the period from inception to December 31, 2004 amounted to $0 and $619, respectively.

5.   Commitments

In January 2005, the Company entered into agreements with three unaffiliated parties to assist it with, among other things, identifying and selecting qualified target business candidates. The first of these parties was entitled to a monthly retainer of $15,000 and, under certain circumstances, a finder's fee in the amount of 1% of the acquisition value of a qualified business combination. This agreement terminated in July 2005. Included in the Statements of Operations for the year ended December 31, 2005 was $90,000 relating to this agreement. The second of these parties is entitled to a monthly retainer of $10,000 per month, plus costs and expenses, and a success fee of 2% of the acquisition value of a qualified business combination. Included in the Statements of Operations for the year ended December 31, 2005 was approximately $150,000 relating to this agreement. This agreement expired in January 2006. An extension of two months was signed for the purpose of assisting in due diligence with regards to the merger with Sunwing. The third of these parties is not entitled to any monthly retainer fees, but will be entitled to a finder's fee of 1.8% should the Company consummate a business combination with an entity introduced to it by this party. This agreement expires on January 10, 2007.

In April 2005, the Company entered into an agreement with an unaffiliated party to assist it in identifying and selecting a qualified target business. The Company agreed to pay a one-time $50,000 fee, which is reflected in the Statements of Operations for the year ended December 31, 2005. This party is not entitled to any finder's fee or success fee should the Company consummate a business combination with a target business referred to it by this party. The agreement with this party terminates in April 2006.

6.   Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2005, no shares of preferred stock are outstanding.

7.   Common Stock

At December 31, 2005, 8,900,000 shares of common stock were reserved for issuance upon exercise of the Warrants and the underwriter's unit purchase option.

                                                                  Execution Copy

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              IVANHOE ENERGY INC.,
                                  AS THE PARENT

                          SUNWING HOLDING CORPORATION,
                                  AS THE SELLER

                              SUNWING ENERGY LTD.,
                                 AS THE COMPANY

                                       AND

                     CHINA MINERAL ACQUISITION CORPORATION,
                                  AS THE BUYER

                            DATED AS OF MAY 12, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................     2
   Section 1.1    Defined Terms..........................................     2

ARTICLE II PURCHASE AND SALE OF SHARES; PURCHASE PRICE...................     9
   Section 2.1    Closing; Closing Date..................................     9
   Section 2.2    Purchase and Sale of the Shares........................    10
   Section 2.3    Purchase Price Adjustment..............................    11
   Section 2.4    Deliveries At Closing..................................    13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT AS
            TO THE COMPANY...............................................    14
   Section 3.1    Organization; Standing and Power; Charter Documents....    14
   Section 3.2    Authority; Non Contravention; Necessary Consents
                  and Filings............................................    15
   Section 3.3    Capitalization.........................................    16
   Section 3.4    Subsidiaries...........................................    16
   Section 3.5    Financial Statements; No Undisclosed Material
                  Liabilities............................................    17
   Section 3.6    Absence of Certain Changes or Events...................    18
   Section 3.7    Taxes..................................................    18
   Section 3.8    Intellectual Property..................................    19
   Section 3.9    Compliance; Permits....................................    19
   Section 3.10   Litigation.............................................    20
   Section 3.11   Real Estate............................................    20
   Section 3.12   Material Contracts.....................................    21
   Section 3.13   Environmental Matters..................................    21
   Section 3.14   Employee Benefit Plans.................................    22
   Section 3.15   Insurance..............................................    22
   Section 3.16   Sufficiency of the Assets..............................    22
   Section 3.17   Registration Statement.................................    22
   Section 3.18   Transactions between the Company and the Parent or
                  Seller.................................................    22
   Section 3.19   Brokers' and Finders' Fees.............................    23
   Section 3.20   Exclusivity of Representations.........................    23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PARENT...    23
   Section 4.1    Organization; Standing and Power.......................    23
   Section 4.2    Authority; Non Contravention; Necessary Consents
                  and Filings............................................    23
   Section 4.3    Title to the Shares....................................    24
   Section 4.4    Acquisition for Investment.............................    25
   Section 4.5    Representations as to Parent...........................    25

                                                                            PAGE
                                                                            ----
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER....................    25
   Section 5.1    Organization; Standing and Power.......................    25
   Section 5.2    Authority; Non Contravention; Necessary Consents
                  and Filings............................................    26
   Section 5.3    Capitalization; Subsidiaries; Anti-Dilution Protection;
                  Registration Rights Agreements.........................    28
   Section 5.4    The Buyer Reports; Financial Statements; No Undisclosed
                  Material Liabilities...................................    30
   Section 5.5    Absence of Certain Changes or Events...................    32
   Section 5.6    Litigation.............................................    32
   Section 5.7    Investment Company.....................................    33
   Section 5.8    Taxes..................................................    33
   Section 5.9    Compliance.............................................    33
   Section 5.10   Employee Benefit Plans.................................    34
   Section 5.11   Related Party Transactions.............................    34
   Section 5.12   Stockholder Vote Required..............................    34
   Section 5.13   Registration Statement.................................    35
   Section 5.14   Purchase for Investment................................    35
   Section 5.15   Appropriate Target Business; Fair Market Value
                  Opinion................................................    36
   Section 5.16   OTC Bulletin Board.....................................    36
   Section 5.17   Brokers' and Finders' Fees.............................    36
   Section 5.18   Anti-takeover Plan; State Takeover Statutes............    36
   Section 5.19   Buyer Expenses.........................................    37
   Section 5.20   Exclusivity of Representations.........................    37

ARTICLE VI COVENANTS AND AGREEMENTS......................................    37
   Section 6.1    Conduct of Business of the Company.....................    37
   Section 6.2    Conduct of Business of the Buyer.......................    37
   Section 6.3    Registration Statement.................................    38
   Section 6.4    Access to Information; Confidentiality.................    39
   Section 6.5    No Solicitation........................................    39
   Section 6.6    Commercially Reasonable Efforts; Additional Actions....    40
   Section 6.7    Notification of Certain Matters........................    41
   Section 6.8    Public Announcements...................................    41
   Section 6.9    Stockholder Approval...................................    41
   Section 6.10   Resignations...........................................    41
   Section 6.11   Indemnity With Respect to Brokers Fees.................    42
   Section 6.12   Contingent Shares......................................    42
   Section 6.13   Elimination of Inter-Company Accounts and Certain
                  Liabilities............................................    42
   Section 6.14   Conveyance Taxes.......................................    43
   Section 6.15   Anti-Takeover Statute..................................    43
   Section 6.16   Stockholder Litigation.................................    43
   Section 6.17   Post-Closing Access....................................    43
   Section 6.18   Trustee Notice.........................................    43
   Section 6.19   CMAC Sub Incorporation; CMAC Merger....................    44

                                                                            PAGE
                                                                            ----
   Section 6.20   Expenses; Indemnity....................................    44

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES
            TO CLOSE.....................................................    44
   Section 7.1    Conditions Precedent to the Obligations of the Parties
                  to Close...............................................    44
   Section 7.2    Additional Conditions Precedent to the Obligations of
                  the Buyer to Close.....................................    45
   Section 7.3    Additional Conditions Precedent to the Obligations of
                  the Seller to Close....................................    46
   Section 7.4    Frustration of Closing Condition.......................    48

ARTICLE VIII TERMINATION OF AGREEMENT....................................    48
   Section 8.1    Termination............................................    48
   Section 8.2    Notice of Termination; Effect of Termination...........    49
   Section 8.3    No Claim Against Trust Fund............................    49

ARTICLE IX MISCELLANEOUS.................................................    49
   Section 9.1    Non-Survival of Representations and Warranties.........    49
   Section 9.2    Notices................................................    50
   Section 9.3    Interpretation.........................................    51
   Section 9.4    Entire Agreement; Third-Party Beneficiaries............    51
   Section 9.5    Severability...........................................    51
   Section 9.6    Fees and Expenses......................................    51
   Section 9.7    Amendment..............................................    52
   Section 9.8    Extension; Waiver......................................    52
   Section 9.9    Other Remedies; Specific Performance...................    52
   Section 9.10   Governing Law; Jurisdiction............................    53
   Section 9.11   Rules of Construction..................................    53
   Section 9.12   The Seller Disclosure Letter and Buyer Disclosure
                  Letter.................................................    53
   Section 9.13   Assignment.............................................    54
   Section 9.14   Waiver of Jury Trial...................................    54
   Section 9.15   Counterparts...........................................    54

EXHIBITS:

Exhibit A   Founders Option
Exhibit B   Balance Sheet Rules
Exhibit C   Current Assets and Current Liabilities
Exhibit D   Performance Warrants
Exhibit E   Plan of Merger for CMAC Merger
Exhibit F   Area of Interest Agreement
Exhibit G   Registration Rights Agreement
Exhibit H   Amendment to Founders Registration Rights Agreement

                            STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 12, 2006, by and among Ivanhoe Energy Inc., a Yukon, Canada corporation (the "Parent"), Sunwing Holding Corporation, a Barbados corporation and a wholly-owned subsidiary of the Parent (the "Seller"), Sunwing Energy Ltd., a corporation organized under the laws of Bermuda and a wholly-owned subsidiary of the Seller (the "Company"), and China Mineral Acquisition Corporation, a corporation organized under the laws of the State of Delaware ("CMAC").

                                    RECITALS

          WHEREAS, CMAC is a "blank check" company organized for the purpose of effecting a "Business Combination" (as defined in CMAC's amended and restated certificate of incorporation) with a company having its primary operations in the People's Republic of China ("PRC");

          WHEREAS, the Company conducts oil and gas exploration and production activities in the PRC through its wholly-owned subsidiaries, Sunwing Management Ltd., a Hong Kong corporation, Sunwing Zitong Energy Ltd., a British Virgin Islands corporation, Pan-China Resources, Ltd., a British Virgin Islands corporation ("Pan-China"), and Dagang Resources Ltd., a British Virgin Islands corporation and a wholly-owned subsidiary of Pan-China;

          WHEREAS, subject to the terms and conditions of this Agreement, CMAC will form a wholly-owned subsidiary pursuant to the corporate laws of the British Virgin Islands ("CMAC Sub") and CMAC will consummate a plan of merger, in the form attached hereto as Exhibit E (the "Plan of Merger"), pursuant to which CMAC will be merged with and into CMAC Sub (the "CMAC Merger") at the closing provided for hereunder and immediately prior to the consummation of the Stock Purchase (hereinafter defined) with CMAC Sub as the surviving entity (the "Surviving Corporation");

          WHEREAS, as of the date hereof the Seller is the sole record and beneficial owner of all of the issued and outstanding capital stock of the Company (the "Shares");

          WHEREAS, immediately following the CMAC Merger, the Seller wishes to sell to the Surviving Corporation, and CMAC wishes that the Surviving Corporation purchase from the Seller, all of the Shares to effect a Business Combination upon the terms and subject to the conditions set forth in this Agreement (the "Stock Purchase");

          WHEREAS, pursuant to CMAC's amended and restated certificate of incorporation, the Stock Purchase requires the approval of the holders of a majority of the outstanding shares of the CMAC's common stock, par value $0.0001 per share (the "CMAC Common Stock"), in order to consummate the transactions contemplated hereby (provided that the holders of 20% or more in interest of such shares of CMAC Common Stock issued in connection with the initial public offering of CMAC Common Stock do not perfect their conversion rights under CMAC's amended and restated certificate of incorporation);

          WHEREAS, Daniel Kunz, Dr. Simon Mu, Dr. Bing Zhao, Cui Guisheng and Ma Xiao (collectively, the "Founders") have each executed and delivered to the Seller an option agreement, substantially in the form attached hereto as Exhibit A, to be effective as of (and subject to the occurrence of) the closing provided for hereunder, granting the Seller an option to acquire, in the aggregate, 500,000 shares of Buyer Common Stock (hereinafter defined) at a price per share of $2.50 (as the same may be adjusted after the date hereof as a result of a stock split, stock dividend, combination, reclassification, recapitalization or other similar change with respect to the Buyer Common Stock) (the "Founders Option"); and

          WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and also to prescribe certain conditions to the Stock Purchase.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 Defined Terms.

          (a) For all purposes of this Agreement, the terms set forth below shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined).

          "Actions" means any civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews, inquiries or proceedings.

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements" means the Plan of Merger, the Performance Warrants, the Area of Interest Agreement, the Registration Rights Agreement, the Amendment to Founders Registration Rights Agreement and such other documents that are necessary in connection with the consummation of the transactions contemplated by this Agreement.

          "Assumed Indebtedness" means all Indebtedness of the Company and the Company Subsidiaries outstanding as of the close of business on the day immediately preceding the Closing Date, including all accrued interest thereon, if any; provided, however, that Assumed Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled as of the close of business on the day immediately preceding the Closing Date, (B) any Indebtedness included in the calculation of Current Liabilities in the determination of Closing Working Capital, (C) any intercompany Indebtedness between the Company and/or any of the Company Subsidiaries or (D) any inter-company Indebtedness to be liquidated, eliminated and/or released pursuant to Section 6.13 hereof.

          "Balance Sheet Rules" means the accounting principles and assumptions set forth on Exhibit B.

          "Business Day" means any day other than a Saturday, Sunday or U.S. federal or Canadian provincial holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

          "Buyer" means, prior to the consummation of the CMAC Merger, CMAC, and from and after the consummation of the CMAC Merger, the Surviving Corporation.

          "Buyer Common Stock" means, prior to the consummation of the CMAC Merger, the CMAC Common Stock, and from and after the consummation of the CMAC Merger, the Surviving Corporation Ordinary Shares.

          "Buyer Expenses" means all legal, accounting, investment banking, brokerage, amounts owed to any Related Person, amounts necessary to pay for taxes payable in respect of the period ending on the close of business on the day immediately preceding the Closing Date and other transaction fees and expenses incurred or to be paid by the Buyer, whether on its own behalf or on behalf of its stockholders, in connection with the transactions contemplated by this Agreement.

          "Closing Working Capital" means the Working Capital as of the close of business on the day immediately preceding the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

          "Company Financial Statements" means (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2004 and December 31, 2005, and the related audited consolidated statements of income, accumulated deficit and cash flows of the Company and the Company Subsidiaries for the years then ended, as certified by Deloitte & Touche LLP, independent chartered accountants, whose opinion thereon is included therewith, together with the notes and schedules thereto (the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March

31, 2006 and the related unaudited consolidated statements of income, accumulated deficit and cash flows of the Company and the Company Subsidiaries for the three months ended March 31, 2006 (the "Unaudited Financial Statements").

          "Company Material Adverse Effect" means any change, event, condition, circumstance, occurrence or effect (any such item, an "Effect") that, either individually or in the aggregate with all other Effects, is materially adverse to (x) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company taken as a whole with the Company Subsidiaries or (y) the validity or enforceability of this Agreement or the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement in the manner contemplated hereby; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably expected to be, a Company Material Adverse Effect: (i) any Effect resulting from compliance with the terms and conditions of this Agreement; (ii) any Effect resulting from the announcement or pendency of the Stock Purchase; (iii) any Effect resulting from changes affecting the worldwide economy or the economy or the capital markets in the United States, Canada or the PRC generally, or any of the industries in which the Company or the Company Subsidiaries operate generally (to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby); (iv) any Effect resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, Canada, or the PRC (to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby); and (v) any Effect arising from any pending or threatened claim, action or proceeding arising out of or relating to the existence of this Agreement or the transactions contemplated hereby, including the Stock Purchase.

          "Contract" means any contract, agreement, lease, binding understanding, indenture, note, option, license or legally binding commitment, arrangement or undertaking.

          "Current Assets" means, as of any date, the consolidated current assets of the Company, which current assets shall include only the line items set forth on Exhibit C attached hereto under the heading "Current Assets" and no other assets.

          "Current Liabilities" means, as of any date, the consolidated current liabilities of the Company, which current liabilities shall include only the line items set forth on Exhibit C attached hereto under the heading "Current Liabilities" and no other liabilities.

          "Domain Name" means a combined alphanumeric second-level domain and alphanumeric top-level domain separated by a period, used to identify and locate a computer site on the Internet, and applications and reservations therefor.

          "Employee" means any individual employed by the Company or any of the Company Subsidiaries.

          "Environmental Law" means any Legal Requirements regulating or relating to the protection of natural resources or the environment, including, without limitation, laws relating to contamination by and the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of Hazardous Substances.

          "Founders Registration Rights Agreement" means that certain Registration Rights Agreement entered into by CMAC and the Founders in connection with CMAC's initial public offering (as amended, modified or supplemented from time to time).

          "GAAP" means the United States generally accepted accounting principles as in effect on the date hereof or for the period with respect to which such principles are applied.

          "Governmental Entity" means any international, national, federal, state, provincial, municipal or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulatory entity, whether domestic or foreign.

          "Hazardous Substance" means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous substance," "toxic substance" or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

          "Indebtedness" means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, (vi) all capitalized lease obligations as determined under GAAP and
(vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above. For the avoidance of doubt, Indebtedness shall not include (A) any contingent payments associated with outstanding exploration commitments relating to the Zitong block and (B) any asset retirement costs with respect to oil and gas operations in the PRC associated with abandoning the field and restoring the site.

          "Intellectual Property" means all patents, patent applications, copyrights, copyright applications, Marks, trade secrets, know-how, software and Domain Names owned or filed by the Company or any of the Company Subsidiaries as of the date of this Agreement.

          "IPO Warrants" means those warrants issued in connection with the initial public offering of the CMAC Common Stock, exercisable in respect of 8,000,000 shares of Buyer Common Stock following the consummation of a Business Combination at a price of $5.00 per share.

          "Knowledge of the Buyer" means with respect to any matter in question, the actual knowledge of any of the individuals identified in Section 1.1(a) of the Buyer Disclosure Letter.

          "Knowledge of the Seller" means with respect to any matter in question, the actual knowledge of any of the individuals identified in Section 1.1(a) of the Seller Disclosure Letter.

          "Legal Requirements" means any national, federal, state, provincial, local, foreign or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

          "Liens" means any liens, pledges, claims, charges, preemptive rights, mortgages, options, security interests or encumbrances of any kind.

          "Marks" means trademarks, service marks, trade names, brand names, assumed names, trade dress, designs, logos, corporate names and other indicia of origin, whether registered or unregistered, and all registrations and applications therefor and the goodwill associated exclusively therewith.

          "Orders" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

          "Performance Warrants" means those warrants to purchase 2,000,000 shares of the Buyer Common Stock (as the same may be adjusted after the date hereof as a result of a stock split, stock dividend, combination, reclassification, recapitalization or other similar change with respect to the Buyer Common Stock), substantially in the form of Exhibit D, to be delivered to the Seller at the Closing pursuant to Section 2.4.

          "Permits" means permits, licenses, authorizations, franchises, variances, exemptions, certifications, registrations, orders and approvals from Governmental Entities.

          "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          "Representatives" means, when used with respect to the Buyer or the Seller, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents, financing sources and representatives of financing sources and other representatives of the Buyer or the Seller, as applicable, and its Subsidiaries.

          "Subsidiary" means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the capital stock or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries.

          "Surviving Corporation Ordinary Shares" means the ordinary shares, no par value, of the Surviving Corporation.

          "Tax" or "Taxes" means (i) any and all United States, Canada or PRC federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), whether collected by withholding or otherwise, including (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

          "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any information, schedule or attachment thereto or amendment thereof.

          "Trust Fund" means the trust established pursuant to the Investment Management Trust Agreement, dated as of August 24, 2004, by and between the Buyer and Continental Stock Transfer & Trust Company.

          "Working Capital" means, at any date, all Current Assets minus all Current Liabilities as of such date.

          "Working Capital Excess" shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds $2,000,000.

          "Working Capital Shortfall" shall exist when (and shall be equal to the amount by which) $2,000,000 exceeds the Working Capital Estimate.

          (b) The following additional capitalized terms are defined in the following Sections of this Agreement:

TERM                                                         SECTION
----                                                         -------
Accounting Firm...........................................   Section 2.3(b)
Accredited Investor.......................................   Section 4.4
Agreement.................................................   Preamble
Anti-Takeover Statute.....................................   Section 6.15
Area of Interest Agreement................................   Section 7.2(d)
Business Combination......................................   Recitals
Buyer Adjustment Amount...................................   Section 2.3(c)
Buyer Board Recommendation................................   Section 5.2(a)
Buyer Disclosure Documents................................   Section 5.13(a)
Buyer Disclosure Letter...................................   Section 9.12
Buyer Financial Statements................................   Section 5.4(a)
Buyer Reports.............................................   Section 5.4(a)
Closing...................................................   Section 2.1
Closing Date..............................................   Section 2.1
CMA Share Valuation.......................................   Section 2.2(b)(ii)
CMA Stock Consideration...................................   Section 2.2(b)(iii)
CMAC......................................................   Preamble
CMAC Common Stock.........................................   Recitals
CMAC Merger...............................................   Recitals
CMAC Sub..................................................   Recitals
Company...................................................   Preamble
Company Material Contract.................................   Section 3.12
Company Permits...........................................   Section 3.9(b)
Company Subsidiaries......................................   Section 3.4(a)
Confidentiality Agreement.................................   Section 6.4(b)
Contingent Shares.........................................   Section 6.12
Deemed Sunwing Value......................................   Section 2.2(b)(iv)
Estimated Assumed Indebtedness Amount.....................   Section 2.2(d)
Estimated Deemed Sunwing Value............................   Section 2.2(b)(v)
Evaluation Material.......................................   Section 6.4(b)
Exchange Act..............................................   Section 5.4(a)
Final Assumed Indebtedness................................   Section 2.3(c)
Final Working Capital.....................................   Section 2.3(c)
Founders..................................................   Recitals
Founders Option...........................................   Recitals
GGK.......................................................   Section 5.4(a)
Insurance Policies........................................   Section 3.15
Leased Real Property......................................   Section 3.11(a)
Necessary Consents and Filings............................   Section 5.2(d)

TERM                                                         SECTION
----                                                         -------
Notice of Disagreement....................................   Section 2.3(b)
Organizational Documents..................................   Section 3.1(b)
Outside Date..............................................   Section 8.1(b)(ii)
Owned Real Property.......................................   Section 3.11(a)
Pan-China.................................................   Recitals
Parent....................................................   Preamble
Plan of Merger............................................   Recitals
PRC.......................................................   Recitals
Proxy Statement...........................................   Section 5.2(c)(i)
Real Property.............................................   Section 3.11(a)
Registration Rights Agreement.............................   Section 7.3(h)
Registration Statement....................................   Section 5.2(c)(i)
Requisite Buyer Vote......................................   Section 5.12
SEC.......................................................   Section 5.2(c)(i)
Securities Act............................................   Section 5.4(a)
Seller....................................................   Preamble
Seller Adjustment Amount..................................   Section 2.3(c)
Seller Disclosure Letter..................................   Section 9.12
Shares....................................................   Recitals
SOXA......................................................   Section 5.4(a)
Statement.................................................   Section 2.3(a)
Stock Purchase............................................   Recitals
Stockholders' Meeting.....................................   Section 5.2(c)(i)
Surviving Corporation.....................................   Recitals
Underwriter Option........................................   Section 5.3(a)(iii)
Unit                                                         Section 5.3(a)(iii)
Working Capital Estimate..................................   Section 2.2(d)

                                   ARTICLE II

                   PURCHASE AND SALE OF SHARES; PURCHASE PRICE

          Section 2.1 Closing; Closing Date. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VII, the closing of the Stock Purchase (the "Closing") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. no later than three Business Days after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Buyer and the Seller may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

          Section 2.2 Purchase and Sale of the Shares.

          (a) At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of the Shares for consideration consisting, in the aggregate, of the CMA Stock Consideration, the Performance Warrants and, if the condition precedent to the issuance thereof is satisfied, the Contingent Shares.

          (b) For purposes of this Agreement:

               (i) "Adjusted Escrowed Cash" shall mean the aggregate amount of cash held in the Trust Fund as of the close of business on the day immediately preceding the Closing Date minus the aggregate amount of Buyer Expenses (which, for the avoidance of doubt, shall be the actual amount of Buyer Expenses incurred or payable by the Buyer in connection with the transactions contemplated by this Agreement without any limitation for amounts set forth in
Section 5.19 of the Buyer Disclosure Letter);

               (ii) "CMA Share Valuation" shall mean the amount obtained by dividing (A) the Adjusted Escrowed Cash by (B) 4,000,000 (i.e., the number of shares of CMAC Common Stock sold pursuant to CMAC's initial public offering, as the same may be adjusted after the date hereof as a result of a stock split, stock dividend, combination, reclassification, recapitalization or other similar change with respect to the Buyer Common Stock);

               (iii) "CMA Stock Consideration" shall mean that number (rounded to the nearest whole number) of fully paid and non-assessable shares of Buyer Common Stock obtained by dividing (i) the Deemed Sunwing Value by (ii) the CMA Share Valuation;

               (iv) "Deemed Sunwing Value" shall mean the Estimated Deemed Sunwing Value, as the same may be adjusted following the Closing pursuant to
Section 2.3; and

               (v) "Estimated Deemed Sunwing Value" shall mean:

                    (A)  $100,000,000,

                    plus

                    (B)  the Working Capital Excess, if any;

                    minus

                    (C)  the sum of:

                         (1)  the Estimated Assumed Indebtedness Amount; and

                         (2)  the Working Capital Shortfall, if any.

          (c) If, prior to the Closing, the Buyer (i) declares, or establishes a record date for, a stock dividend or other distribution payable in (x) shares of Buyer Common Stock, (y) securities convertible or exchangeable into or exercisable for shares of Buyer Common Stock or (z) any other securities or (ii) effects a stock split (including a reverse stock split), reclassification, recapitalization, combination or other similar change with respect to the Buyer Common Stock, then the CMA Stock Consideration shall be equitably adjusted to eliminate the effects of that stock dividend, distribution, stock split, reclassification, recapitalization, combination or other change.

          (d) At least three (3) Business Days prior to the Closing Date, the Chief Financial Officer of the Company shall deliver to the Buyer a good faith estimate of (i) Closing Working Capital prepared in accordance with the Balance Sheet Rules and the resulting Working Capital Excess or Working Capital Shortfall (the "Working Capital Estimate") and (ii) the amount of Assumed Indebtedness prepared in accordance with the Balance Sheet Rules (the "Estimated Assumed Indebtedness Amount"), in each case reasonably satisfactory to the Buyer.

          Section 2.3 Purchase Price Adjustment.

          (a) Within forty-five (45) days after the Closing Date, the Seller shall deliver to the Buyer a statement (the "Statement") of the Closing Working Capital and the Assumed Indebtedness, in each case prepared in accordance with the Balance Sheet Rules.

          (b) The Statement shall become final and binding upon the parties on the thirtieth (30th) day following the date on which the Statement was delivered to the Buyer, unless the Buyer delivers written notice of its disagreement with the Statement (a "Notice of Disagreement") to the Seller prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Closing Working Capital and/or Assumed Indebtedness not being calculated in accordance with the Balance Sheet Rules. If a Notice of Disagreement is received by the Seller in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Buyer on the earlier of (A) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 14-day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such 14-day period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Buyer shall submit to an independent accounting firm (the "Accounting Firm") for arbitration, in accordance with the standards set forth in this Section 2.3, only matters that remain in dispute. The Accounting Firm shall be PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Seller and the Buyer in writing. The Seller and the Buyer shall use reasonable efforts to cause the Accounting

Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the Accounting Firm is not to make any other determination, including any determination as to whether the Working Capital Estimate or the Estimated Assumed Indebtedness Amount are correct. The Accounting Firm's decision shall be based solely on written submissions by the Seller and the Buyer and their respective representatives and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 shall be borne by the Buyer and the Seller equally.

          (c) For the purposes of this Agreement, "Final Working Capital" means the Closing Working Capital and "Final Assumed Indebtedness" means the Assumed Indebtedness, in each case as finally agreed or determined in accordance with
Section 2.3(b). The Deemed Sunwing Value shall be increased (any such increase, the "Seller Adjustment Amount") by the sum of (i) the amount, if any, that the Final Working Capital exceeds the Working Capital Estimate and (ii) the amount, if any, that the Estimated Assumed Indebtedness Amount exceeds the Final Assumed Indebtedness. The Deemed Sunwing Value shall be decreased (any such decrease, the "Buyer Adjustment Amount") by the sum of (i) the amount, if any that the Working Capital Estimate exceeds the Final Working Capital and (ii) the amount, if any, that the Final Assumed Indebtedness exceeds the Estimated Assumed Indebtedness Amount. If the Sellers Adjustment Amount exceeds the Buyer Adjustment Amount, the Buyer shall, within five Business Days after the Final Working Capital and the Final Assumed Indebtedness are determined, issue additional shares of Buyer Common Stock to the Seller having a value (as determined in accordance with the last sentence of this Section 2.3(c)) in the amount of any such excess (rounded to the nearest whole number). If the Buyer Adjustment Amount exceeds the Sellers Adjustment Amount, the Seller shall within five Business Days after the Final Working Capital and the Final Assumed Indebtedness are determined, deliver shares of Buyer Common Stock to the Buyer having a value (as determined in accordance with the last sentence of this Section 2.3(c)) in the amount of any such excess (rounded to the nearest whole number). Any shares of Buyer Common Stock to be issued by the Buyer or delivered by the Seller, as the case may be, pursuant to this Section 2.3(c) shall be valued at the CMA Share Valuation (as the same shall be adjusted as a result of a stock split, stock dividend, combination, reclassification, recapitalization or other similar change with respect to the Buyer Common Stock).

          (d) During the period of time from and after the Closing Date through the final determination and payment/delivery of Closing Working Capital and Assumed Indebtedness in accordance with this Section 2.3, the Company shall afford the Buyer and any accountants, counsel or financial advisers retained by Buyer in connection with the review of Closing Working Capital and Assumed Indebtedness in accordance with this Section 2.3, access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, representatives and records of the Company and such representatives relevant to the review of the Statement and the determination of Closing Working Capital and Assumed Indebtedness in accordance with this Section 2.3.

          (e) During the period of time from and after the Closing Date through the date the Seller provides the Statement to the Buyer in accordance with this
Section 2.3, the Company shall afford the Seller and any accountants, counsel or financial advisers retained by Seller in connection with the preparation of the Statement, access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, representatives and records of the Company and such representatives relevant to the preparation of the Statement in accordance with this Section 2.3.

          Section 2.4 Deliveries At Closing.

          (a) At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller:

               (i) certificates representing the CMA Stock Consideration registered in the name of the Seller;

               (ii) the Performance Warrants;

               (iii) resignation letters signed by each of the directors and officers of CMAC and CMAC Sub, effective as of the Closing Date, as described in
Section 6.13;

               (iv) the officer's certificate referenced in Section 7.3(c), dated the Closing Date, of an appropriate officer of the Buyer, certifying as to compliance by the Buyer with Sections 7.3(a) and 7.3(b);

               (v) a certificate of the Secretary of the Buyer certifying resolutions of its board of directors approving and authorizing the execution, delivery and performance of this Agreement by it and the Ancillary Agreements to which the Buyer is a party and the consummation by it of the transactions described in this Agreement and the Ancillary Agreements (together with an incumbency and signature certificate regarding the officer signing on behalf of the Buyer);

               (vi) a certificate signed by a duly authorized officer of the Buyer complying with the requirements of Section 1445 and Treasury Regulations thereunder stating that the Buyer has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof; and

               (vii) such other documents and instruments as may be reasonably required to consummate the transactions described in this Agreement and the Ancillary Agreements.

          (b) At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:

               (i) the stock certificate representing the Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank attached in proper form for transfer;

               (ii) the officer's certificates referenced in Section 7.2(c), dated the Closing Date, of an appropriate officer of the Seller certifying as to the compliance by the Seller with Sections 7.2(a) and 7.2(b);

               (iii) the officer's certificates referenced in Section 7.2(c), dated the Closing Date, of an appropriate officer of the Parent certifying as to the compliance by the Parent with Sections 7.2(a) and 7.2(b);

               (iv) the officer's certificates referenced in Section 7.2(c), dated the Closing Date, of an appropriate officer of the Company certifying as to the compliance by the Company with Section 7.2(b), as applicable;

               (v) certificates of the Secretary of the Seller, the Secretary of the Parent and the Secretary of the Company certifying resolutions of the board of directors of the Seller, the Parent and the Company, respectively, approving and authorizing the execution, delivery and performance by them of this Agreement and the Ancillary Agreements to which the Seller, the Parent or the Company, as applicable, are a party and the consummation by the Seller, the Parent and the Company of the transactions described in this Agreement and the Ancillary Agreements (together with an incumbency and signature certificate regarding the officer signing on behalf of the Seller, the Parent and the Company); and

               (vi) such other documents and instruments as may be reasonably required to consummate the transactions described in this Agreement and the Ancillary Agreements.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                   OF THE SELLER AND PARENT AS TO THE COMPANY

          The Seller and the Parent represent and warrant to the Buyer as follows:

          Section 3.1 Organization; Standing and Power; Charter Documents.

          (a) Organization; Standing and Power. Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its organization except where the failure to be so incorporated, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company and the Company Subsidiaries have the requisite power and authority to own, lease and operate their assets and properties and to carry on their business as now being conducted.

          (b) Charter Documents. The Company has delivered to the Buyer a correct and complete copy of the certificate of incorporation and by-laws, or similar organizational documents, of the Company and the Company Subsidiaries, each as amended to date (collectively, the "Organizational Documents"). Each such instrument is in full force and effect. Neither the Company nor any of the Company Subsidiaries is in violation of its respective Organizational Documents, except for immaterial violations.

          Section 3.2 Authority; Non Contravention; Necessary Consents and Filings.

          (a) Authority. The Company has all requisite organizational authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery and performance of this Agreement and such Ancillary Agreements by the Company. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and upon execution and delivery the Ancillary Agreements to which the Company is a party shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity.

          (b) Non Contravention. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the performance by the Company of the transactions contemplated by this Agreement and such Ancillary Agreements in accordance with their terms, will not (i) conflict with or result in any breach of any provision of the Company's Organizational Documents, (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, revocation, amendment or acceleration under any Company Permit or any Contract to which the Company or any of the Company Subsidiaries is a party or by which any of them or the material assets of the Company or any of the Company Subsidiaries are bound, or require any offer to purchase or any prepayment of any Indebtedness or similar obligation outstanding, (iii) violate in any material respect any material Legal Requirements applicable to the Company or any of the Company Subsidiaries or by which any of the material assets of the Company or any of the Company Subsidiaries are bound, or (iv) cause the creation or imposition of any Liens on any material asset of the Company or any of the Company Subsidiaries; provided, however, that no representation or warranty is made in the foregoing clauses
(ii) and (iv) with respect to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) Necessary Consents and Filings. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by the Company in connection with the execution, performance and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) those listed in
Section 3.2(c) of the Seller Disclosure Letter, (ii) the Necessary Consents and Filings and (iii) such other consents, approvals, authorizations, registrations, declarations and filings which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 3.3 Capitalization. Section 3.3 of the Seller Disclosure Letter sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of the Company as of the date hereof. There are no other shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. There are no Contracts to which the Company or any of its Affiliates is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (y) except for this Agreement, dispose of any shares of capital stock of, or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company. All of the issued and outstanding shares of capital stock of the Company as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

          Section 3.4 Subsidiaries.

          (a) Section 3.4(a) of the Seller Disclosure Letter sets forth a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company (collectively, the "Company Subsidiaries") and the authorized, issued and outstanding capital stock of each Company Subsidiary as of the date hereof. The outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto and, except as set forth in Section 3.4(a) of the Seller Disclosure Letter, are owned, of record and beneficially, by the Company, directly or through one or more Company Subsidiaries, free and clear of any Liens other than such Liens as are set forth in Section 3.4(a) of the Seller Disclosure Letter. Except as set forth in Section 3.4(a) of the Seller Disclosure Letter, there are no other shares of capital stock or other equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, any Company Subsidiary, to which the Company Subsidiaries are a party or is bound requiring the issuance, delivery or sale of shares of capital stock of any of the Company Subsidiaries. Except as set forth in Section 3.4(a) of the Seller Disclosure Letter, there are no Contracts to which the Company or any of the Company Subsidiaries is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary or (ii) dispose of any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. Except as set forth in Section 3.4(a) of the Seller Disclosure Letter, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary.

          (b) Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person except as set forth in Section 3.4(b) of the Seller Disclosure Letter.

          Section 3.5 Financial Statements; No Undisclosed Material Liabilities.

          (a) The Seller has furnished copies of the Company Financial Statements to the Buyer. The consolidated balance sheets included in the Company Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of their respective dates, and the other related statements included in the Company Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Company Financial Statements and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes. The Company Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and have been prepared in accordance with GAAP consistently applied.

          (b) Except (i) as set forth in Section 3.5 of the Seller Disclosure Letter, (ii) as reflected on or accrued or reserved against in the Company Financial Statements for the fiscal periods ended December 31, 2005 and March 31, 2006 (or reflected in the notes thereto, if any), (iii) for liabilities incurred in the ordinary course of business since December 31, 2005, and (iv) other liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries do not have any liabilities that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of the Company. Except as set forth in the Audited Financial Statements, neither the Company nor any of the Company Subsidiaries maintain any "off-balance sheet arrangement" within the meaning of Item 303 of Regulation S-K promulgated under the Exchange Act.

          Section 3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Seller Disclosure Letter, since December 31, 2005, there has not been any Company Material Adverse Effect, nor has there been any change, event, condition, circumstance, occurrence or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) since December 31, neither the Company nor any of the Company Subsidiaries has taken any action that would have been prohibited had Section
6.1 been in effect as of January 1, 2006.

          Section 3.7 Taxes. Except as set forth in Section 3.7 of the Seller Disclosure Letter:

          (a) The Company and the Company Subsidiaries have timely filed (within any applicable extensions) all material Tax Returns required to be filed. All of such Tax Returns are true, complete and correct in all material respects.

          (b) The Company and the Company Subsidiaries have timely paid all material Taxes due, whether or not shown on any Tax Return, other than Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been provided. Any deficiencies for material Taxes asserted or assessed in writing against the Company or any of the Company Subsidiaries have been fully and timely paid. The Company and the Company Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods or portions thereof through the date of this Agreement.

          (c) The Company and the Company Subsidiaries have made available to the Buyer correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods for which the applicable statutory periods of limitation have not expired.

          (d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company or any of the Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

          (e) No audit or other proceeding by any Governmental Entity is pending with respect to any material Taxes due from or with respect to the Company or any of the Company Subsidiaries. No Governmental Entity has given written notice of its intention to assert any deficiency or claim for additional material Taxes or proposed any adjustment to any material Tax Returns against the Company or any of the Company Subsidiaries.

          (f) There are no Liens for material Taxes upon the Shares or the assets of the Company or the Company Subsidiaries, except for Liens for current Taxes not yet due.

          (g) As of the Closing Date, neither the Company nor any of the Company Subsidiaries will be a party to any Contract relating to the sharing, allocation or indemnification of material Taxes or has any liability for material Taxes of any Person other than the Company or any of the Company Subsidiaries.

          Section 3.8 Intellectual Property.

          (a) The Company and each of the Company Subsidiaries owns or has the right to use all material Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted. To the Knowledge of the Seller, all of the Company's and the Company Subsidiaries' rights in the material Intellectual Property owned or purportedly owned by the Company or the Company Subsidiaries are valid and enforceable.

          (b) Since January 1, 2005, neither the Company nor any of the Company Subsidiaries has been a party to any claim, action or proceeding nor has any claim, action or proceeding been threatened in writing, that challenges the Company's or one of the Company Subsidiaries' ownership or right to use any of the Intellectual Property that is necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) To the Knowledge of the Seller, neither the Company nor any of the Company Subsidiaries is infringing in any material respect upon the intellectual property rights of any third party. To the Knowledge of the Seller, no Person is materially infringing upon or otherwise violating in any material respect the Intellectual Property rights of the Company or any of the Company Subsidiaries.

          Section 3.9 Compliance; Permits. Except as set forth in Section 3.9 of the Seller Disclosure Letter:

          (a) Compliance. Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, any Legal Requirement applicable to the Company or any of the Company Subsidiaries except for such conflicts, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity is pending or has been threatened in writing against the Company or any of the Company Subsidiaries and no written notice has been received by the

Company or the Company Subsidiaries alleging or inquiring about an alleged or suspected violation of any Legal Requirements (and regulatory fees and surcharges imposed thereunder) applicable to the Company or any of the Company Subsidiaries, except for such investigations or reviews as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Seller, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a violation or order with respect to any Legal Requirements (and regulatory fees and surcharges imposed thereunder) applicable to the Company or any of the Company Subsidiaries, except for such events as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary contained in this Section 3.9(a), the representations and warranties contained in this Section shall not be deemed applicable to any representations or warranties regarding compliance with laws as may be addressed in Sections 3.7 (Taxes) and 3.13 (Environmental Matters).

          (b) Permits. The Company and the Company Subsidiaries hold all Permits from any Governmental Entity that regulates the business of the Company and the Company Subsidiaries that are required for the operation of the business of the Company and the Company Subsidiaries as now conducted, other than any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the "Company Permits"). All of the Company Permits existing on the date hereof were duly obtained and are, valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Company Permits. No Governmental Entity is claiming or, to the Knowledge of the Seller, is threatening to claim that the Company or any of the Company Subsidiaries is not in compliance in all material respects with the material terms and conditions of a Company Permit. No action by or before any Governmental Entity is pending or, to the Knowledge of the Seller, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Company Permits, or
(ii) material fines and/or forfeitures.

          Section 3.10 Litigation. Except as set forth in Section 3.10 of the Seller Disclosure Letter, (a) there are no material claims, actions, suits or legal, regulatory or administrative proceedings or investigations pending or threatened in writing against the Company or any of the Company Subsidiaries or any material portion of the consolidated assets of the Company and the Company Subsidiaries and (b) neither the Company nor any of the Company Subsidiaries is subject to any material Order, and the Seller is not aware, as of the date hereof, of a valid basis for any such action.

          Section 3.11 Real Estate.

          (a) The Company and each of the Company Subsidiaries has (i) good and marketable title to all real property owned by the Company or any of the Company Subsidiaries (the "Owned Real Property") and (ii) valid and binding leasehold interests in all of the leases and subleases under which the Company or any of the Company Subsidiaries uses or occupies any real property (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"), subject in each case only to Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.11 of the Seller Disclosure Letter includes a list and brief description of all of the Real Property as of the date of this Agreement.

          (b) Since January 1, 2005, there has been no damage by fire or other casualty affecting the Real Property for which adequate insurance coverage (subject to customary deductibles) is not available or which has not heretofore been repaired or restored. To the Knowledge of the Seller, since January 1, 2005, there has been no pending, threatened or contemplated condemnation proceeding affecting any material portion of the Real Property or any sale or other disposition of a material portion of the Real Property in lieu of condemnation, and the Company has not received any written notice thereof.

          Section 3.12 Material Contracts Except as set forth in Section 3.12 of the Seller Disclosure Letter, as of the date hereof there is no Contract that is material to the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole (any such contract, agreement or understanding, a "Company Material Contract"). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof each Company Material Contract is a valid and binding obligation of the Company or one of the Company Subsidiaries and is in full force and effect and enforceable against the Company or one of the Company Subsidiaries and, to the Knowledge of the Seller, the other party or parties thereto, in each case in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to general principles of equity. Except to the extent any of the following would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof neither the Company nor any of the Company Subsidiaries is in violation or breach of or in default (with or without notice or the lapse of time or both) under any Company Material Contract, nor to the Company's Knowledge is any other party to any such Company Material Contract. As of the date hereof, no party to any Company Material Contract has informed the Company in writing that it intends to terminate or materially modify the terms of any such Company Material Contract.

          Section 3.13 Environmental Matters. Except as set forth in Section
3.13 of the Seller Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws, and have obtained and are in compliance with all Permits required under Environmental Laws, all of which to the Knowledge of the Seller are in full force and effect as of the date of this Agreement; (b) no notice of violation, notification of liability or request for information has been received by the Company or any of the Company Subsidiaries arising out of any Environmental Law;
(c) there is no Order, claim, action or proceeding pending or, to the Knowledge of the Seller, threatened in writing against the Company or any of the

Company Subsidiaries pursuant to Environmental Laws, and the Seller is not aware, as of the date hereof, of a valid basis therefor; and (d) the Company is not otherwise subject to any liabilities under Environmental Laws. The representations and warranties set forth in this Section 3.13 are the exclusive representations and warranties made by the Company with respect to matters arising under or pursuant to Environmental Laws.

          Section 3.14 Employee Benefit Plans. The Company and the Company Subsidiaries do not maintain, sponsor or contribute to any retirement plan or group medical plan to which any Employee or former employee of the Company or any Company Subsidiary has any present or future right to material benefits or under which the Company or any Company Subsidiary has any present or future material liability.

          Section 3.15 Insurance. The Seller maintains insurance for the properties and assets of the Company and the Company Subsidiaries of the type and in an amount that is customary for the industry and business of the Company and the Company Subsidiaries, taken as a whole. All material insurance policies (the "Insurance Policies") with respect to the properties, assets, or business of the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. Section 3.15 of the Seller Disclosure Letter includes a list of all Insurance Policies. Neither the Company nor any of the Company Subsidiaries has received written notice of cancellation or non-renewal of any material Insurance Policy.

          Section 3.16 Sufficiency of the Assets. The property and assets owned and leased by the Company and each of the Company Subsidiaries include all material rights, assets and property necessary for the conduct of the business currently being conducted by the Company and each of the Company Subsidiaries.

          Section 3.17 Registration Statement. None of the information with respect to the Company or any of the Company Subsidiaries or Affiliates of the Company that the Company furnishes to the Buyer for use in any document required to be filed by the Buyer with the SEC or required to be distributed or otherwise disseminated to the Buyer's stockholders in connection with the transactions contemplated by this Agreement, including the Registration Statement (which will include the Proxy Statement), at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time the stockholders of the Buyer vote on approval of the transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 3.18 Transactions between the Company and the Parent or Seller. Except as set forth on Section 3.18 of the Seller Disclosure Letter, there are no Contracts between the Company or any of the Company Subsidiaries, on the one hand, and the Parent or the Seller or any of their respective Subsidiaries (excluding the Company and the Company Subsidiaries) or any of their respective directors or officers, on the other hand, that require any payments from the Company or any of the Company Subsidiaries, on the one hand, to the Parent or the Seller or any of their respective

Subsidiaries (excluding the Company and the Company Subsidiaries) or any of their respective directors or officers, on the other hand.

          Section 3.19 Brokers' and Finders' Fees. Except as set forth in
Section 3.19 of the Seller Disclosure Letter, neither the Company nor any of the Company Subsidiaries has incurred any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Ancillary Agreements or any of transactions contemplated hereby or thereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement with the Company or any of the Company Subsidiaries or any action taken by the Company or any of the Company Subsidiaries.

          Section 3.20 Exclusivity of Representations. The representations and warranties made by the Parent and the Seller in this Agreement are the exclusive representations and warranties made by the Parent and the Seller. The Parent and the Seller hereby disclaim any other express or implied representations or warranties. The Parent and the Seller are not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company or the Company Subsidiaries. The Company is not making any representations or warranties in this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF THE SELLER AND THE PARENT

          The Seller and the Parent each severally represent and warrant as to themselves to the Buyer as follows:

          Section 4.1 Organization; Standing and Power. The Seller is a corporation duly incorporated, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation. The Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

          Section 4.2 Authority; Non Contravention; Necessary Consents and Filings.

          (a) Authority. The Seller has all requisite organizational authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize the execution and delivery and performance of this Agreement and such Ancillary Agreements by the Seller. The Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and upon execution and delivery the Ancillary Agreements to which the Seller is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity.

          (b) Non Contravention. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party, and the performance by the Seller of the transactions contemplated by this Agreement and such Ancillary Agreements in accordance with their terms, will not (i) conflict with or result in any breach of any provision of the organizational documents of the Seller, (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, revocation, amendment or acceleration under any Contract to which the Seller is a party or by which the Seller or the material assets of the Seller are bound, or require any offer to purchase or any prepayment of any Indebtedness or similar obligation outstanding, (iii) violate in any material respect any material Legal Requirements applicable to the Seller or by which any of the material assets of the Seller are bound, or (iv) cause the creation or imposition of any Liens on any material asset of the Seller; provided, however, that no representation or warranty is made in the foregoing clauses (ii) and
(iv) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair the Seller's ability to consummate the transactions contemplated hereby or that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) Necessary Consents and Filings. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by the Seller in connection with the execution, performance and delivery of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) those listed in
Section 4.2(c) of the Seller Disclosure Letter, (ii) the Necessary Consents and Filings and (iii) such other consents, approvals, authorizations, registrations, declarations and filings which if not obtained or made would not reasonably be expected to, individually or in the aggregate, materially impair the Seller's ability to consummate the transactions contemplated hereby or that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          Section 4.3 Title to the Shares. Section 4.3 of the Seller Disclosure Letter sets forth the Shares which constitute the Seller's record and beneficial ownership of the Company's capital stock as of the date hereof. The Seller owns the Shares beneficially and of record, free and clear of any restrictions on transfer or Liens or interests of any other party, and upon consummation of the Stock Purchase will convey such Shares free and clear of any Liens. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.

          Section 4.4 Acquisition for Investment. The Seller is acquiring the CMA Stock Consideration, the Performance Warrants and, if issued, the Contingent Shares for its own account for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws; provided, however, that the disposition of the Seller's property shall at all times remain within the sole control of the Seller. The Seller acknowledges that the disposition of the CMA Stock Consideration, the Performance Warrants and, if issued, the Contingent Shares hereunder has not been registered under the Securities Act or any state securities laws, and that the CMA Stock Consideration, the Performance Warrants and, if issued, the Contingent Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Seller represents that it is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D of the Securities Act.

          Section 4.5 Representations as to Parent. Parent represents the substance of Sections 4.1 and 4.2 as to itself.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYER

          The Buyer represents and warrants to the Seller as follows:

          Section 5.1 Organization; Standing and Power.

          (a) Organization; Standing and Power. CMAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and CMAC Sub will be duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and, subject to obtaining the Requisite Buyer Vote, to consummate the transactions contemplated hereby and thereby.

          (b) Charter Documents. The Buyer has delivered to the Seller a correct and complete copy of the certificate of incorporation and by-laws of CMAC, each as amended to date. Each such instrument is in full force and effect. The Buyer is not in violation of any of the provisions of its organizational documents.

          (c) Business. CMAC was incorporated on March 30, 2004 and was formed solely for the purposes of serving as a vehicle for engaging in a Business

Combination. Except for this Agreement, CMAC has not engaged in any business activities, conducted any operations or entered into any material agreements or Contracts with any other Person other than the Contracts set forth in Section 5.1(c) of the Buyer Disclosure Letter or incurred any liabilities, other than liabilities and obligations incurred in connection with CMAC's search for a target business to effect a Business Combination. Except in connection with the CMAC Merger, CMAC Sub (when established) will not engage in any business activities, conduct any operations or enter into any material agreements or Contracts with any other Person or incur any liabilities. CMAC has no (and CMAC Sub (when established) will have no) material assets, properties or rights other than cash, the Trust Fund and those reflected on the Buyer Financial Statements and the related notes thereto. CMAC has no (and CMAC Sub (when established) will have no) liabilities or obligations (whether accrued, absolute, contingent or otherwise) other than those reflected on the Buyer Financial Statements and the related notes thereto.

          (d) Trust Fund. As of the date hereof and at the Closing Date, the Buyer has and will have no less than $21,386,630 of escrowed cash in the Trust Fund invested in United States Treasury Bills (having a maturity of one hundred and eighty days or less), less such amounts, if any, as the Buyer is required to utilize in order to pay (i) to stockholders who elect to have their shares redeemed in accordance with the provisions of CMAC's amended and restated certificate of incorporation and (ii) the Buyer Expenses plus one half of the sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

          Section 5.2 Authority; Non Contravention; Necessary Consents and Filings.

          (a) Authority. The board of directors of the Buyer has adopted resolutions: (i) approving this Agreement and the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby, including, without limitation, the Stock Purchase and the CMAC Merger; (ii) declaring that it is advisable that the Buyer enters into this Agreement and the Ancillary Agreements to which the Buyer is a party and consummates the Stock Purchase and the CMAC Merger upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, respectively; (iii) declaring that the Company is an appropriate target business for the stated objective of a Business Combination under CMAC's organizational documents and Prospectus, dated August 24, 2004, filed pursuant to Rule 424(b) of the Securities Act; (iv) directing that approval of the Stock Purchase and CMAC Merger be submitted to a vote at a Stockholders' Meeting; and (v) recommending to the stockholders of the Buyer that they approve the Stock Purchase and the CMAC Merger (the "Buyer Board Recommendation"). The execution, delivery and performance of this Agreement by the Buyer and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer, subject to obtaining the Requisite Buyer Vote, holders of not more than 19.99% in interest of the Buyer Common Stock issued in connection with CMAC's initial public offering exercising their rights under CMAC's amended and restated certificate of incorporation to convert such stock into cash in connection with the consummation of the transactions contemplated hereby and actions necessary to effectuate the CMAC Merger. The Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and upon execution and delivery the Ancillary Agreements to which the Buyer is a party shall constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity.

          (b) Non Contravention. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the performance by the Buyer of the transactions contemplated hereby and thereby in accordance with their terms, will not (i) conflict with or result in any breach of any provision of the organizational documents of CMAC or CMAC Sub (when established), (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, revocation, amendment or acceleration under any Contract to which the Buyer is a party or by which Buyer or the material assets of the Buyer are bound, or require any offer to purchase or any prepayment of any Indebtedness or similar obligation outstanding, (iii) violate in any material respect any material Legal Requirements applicable to CMAC or CMAC Sub (when established) or by which any of the material assets of the Buyer are bound, or (iv) cause the creation or imposition of any Liens on any material asset of the Buyer.

          (c) Necessary Consents and Filings. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by the Buyer or CMAC Sub (when established) in connection with the execution, performance and delivery of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for:

               (i) the filing with the United States Securities and Exchange Commission (the "SEC") of (A) a proxy statement (together with all amendments and supplements thereto, the "Proxy Statement") relating to a special meeting of the stockholders of the Buyer (together with any adjournments or postponements thereof, the "Stockholders' Meeting") to be held to consider and vote on the approval and adoption of the Stock Purchase and the CMAC Merger, (B) a registration statement on Form S-4 (together with all amendments and supplements thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, and declaration of effectiveness of the Registration Statement, in connection with the registration under the Securities Act of the shares of Surviving Corporation Ordinary Shares to be issued to the stockholders of CMAC pursuant to the CMAC Merger, and (C) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated hereby under the applicable United States federal securities laws;

               (ii) such consents, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country;

               (iii) satisfaction of the applicable redomestication and merger requirements of the State of Delaware and the British Virgin Islands in connection with the CMAC Merger; and

               (iv) such consents, approvals, authorizations, registrations, declarations and filings as may be required by those foreign Governmental Entities set forth in Section 5.2(c)(iv) of the Buyer Disclosure Letter.

          (d) The consents, approvals, authorizations, registrations, declarations and filings set forth in the foregoing clauses (c)(i), (c)(ii),
(c)(iii) and (c)(iv) are referred to collectively as the "Necessary Consents and Filings."

          Section 5.3 Capitalization; Subsidiaries; Anti-Dilution Protection; Registration Rights Agreements.

          (a) Capitalization of the Buyer and CMAC Sub.

               (i) The authorized capital stock of CMAC consists of 21,000,000 shares, consisting of (A) 20,000,000 shares of CMAC Common Stock, 5,000,000 shares of which are issued and outstanding as of the date hereof, and (B) 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date hereof. As of the date hereof, an aggregate of 8,900,000 shares of CMAC Common Stock may become issuable (and such number has been reserved for issuance) as follows: 900,000 shares of CMAC Common Stock upon exercise of the Underwriter Option and 8,000,000 shares of CMAC Common Stock upon the exercise of the IPO Warrants.

               (ii) Upon formation and prior to the consummation of the CMAC Merger, the authorized capital stock of CMAC Sub will include an unlimited number of shares, consisting of (A) an unlimited number of ordinary shares, no par value, of which one (1) share will be issued and outstanding to CMAC, and
(B) an unlimited number of preferred shares, no par value, none of which will be issued and outstanding. There will be no options, warrants or other rights (other than as contemplated by this Agreement) to acquire any capital stock of CMAC Sub. The ordinary shares of CMAC Sub issued to CMAC upon formation of CMAC Sub shall, in connection with the effectiveness of the CMAC Merger and without any further action by any Person, be extinguished as a contribution to capital of the Surviving Corporation.

               (iii) All of the issued and outstanding shares of CMAC Common Stock are, and all shares of Buyer Common Stock which may be issued pursuant to the transactions contemplated by this Agreement (including the Contingent

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                                                                              29


Shares) and upon exercise of the Underwriter Option, the IPO Warrants and the Performance Warrants will be when issued in accordance with the terms thereof,
(A) duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the company laws of the British Virgin Islands, the organizational documents of the Buyer or any Contract or commitment to which the Buyer is a party or otherwise bound and (B) issued in material compliance with all applicable Laws, including federal, state and foreign securities laws. Other than (x) the IPO Warrants and
(y) the option to purchase up to a total of 300,000 "Units" at a per "Unit" price of $7.50 (the "Underwriter Option"), with each "Unit" consisting of one share of Buyer Common Stock and two warrants (each warrant exercisable for one share of Buyer Common Stock at an exercise price of $6.65), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock, profit participation, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Buyer is a party, or by which the Buyer is bound, obligating the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities or equivalents of the Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Buyer for cash or equivalent value in lieu thereof, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

               (iv) Except as set forth in Section 5.3 of the Buyer Disclosure Letter, CMAC is not (and CMAC Sub (when established) will not be) a party to any voting or other stockholders agreement with respect to its securities and there are not any outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire or to file any registration statement with respect to any shares of capital stock of the Buyer. CMAC does not (and CMAC Sub (when established) will not) have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of CMAC or CMAC Sub (when established) on any matter or any agreements with respect to the voting of any capital stock of CMAC or CMAC Sub (when established).

               (v) After giving effect to the transactions contemplated by this Agreement and upon consummation of the CMAC Merger pursuant to the Plan of Merger (for purposes of re-domestication of CMAC in the British Virgin Islands), immediately following the Closing (w) the authorized capital stock of the Buyer will consist solely of (i) an unlimited number of shares of Buyer Common Stock and (ii) an unlimited number of preferred shares, no par value, (x) the issued and outstanding capital stock of the Buyer will consist solely of (i) that number of shares of Buyer Common Stock equal to the CMA Stock Consideration (all of which will be held by the Seller) and (ii) 5,000,000 shares of Buyer Common Stock (1,000,000 shares of which will be held by the current management and directors of the Buyer), (y) an aggregate of 12,100,000 shares of Buyer Common Stock may become issuable (and such number will be reserved for issuance) as follows: 900,000 shares of Buyer Common Stock upon exercise of the Underwriter

Option, 8,000,000 shares of Buyer Common Stock upon the exercise of the IPO Warrants, 2,000,000 shares of Buyer Common Stock upon the exercise of the Performance Warrants and 1,200,000 shares of Buyer Common Stock if the condition precedent to the issuance of the Contingent Shares is satisfied, and (z) other than the Underwriter Option, the IPO Warrants, the Performance Warrants and the Contingent Shares, there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock, profit participation, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Buyer is a party, or by which the Buyer is bound, obligating the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities or equivalents of the Buyer or any securities or obligations convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Buyer for cash or equivalent value in lieu thereof, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

          (b) Subsidiaries. Except for CMAC Sub (when established), CMAC does not own, directly or indirectly, any capital stock or other equity interest of, or any security convertible or exchangeable into or exercisable for any capital stock or other equity interest of, any Person.

          (c) Anti-Dilution Protection. No stockholder of the Buyer has (or will have after giving effect to the transactions contemplated by this Agreement) any rights to purchase or receive additional or other securities upon the occurrence of an event that might dilute such stockholder's percentage interest in the Buyer.

          (d) Registration Rights Agreements. Except as provided in that certain agreement governing the Underwriter Option, the Founders Registration Rights Agreement, the Amendment to Founders Registration Rights Agreement and the Registration Rights Agreement, the Buyer is not, and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements will not be, a party to any agreement granting any registration rights to any Person. The execution and delivery by the Buyer of the Registration Rights Agreement and the Amendment to Founders Registration Rights Agreement and the performance by the Buyer of the transactions contemplated by the Registration Rights Agreement and the Amendment to Founders Registration Rights Agreement in accordance with their respective terms, will not require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, revocation, amendment or acceleration under either that certain agreement governing the Underwriter Option or the Founders Registration Rights Agreement.

          Section 5.4 The Buyer Reports; Financial Statements; No Undisclosed Material Liabilities.

          (a) The Buyer has filed with the SEC all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed by it since May 28, 2004, and all exhibits and amendments thereto, under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), and the Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations promulgated thereunder, the "SOXA") (collectively, the "Buyer Reports"). The Buyer Reports, including the financial statements and schedules included in the Buyer Reports, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Buyer Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and SOXA, as the case may be. The financial statements of the Buyer included in the Buyer Reports (the "Buyer Financial Statements") (i) have been prepared from, and are in accordance with, the books and records of the Buyer, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Buyer Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments, none of which have been or are reasonably likely to be materially adverse to the Buyer) the financial position of the Buyer as at the dates thereof and the results of the Buyer's operations and cash flows (and changes in financial position, if any) for the periods then ended. The Buyer is not a party to any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). The Buyer has not had any material dispute with Goldstein Golub Kessler LLP ("GGK") regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in any restatement of the Buyer Financial Statements.

          (b) Without limiting the generality of the foregoing, GGK has not resigned nor been dismissed as independent public accountant of the Buyer as a result of or in connection with any disagreement with the Buyer on a matter of accounting practices which materially impacts or would require the restatement of any previously issued Buyer Financial Statements, covering one or more years or interim periods for which the Buyer is required to provide Buyer Financial Statements, such that they should no longer be relied on.

          (c) To the knowledge of the Buyer, no investigation by the SEC with respect to the Buyer is pending or threatened.

          (d) The Buyer has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Buyer required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Buyer's principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the "principal executive officer" and the "principal financial officer" of the Buyer required by Section 302 of SOXA with respect to such reports. The principal executive and principal financial officers of the Buyer have each made all certifications required by Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder with respect to the Buyer Reports and the statements contained in such certifications are true and accurate in all material respects. There are no "significant deficiencies" or "material weaknesses" (as defined by SOXA) in the design or operation of the Buyer's internal controls and procedures which could adversely affect the Buyer's ability to record, process, summarize and report financial data.

          (e) There are no outstanding loans made by the Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Buyer. Since the enactment of SOXA, the Buyer has not made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Buyer.

          (f) Except as set forth in Section 5.4(f) of the Buyer Disclosure Letter or as disclosed in Buyer Financial Statements filed with the SEC prior to the date of this Agreement, the Buyer does not have (and CMAC Sub (when established) will not have) any claims, liabilities, Indebtedness, debts, obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected or reserved against in a balance sheet of the Buyer.

          Section 5.5 Absence of Certain Changes or Events. Except as set forth in Section 5.5 of the Buyer Disclosure Letter, since March 30, 2004 there has not been any material adverse effect on the Buyer, nor has there been any change, event, condition, circumstance, occurrence or effect that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer, other than its incurrence of expenses or expenditure of funds, in each case during the period from January 1, 2006 through the Closing Date in an amount not exceeding $699,000 in the aggregate, for the purpose of finding a company with which to effect a Business Combination and effecting the same, and (b) since March 30, 2004 until the date hereof, the Buyer has not taken any action that would have been prohibited had Section 6.2 been in effect as of such date.

          Section 5.6 Litigation. There are no claims, actions, suits or legal, regulatory or administrative proceedings or investigations pending or threatened in writing against the Buyer or any material portion of the assets of the Buyer and the Buyer is not subject to any material Order.

          Section 5.7 Investment Company. The Buyer is not a registered "investment company," is not required to register as an "investment company" and is not an entity controlled by or affiliated with an "investment company," as such terms are defined under the Investment Company Act of 1940, as amended.

          Section 5.8 Taxes. Except as set forth in Section 5.8 of the Buyer Disclosure Letter:

          (a) The Buyer has timely filed (within any applicable extensions) all material Tax Returns required to be filed. All of such Tax Returns are true, complete and correct in all material respects.

          (b) The Buyer has timely paid all material Taxes due, whether or not shown on any Tax Return, other than Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been provided. Any deficiencies for material Taxes asserted or assessed in writing against the Buyer has been fully and timely paid. The Buyer has made adequate provision for any Taxes that are not yet due and payable for all taxable periods or portions thereof through the date of this Agreement.

          (c) The Buyer has made available to the Seller correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods for which the applicable statutory periods of limitation have not expired.

          (d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Buyer for any taxable period and no request for any such waiver or extension is currently pending.

          (e) No audit or other proceeding by any Governmental Entity is pending with respect to any material Taxes due from or with respect to the Buyer. No Governmental Entity has given written notice of its intention to assert any deficiency or claim for additional material Taxes or proposed any adjustment to any material Tax Returns against the Buyer.

          (f) There are no Liens for material Taxes upon the assets of the Buyer, except for Liens for current Taxes not yet due.

          (g) The Buyer is not a party to any Contract relating to the sharing, allocation or indemnification of material Taxes or has any liability for material Taxes of any Person.

          Section 5.9 Compliance. Except as set forth in Section 5.9 of the Buyer Disclosure Letter, the Buyer is not in conflict with, or in default or violation of, any Legal Requirement (and regulatory fees and surcharges imposed thereunder) applicable to the Buyer except for such conflicts, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer. No investigation or review by any Governmental Entity is pending or has been threatened in writing against the Buyer and no written notice has been received by the Buyer alleging or inquiring about an alleged or suspected violation of any Legal Requirements (and regulatory fees and surcharges imposed thereunder) except for such investigations or reviews as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer. To the Knowledge of the Buyer, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a violation or order with respect to any Legal Requirements (and regulatory fees and surcharges imposed thereunder) for such events as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer. Notwithstanding anything to the contrary contained in this Section 5.9, the representations and warranties contained in this Section shall not be deemed applicable to any representations or warranties regarding compliance with laws as may be addressed in Sections 5.8 (Taxes).

          Section 5.10 Employee Benefit Plans. Except as set forth in Section
5.10 of the Buyer Disclosure Letter, CMAC has (and CMAC Sub (when established) will have) no employees. CMAC does not have (and CMAC Sub (when established) will not have) any "employee benefit plans" (within the meaning of Section 3(3) of ERISA) or any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement or other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether or not governed by the laws of the United States of America under which any Person has any present or future right to material benefits or under which CMAC or CMAC Sub (when established) has any present or future material liability.

          Section 5.11 Related Party Transactions. Except as set forth in
Section 5.11 of the Buyer Disclosure Letter, none of the current or former directors (or nominees), officers, employees or consultants of the Buyer, any stockholder of the Buyer or holder of the IPO Warrants or Underwriter Option, or any relative, spouse, officer, director or Affiliate of any of the foregoing Persons (each a "Related Person") (a) provides, causes to be provided, provided or caused to be provided, any goods or services to the Buyer, (b) owes or owed any amount or has or had any liability to the Buyer nor does the Buyer owe any amount or have any liability to such Related Person, or has the Buyer committed to make any loan or extend or guarantee of credit to or for the benefit of any such Related Person, (b) owns any property (real or personal or mixed) or right, tangible or intangible, that is used by the Buyer or (c) has any claim or cause of action against the Buyer. Section 5.11 of the Buyer Disclosure Letter sets forth a true and complete list of all (x) amounts that are owed by the Buyer to any Related Person as of the date hereof and any liabilities or obligations of the Buyer to any Related Person as of the date hereof, (y) all liabilities or obligations of the Buyer to any Related Person that will arise between the date hereof and the Closing Date, and (z) all liabilities or obligations of the Buyer to any Related Person that will exist at and as of the Closing Date.

          Section 5.12 Stockholder Vote Required. The only vote of the holders of any class or series of capital stock of the Buyer (under the CMAC's organizational documents, applicable Legal Requirements, Contracts or otherwise) necessary to approve each of the Stock Purchase and the CMAC Merger is the affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock (the "Requisite Buyer Vote"); provided that holders of not more than 19.99% in interest of the CMAC Common Stock issued in connection with CMAC's initial public offering exercise their rights under CMAC's amended and restated certificate of incorporation to convert such stock into cash in connection with the consummation of the transactions contemplated hereby. Except as set forth in
Section 5.12 of the Buyer Disclosure Letter, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Buyer is a party with respect to the voting of any shares of Buyer Common Stock.

          Section 5.13 Registration Statement.

          (a) Each document required to be filed by the Buyer with the SEC or required to be distributed or otherwise disseminated to the Buyer's stockholders in connection with the transactions contemplated by this Agreement (the "Buyer Disclosure Documents"), including the Registration Statement (which will include the Proxy Statement), when filed, distributed or disseminated, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 5.13(a) do not apply to statements included in the Buyer Disclosure Documents based upon information furnished to the Buyer by the Seller, the Parent or the Company specifically for use therein.

          (b) (i) The Registration Statement (which will include the Proxy Statement), at the time such Registration Statement is first mailed to stockholders of the Buyer and at the time such stockholders vote on approval of the transactions contemplated by this Agreement, and (ii) any Buyer Disclosure Documents (other than the Registration Statement (which will include the Proxy Statement)), at the time of the filing of such Buyer Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.13(b) will not apply to statements included in the Buyer Disclosure Documents based upon information furnished to the Buyer by the Seller, the Parent or the Company specifically for use therein.

          Section 5.14 Purchase for Investment. The Buyer is purchasing the Shares for its own account for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws; provided, however, that the disposition of the Buyer's property shall at all times remain within the sole control of the Buyer. The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state or foreign securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D of the Securities Act.

          Section 5.15 Appropriate Target Business; Fair Market Value Opinion.

          (a) The Buyer's board of directors has determined that the Stock Purchase constitutes a "Business Combination" as defined in, and that the Company is an appropriate target business for the stated objective of a Business Combination under, CMAC's amended and restated certificate of incorporation and CMAC's Prospectus, dated August 24, 2004, filed pursuant to Rule 424(b) of the Securities Act (containing the requirements of the Buyer regarding a Business Combination with another company).

          (b) The Buyer's board of directors has either (x) independently determined that as of the date hereof the Company has a fair market value equal to at least 80% of the Buyer's net assets or (y) obtained an opinion from an unaffiliated independent investment banking firm which is a member of the National Association of Securities Dealers, Inc., which opinion provides that as of the date hereof the Company has a fair market value equal to at least 80% of the Buyer's net assets.

          Section 5.16 OTC Bulletin Board. The CMAC Common Stock is quoted on the OTC Bulletin Board under the symbol "CMAQ", the CMAC units offered in its initial public offering, which each consist of one share of CMAC Common Stock and two IPO Warrants, are quoted on the OTC Bulletin Board under the symbol "CMAQU" and the IPO Warrants are quoted on the OTC Bulletin Board under the symbol "CMAQW". The Buyer is in compliance in all respects with all rules and regulations of the National Association of Securities Dealers, Inc. applicable to the Buyer and to the inclusion for quotation of such securities on the OTC Bulletin Board.

          Section 5.17 Brokers' and Finders' Fees. Except as set forth in
Section 5.17 of the Buyer Disclosure Letter, the Buyer has not incurred any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Ancillary Agreements or any transactions contemplated hereby or thereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

          Section 5.18 Anti-takeover Plan; State Takeover Statutes.

          (a) CMAC does not have (and CMAC Sub (when established) will not have) in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and the Board of Directors of the Buyer has not adopted or authorized the adoption of such a plan, device or arrangement. For the avoidance of doubt, the parties hereto acknowledge that the staggered board provisions of CMAC's amended and restated certificate of incorporation shall not be deemed to be an "anti-takeover" plan or any similar plan, device or arrangement.

          (b) Prior to the Closing, the Board of Directors of the Buyer will have taken all necessary actions to exempt the Stock Purchase, this Agreement and the transactions contemplated by this Agreement from Section 203 of the DGCL. No other "fair price," "moratorium," "control share acquisition," "business combination" or other similar state takeover statute or similar statute or regulation of any jurisdiction applies or purports to apply to the Stock Purchase, this Agreement, or any of the other transactions contemplated by this Agreement.

          Section 5.19 Buyer Expenses. Section 5.19 of the Buyer Disclosure Letter sets forth a true and complete list of the type and amount all Buyer Expenses incurred or to be paid by the Buyer, whether on its own behalf or on behalf of its stockholders, in connection with the transactions contemplated by this Agreement; provided, however, that the Buyer Expenses paid in full prior to the date of this Agreement are not set forth on such Schedule.

          Section 5.20 Exclusivity of Representations. The representations and warranties made by the Buyer in this Agreement are the exclusive representations and warranties made by the Buyer. The Buyer hereby disclaims any other express or implied representations or warranties. The Buyer is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Buyer.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

          Section 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in Section 6.1 of the Seller Disclosure Letter, during the period commencing on the date of this Agreement and ending on the Closing Date (or the date on which this Agreement is terminated pursuant to its terms), the Parent and the Seller shall cause the Company to and the Company shall (x) conduct the operations of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to preserve intact the business organization of the Company and the Company Subsidiaries, to retain the services of the current officers and key Employees and to maintain satisfactory relationships with its customers, suppliers and other Persons with whom it has business relationships or dealings.

          Section 6.2 Conduct of Business of the Buyer. Except as contemplated by this Agreement, the Plan of Merger or as set forth in Section 6.2 of the Buyer Disclosure Letter, during the period commencing on the date of this Agreement and ending on the Closing Date (or the date on which this Agreement is terminated pursuant to its terms), the Buyer shall and shall cause CMAC Sub (when established) to (x) not engage in any business activities, conduct any operations, enter into any agreements or Contracts with any other Person or incur any liabilities, other than in connection with the consummation of the transactions contemplated hereby, (y) use commercially reasonable efforts to preserve intact the business organization of the Buyer and CMAC Sub (when established), to retain the services of the current directors and officers of the Buyer and CMAC Sub (when established) and to maintain satisfactory relationships with the Persons having business relationships or dealings with Buyer and CMAC Sub (when established). Without limiting the generality of the foregoing and except as contemplated by this Agreement or the Plan of Merger, the Buyer shall not and shall cause CMAC Sub (when established) not to (i) amend or modify or propose to amend or modify its organizational documents or file any certificate of designation or similar instrument with respect to the shares of its authorized but unissued capital stock, (ii) split, combine or reclassify its outstanding shares of capital stock, (iii) declare, set aside or pay any dividend, or actual, constructive or deemed distribution, payable in cash, stock or property in respect of any capital stock, (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, (v) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, and (vi) make any other change in its capital structure.

          Section 6.3 Registration Statement.

          (a) As promptly as practicable following the date of this Agreement, the Buyer shall prepare a draft of the Registration Statement (which will include the Proxy Statement). Each of the Parent, the Seller and the Company shall provide the Buyer with any information that may be reasonably requested by the Buyer which is necessary in the Buyer's reasonable judgment (and in similar situations customarily provided) in connection with the preparation and filing of the Registration Statement (which will include the Proxy Statement) pursuant to this Section 6.3. The Buyer shall provide the Seller with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to both the Buyer and the Seller, the Buyer shall file the Registration Statement (which will include the Proxy Statement) with the SEC.

          (b) The Buyer shall use its commercially reasonable efforts to (i) respond to any comments on the Registration Statement (which will include the Proxy Statement) or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (ii) to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective time of the Registration Statement, the Buyer shall take all or any action required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement (which will include the Proxy Statement), and (iii) cause the Registration Statement (which will include the Proxy Statement) to be mailed to the stockholders of the Buyer as promptly as practicable following the date of this Agreement. The Buyer shall promptly (A) notify the Seller upon the receipt of any such comments or requests and (B) provide the Seller with copies of all correspondence between the Buyer and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Registration Statement (which will include the Proxy Statement), the Buyer (x) shall provide the Seller with a reasonable opportunity to review and comment on any drafts of the Registration Statement (which will include the Proxy Statement) and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Seller.

          (c) Whenever any event occurs that, in the reasonable judgment of the Buyer or the Seller, is required to be set forth in an amendment or supplement to the Registration Statement (which will include the Proxy Statement), the Buyer or the Seller, as the case may be, will promptly inform the other of such occurrence and the parties shall cooperate in filing with the SEC and/or mailing to stockholders of the Buyer such amendment or supplement.

          (d) The Registration Statement (which will include the Proxy Statement) shall include the Buyer Board Recommendation.

          Section 6.4 Access to Information; Confidentiality.

          (a) Between the date of this Agreement and the Closing Date, the Parent and the Seller shall and shall cause the Company and each of the Company Subsidiaries to, (i) afford the Buyer and its Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books and records of the Company and the Company Subsidiaries and (ii) promptly deliver or make available to the Buyer such information concerning the Company and the Company Subsidiaries as the Buyer may from time to time reasonably request. No investigation conducted under this Section 6.4(a), however, will affect or be deemed to modify any representation or warranty made by the Seller or the Parent in this Agreement.

          (b) Any information provided to or obtained by the Buyer or its authorized representatives pursuant to paragraph (a) above shall be "Evaluation Material" or "Confidential Material" (herein referred to as "Evaluation Material") as defined in the Confidentiality Agreement, dated January 2006, by and between the Company and the Buyer (the "Confidentiality Agreement"), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material. The Confidentiality Agreement shall terminate on the Closing Date.

          Section 6.5 No Solicitation.

          (a) Until the earlier of the Closing or such time as this Agreement is terminated in accordance with its terms, the Parent and the Seller will not, the Parent and the Seller will cause the Company and the Company Subsidiaries not to, and the Parent and the Seller will cause its directors, officers, agents, employees, advisors and representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, Contract, arrangement or understanding with any party, with respect to the sale of the Shares, the shares of capital stock of any of the Company Subsidiaries or all or substantially all of the assets of the Company or any of the Company Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company, any of the Company Subsidiaries, or their respective businesses. The Parent and the Seller recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this
Section 6.5(a) are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by the Parent or the Seller to perform its obligations under this Agreement, the Buyer shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.5(a), in addition to any other remedy to which the Buyer may be entitled, at law or in equity.

          (b) Until the earlier of the Closing or such time as this Agreement is terminated in accordance with its terms, the Buyer will not and the Buyer will cause its directors, officers, agents, advisors and representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, Contract, arrangement or understanding with any party, with respect to the sale of the shares of capital stock of Buyer or all or substantially all of the assets of the Buyer, or any merger, recapitalization or similar transaction with respect to the Buyer or its business. The Buyer recognizes and agrees that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.5(b) are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by the Buyer to perform its obligations under this Agreement, the Seller shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.5(b), in addition to any other remedy to which the Seller may be entitled, at law or in equity.

          Section 6.6 Commercially Reasonable Efforts; Additional Actions.

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all commercially reasonable efforts to fulfill or cause the fulfillment of the conditions to Closing set forth in Article VII.

          (b) In connection with obtaining or making the Necessary Consents and Filings, the Buyer, the Parent and the Seller shall: (i) provide the other party with a reasonable opportunity to review and comment on drafts of any filings or other communications to be made by it; (ii) consider in good faith any comments on such filings or other communications received from the other party; (iii) provide a final copy of each such filing or other communication to the other party promptly after such filing or other communication is made; (iv) consult with the other party in connection with any material inquiries from the Governmental Entities responsible for such filings or other communications and the possible resolution of any issues related thereto; and (v) inform the other party as soon as practicable after receiving any notice from any such Governmental Entities.

          Section 6.7 Notification of Certain Matters. Between the date of this Agreement and the Closing, the Parent and the Seller shall provide written notice to the Buyer, and the Buyer shall provide written notice to the Seller and the Parent, promptly upon becoming aware of (a) anything that may cause the conditions set forth in Article VII not to be satisfied, (b) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, or (c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.7 shall not be deemed to amend or supplement the Seller Disclosure Letter or Buyer Disclosure Letter, to modify any representation or warranty made by the Seller, the Parent or the Buyer in this Agreement, or to limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.8 Public Announcements. The initial press release with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Buyer, the Parent and the Seller. Thereafter, for as long as this Agreement is in effect, the Buyer, the Parent and the Seller shall not, and the Parent shall cause its Subsidiaries not to, issue any press release or otherwise make any public announcement with respect to this Agreement, the Stock Purchase, the CMAC Merger or the other transactions contemplated hereby without the consent of the other parties hereto, except where such release or announcement is required under applicable Legal Requirements, in which case the issuing party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

          Section 6.9 Stockholder Approval. The Buyer shall call and hold a duly convened Stockholders' Meeting as promptly as practicable after the date of this Agreement to seek the Requisite Buyer Vote.

          Section 6.10 Resignations. On the Closing Date, (a) the Buyer shall cause to be delivered to the Seller duly signed resignations, effective as of the Closing, of all directors and officers of their positions as a director and/or officer of CMAC and CMAC Sub and (b) the individuals set forth in Section
6.10 of the Seller Disclosure Letter shall, from and after the Closing, be the directors and officers of the Buyer, each to hold the office of director and/or officer of the Buyer in accordance with the provisions of the applicable laws of the British Virgin Islands and the Memorandum and Articles of Association of the Surviving Corporation, each as amended, until their successors are duly qualified and elected.

          Section 6.11 Indemnity With Respect to Brokers Fees. The Buyer agrees to indemnify and hold harmless the Parent and the Seller from any claim or demand for commission or other compensation by any broker claiming to have been employed by or on behalf of the Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, and to bear the cost of legal expenses incurred in defending against any such claim. The Parent and the Seller agree to indemnify and hold harmless the Buyer from any claim or demand for commission or other compensation by any broker claiming to have been employed by or on behalf of the Parent or the Seller or any of their Affiliates with respect to this Agreement or the transactions contemplated hereby, and to bear the cost of legal expenses incurred in defending against any such claim.

          Section 6.12 Contingent Shares. As additional consideration for the Shares, the Buyer hereby agrees to issue 1,200,000 shares of Buyer Common Stock (as the same may be adjusted after the date hereof as a result of any stock split, stock dividend, combination, reclassification, recapitalization or other similar change with respect to the Buyer Common Stock) (the "Contingent Shares") to the Seller in the event that a valid notice of redemption with respect to the IPO Warrants is issued by the Buyer at any time after the Closing Date and prior to the second anniversary thereof. The Buyer covenants and agrees that all Contingent Shares will upon issuance be duly authorized, validly issued and fully paid and nonassessable. The Buyer shall at all times reserve and keep available for issuance from and after the Closing Date such number of its authorized but unissued shares of Buyer Common Stock as will be sufficient to issue the Contingent Shares, and shall take all action required to increase the authorized number of shares of Buyer Common Stock if at any time there shall be insufficient authorized but unissued shares of Buyer Common Stock to permit such reservation or to issue the Contingent Shares.

          Section 6.13 Elimination of Inter-Company Accounts and Certain Liabilities.

          (a) The Parent and the Seller shall cause all inter-company receivables, payables, loans, guarantees, liabilities and other obligations then existing between the Company and the Company Subsidiaries (or their respective directors and officers), on the one hand, and the Parent, the Seller and any of the Parent's or Seller's Subsidiaries and Affiliates (other than the Company or the Company Subsidiaries), on the other hand, to be liquidated, eliminated (including by means of a contribution to capital) and/or released, in each case without cost to the Buyer, the Company or any of the Company Subsidiaries or the payment of any consideration by the Buyer, the Company or any of the Company Subsidiaries effective immediately prior to the Closing.

          (b) The Seller shall cause the Company and the Company Subsidiaries to pay all deferred compensation amounts and deferred Taxes owed by the Company or any of the Company Subsidiaries prior to the close of business on the day immediately preceding the Closing.

          (c) The Company and the Seller shall enter into a written agreement, reasonably satisfactory to the Buyer, with respect to certain administrative services to be provided by the Seller to the Company following the Closing.

          Section 6.14 Conveyance Taxes. The Buyer and the Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing.

          Section 6.15 Anti-Takeover Statute. If any Anti-Takeover Statute is or may become applicable to the Stock Purchase or the other transactions contemplated hereby, each of the Seller and the Buyer and their respective Boards of Directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. "Anti-Takeover Statute" shall mean any restrictive provision of any applicable "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover Law, including Section 203 of the DGCL.

          Section 6.16 Stockholder Litigation. The Buyer shall give the Seller the opportunity to participate in the defense or settlement of any stockholder litigation against the Buyer and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seller's prior written consent (which may be withheld in its sole discretion).

          Section 6.17 Post-Closing Access. The Buyer (including, for the purpose of this Section 6.17, the Company and the Company Subsidiaries after the Closing) shall provide the Seller and its professional advisors with reasonable access, reasonably promptly upon request therefor, to the Buyer's and its Subsidiaries' books and records if reasonably required for a legitimate business purpose, including any litigation, investigation, Tax audit, discovery or similar proceeding, or in the preparation of Tax Returns required to be filed by the Seller or by the Seller on behalf of the Company or the Company Subsidiaries. If the Seller shall request the assistance (including testimony) of employees of the Buyer or any of its Subsidiaries in connection with any litigation, investigation, Tax audit, discovery or similar proceeding, the Buyer shall reasonably promptly make such employees available for a reasonable period of time; provided, that all out-of-pocket costs incurred in connection therewith shall be borne by the Seller.

          Section 6.18 Trustee Notice. The Buyer, simultaneously with the Closing, will deliver to Continental Stock Transfer & Trust Company, the trustee of the Trust Fund, instructions in accordance with Exhibit A of that certain Investment Management Trust Agreement, dated as of August 24, 2004, by and between the Buyer and Continental Stock Transfer & Trust Company, which instructions shall cause the immediate disbursement of the funds contained therein to the Buyer.

          Section 6.19 CMAC Sub Incorporation; CMAC Merger.

          (a) The Buyer shall cause CMAC Sub to be incorporated and duly organized under the name China Ivanhoe Energy Ltd., to adopt the Plan of Merger, to effectuate the CMAC Merger and to do all other things as are necessary for it to do as a constituent corporation to the CMAC Merger. In connection with the CMAC Merger, one new Surviving Corporation Ordinary Share will be issued for each outstanding share of CMAC Common Stock and an aggregate of 8,900,000 Surviving Corporation Ordinary Shares may become issuable (and such number will be reserved for issuance) as follows: 900,000 Surviving Corporation Ordinary Shares upon exercise of the Underwriter Option and 8,000,000 shares of Surviving Corporation Ordinary Shares upon the exercise of the IPO Warrants. Each Surviving Corporation Ordinary Share that is owned by CMAC will be canceled and resume the status of authorized and unissued ordinary shares of the Surviving Corporation.

          (b) Notwithstanding anything to the contrary herein, the parties hereto acknowledge that the Seller has recently formed a subsidiary in the British Virgin Islands under the name "China Ivanhoe Energy Ltd." and the parties hereto acknowledge and agree that between the date hereof and the Closing Date the Seller may transfer its ownership interest in such subsidiary, representing all of the issued and outstanding capital stock of such entity, to CMAC and that such transfer shall eliminate CMAC's obligations hereunder with respect to the formation of the CMAC Sub and such entity shall become CMAC Sub for all purposes of this Agreement.

          Section 6.20 Expenses; Indemnity. At or immediately following the Closing, the Buyer shall pay out of available cash or funds released from the Trust Fund all of the Buyer Expenses. At the Closing, the Buyer shall release the Founders from their respective indemnity obligations under those certain letter agreements, by and between the Buyer and each of the Founders, entered into in connection with CMAC's initial public offering, in respect of the Buyer Expenses set forth on Schedule 5.19 paid by the Buyer pursuant to the preceding sentence; provided, however, such release shall not be applicable to any Buyer Expenses not set forth on Schedule 5.19 or any expenses in excess of the applicable amounts set forth on Schedule 5.19.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF THE PARTIES TO CLOSE

          Section 7.1 Conditions Precedent to the Obligations of the Parties to Close. The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) Requisite Buyer Vote. The Stock Purchase and the CMAC Merger shall have been duly approved and adopted by the Requisite Buyer Vote under the laws of the State of Delaware and the British Virgin Islands and the Buyer's organizational documents and an executed copy of the Plan of Merger reflecting the CMAC Merger, in the form attached hereto as Exhibit E, shall have been filed with the Delaware Secretary of State and the equivalent Governmental Entity in the British Virgin Islands effectuating the CMAC Merger.

          (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which (i) is in effect and
(ii) has the effect of making the Stock Purchase or CMAC Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Stock Purchase or CMAC Merger (or the consummation of any other transactions contemplated by this Agreement or the Ancillary Agreements if it would have the effect of restraining or prohibiting the consummation of the Stock Purchase or CMAC Merger).

          (c) Trust Fund. Holders of not more than 19.99% in interest of the Buyer Common Stock issued in connection with CMAC's initial public offering shall have exercised their rights under CMAC's amended and restated certificate of incorporation to convert such stock into cash in connection with the consummation of the transactions contemplated hereby.

          Section 7.2 Additional Conditions Precedent to the Obligations of the Buyer to Close. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Buyer:

          (a) Representations and Warranties. (i) The representations and warranties of the Seller and the Parent contained in Sections 3.2 (Authority; Non Contravention; Necessary Consents and Filings), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.5 (Financial Statements; No Undisclosed Material Liabilities),
3.19 (Brokers' and Finders' Fees), 4.2 (Authority; Non Contravention; Necessary Consents and Filings) and 4.3 (Title to the Shares) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such date), and (ii) the other representations and warranties of the Seller and the Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a Company Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except in this clause (ii) where the failure of all such representations and warranties to be true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Covenants and Agreements. The Seller, the Parent and the Company shall have performed or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date (except for Section 6.13 (Elimination of Inter-Company Accounts and Certain Liabilities) which shall have been complied with in all respects).

          (c) Officer's Certificates. The Seller shall have delivered to the Buyer a certificate, signed by an executive officer of the Seller and dated as of the Closing Date, certifying the matters set forth in Sections 7.2(a) and 7.2(b). The Parent shall have delivered to the Buyer a certificate, signed by an executive officer of the Parent and dated as of the Closing Date, certifying the matters set forth in Sections 7.2(a) and 7.2(b). The Company shall have delivered to the Buyer a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying the matters set forth in
Section 7.2(b).

          (d) Area of Interest Agreement. The Company shall have executed and delivered the Area of Interest Agreement, dated the Closing Date (the "Area of Interest Agreement"), substantially in the form attached hereto as Exhibit F.

          Section 7.3 Additional Conditions Precedent to the Obligations of the Seller to Close. The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Seller:

          (a) Representations and Warranties. (i) The representations and warranties of the Buyer contained in Sections 5.1(c) and (d) (Organization; Standing and Power; Business), 5.2 (Authority; Non Contravention; Necessary Consents and Filings), 5.3 (Capitalization; Subsidiaries; Anti-Dilution Protection; Registration Rights Agreements), 5.4 (The Buyer Reports; Financial Statements; No Undisclosed Material Liabilities), 5.5 (Absence of Certain Changes or Events), 5.9 (Compliance), 5.11 (Related Party Transactions), 5.17 (Brokers' and Finders' Fees) and 5.19 (Buyer Expenses) shall be true and correct at and as of the Closing Date, as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct at and as of such date), and (ii) the other representations and warranties of the Buyer contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except in this clause (ii) where the failure of all such representations and warranties to be true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on the Buyer.

          (b) Covenants and Agreements. The Buyer shall have performed or complied in all material respects with the covenants and agreements required by this

Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

          (c) Officer's Certificate. The Seller shall have received a certificate, signed on behalf of the Buyer by a senior executive officer of the Buyer, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

          (d) Litigation. There shall not be pending or threatened in writing any Action by any Governmental Entity or any Action that has a reasonable likelihood of success by any third party, in each case, (A) challenging the acquisition by the Buyer of the Shares, seeking to restrain or prohibit the consummation of the Stock Purchase or the CMAC Merger or any of the other transactions contemplated hereby, (B) seeking to prohibit, limit or impose restrictions on or requirements related to the ownership or operation by the Company, the Buyer or any of their respective Affiliates of any material portion of the business or assets of the Company, the Buyer or any of their respective Affiliates or to compel the Company, the Buyer or any of their respective Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, the Buyer or any of their respective Affiliates, as a result of the Stock Purchase or any other transaction contemplated hereby, (C) seeking to impose limitations on the ability of the Buyer to acquire or hold, or exercise full rights of ownership of, the Shares or (D) seeking to prohibit the Buyer or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of the Company Subsidiaries.

          (e) Area of Interest Agreement. The Buyer shall have executed and delivered the Area of Interest Agreement, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

          (f) Founders Option. The Seller shall have received an executed Founders Option, substantially in the form attached hereto as Exhibit A, from each Founder. None of the Founders shall have repudiated the Founders Option to which such Founder is a party, each of which shall be in full force and effect.

          (g) Performance Warrants. The Buyer shall have executed and delivered to the Seller the Performance Warrants, dated the Closing Date, substantially in the form attached hereto as Exhibit D

          (h) Registration Rights Agreement. The Buyer shall have executed and delivered the Registration Rights Agreement, dated the Closing Date (the "Registration Rights Agreement"), substantially in the form attached hereto as Exhibit G.

          (i) Amendment to Founders Registration Rights Agreement. The Buyer and the Founders shall have executed and delivered the Amendment to Founders Registration Rights Agreement, dated the Closing Date (the "Amendment to Founders Registration Rights Agreement"), substantially in the form attached hereto as Exhibit H.

          (j) SEC Compliance. Immediately prior to the Closing, the Buyer shall be in compliance with the reporting requirements under the Exchange Act.

          (k) Director and Officer Resignations. The Seller shall have received written resignation letters from each of the members of the Board of Directors and each of the officers of CMAC and CMAC Sub effective as of the Closing and the individuals set forth in Section 6.10 of the Seller Disclosure Letter shall be appointed, effective as of the Closing, as the directors and officers of the Buyer.

          (l) Payoff Letters. The Seller shall have received duly executed payoff letters (in form and substance reasonably acceptable to the Seller) with respect to the payment of the Buyer Expenses and the release of any Liens related thereto.

          (m) CMAC Merger Dissenters. Not more than 10% of the issued and outstanding Buyer Common Stock shall have demanded an appraisal of their value in connection with the CMAC Merger in compliance (in all respects) with Section 262 of the Delaware General Corporation Law.

          Section 7.4 Frustration of Closing Condition. None of the parties to this Agreement may rely on the failure of any condition set forth in this
Article VII to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Stock Purchase and the other transactions contemplated by this Agreement.

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual written consent of the Buyer and the Seller;

          (b) by the Buyer or the Seller:

               (i) if (x) any Governmental Entity shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Stock Purchase or makes consummation of the Stock Purchase or the CMAC Merger illegal or otherwise prohibited and such Order shall have become final and nonappealable or (y) there is any Law prohibiting the consummation of the Stock Purchase or the CMAC Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has failed to perform in all material respects its obligations under Section 6.6;

               (ii) if the Closing Date shall not have occurred on or before August 30, 2006 (the "Outside Date"); or

               (iii) if the Stock Purchase and CMAC Merger have been submitted to the stockholders of the Buyer for approval at a Stockholders' Meeting and the Requisite Buyer Vote is not obtained;

          (c) by the Seller, if there shall have occurred, on the part of the Buyer, a breach of any representation, warranty, covenant or agreement contained in this Agreement, which (i) would result in a failure of a condition set forth in Sections 7.3(a) or 7.3(b) and (ii) is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice of such breach is given by the Seller to the Buyer and (y) the Outside Date;

          (d) by the Buyer, if there shall have occurred, on the part of the Seller or the Parent, a breach of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Sections 7.2(a) or 7.2(b) and (ii) is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice of such breach is given by the Buyer to the Seller and the Parent and (y) the Outside Date;

          Section 8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto, subject, if applicable, to the 30-day cure period under Sections 8.1(c) and 8.1(d). In the event of the termination of this Agreement under Section 8.1, this Agreement shall be void and of no further force or effect, with no liability on the part of any party hereto, except that (a)
Section 6.4(b), this Section 8.2 and Article IX shall survive the termination of this Agreement and (b) nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in any confidentiality agreement entered into between the Seller, on the one hand, and the Buyer, on the other hand, all of which obligations shall survive termination of this Agreement in accordance with their terms.

          Section 8.3 No Claim Against Trust Fund. It is understood and agreed by the Seller, the Parent and the Company that in the event of any breach of this Agreement or any of the Ancillary Agreements by the Buyer, that they have no right, title, interest or claim of any kind in or to any amount of the funds held in the Trust Fund, they hereby waive any claim they may have in the future as a result of, or arising out of, this Agreement and any of the Ancillary Agreements that would adversely affect the amount of the funds held in the Trust Fund and they will not seek recourse against the Trust Fund for any reason whatsoever.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate on the Closing Date, and only the covenants or agreements that by their terms survive the Closing Date shall survive the Closing Date.

          Section 9.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business
Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally-recognized courier service. All notices or other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to the Buyer, to:

               China Mineral Acquisition Corporation
               210 E. 85th Street, Suite 16
               New York, New York 10028
               Attention: Chief Executive Officer
               Facsimile: (212) 202-3599

               with a copy to:

               Loeb & Loeb LLP
               345 Park Avenue
               New York, NY 10154
               Attention: Mitchell S. Nussbaum, Esq.
               Facsimile: (212) 407-4990

          (b) if to the Parent, the Seller or the Company, to:

               c/o Ivanhoe Energy Inc.
               The World Trade Centre Suite 654-999
               Canada Place
               Vancouver, BC
               Canada V6C 3E1
               Attention: Corporate Secretary
               Facsimile: 604-682-2060

               with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison LLP
               1285 Avenue of the Americas
               New York, New York 10019-6064
               Attention: Jeffrey D. Marell, Esq.
               Facsimile: (212) 757-3990

               and

               Goodmans LLP
               19th Floor - 355 Burrard Street

               Vancouver, BC
               Canada V6C 2G8
               Attention: Steve Robertson, Esq.
               Facsimile: (604) 682-7131

          Section 9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes and references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder. References to a Person also refer to its predecessors and permitted successors and assigns and references to the terms "Dollars" and "$" mean United States Dollars unless otherwise specified.

          Section 9.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Ancillary Agreements and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein or therein, including the Seller Disclosure Letter and the Buyer Disclosure Letter, and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

          Section 9.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties to this Agreement. The parties hereto further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 9.6 Fees and Expenses.

          (a) Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Stock Purchase is consummated.

          (b) Notwithstanding anything to the contrary herein, all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne and paid one half by the Seller and one half by the Buyer.

          (c) All filing fees payable in connection with obtaining any Necessary Consents and Filings shall be paid by the Buyer.

          Section 9.7 Amendment. Subject to applicable laws, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after the Requisite Buyer Vote is obtained; provided, after any such approval, no amendment shall be made which, under applicable laws or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Buyer, the Parent and the Seller.

          Section 9.8 Extension; Waiver. At any time prior to the Closing Date and subject to applicable laws, any party hereto, by action taken or authorized by its board of directors, may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

          Section 9.9 Other Remedies; Specific Performance.

          (a) Other Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

          (b) Specific Performance. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) agrees that this Agreement involves at least $100,000.00, (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. Section 2708, (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; (f) agrees that any service of process or other legal summons in connection with any such dispute, litigation, action or proceeding brought in such courts may be served on it by mailing a copy of such process or summons to it in accordance with, and in the manner provided in,
Section 9.2 hereof, with such service deemed effective on the fifth day after the date of such mailing; and (g) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          Section 9.11 Rules of Construction. The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          Section 9.12 The Seller Disclosure Letter and Buyer Disclosure Letter. Each of the disclosure letter prepared by the Seller and delivered to the Buyer (the "Seller Disclosure Letter") and the disclosure letter prepared by the Buyer and delivered to the Seller (the "Buyer Disclosure Letter"), in each case prior to the execution of this Agreement, is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Seller Disclosure Letter or the Buyer Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of the Seller, the Parent, the Company or the Buyer, respectively. The inclusion of any matter, information, item or other disclosure set forth in any section of the Seller Disclosure Letter or the Buyer Disclosure Letter shall not be deemed to constitute an admission of any liability of the Seller, the Parent, the Company or the Buyer to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement, is required to be disclosed under this Agreement, or has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, conditions, financial or otherwise, or results of operations of the Seller, the Parent, the Company (together with its Subsidiaries) or the Buyer, as the case may be. Certain matters disclosed in the Seller Disclosure Letter and the Buyer Disclosure Letter are not material and/or have been disclosed for informational purposes only. Each of the Seller Disclosure Letter and the Buyer Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure letter relates; provided, that any information set forth in one section of such disclosure letter will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection reasonably apparent.

          Section 9.13 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this
Section 9.13 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 9.14 Waiver of Jury Trial. EACH OF THE SELLER, THE PARENT, THE COMPANY AND THE BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SELLER, THE PARENT, THE COMPANY OR THE BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

          Section 9.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        THE PARENT

                                        IVANHOE ENERGY INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        THE SELLER

                                        SUNWING HOLDING CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        THE COMPANY

                                        SUNWING ENERGY LTD.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        THE BUYER:

                                        CHINA MINERAL ACQUISITION CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Signature Page - Stock Purchase Agreement

                                                                       Exhibit A

                            [FORM OF FOUNDERS OPTION]

          OPTION AGREEMENT (the "Agreement"), dated as of May __, 2006, by and among Sunwing Holding Corporation, a Barbados company (the "Optionholder"), and the person identified on Schedule I hereto (the "Founder"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase Agreement (hereinafter defined).

          WHEREAS, the Optionholder is a party to a Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), by and among the Optionholder, Ivanhoe Energy Inc., a Yukon, Canada corporation, Sunwing Energy Ltd., a Bermuda company, and China Mineral Acquisition Corporation, a Delaware corporation ("CMAC");

          WHEREAS, the Founder owns shares of common stock, par value $0.0001 per share, of CMAC;

          WHEREAS, the consummation of the transactions contemplated by the Purchase Agreement will inure to the benefit of the Founder;

          WHEREAS, to induce the Optionholder to enter into the Purchase Agreement, the Founder has agreed to grant to the Optionholder an option to purchase a portion of the shares of Buyer Common Stock owned by the Founder in accordance with the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1.   Option; Exercise.

               (a) Subject to the other terms and conditions set forth herein, the Founder hereby grants to the Optionholder an irrevocable option (an "Option") to purchase that number of shares of Buyer Common Stock set forth opposite the Founder's name on Schedule I hereto (the "Shares") at a cash purchase price equal to $2.50 per share (the "Purchase Price"). The Option may, on one occasion, be exercised by the Optionholder, in whole or in part, during the period commencing on the date of release of the Founder's shares of Buyer Common Stock from escrow pursuant to that certain Stock Escrow Agreement, dated as of August 24, 2004, by and among CMAC, the Founder, Continental Stock Transfer & Trust Company and the other persons listed therein, which escrow agreement was entered into in connection with CMAC's initial public offering, and ending at 5:00 p.m. (Eastern time) on the day that is ten (10) calendar days after the Optionholder receives notice of such escrow release pursuant to
Section 3(c) of this Agreement (the "Option Period"). Notwithstanding anything to the contrary herein, if the Founder fails to notify the Optionholder in accordance with Section 3(c) of this Agreement that the Shares have been released from escrow and the Optionholder otherwise becomes aware of such release, the Optionholder shall have the right, at its election, to exercise the Option at any time during the ten (10) calendar day period after the date on which the Optionholder becomes aware of the escrow release.

               (b) In the event of any change, after the date hereof, in the number of issued and outstanding shares of Buyer Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, reorganization or other change in the corporate or capital structure of CMAC or any successor thereof, both the number and/or kind of Shares subject to the Option and the Purchase Price shall be appropriately adjusted to restore the Optionholder to its rights hereunder.

               (c) In the event the Optionholder wishes to exercise the Option with respect to some or all of the Shares, the Optionholder shall send a written notice to the Founder at any time during the Option Period (the "Exercise Notice"), specifying a date for the closing of its purchase of the Shares to be purchased pursuant to the exercise of the Option, which date shall not be later than fifteen (15) Business Days and not earlier than five (5) Business Days following the date the Exercise Notice is given. For the avoidance of doubt, provided the Option is duly exercised during the Option Period, such exercise shall be valid notwithstanding the fact that such specified closing date is to occur following the expiration of the Option Period.

          2. The Closing. Any closing hereunder with respect to the purchase of Shares shall take place on the date specified by the Optionholder in its Exercise Notice, at 10:00 a.m., local time, at the offices of the Optionholder, or at such other time and place as the parties may agree (the "Closing Date"). On the Closing Date, the Founder will deliver to the Optionholder a certificate or certificates representing the Shares subject to the exercised Option, free and clear of any liens, claims or other encumbrances whatsoever (collectively, "Liens"), in the denominations designated by the Optionholder in its Exercise Notice, and the Optionholder will purchase such Shares from the Founder at the price per Share equal to the Purchase Price. Any such payments by the Optionholder shall be in cash by wire transfer of immediately available funds in accordance with the Founder's written instructions delivered to the Optionholder at least two (2) Business Days prior to the Closing Date.

          3. Title; Restrictions on Transfer; Pro Rata Exercise.

               (a) The Founder hereby represents and warrants that (i) the Founder is the record and beneficial owner of the Shares set forth opposite his name on Schedule 1, (ii) except as provided in Section 3(c), holds such Shares free and clear of any Liens (other than any Liens that will terminate upon the consummation of a "Business Combination," as such term is defined in the Certificate of Incorporation of CMAC) and (iii) the foregoing representations will be true and correct as of the Closing Date.

               (b) The Founder hereby agrees that, from the date hereof until the end of the Option Period, no sale, transfer or other disposition shall be made of any or all of the Shares except (i) by gift to a member of the Founder's immediate family or to a trust, the beneficiary of which is the Founder or a member of the Founder's immediate family, (ii) by virtue of the laws of descent and distribution upon death of the Founder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee's written agreement to be bound by the terms and conditions of this Agreement in a form reasonably acceptable to the Optionholder. Except as provided in Section 3(c), from the date hereof until the end of the Option Period, the Founder shall not pledge or grant a security interest in the Shares or grant a security interest in his rights under this Agreement.

               (c) The Founder hereby covenants that he shall take all reasonable action necessary to cause the Shares to be released from escrow under the Stock Escrow Agreement, dated as of August 24, 2004, by and among CMAC, the Founder, Continental Stock Transfer & Trust Company and the other persons listed therein, upon the termination of the escrow period under such agreement such that the Founder can perform his obligations under Section 2 on the Closing Date. The Founder hereby further covenants and agrees to provide the Optionholder with prompt written notice of the escrow agent's release of the Shares from escrow upon termination of the escrow period under the escrow agreement referenced in the foregoing sentence.

               (d) The Optionholder hereby acknowledges that Daniel Kunz, Dr. Simon Mu, Dr. Bing Zhao, Cui Guisheng and Ma Xiao have each executed and delivered to the Optionholder an option agreement, substantially in the form of this Agreement, to be effective as of (and subject to the occurrence of) the Closing, pursuant to which the Optionholder has been granted an option to purchase a portion of the shares of Buyer Common Stock owned by each such Person. The Optionholder hereby agrees that if it desires to acquire shares of Buyer Common Stock pursuant to the exercise of any of these options, the Optionholder will not exercise its rights under just one option agreement to acquire such shares but shall instead acquire the desired aggregate number of shares on a pro rata basis from all of the optionors in accordance with the following formula (as applied to each optionor): (x) the aggregate number of shares the Optionholder desires to acquire multiplied by (y) a fraction, the numerator of which is the number of shares of Buyer Common Stock owned by such optionor and subject to his respective option agreement, and the denominator of which is the total number of shares of Buyer Common Stock then subject to all of the option agreements referenced in the first sentence of this Section 3(d).

          4. Termination of Purchase Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event the Purchase Agreement is terminated for any reason (other than the failure of this Agreement to be in full force and effect as of the closing of the Purchase Agreement), this Agreement shall automatically, and without any action by any party, terminate.

          5. Miscellaneous.

               (a) Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

               (b) Specific Performance. The Founder acknowledges that if he fails to perform any of his obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Optionholder for which money damages would not be an adequate remedy. In such event, the Founder agrees that the Optionholder shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Optionholder should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Founder hereby waives the claim or defense that the Optionholder has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such remedy at law exists.

               (c) Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

               (d) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

               (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

               (f) Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any person or entity) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

               (g) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

               If to the Optionholder, to:

                    Sunwing Holding Corporation
                    The World Trade Centre

                    654-999 Canada Place
                    Vancouver, BC
                    Canada V6C 3E1
                    Attn: Corporate Secretary

               With a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison LLP
                    1285 Avenue of the Americas
                    New York, New York 10019
                    Attn: Jeffrey D. Marell, Esq.

               and:

                    Goodmans LLP
                    19th Floor - 355 Burrard Street
                    Vancouver, BC
                    Canada V6C 2G8
                    Attention: Steve Robertson, Esq.

               If to the Founder, at his address set forth in Schedule I.

               With a copy to:

                    Loeb & Loeb LLP
                    345 Park Avenue
                    New York, New York 10154
                    Attn: Mitchell S. Nussbaum, Esq.

          The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

                  [Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, each of the undersigned has executed this Option Agreement as of the date first above written.

                                        SUNWING HOLDING CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        FOUNDER:


                                        ----------------------------------------

Signature Page - Founders Option

                                                                      Schedule I

Name and Address of Founder(1)   Number of Shares
------------------------------   ----------------
Dr. Simon Mu                           50,000
62 Jackson Drive
Cresskill, New Jersey 07626

Dr. Bing Zhao                         100,000
Flat 18B, Tower One
23 Old Peak Road
Hong Kong, PRC

Mr. Daniel Kunz                       100,000
2007 Warm Springs Avenue
Boise, Idaho 83712

Mr. Cui Guisheng                      125,000
Room 29B, Shunan Building
Cathy Plaza
Hong Kong, PRC

Mr. Ma Xiao                           125,000
Room B-2008, Zhongshen Garden
Caitan Road
Futian District, Shenzhen, PRC

----------
(1) Execution copy of Founder Option will set forth information with respect to the respective Founder party thereto.

                                    EXHIBIT B

Balance Sheet Rules

1. The accounting principles, methods and practices utilized in preparing the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2005, applied on a consistent basis.

2. All accruals shall be computed as if the Closing Date was the Company's normal year-end date.

                                    EXHIBIT C

Current Assets

Cash and Cash Equivalents
Accounts Receivable, net of allowance for doubtful accounts
Prepaid Expenses

Current Liabilities

Accounts Payable
Accrued Liabilities

                                                                       Exhibit D

                         [FORM OF PERFORMANCE WARRANTS]

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR FOREIGN JURISDICTION. NEITHER THIS WARRANT, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                                   ----------

                           CHINA IVANHOE ENERGY, LTD.
                          COMMON STOCK PURCHASE WARRANT

                                   ----------

          This certifies that, for good and valuable consideration, China Ivanhoe Energy, Ltd., a corporation organized under the laws of the British Virgin Islands (formerly known as China Mineral Acquisition Corporation, a Delaware corporation, the "Company"), grants to Sunwing Holding Corporation, a Barbados company (the "Warrantholder"), the right to subscribe for and purchase from the Company, during the Exercise Period (as hereinafter defined), two million (2,000,000)(1) validly issued, fully paid and nonassessable shares, no par value, of Common Stock of the Company (the "Warrant Shares"), at the exercise price per share of $5.00,(1) subject to adjustment pursuant to Section 5 hereof (the "Exercise Price"), all subject to the terms, conditions and adjustments herein set forth. Capitalized terms used herein shall have the meanings ascribed to such terms in Section 9 below.

          1. Warrant. This Warrant is issued pursuant to the Stock Purchase Agreement, dated as of ______, 2006 (the "Purchase Agreement"), by and among the Warrantholder, Ivanhoe Energy Inc., a Yukon, Canada corporation, Sunwing Energy Ltd. and the Company.

          2. Exercise of Warrant; Payment of Taxes; Regulatory Filings.

               2.1 Exercise of Warrant. Subject to the terms and conditions set forth herein, this Warrant may be exercised at any time, in whole or in part, by the Warrantholder during the Exercise Period by:

----------
(1) The number of Warrant Shares and strike price will be appropriately adjusted in the event of a stock split, combination, etc. occurring prior to the closing of the transactions contemplated by the Purchase Agreement.

                    (a) the surrender of this Warrant to the Company, with a duly executed Exercise Form, and

                    (b) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer, certified or official bank check or any other means approved by the Company, of the aggregate Exercise Price in lawful money of the United States of America.

The Company agrees that the Warrant Shares shall be deemed to be issued to the Warrantholder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid.

               2.2 Warrant Shares Certificate. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Warrantholder within five (5) Business Days after receipt of the Exercise Form by the Company and the payment by the Warrantholder of the aggregate Exercise Price. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Warrantholder a new Warrant evidencing the right to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant.

               2.3 Payment of Taxes. The Company will pay all documentary stamp or other issuance taxes, if any, attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or Warrant certificates or Warrant Shares in a name other than that of the then Warrantholder as reflected upon the books of the Company.

               2.4 Regulatory Filings. The Company shall prepare and file, and cooperate with the Warrantholder so that it may prepare and file, in each case within five (5) Business Days of a request by the Warrantholder, notification and report forms in compliance with the HSR Act, and shall otherwise fully comply with the requirements of the HSR Act, to the extent required in connection with the issuance of the Warrant Shares. The Company shall bear all of its own expenses and all of its own out-of-pocket expenses (including reasonable attorneys' fees, charges and expenses) and filing fees of such holder in connection with any such preparation and filing.

          3. Restrictive Legend. Except as otherwise permitted by this Section 3, each Warrant (and each Warrant issued in substitution for any Warrant pursuant to Section 6) shall be stamped or otherwise imprinted with a legend in substantially the form as set forth on the cover of this Warrant. Notwithstanding the foregoing, the Warrantholder may require the Company to issue a Warrant or a certificate for Warrant Shares, in each case without a legend, if either (i) such Warrant or such Warrant Shares, as the case may be, have been registered for resale under the Securities Act, (ii) the Warrantholder has delivered to the Company an opinion of legal counsel (from a firm reasonably satisfactory to the Company), which opinion shall be addressed to the

Company and be reasonably satisfactory in form and substance to the Company's counsel, to the effect that such registration is not required with respect to such Warrant or such Warrant Shares, as the case may be, or (iii) such Warrant or Warrant Shares may be sold pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act.

          4. Reservation and Registration of Shares. The Company covenants and agrees as follows:

                    (a) All Warrant Shares that are issued upon the exercise of this Warrant shall, upon issuance, be validly issued, not subject to any preemptive rights, and be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue.

                    (b) The Company shall at all times have authorized and reserved, and shall keep available and free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

                    (c) The Company shall not, by amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, spin-off, consolidation, merger, dissolution, issue or sale of securities or any other action or inaction, seek to avoid the observance or performance of any of the terms of this Warrant, and shall at all times in good faith assist in performing and giving effect to the terms hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against dilution or other impairment.

          5. Anti-dilution Adjustments. The Exercise Price and the number of Warrant Shares to be received upon exercise of this Warrant shall be subject to adjustment as follows:

               5.1 Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, (i) make a dividend or distribution on the outstanding shares of Common Stock payable in Capital Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 5), then, and in each such case, (A) the aggregate number of Warrant Shares for which this Warrant is exercisable (the "Warrant Share Number") immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Warrantholder shall be entitled to receive upon exercise of this Warrant the number of shares of Common Stock or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and (B) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter. An adjustment made pursuant to this Section 5.1 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

               5.2 Certain Distributions. In case the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, distribute to all holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving Person and shares of Common Stock are not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding dividends or distributions payable in shares of Common Stock for which adjustment is made under Section 5.1) or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, (A) the Exercise Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) by the product obtained by multiplying the Exercise Price in effect prior to the date of distribution by a fraction (i) the numerator of which shall be such Current Market Price of Common Stock immediately prior to the date of distribution less the then fair market value (as determined in good faith by a majority of the Unaffiliated Board Members) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (ii) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one) and (B) the Warrant Share Number shall be increased by the product obtained by multiplying by the Warrant Share number by a fraction (i) the numerator of which shall be the Current Market Price of one share of Common Stock immediately prior to the record date for the distribution of such cash, evidences of indebtedness, securities, other assets or rights or warrants and (ii) the denominator of which shall be the Current Market Price of one share of Common Stock immediately prior to such record date less the fair market value (as determined in good faith by a majority of the Unaffiliated Board Members) of the portion of such cash, evidences of indebtedness, securities, other assets or rights or warrants so distributed. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

               5.3 Other Changes. In case the Company at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 5.1, 5.2 or 5.7 (but not including any action described in any such Section) and a majority the Unaffiliated Board Members in good faith determines that it would be equitable in the circumstances to adjust the Exercise Price and/or the Warrant Share Number as a result of such action, then, and in each such case, the Exercise Price and/or the Warrant Share Number shall be adjusted in such manner and at such time as a majority of the Unaffiliated Board Members in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be delivered to the Warrantholder).

               5.4 No Adjustment; Par Value Minimum. Notwithstanding anything herein to the contrary, no adjustment under this Section 5 need be made to the Exercise Price or Warrant Share Number if the Company receives written notice from the Warrantholder that no such adjustment is required. Notwithstanding any other provision of this Warrant, the Exercise Price shall not be adjusted below the par value of a share of Common Stock.

               5.5 Abandonment. If the Company shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Exercise Price or Warrant Share Number shall be required by reason of the taking of such record.

               5.6 Certificate as to Adjustments. Upon any adjustment in the Exercise Price or Warrant Share Number, the Company shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to the Warrantholder a certificate, signed by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and Warrant Share Number then in effect following such adjustment.

               5.7 Reorganization, Reclassification, Sale Transaction or Merger. In case of any capital reorganization, reclassification, Sale Transaction, merger or consolidation (other than a Sale Transaction or a merger or consolidation of the Company in which the Company is the surviving corporation) of the Company or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction") at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall execute and deliver to the Warrantholder at least ten (10) Business Days prior to effecting such Transaction a certificate stating that the Warrantholder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock or other securities, property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which this Warrant could have been exercised immediately prior to such Transaction, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5.7 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

               5.8 Required Notices. In case at any time or from time to time:

                    (a) the Company shall declare a dividend (or any other distribution) on its shares of Common Stock;

                    (b) the Company shall authorize the granting to the holders of shares of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock or any other rights or warrants;

                    (c) there shall occur a Transaction;

                    (d) the Company shall take any other action that would require a vote of the Company's stockholders; or

                    (e) the Company shall give notice to the holders of the IPO Warrants of the redemption of the IPO Warrants in accordance with the IPO Warrant Agreement;

then the Company shall mail to the Warrantholder, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating, as applicable, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction or (C) the Redemption Date of the IPO Warrants. Notwithstanding the foregoing, in the case of any event to which
Section 5.7 is applicable, the Company shall also deliver the certificate described in such Section 5.7 to the Warrantholder at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

          6. Loss or Destruction of Warrant. Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor.

          7. Ownership of Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer.

          8. Amendments. Any provision of this Warrant may be amended and the observance thereof waived only with the written consent of the Company and the Warrantholder.

          9. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

          "Business Day" means any day other than a Saturday, Sunday or a United States federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

          "Common Stock" means the ordinary shares, no par value, of the Company.

          "Common Stock Equivalent" means any security or obligation which is by its terms convertible into or exercisable into shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock.

          "Company" has the meaning set forth in the first paragraph of this Warrant.

          "Current Market Price" means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of the Common Stock during the immediately preceding thirty (30) trading days ending on such date and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

          "Exercise Form" means an Exercise Form in the form annexed hereto as Exhibit A.

          "Exercise Period" means the period commencing on the Redemption Notice Date and ending at the close of business on the second anniversary of the consummation of the transactions contemplated by the Purchase Agreement.

          "Exercise Price" has the meaning set forth in the first paragraph of this Warrant.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "IPO Warrant Agreement" means the Warrant Agreement, dated as of August 24, 2004, by and between China Mineral Acquisition Corporation and Continental Stock Transfer & Trust Company, as amended from time to time.

          "IPO Warrants" means the warrants to purchase shares of Common Stock, issued pursuant to the IPO Warrant Agreement.

          "Majority Warrantholders" means the holders of a majority of Warrant Shares issuable upon exercise of all of the warrants issued pursuant the Purchase Agreement assuming the exercise of all such warrants.

          "Market Price" means, as of the date of determination, (a) if the Common Stock is listed on a national securities exchange, the closing price per share of Common Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not designated as a national market system security by the National Association or Securities Dealers, Inc., the average of the reported closing bid and asked prices of the Common Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Company; or (d) if none of (a), (b) or
(c) is applicable, a market price per share determined mutually by a majority of the Unaffiliated Board Members and the Majority Warrantholders or, if a majority of the Unaffiliated Board Members and the Majority Warrantholders shall fail to agree, at the Company's expense by an appraiser chosen by a majority of the Unaffiliated Board Members and reasonably acceptable to the Majority Warrantholders. Any determination of the Market Price by an appraiser shall be based on a valuation of the Company as an entirety without regard to any discount for minority interests or disparate voting rights among classes of capital stock.

          "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

          "Purchase Agreement" has the meaning set forth in Section 1 of this Warrant.

          "Redemption Notice Date" means the date the Company first gives notice of redemption of the IPO Warrants to the holders of IPO Warrants pursuant to the terms of the IPO Warrant Agreement; the Company and the Warrantholder hereby acknowledging that, pursuant to the IPO Warrant Agreement as in effect on the date hereof, the Company, at its option, may redeem the IPO Warrants provided that the last sales price of the Common Stock has been equal to or greater than $8.50 per share (as the same may be adjusted pursuant to the terms of the IPO Warrant Agreement), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given pursuant to the terms of the IPO Warrant Agreement.

          "Sale Transaction" shall mean (A) (i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the stockholders of the Company prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person or (B) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting Capital Stock of the Company if, after such sale, conveyance, exchange or transfer, the stockholders of the Company prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Company or (ii) all or substantially all of the assets of the Company.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Transaction" has the meaning set forth in Section 5.7 of this Warrant.

          "Unaffiliated Board Members" shall mean, as of the time of any determination to be made by the Unaffiliated Board Members, a majority of the members of the Board of Directors of the Company that, as of such time, are unaffiliated with the Warrantholder.

          "Warrant Share Number" has the meaning set forth in Section 5.1 of this Warrant.

          "Warrant Shares" has the meaning set forth in the first paragraph of this Warrant.

          "Warrantholder" has the meaning set forth in the first paragraph of this Warrant.

          10. Miscellaneous.

               10.1 Entire Agreement. This Warrant (together with the Purchase Agreement) constitutes the entire agreement between the Company and the Warrantholder with respect to the Warrant and supersedes all prior agreements and understanding with respects to the subject matter of this Warrant.

               10.2 Binding Effect; Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any Person other than the Company and the Warrantholder, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

               10.3 Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning of this Warrant.

               10.4 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

               (a)  if to the Company:

                    China Ivanhoe Energy Ltd.
                    Suite 1900, 101-6th Avenue S.W.
                    Calgary, Alberta  T2P 3P4
                    Attention: President
                    Facsimile: (403) 237-6865

               with a copy to:

                    Goodmans LLP
                    19th Floor - 355 Burrard Street
                    Vancouver, BC
                    Canada V6C 2G8
                    Facsimile: 604-682-7131
                    Attention: Steve Robertson, Esq.

               (b)  if to the Warrantholder:

                    Sunwing Holding Corporation
                    c/o Ivanhoe Energy Inc.
                    654-999 Canada Place
                    Vancouver, BC
                    Canada V6C 3E1
                    Facsimile: 604-682-2060
                    Attention: Corporate Secretary

               with a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                    1285 Avenue of the Americas

                    New York, NY 10019-6064
                    Facsimile: (212) 757-3990
                    Attention: Jeffrey D. Marell, Esq.

               and:
                    Goodmans LLP
                    19th Floor - 355 Burrard Street
                    Vancouver, BC
                    Canada V6C 2G8
                    Facsimile: 604-682-7131
                    Attention:  Steve Robertson, Esq.

          All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.4 designate another address or Person for receipt of notices hereunder.

               10.5 Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

               10.6 Governing Law. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10.4. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

               10.7 No Rights or Liabilities as Stockholders. Nothing contained in this Warrant shall be determined as conferring upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

               10.8 Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                [Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

                                        CHINA IVANHOE ENERGY, LTD.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Dated:               , 2006
       -------------

                                    Exhibit A

                                  EXERCISE FORM

                 (To be executed upon exercise of this Warrant)

          The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase ________ shares of Common Stock and herewith tenders payment for such shares to the order of the Company in the amount of $______ in accordance with the terms of this Warrant. The undersigned requests that a certificate for such Warrant Shares be registered in the name of the undersigned and that such certificates be delivered to the undersigned's address below.

          The undersigned represents that it is acquiring such shares for its own account for investment and not with a view to or for sale in connection with any distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within its control).

Dated:
       ------------------------------


                                        Signature
                                                  ------------------------------


                                        ----------------------------------------
                                        (Print Name)


                                        ----------------------------------------
                                        (Street Address)


                                        ----------------------------------------
                                        (City)         (State)        (Zip Code)

                                                                       Exhibit E

                          [FORM OF ARTICLES OF MERGER]

These Articles of Merger made the [_____] day of [_____], 2006 between CHINA IVANHOE ENERGY LTD. (the "SURVIVING COMPANY") and CHINA MINERAL ACQUISITION CORPORATION (the "MERGING COMPANY").

NOW THEREFORE these Articles of Merger witnesseth as follows:

1. The merger of the Surviving Company and the Merging Company (the "MERGER") shall be effective on the date of the filing of these Articles of Merger with the Registry of Corporate Affairs of the British Virgin Islands (the "EFFECTIVE DATE").

2. The Memorandum and Articles of Association of the Surviving Company were registered with the Registrar of Corporate Affairs on the 29th day of March, 2006.

3. The Certificate of Incorporation and Bylaws of the Merging Company were filed with the Secretary of State of the State of Delaware, in the United States of America ("DELAWARE"), on the 30th day of March, 2004.

4. The Merger and the attached Plan of Merger were approved and adopted by the Surviving Company by a resolution of directors dated the [_____] of 2006 and by a resolution of the sole shareholder dated the [_____] of 2006.

5. The Merger and the attached Plan of Merger were approved, adopted, certified, executed and acknowledged for the Merging Company by a resolution of directors dated the [ ] of 2006 and by the affirmative vote of the Merging Company's stockholders at a special meeting held on [_____] of 2006.

6. The Surviving Company has complied with all the provisions of the laws of the British Virgin Islands and the Merging Company has complied with all the provisions of the laws of Delaware, to enable them to merge upon the Effective Date.

7. The executed Articles of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid Surviving Company, the address of which is as follows:

                            China Ivanhoe Energy Ltd.
                         Suite 1900, 101-6th Avenue S.W.
                            Calgary, Alberta T2P 3P4
                              Attention: President

8. A copy of the Articles of Merger will be furnished by the aforesaid Surviving Company, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

9. The aforesaid Surviving Company does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Merging Company, as well as for enforcement of any obligation of said Surviving Company arising from the merger herein certified, including any suit or other proceeding to enforce the right, if any, of any stockholder of Merging Company as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware; does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware:

                            China Ivanhoe Energy Ltd.
                         Suite 1900, 101-6th Avenue S.W.
                            Calgary, Alberta T2P 3P4
                              Attention: President

10. These Articles of Merger may be executed in counterparts which when taken together shall constitute one instrument.

IN WITNESS WHEREOF the parties hereto have caused these Articles of Merger to be executed on this [_____] day of [_____], 2006.

EXECUTED and DELIVERED as a DEED         )
for and on behalf of                     )
CHINA IVANHOE ENERGY LTD.                )  ____________________________
by [______________________]              )  [____________]
a duly authorised director               )

EXECUTED and DELIVERED as a DEED         )
for and on behalf of                     )
CHINA MINERAL ACQUISITION                )   ____________________________
CORPORATION                              )   [___________]
by [______________________]              )
a duly authorised [director]/[officer]   )

                            [FORM OF PLAN OF MERGER]

This Plan of Merger is dated the [_____] day of [_____], 2006 with respect to CHINA IVANHOE ENERGY LTD. (sometimes hereinafter referred to as "CHINA IVANHOE" or the "SURVIVING COMPANY") and CHINA MINERAL ACQUISITION CORPORATION ("CHINA MINERAL"). China Ivanhoe and China Mineral are hereinafter collectively referred to as the "COMPANIES".

China Ivanhoe is a BVI Business Company incorporated and existing under and by virtue of the BVI Business Companies Act, 2004 as amended (the "ACT"), and makes this Plan of Merger pursuant to the provisions of sections 169 to 174 of the Act.

China Mineral is a company incorporated under and by virtue of the General Corporation Law of the State of Delaware (the "LAW") and makes this Plan of Merger pursuant to the provisions of Section 252 of the said Law.

This Plan of Merger provides as follows:

1.   CONSTITUENT COMPANIES

     The constituent companies to this Plan of Merger are China Ivanhoe and China Mineral.

2.   SURVIVING COMPANY

     China Ivanhoe shall be the surviving company to the merger.

3.   OUTSTANDING AND VOTING SHARES

     (a) (i) China Ivanhoe is authorised to issue an unlimited number of ordinary shares of no par value each and an unlimited number of preferred shares of no par value each.

          (ii) One (1) ordinary share of China Ivanhoe is issued and outstanding and no preferred shares of China Ivanhoe are issued and outstanding.

          (iii) All shares in China Ivanhoe have the right to vote and all shares in China Ivanhoe vote as a single class.

     (b) (i) China Mineral is authorised to issue 21,000,000 shares divided into:

               (1) 20,000,000 shares of common stock of US$0.0001 par value each; and

               (2) 1,000,000 shares of preferred stock of US$0.0001 par value each.

          (ii) 5,000,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

          (iii) All shares in China Mineral have the right to vote and all shares in China Mineral vote as a single class.

4.   OUTSTANDING WARRANTS AND OPTIONS

     (a) There are no warrants or options issued and outstanding for shares in China Ivanhoe.

     (b) (i) There are 8,000,000 warrants outstanding to purchase up to 8,000,000 shares of common stock in China Mineral;

          (ii) there is a unit purchase option to purchase up to 300,000 shares of common stock in China Mineral; and

          (iii) there are 600,000 warrants to purchase up to 600,000 shares of Merged Company common stock.

5.   CONVERSION OF SHARES, WARRANTS AND OPTIONS

     (a) (i) Each share of no par value of China Ivanhoe issued and outstanding on the effective date of the merger shall be cancelled and shall be classified as authorised but unissued shares; and

          (ii) each share common stock of US$0.0001 par value of China Mineral issued and outstanding on the effective date shall be converted into one (1) share of no par value in the Surviving Company.

     (b) Any warrants and unit purchase options issued with respect to shares in each of the Companies shall be deemed to be issued with respect to shares in the Surviving Company and the Surviving Company will assume all such outstanding warrants and options on the same terms as currently issued.

6.   AMENDMENT TO MEMORANDUM AND ARTICLES

     The Memorandum and Articles of Association of Arian as in effect on the effective date shall otherwise be the constitutional documents of the Surviving Company until the same shall be altered or amended or until new constitutional documents are adopted as provided therein.

7.   APPROVAL

     This Plan of merger shall be submitted to the directors and shareholders of each of the Companies for their approval by way of a resolution of shareholders.

8.   EFFECT AND TERMS OF MERGER

     (i) Upon the merger, the separate corporate existence of China Mineral shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Companies and the Surviving Company shall become subject to all liabilities obligations and penalties of the Companies.

     (ii) China Mineral's shares will no longer be eligible to trade on the over-the-counter bulletin board market ("OTCBB") and the shares of the Surviving Company will be eligible to trade in their place under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of NASDAQ National Market if that is where the shares will trade upon consummation of the stock purchase transaction contemplated by that certain Stock Purchase Agreement, dated as of ________, 2006, by and among Ivanhoe Energy Inc., a Yukon, Canada corporation, Sunwing Holding Corporation, a Barbados corporation, Sunwing Energy Ltd., a corporation organized under the laws of Bermuda, and China Mineral.

     (iii) The merger shall be effective on the date of the filing of the Articles of Merger with the Registry of Corporate Affairs of the British Virgin Islands.

                                                                       Exhibit F

                      [FORM OF AREA OF INTEREST AGREEMENT]

THIS AGREEMENT made as of the ___ day of _____, 2006.

BETWEEN:

         IVANHOE ENERGY INC., a corporation incorporated under the laws of the Yukon Territory

         ("IVANHOE")

AND:

         SUNWING ENERGY LTD., a corporation incorporated under the laws of Bermuda

         ("SUNWING")

WHEREAS:

A. capitalized terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof;

B. CMA, Holdings and Sunwing are parties to the Stock Purchase Agreement, pursuant to which Holdings will sell, and CMA will purchase, all of the issued and outstanding shares of Sunwing;

C. it is a condition precedent to CMA's obligations to consummate the transactions contemplated by the Stock Purchase Agreement that Ivanhoe agree to refrain from engaging in Petroleum Activities within the Area of Interest;

D. it is also a condition precedent to CMA's obligations to consummate the transactions contemplated by the Stock Purchase Agreement that Ivanhoe agree to offer to Sunwing the right to participate in any HTL Activities that Ivanhoe proposes to undertake within the Area of Interest; and

E. Ivanhoe and Sunwing are entering into this Agreement to formally document their agreement in respect of the matters referred to in the foregoing recitals in order to fulfill the above-referenced conditions precedent to CMA's obligations to consummate the transactions contemplated by the Stock Purchase Agreement.

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Signature Page - AMI Agreement

                                     PART 1
                         DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following terms will have the meanings hereinafter set forth:

     "AFFILIATE" means means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a party to this Agreement;

     "AMI OPPORTUNITY" has the meaning assigned to it in Section 3.1;

     "AMI OPTION NOTICE" has the meaning assigned to it in Section 3.2;

     "AREA OF INTEREST" means those geographical areas comprising the sovereign territory of the People's Republic of China, including its territorial waters as determined in accordance with the United Nations Convention on Law of the Sea;

     "BUSINESS DAY" means any day upon which chartered banks in Vancouver, British Columbia and Calgary, Alberta are open for business;

     "CMA" means China Minerals Acquisition Corporation, a corporation incorporated under the laws of the State of Delaware;

     "CONTROL" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through the legal or beneficial ownership of voting securities or membership interests, the right to appoint managers, directors or corporate officers, rights arising under operating agreements or other contracts, a voting trust or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

     "GTL ACTIVITIES" means all activities involving the actual or potential application of GTL Technology to the evaluation and development of deposits of natural gas, together with other applications which Ivanhoe may develop during the Term of this Agreement (to the extent involving GTL Technology) and to the production, transportation and marketing of products derived therefrom;

     "GTL TECHNOLOGY" means the technology licensed by Ivanhoe from Syntroleum Corporation to convert natural gas into fuels and other products;

     "HOLDINGS" means Sunwing Holding Corporation, a company incorporated under the laws of Barbados;

     "HTL ACTIVITIES" means all activities involving the actual or potential application of HTL Technology to the evaluation and development of deposits of heavy crude oil and/or bitumen, together with other applications which Ivanhoe may develop during the Term of this Agreement (to the extent involving HTL Technology) and to the production, transportation and marketing of products derived therefrom;

     "HTL AMI THIRD PARTY" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise that acquires from Ivanhoe a license or other right to use the HTL Technology to conduct HTL Activities within the Area of Interest;

     "HTL OPTION NOTICE" has the meaning assigned to it in Section 4.2;

     "HTL PARTICIPATION OPPORTUNITY" has the meaning assigned to it in Section 4.1;

     "HTL TECHNOLOGY" means the technology exclusively licensed as of the date hereof by Ivanhoe and its Subsidiaries from Ensyn Technologies Inc. to upgrade heavy crude oil and bitumen, and related technology developed or licensed by Ivanhoe during the Term of this Agreement;

     "NOTICE" has the meaning assigned to it in Section 6.1;

     "PARTICIPATION TERMS" has the meaning assigned to it in Section 4.1;

     "PETROLEUM ACTIVITIES" means all activities involving exploration, discovery, evaluation, development, production, transportation and marketing of oil and gas and includes enhanced oil recovery but does not include GTL Activities or HTL Activities;

     "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement made and entered into as of _______, 2006, by and among Holdings, Sunwing and CMA (as the same may, from time to time, be supplemented, amended or modified and in effect);

     "SUBSIDIARY" means a corporation, company or other form of enterprise that, in relation to another entity, is Controlled, directly or indirectly, by that entity, or by one or more other entities each of which is Controlled by that entity;

     "SUNWING PARTICIPATION INTEREST" has the meaning assigned to it in Section 4.1; and

     "TERM" has the meaning assigned to it in Section 2.4.

     INTERPRETATION

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

     (a) "this Agreement" means this agreement, including the schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as any of the same may, from time to time, be supplemented, amended or modified and in effect;

     (b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

     (c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

     (d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

     (e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

     (f) a reference in this Agreement to a statute includes all rules and regulations made thereunder, all amendments to the statute, rules or regulations in force from time to time, and any statute, rule or regulation that supplements or supersedes such statute, rule or regulation;

     (g) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word "including' is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

     (h) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

     (i) all references to "approval", "authorization" or "consent" in this Agreement mean written approval, authorization or consent.

                                     PART 2
                                AREA OF INTEREST

IVANHOE PETROLEUM ACTIVITIES WITHIN AREA OF INTEREST

2.1 Ivanhoe hereby covenants and agrees that it will not, and will procure that its Subsidiaries (other than CMA and its Subsidiaries) do not, at any time during the Term, engage in any Petroleum Activities or HTL Activities within the Area of Interest except in accordance with the terms and conditions of this Agreement.

EXCEPTIONS

2.2 Nothing in this Agreement will be construed to prevent, or in any way restrict, Ivanhoe or any of its Affiliates from engaging in:

     (a)  Petroleum Activities outside of the Area of Interest;

     (b)  GTL Activities or HTL Activities outside of the Area of Interest; and

     (c) GTL Activities or, subject to Part 4, HTL Activities within the Area of Interest.

SUNWING PETROLEUM ACTIVITIES OUTSIDE AREA OF INTEREST

2.3 Nothing in this Agreement will be construed to prevent, or in any way restrict, Sunwing or any of its Subsidiaries from engaging in Petroleum Activities outside of the Area of Interest provided that such Petroleum Activities do not conflict with any area of interest or other geographical restrictions contained in agreements in effect as of the date hereof between Ivanhoe or any of its Subsidiaries, on the one hand, and one or more third parties, on the other hand.

TERM

2.4 This Agreement will remain in effect for a term (the "Term") commencing on the date of this Agreement and ending on the earliest of:

     (a) the date upon which Ivanhoe ceases to beneficially own, directly or indirectly, at least fifty per cent (50%) of the issued and outstanding common shares of CMA or its successor;

     (b) the date upon which Ivanhoe and Sunwing agree in writing to terminate this Agreement; or

     (c) the fifth (5th) anniversary of the date of this Agreement or such later date as Ivanhoe and Sunwing agree in writing.

SURVIVAL

2.5 Upon the expiration of the Term, this Agreement will be void and of no further force or effect, with no liability on the part of any party hereto, except that this Section 2.5, Section 5.2, Section 5.3, Section 5.4 and Part 6 will survive the expiration of the Term.

                                     PART 3
               OPPORTUNITIES FOR PETROLEUM ACTIVITIES WITHIN THE
                                AREA OF INTEREST

AMI OPPORTUNITIES

3.1 Ivanhoe, on behalf of itself and each of its Subsidiaries (other than CMA and its Subsidiaries), hereby covenants and agrees that if, during the Term, Ivanhoe or any such Subsidiary acquires, directly or indirectly, any opportunity to engage in Petroleum Activities wholly or partially within the Area of Interest (an "AMI Opportunity"), Ivanhoe will promptly offer the AMI Opportunity to Sunwing.

AMI OPTION NOTICE

3.2 Any offer under Section 3.1 will be made by Notice (an "AMI Option Notice") setting out the nature of the AMI Opportunity and including all information respecting the AMI Opportunity known to Ivanhoe including Ivanhoe's acquisition costs and all other details relating thereto.

AMI OPTION EXERCISE

3.3 If, within 60 days from the date of the receipt of an AMI Option Notice, Sunwing notifies Ivanhoe in writing that it desires to acquire the AMI Opportunity and reimburses Ivanhoe for its acquisition costs, if any, Ivanhoe will convey and assign the AMI Opportunity to Sunwing (or, if such interest cannot legally be conveyed or assigned, Ivanhoe will hold in trust for Sunwing, subject to indemnification acceptable to Ivanhoe, acting reasonably).

FAILURE TO EXERCISE AMI OPTION

3.4 If, during the 60 day period from the date of the receipt of an AMI Option Notice, Sunwing fails to elect to acquire the AMI Opportunity, Ivanhoe will be entitled to retain the AMI Opportunity for its own account with no further obligation or liability to Sunwing and engage in Petroleum Activities in respect of the AMI Opportunity notwithstanding the terms of this Agreement.

                                     PART 4
                        OPPORTUNITIES FOR HTL ACTIVITIES
                           WITHIN THE AREA OF INTEREST

HTL PARTICIPATION OPPORTUNITIES

4.1 If, at any time and from time to time during the Term, Ivanhoe determines, in its sole discretion, to actively engage in any HTL Activities within the Area of Interest and, following such determination, establishes definitive terms and conditions on which Ivanhoe or any of its Subsidiaries will carry out, or otherwise participate in, such HTL Activities, either pursuant to an agreement with one or more third parties or otherwise ("Participation Terms"), Ivanhoe will, promptly after having established the Participation Terms, make an offer to Sunwing in writing to participate with Ivanhoe in such HTL Activities on the Participation Terms (the "HTL Participation Opportunity"). The participating interest in the HTL Participation Opportunity offered to Sunwing (the "Sunwing Participation Interest") will be not less than fifty per cent (50%) of Ivanhoe's total participating interest in such HTL Participation Opportunity.

HTL OPTION NOTICE

4.2 Any offer under Section 4.1 will be made by Notice in (an "HTL Option Notice") setting out the nature of the HTL Participation Opportunity and including all information respecting the HTL Participation Opportunity known to Ivanhoe including Ivanhoe's acquisition costs and all other details relating thereto. Each HTL Option Notice will be deemed to evidence an option in favour of Sunwing, exercisable in accordance with Section 4.3, to acquire a Sunwing Participation Interest equal to not less than fifty per cent (50%) of Ivanhoe's total participating interest in the relevant HTL Participation Opportunity or such lesser Sunwing Participating Interest as Sunwing may elect.

HTL OPTION EXERCISE

4.3 If, within 60 days from the date of the receipt of an HTL Option Notice, Sunwing notifies Ivanhoe in writing that it intends to participate with Ivanhoe in the HTL Participation Opportunity, specifies in writing the amount of the offered Sunwing Participation Interest it intends to acquire and reimburses Ivanhoe for its proportionate share of Ivanhoe's acquisition costs, if any, Ivanhoe will convey and assign to Sunwing (or, if such interest cannot legally be conveyed or assigned, Ivanhoe will hold in trust for Sunwing, subject to indemnification acceptable to Ivanhoe, acting reasonably) the amount of the offered Sunwing Participation Interest Sunwing elects to acquire and, thereafter, Ivanhoe and Sunwing will participate in proportion to their respective participating interests in all of the rights and obligations in respect of the HTL Participation Opportunity in accordance with the Participation Terms notwithstanding the subsequent expiry of the Term, or any amendment or modification, of this Agreement.

FAILURE TO EXERCISE HTL OPTION

4.4 If, during the 60 day period from the date of the receipt of an HTL Option Notice, Sunwing fails to elect to acquire the Sunwing Participation Interest, Ivanhoe will be entitled to retain the entire HTL Participation Opportunity for its own account with no further obligation or liability to Sunwing and engage in HTL Activities in respect of the HTL Participation Opportunity within the Area of Interest notwithstanding the terms of this Agreement.

                                     PART 5
                            HTL TECHNOLOGY LICENSING
                             WITHIN AREA OF INTEREST

SHARING OF PASSIVE FEES AND ROYALTIES

5.1 If, at any time during the Term of this Agreement, Ivanhoe elects not to actively engage in HTL Activities in respect of a deposit or series of deposits of hydrocarbons within the Area of Interest and instead licenses or otherwise makes the HTL Technology available to an HTL AMI Third Party in consideration for royalties, licensing fees or other consideration ("Licensing Consideration"), Ivanhoe will, for as long as it continues to receive such Licensing Consideration, pay to Sunwing, as and when received, an amount equal to twenty five per cent (25%) of the Licensing Consideration (net of any withholding or similar taxes).

NO OWNERSHIP OF HTL TECHNOLOGY

5.2 Sunwing hereby acknowledges and agrees that nothing in this Agreement will be construed as transferring to Sunwing any ownership or proprietary interest in the HTL Technology, or any modifications thereto or improvements thereon.

PROTECTION OF HTL TECHNOLOGY

5.3 Sunwing hereby acknowledges that Ivanhoe has a proprietary interest in the HTL Technology which, as between the parties hereto, will remain under the exclusive control of Ivanhoe. Sunwing agrees, on behalf of itself and each of its Subsidiaries, to use reasonable commercial efforts to co-operate with Ivanhoe in the protection and defence of the HTL Technology within the Area of Interest and, in that regard, Sunwing will execute, acknowledge and deliver all documents as may be necessary or desirable to enable Ivanhoe to protect and defend its proprietary interest in the HTL Technology within the Area of Interest. Sunwing will promptly advise Ivanhoe in writing of any potentially infringing uses of the HTL Technology by others within the Area of Interest of which Sunwing may become aware. Decisions involving the protection and defence of the HTL Technology within the Area of Interest will be solely in the discretion of Ivanhoe. Sunwing will take no actions in this regard without the express written consent of Ivanhoe. Sunwing will not attack, or assist any other entity in attacking, the validity of Ivanhoe's proprietary interest in the HTL Technology.

CONFIDENTIALITY

5.4 Sunwing agrees to keep all information, data, knowledge and know-how pertaining to the HTL Technology ("Confidential Information") confidential and not to disclose Confidential Information to any person or entity other than:

     (a) such of Sunwing's directors, officers, employees ("Representatives") and Representatives of Sunwing's Subsidiaries who have a bona fide need to have access to such Confidential Information in order for Sunwing or such Affiliates to participate in any of the transactions contemplated by this Agreement and who have agreed in writing to be likewise bound by the provisions of this Agreement; and

     (b) such other persons ("Approved Third Parties") as Ivanhoe hereafter agrees in writing may receive such Confidential Information (which agreement may be withheld for any reason or for no reason).

Sunwing shall be responsible and liable for any use or disclosure of the Confidential Information by its or its Affiliate's Representatives or by Approved Third Parties in violation of this Agreement. Nothing contained herein shall be deemed to prevent disclosure of any of the Confidential Information if, in the written opinion of Sunwing's legal counsel, such disclosure is legally required to be made in a judicial, administrative, or governmental proceeding pursuant to a valid subpoena or other applicable order; provided, however, Sunwing shall give Ivanhoe at least ten days' prior Notice (unless less time is permitted by the applicable proceeding) before disclosing any of the Confidential Information in any such proceeding and, in making such disclosure, Sunwing shall disclose only that portion thereof required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including supporting Ivanhoe in obtaining protective orders and in intervention.

EXPLOITATION OF HTL TECHNOLOGY

5.5 Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that Ivanhoe is under no obligation to seek to exploit, market or otherwise develop its HTL Technology, either within or outside of the Area of Interest, at any time during the Term of this Agreement.

                                     PART 6
                               GENERAL PROVISIONS

NOTICES

6.1 All notices, payments and other required or permitted communications (each a "Notice") to either party will be in writing, and will be addressed respectively as follows:

          If to Ivanhoe: Ivanhoe Energy Inc.
                         654 - 999 Canada Place
                         Vancouver, B.C. V6C 3E1

          Attention:     Corporate Secretary
          Facsimile:     (604) 682-2060

          If to Sunwing: Sunwing Energy Ltd.
                         Suite 1900, 101-6th Avenue S.W.
                         Calgary, Alberta T2P 3P4

          Attention:     President
          Facsimile:     (403) 237-6865

All Notices will be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally-recognized courier service. Either party may change its address by Notice to the other party.

WAIVER

6.2 The failure of either party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a waiver of any provision of this Agreement or limit such party's right thereafter to enforce any provision or exercise any right.

MODIFICATION

6.3 No modification of this Agreement will be valid unless made in writing and duly executed by both parties.

FURTHER ASSURANCES

6.4 Each of the parties will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES

6.5 This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

ASSIGNMENT

6.6 Except as expressly permitted elsewhere in this Agreement, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

SUCCESSORS AND ASSIGNS

6.7 This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

TIME

6.8 Time is of the essence of this Agreement.

GOVERNING LAW

6.9 This Agreement will be governed by and interpreted in accordance with the laws of British Columbia without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

SEVERABILITY

6.10 In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to the parties or circumstances will be interpreted so as reasonably to effect the intent of the parties to this Agreement. The parties hereto further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

COUNTERPARTS

6.11 This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        IVANHOE ENERGY INC.


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------


                                        SUNWING ENERGY LTD.


                                        By
                                           -------------------------------------
                                        Title:
                                               ---------------------------------

                                                                       Exhibit G

                     [FORM OF REGISTRATION RIGHTS AGREEMENT]

          THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of the ___ day of ________, 2006, by and among China Ivanhoe Energy Ltd., a corporation organized under the laws of the British Virgin Islands (formerly known as China Mineral Acquisition Corporation, a Delaware corporation, the "Company"), and Sunwing Holding Corporation, a Barbados company ("Sunwing").

          WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of __________, 2006, by and among Sunwing, Ivanhoe Energy Inc., a Yukon, Canada corporation, Sunwing Energy Ltd. and the Company, the Company has agreed to enter into this Agreement to provide Sunwing with certain rights relating to the registration of shares of capital stock of the Company.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

          The following capitalized terms used herein have the following meanings:

          "Agreement" means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

          "Commission" means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

          "Common Stock" means the ordinary shares, no par value, of the Company.

          "Company" is defined in the preamble to this Agreement.

          "Demand Registration" is defined in Section 2.1.1.

          "Demanding Holder" is defined in Section 2.1.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

          "Form S-3" is defined in Section 2.3.

          "Indemnified Party" is defined in Section 4.3.

          "Indemnifying Party" is defined in Section 4.3.

          "Maximum Number of Shares" is defined in Section 2.1.4.

          "Notices" is defined in Section 6.3.

          "Piggy-Back Registration" is defined in Section 2.2.1.

          "Previously Granted Rights" is defined in Section 6.1.

          "Register," "registered" and "registration" means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

          "Registrable Securities" means each of the following: (i) any shares of Common Stock owned by the Sunwing Stockholders, whether as of the date hereof or acquired after the date hereof; (ii) any shares of Common Stock issued or issuable upon exercise of any options or warrants to purchase Common Stock owned by any of the Sunwing Stockholders, whether as of the date hereof or acquired after the date hereof; and (iii) any shares of Common Stock issued or issuable to any of the Sunwing Stockholders with respect to the Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock or common stock issuable upon conversion, exercise or exchange thereof. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Commission makes a definitive determination that the Registrable Securities are salable under Rule 144(k).

          "Registration Statement" means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4, Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

          "Sunwing" is defined in the preamble to this Agreement.

          "Sunwing Indemnified Party" is defined in Section 4.1.

          "Sunwing Stockholders" means Sunwing and any transferee thereof to whom Registrable Securities have been transferred.

          "Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

                                    ARTICLE 2

                               REGISTRATION RIGHTS

          Section 2.1 Demand Registration.

          2.1.1 Request for Registration. At any time and from time to time on or after the date hereof, the holders of a majority-in-interest of the Registrable Securities held by the Sunwing Stockholders may make a written demand for registration under the Securities Act of the sale of all or part of their Registrable Securities (a "Demand Registration"). Any such written demand shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder's Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a "Demanding Holder") shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section
3.1.1. The Company shall not be obligated to effect more than four (4) Demand Registrations under this Section 2.1.1 in respect of Registrable Securities.

          2.1.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

          2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder's participation in such underwriting and the inclusion of such holder's Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

          2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities, if any, which the Company desires to sell and shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the "Maximum Number of Shares"), then the Company shall include in such registration: (i) first, the Registrable Securities as to which the Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares of Registrable Securities which each Demanding Holder has requested be included in such registration, regardless of the number of shares of Registrable Securities held by each Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities, if any, that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

          2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case the Company shall not be required to effect the registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.1.

          Section 2.2 Piggy-Back Registration.

          2.2.1 Piggy-Back Rights. If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or by stockholders of the Company for their own account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company's existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than forty-five (45) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within fifteen (15) days following receipt of such notice (a "Piggy-Back Registration"). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. Registrations effected pursuant to this Section
2.2 shall not be counted as Demand Registrations effected pursuant to Section
2.1.

          2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested under this Section 2.2 and (iii) the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:


               (i) if the registration is undertaken for the Company's account:
(A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares;
(B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities as to which registration has been requested under this Section 2.2 (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion); and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which such other stockholders desire to sell and that can be sold without exceeding the Maximum Number of Shares; and

               (ii) if the registration is a "demand" registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons: (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities as to which registration has been requested under this Section 2.2 (pro rata in accordance with the number of shares of Registrable Securities held by each such holder); and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities, if any, that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which such other stockholders desire to sell and that can be sold without exceeding the Maximum Number of Shares.

          2.2.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder's request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

          Section 2.3 Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time, without limitation as to the aggregate number of such requests, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3, Form F-3 or any similar short-form registration which may be available at such time ("Form S-3"); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder's or holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

                                    ARTICLE 3

                             REGISTRATION PROCEDURES

          Section 3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Article 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

          3.1.1 Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.1; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

          3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

          3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

          3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

          3.1.5 State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by any governmental authority of such jurisdictions as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph 3.1.5 or to subject itself to taxation in any such jurisdiction.

          3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in accordance with the terms of this Agreement. The representations, warranties and covenants of the Company in any such underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder's organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder's material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

          3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors in connection with such offering.

          3.1.8 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

          3.1.9 Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company's independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

          3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

          3.1.11 Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

          Section 3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company's Board of Directors, of the ability of all "insiders" covered by such program to transact in the Company's securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of "insiders" to transact in the Company's securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

          Section 3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to
Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or "blue sky" laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9)); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

          Section 3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the

Securities Act pursuant to Article 2 and in connection with the Company's obligation to comply with federal and applicable state securities laws.

                                    ARTICLE 4

                        INDEMNIFICATION AND CONTRIBUTION

          Section 4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Sunwing Stockholder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Sunwing Stockholder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an "Sunwing Indemnified Party"), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Sunwing Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

          Section 4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other person, if any, who controls such selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder's indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

          Section 4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the "Indemnified Party") shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the "Indemnifying Party") in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

          Section 4.4 Contribution.

          4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such

Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section
4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                    ARTICLE 5

                          UNDERWRITING AND DISTRIBUTION

          Section 5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

          Section 5.2 Restrictions on Sale by the Company and Others. The Company agrees: (i) not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 2.1, or any securities convertible into or exchangeable or exercisable for such securities, from the date the Company receives the written demand for any Demand Registration (except as part of such Demand Registration to the extent permitted by Section 2.1.4) until permitted under any "lock-up" agreement with the Underwriter, but not more than ninety (90) days from the effective date of any registration statement filed pursuant to Section 2.1; and (ii) that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 under the Securities Act (except as part of any such registration, if permitted); provided, however, that the provisions of this Section 5.2 shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities and shall not prevent the issuance of securities by the Company under any employee benefit, stock option or stock subscription plans.

                                    ARTICLE 6

                                  MISCELLANEOUS

          Section 6.1 No Inconsistent Agreements. The Company represents and warrants that no person has any right to require the Company to register any shares of the Company's capital stock for sale or to include shares of the Company's capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person, other than such rights specified in that certain (a) Registration Rights Agreement by and among the Company, Dr. Simon Mu, Dr. Bing Zhao, Mr. Daniel Kunz, Mr. Cui Guisheng, and Mr. Ma Xiao, dated as of __________, 2004 and (b) Unit Purchase Option granted by the Company to Broadband Capital Management LLC in connection with the Company's initial public offering (together, the "Previously Granted Rights"), which Previously Granted Rights are not inconsistent with the rights granted hereunder. The Company shall not (i) enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Sunwing Stockholders in this Agreement or (ii) grant any additional registration rights to any person or with respect to any securities which are not Registrable Securities, or modify any existing agreement to provide for registration rights, in each case, which are prior in right to or inconsistent with the rights granted in this Agreement.

          Section 6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Investor or holder of Registrable Securities or of any assignee of the Investor or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

          Section 6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

          To the Company:

               China Ivanhoe Energy Ltd.
               Suite 1900, 101-6th Avenue S.W.
               Calgary, Alberta  T2P 3P4
               Attention: President
               Facsimile: (403) 237-6865

          To Sunwing, to:

               Sunwing Holding Corporation
               The World Trade Centre
               654-999 Canada Place
               Vancouver, BC
               Canada V6C 3E1
               Attention: Corporate Secretary
               Facsimile: (604) 682-2060

          Section 6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          Section 6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          Section 6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

          Section 6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

          Section 6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

          Section 6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

          Section 6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

          Section 6.11 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

          Section 6.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

                                        CHINA IVANHOE ENERGY LTD.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SUNWING HOLDING CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       Exhibit H

                         [FORM OF AMENDMENT TO FOUNDERS
                         REGISTRATION RIGHTS AGREEMENT]

                               AMENDMENT NO. 1 TO
                          REGISTRATION RIGHTS AGREEMENT

          AMENDMENT NO. 1 dated as of ___________, 2006 (this "Amendment") to REGISTRATION RIGHTS AGREEMENT, dated as of __________, 2004 (the "Registration Rights Agreement"), by and among China Ivanhoe Energy Ltd., a Delaware corporation (formerly known as China Mineral Acquisition Corporation, a Delaware corporation, the "Company"), Dr. Simon Mu, Dr. Bing Zhao, Mr. Daniel Kunz, Mr. Cui Guisheng and Mr. Ma Ziao (collectively, the "Initial Investors").

          WHEREAS, the Company is a party to a Stock Purchase Agreement, dated as of __________, 2006, by and among Ivanhoe Energy Inc., a Yukon, Canada corporation (the "Parent"), Sunwing Holding Corporation, a Barbados company and a wholly-owned subsidiary of the Parent ("Sunwing"), Sunwing Energy Ltd., a Bermuda corporation and a wholly-owned subsidiary of Sunwing, and the Company (the "Purchase Agreement");

          WHEREAS, the Initial Investors own shares of Common Stock of the Company;

          WHEREAS, the consummation of the transactions contemplated by the Purchase Agreement will inure to the benefit of the Initial Investors; and

          WHEREAS, as a condition to the obligation of Sunwing to enter into the Purchase Agreement, the Company and the Initial Investors have agreed to amend the Registration Rights Agreement to effect the changes provided for herein.

          NOW, THEREFORE, in consideration of the mutual agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings given them in the Registration Rights Agreement.

          2. Amendments.

               (a) Section 2.1.4 of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

               "2.1. Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities, if any, which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the "Maximum Number of Shares"), then the Company shall include in such registration: (i) first, the Registrable Securities as to which the Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares of Registrable Securities which each Demanding Holder has requested be included in such registration, regardless of the number of shares of Registrable Securities held by each Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause
(i), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (v) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares."

               (b) Section 2.2.2(i) of the Agreement is hereby amended and restated in its entirety as follows:

               "(i) If the registration is undertaken for the Company's account:
(A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares;
(B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), (x) the Registrable Securities as to which registration has been requested under this Section 2.2 (provided, however, in no event shall Registrable Securities under this clause (x) constitute less than 25% of the number of shares included in such registration) and (y) the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which such other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares (pro rata, in the case of clauses (x) and (y), in accordance with the number of shares of Common Stock which each such person referred to in clauses (x) and (y) has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion); and"

               3. Governing Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

               4. Third Party Beneficiary. This Amendment is expressly intended to inure to the benefit of Sunwing, its successors, assigns and transferees, which such persons may enforce the provisions of this Amendment as if a party hereto.

               5. Execution in Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

               6. Registration Rights Agreement Remains in Effect. Except as expressly amended hereby, the Registration Rights Agreement shall remain in full force and effect.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                        CHINA IVANHOE ENERGY LTD.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        INITIAL INVESTORS:


                                        ----------------------------------------
                                        Dr. Simon Mu


                                        ----------------------------------------
                                        Dr. Bing Zhao


                                        ----------------------------------------
                                        Mr. Daniel Kunz


                                        ----------------------------------------
                                        Mr. Cui Guisheng


                                        ----------------------------------------
                                        Mr. Ma Xiao

(Section) 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (Section) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (Section) 251 (other than a merger effected pursuant to (Section) 251(g) of this title), (Section) 252, (Section) 254, (Section) 257, (Section) 258, (Section) 263 or (Section) 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (Section) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (Sections) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (Section) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (Section) 228 or (Section) 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, (Section) 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, (Section) 24; 57 Del. Laws, c. 148, (Sections) 27-29; 59 Del. Laws, c. 106, (Section) 12; 60 Del. Laws, c. 371, (Sections) 3-12; 63 Del. Laws, c. 25, (Sections) 14; 63 Del. Laws, c. 152, (Sections) 1, 2; 64 Del. Laws, c. 112, (Sections) 46-54; 66 Del. Laws, c. 136, (Sections) 30-32; 66 Del. Laws, c. 352, (Section) 9; 67 Del. Laws, c. 376, (Sections) 19, 20; 68 Del. Laws, c. 337, (Sections) 3, 4; 69 Del. Laws, c. 61, (Section) 10; 69 Del. Laws, c. 262, (Sections) 1-9; 70 Del. Laws, c. 79, (Section) 16; 70 Del. Laws, c. 186, (Section) 1; 70 Del. Laws, c. 299, (Sections) 2, 3; 70 Del. Laws, c. 349, (Section) 22; 71 Del. Laws, c. 120, (Section) 15; 71 Del. Laws, c. 339, (Sections) 49-52; 73 Del. Laws, c. 82, (Section) 21.)

                      (SEAL OF THE BRITISH VIRGIN ISLANDS)

Company Number: 1018691



                     TERRITORY OF THE BRITISH VIRGIN ISLANDS

                        BVI BUSINESS COMPANIES, ACT 2004


                                 MEMORANDUM AND

                            ARTICLES OF ASSOCIATION

                                       OF


                           China Ivanhoe Energy Ltd.


                    Incorporated the 29th day of March, 2006


                          Midocean Management and Trust
                             Services (BVI) Limited
                                Midocean Chambers
                                  P.O. Box 805
                               Road Town, Tortola
                             British Virgin Islands



                                    (SEAL OF THE REGISTRAR OF CORPORATE AFFAIRS)

                     TERRITORY OF THE BRITISH VIRGIN ISLANDS

                      THE BVI BUSINESS COMPANIES ACT, 2004



                            Memorandum of Association

                                       of

                            China Ivanhoe Energy Ltd.

                           A COMPANY LIMITED BY SHARES


1.       Definitions and Interpretation

         1.1 In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

                  1.1.1 "Act" means the BVI Business Companies Act, 2004 (No 16 of 2004) as amended by the BVI Business Companies (Amendment) Act, 2005 (No 26 of 2005) and as modified or re-enacted or both from time to time and includes the Regulations;

                  1.1.2 "Articles" means the attached Articles of Association of the Company as amended from time to time;

                  1.1.3    "Board" means the board of Directors;

                  1.1.4    "Chairman of the Board" has the meaning specified in
                           Article 12;

                  1.1.5    "Class" means a class of Shares;

                  1.1.6 "Distribution" in relation to a distribution by the Company to a Shareholder, means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of a Shareholder or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by that Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

                  1.1.7    "Director" means a director of the Company;

                  1.1.8 "Eligible Person" means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons

                  1.1.9 "Memorandum" means this Memorandum of Association of the Company as amended from time to time;


                                    (SEAL OF THE REGISTRAR OF CORPORATE AFFAIRS)

                  1.1.10 "Registrar" means the Registrar of Corporate Affairs appointed under section 229 of the Act;

                  1.1.11 "Regulations" means any regulations made under the Act;

                  1.1.12   "Resolution of Directors" means either:

                           (a) a resolution passed at a duly convened and constituted meeting of the Board or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

                           (b) a resolution consented to in writing by all Directors or by all members of a committee of Directors, as the case may be;

                  1.1.13   "Resolution of Shareholders" means either:

                           (a) a resolution passed at a duly convened and constituted meeting of Shareholders by a majority of in excess of 50% of the votes of the Shares which were present at the meeting and entitled to vote thereon and were voted; or

                           (b) a resolution consented to in writing by a majority of in excess of 50% of the votes of Shares entitled to vote thereon;

                  1.1.14 "Seal" means any seal which has been duly adopted as the common seal of the Company;

                  1.1.15 "Securities" means Shares and debt obligations of every kind of the Company, including without limitation, options, warrants and rights to acquire Shares or debt obligations;

                  1.1.16 "Share" means a share issued or to be issued by the Company;

                  1.1.17 "Shareholder" means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

                  1.1.18 "Treasury Share" means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

                  1.1.19 "written" or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or phototonic means including electronic data interchange, electronic mail, telegram telex or telecopy, and "in writing" shall be construed accordingly.

                                    (SEAL OF THE REGISTRAR OF CORPORATE AFFAIRS)

         1.2 In the Memorandum and the Articles, unless the context otherwise requires:

                  1.2.1    a reference to:

                           (a) an "Article" is a reference to an article in the Articles;

                           (b) a "Clause" is a reference to a clause of the Memorandum;

                           (c) voting by Shareholders is a reference to the casting of the votes attached to the Shares by a Shareholder;

                  1.2.2 words denoting any one gender include all other genders and words denoting the singular shall include the plural and vice versa; and

                  1.2.3 words or phrases defined in the Act bear the same meaning as they do in the Act.

         1.3 Headings are for ease of reference only and shall not affect the interpretation of this Memorandum and the Articles.

2.       Name

         The name of the Company is China Ivanhoe Energy Ltd.

3.       Status

         The Company is a company limited by shares.

4.       Registered office and Registered Agent

         4.1 The first registered office of the Company is Midocean Chambers, Road Town, Tortola, British Virgin Islands, being the office of the first registered agent.

         4.2 The first registered agent of the Company is Midocean Management and Trust Services (BVI) Limited of Midocean Chambers, P O Box 805, Road Town, Tortola, British Virgin Islands.

         4.3 The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

         4.4 Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.       Capacity and Powers

         5.1 Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

                                    (SEAL OF THE REGISTRAR OF CORPORATE AFFAIRS)

                  5.1.1 full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

                  5.1.2 for the purposes of paragraph 5.1.1, full rights, powers and privileges.

         5.2 For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6.       Number and Classes of Shares

         6.1 The Company is authorised to issue a maximum of 50,000 no par value Shares of a single Class.

         6.2 The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same Class.

         6.3 Shares may be issued in one or more series of Shares as the Directors may by Resolution of Directors determine from time to time.

7.       Rights of Shares

         7.1      Each Share confers upon the Shareholder:

                  7.1.1 the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;

                  7.1.2 the right to an equal share in any dividend paid by the Company; and

                  7.1.3 the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

         7.2 The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Article 3.

8.       Variation of Rights

         If at any time the Shares are divided into different Classes, the rights attached to any Class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued shares in the Class.

9.       Rights not varied by the issue of Shares pari passu

         The rights conferred upon the holders of the Shares of any Class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

                                    (SEAL OF THE REGISTRAR OF CORPORATE AFFAIRS)

10.      Registered Shares

         10.1     The Company shall issue registered shares only.

         10.2 The Company is not authorised to issue bearer shares, convert registered shares to bearer share or exchange registered shares for bearer shares.

11.      Transfer of Shares

         11.1 The Company shall, on receipt of an instrument of transfer complying with Article 6.1, enter the name of the transferee of a Share in the register of members unless the Board resolves to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

         11.2 The Board may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of that Share.

12.      Amendment of The Memorandum and The Articles

         12.1 Subject to Clause 8, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of
                  Directors:

                  12.1.1 to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

                  12.1.2 to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

                  12.1.3 in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; or

                  12.1.4   to Clauses 7, 8 or 9 or this Clause 12.

         12.2 Any amendment or restatement of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

                                    (SEAL OF THE REGISTRAR OF CORPORATE AFFAIRS)

We, Midocean Management and Trust Services (BVI) Limited of Midocean Chambers, P O Box 805, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 29th day of March, 2006:

Incorporator


/s/ Sallyon Williams
---------------------
Sallyon Williams
Authorised Signatory
Midocean Management and Trust Services (BVI) Limited


                                    (SEAL OF THE REGISTRAR OF CORPORATE AFFAIRS)

                     TERRITORY OF THE BRITISH VIRGIN ISLANDS

                      THE BVI BUSINESS COMPANIES ACT, 2004



                             ARTICLES OF ASSOCIATION

                                       OF

                            CHINA IVANHOE ENERGY LTD.

                           A COMPANY LIMITED BY SHARES



1.       REGISTERED SHARES

         1.1 Every Shareholder is entitled to a certificate signed by a Director or officer of the company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him. The signature of the Director, officer or authorised person and the Seal may be facsimiles.

         1.2 Any Shareholder receiving a certificate shall indemnify and hold the Company and the Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost, it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by the Board.

         1.3 If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effective receipt for any Distribution.

2.       SHARES

         2.1 Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the Board may determine by Resolution of Directors.

         2.2 Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

         2.3 A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services provided that no Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

                  2.3.1 the amount to be credited for the issue of the Shares;

                  2.3.2 the Board's determination of the reasonable present cash value of the non-money consideration for the issue; and

                  2.3.3 that, in the opinion of the Board, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

         2.4 The Company shall keep a register (the "REGISTER OF MEMBERS") containing:

                  2.4.1    the names and addresses of each of the Shareholders;

                  2.4.2 the number of each Class of Shares held by each Shareholder;

                  2.4.3 the date on which the name of each Shareholder was entered in the register of members; and

                  2.4.4 the date on which any Eligible Person ceased to be a Shareholder.

         2.5 The register of members may be in any such form as the Board may approve, but if it is in electronic form or any other illegible form, the Company must be able to produce legible evidence of its contents.

         2.6 A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3.       REDEMPTION OF SHARES AND TREASURY SHARES

         3.1 The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

         3.2 The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the Directors are satisfied on reasonable grounds that immediately after the acquisition, the value of the Company's assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

         3.3 Sections 60 (Process for acquisition of own shares) and 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

         3.4 Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article 3 may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 per cent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

         3.5 All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

         3.6 Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

         3.7 Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

4.       MORTGAGES AND CHARGES OF SHARES

         4.1      Shareholders may mortgage or charge their Shares.

         4.2 There shall be entered in the register of members at the written request of the Shareholder:

                  4.2.1 a statement that the Shares held by him are mortgaged or charged;

                  4.2.2    the name of the mortgagee or chargee; and

                  4.2.3 the date on which the particulars specified in subparagraphs 4.2.1 and 4.2.2 are entered in the register of members.

         4.3 Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

                  4.3.1 with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

                  4.3.2 upon evidence satisfactory being supplied to the Board of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Board shall consider necessary or desirable.

         4.4 Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Article:

                  4.4.1 no transfer of any Share which is the subject of those particulars shall be registered by the Company;

                  4.4.2 the Company shall not purchase, redeem or otherwise acquire any such Share; and

                  4.4.3 no replacement certificate shall be issued in respect of such Share,

                  without the prior written consent of the named mortgagee or charge.

5.       FORFEITURE

         5.1 Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Article and for this purpose, Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

         5.2 A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

         5.3 The written notice of call referred to in Article 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

         5.4      Where a written notice of call has been issued pursuant to
                  Article 5.3 and the requirements of the notice have not been complied with, the Board may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

         5.5 The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to
                  Article 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6.       TRANSFER OF SHARES

         6.1 Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

         6.2 The transfer of a Share is effective when the name of the transferee is entered on the register of members.

         6.3 If the Board is satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of
                  Directors:

                  6.3.1 to accept such evidence of the transfer of Shares as they consider appropriate; and

                  6.3.2 that the transferee's name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

        6.4 Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

7.      MEETINGS AND CONSENTS OF SHAREHOLDERS

         7.1 Any Director may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the Director considers necessary or desirable.

         7.2 Upon the written request of Shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested, the Board shall convene a meeting of Shareholders.

         7.3 The Director or Directors convening a Shareholders meeting shall give not less than 7 days' notice of such meeting to:

                  7.3.1 those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

                  7.3.2    the other Directors.

         7.4 The Director or Directors convening a meeting of Shareholders may fix, as the record date for determining those Shareholders that are entitled to vote at the meeting, the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

         7.5 A Shareholders meeting held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

         7.6 The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Shareholder or another Director, or the fact that a Shareholder or another Director has not received notice, does not invalidate the meeting.

         7.7 A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

         7.8 The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

         7.9 The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.


                              [ NAME OF COMPANY ]

              I/We being a Shareholder of the above Company HEREBY
               APPOINT [ ] of [ ] or failing him/her [ ] of [ ] to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the [ ] day of [ ] and at any adjournment thereof.

                (Any restrictions on voting to be inserted here)

                        Signed this [ ] day of [ ] 20[ ]


                        ------------------------------

                                   Shareholder

         7.10     The following applies where Shares are jointly owned:


                  7.10.1 each of the joint owners may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

                  7.10.2 if only one of the joint owners is present in person or by proxy, he may vote on behalf of all joint owners; and

                  7.10.3 if two or more of the joint owners are present in person or by proxy, they must vote as one.

         7.11 A Shareholder shall be deemed to be present at a Shareholders meeting if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

         7.12 A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy in which case such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied, where such person be a proxy, by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

         7.13 If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened at the request of Shareholders, shall be dissolved; in any other case, it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Board may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each Class entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

         7.14 At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

         7.15 The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

         7.16 At any Shareholders meeting, the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

         7.17 Subject to the specific provisions contained in this Article for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or drives its existence. In case of doubt, the Board may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Board may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

         7.18 Any Shareholder other than an individual may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

         7.19 The chairman of any meeting at which a vote is cast by proxy or on behalf of any Shareholder other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such Shareholder shall be disregarded.

         7.20 Directors may attend and speak at any Shareholders meeting and at any separate meeting of the holders of any Class or series of Shares.

         7.21 An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

8.       Directors

         8.1 The first registered agent shall appoint the first Directors within six months of the date of incorporation of the Company; and thereafter, the Directors shall be elected by Resolution of Shareholders or by Resolution of Directors.

         8.2 No person shall be appointed as a Director or nominated as a reserve Director unless he has consented in writing to act as a Director or to be nominated as a reserve Director.

         8.3 Subject to Article 8.1, the minimum number of Directors shall be one and there shall be no maximum number.

         8.4 Each Director holds office for the term, if any, fixed by the Resolution of Shareholders or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, resignation or removal.

         8.5      A Director may be removed from office:

                  8.5.1 with or without cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purposes of removing the Director or for purposes including the removal of the Director or by a written resolution passed by at least 75% of the Shareholders of the Company entitled to vote; or

                  8.5.2 with cause, by Resolution of Directors passed at a meeting of the Board called for the purpose of removing the Director or for purposes including the removal of the Director.

         8.6 A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.

         8.7 The Board may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Board appoints a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

         8.8 A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

         8.9 Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole Director of the Company, the sole Shareholder/Director may, by instrument in writing, nominate a person who is not disqualified from being a Director as a reserve Director to act in the place of the sole Director in the event of his death.

         8.10 The nomination of a person as a reserve Director ceases to have effect if:

                  8.10.1 before the death of the sole Shareholder/Director who nominated him he resigns as reserve Director or the sole Shareholder/Director revokes the nomination in writing; or

                  8.10.2 the sole Shareholder/Director who nominated him ceases to be able to be the sole Shareholder/Director for any reason other than his death.

         8.11     The Company shall keep a register of Directors containing:

                  8.11.1 the names and addresses of the persons who are Directors or who have been nominated as reserve Directors;

                  8.11.2 the date on which each person whose name is entered in the register was appointed as a Director or nominated as a reserve Director;

                  8.11.3 the date on which each person named as a Director ceased to be a Director of the Company;

                  8.11.4 the date on which the nomination of any person nominated as a reserve Director ceased to have effect; and

                  8.11.5 such other information as may be prescribed by the Act.

         8.12 The register of Directors may be kept in any such form as the Directors may approve, but if it is electronic or illegible form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the electronic register shall be the original register of Directors.

         8.13 The Directors may, by Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

         8.14 A Director is not required to hold a Share as a qualification to office.

9.       POWERS OF DIRECTORS

         9.1 The business and affairs of the Company shall be managed by, or under the direction or supervision of the Directors. The Board has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Board may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company other than those required by the Act or by the Memorandum or the Articles to be exercised by the Shareholders.

         9.2 Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

         9.3 If the Company is the wholly-owned subsidiary of a holding company, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

         9.4 Any Director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Board, with respect to the signing of consent or otherwise.

         9.5 The continuing Directors may act notwithstanding any vacancy in the Board.

         9.6 The Board may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

         9.7 All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to be determined by Resolution of Directors.

         9.8 For the purposes of Section 175 (Disposition of assets) of the Act, the Board may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

10.      PROCEEDINGS OF DIRECTORS

         10.1 Any one Director may call a meeting of the Board by sending a written notice to each other Director.

         10.2 The Board or any committee of Directors may meet at such times and in such manner and places within or outside the British Virgin Islands as the Board may determine to be necessary or desirable.

         10.3 A Director is deemed to be present at a meeting of the Board if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

         10.4 A Director shall be given not less than 3 days' notice of meetings of the Board, but a meeting of the Board held without 3 days' notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

         10.5 A Director may by a written instrument appoint an alternate who need not be a Director and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote in place of the Director until the appointment lapses or is terminated.

        10.6 A meeting of the Board is duly constituted for a11 purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of Directors, unless there are only 2 Directors in which case the quorum is 2.

        10.7 If the Company has only one Director the provisions herein contained for meetings of the Board do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting, the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

        10.8 At meetings of the Board at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

        10.9 An action that may be taken by the Board or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

11.      COMMITTEES

         11.1 The Board may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

         11.2 The Board has no power to delegate to a committee of Directors any of the following powers:

                  11.2.1   to amend the Memorandum or the Articles;

                  11.2.2   to designate committees of Directors;

                  11.2.3   to delegate powers to a committee of Directors;

                  11.2.4   to appoint or remove Directors;

                  11.2.5 to appoint or remove an agent to act on behalf of the Company;

                  11.2.6 to approve a plan of merger, consolidation or arrangement;

                  11.2.7 to make a declaration of solvency or to approve a liquidation plan; or

                  11.2.8 to make a determination that immediately after a proposed Distribution the value of the Company's assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

         11.3 Articles 11.2.2 and 11.2.3 do not prevent a committee of Directors, where authorised by the Resolution of Directors from appointing such committee or, by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exerciseable by the committee to the sub-committee.

         11.4 The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of meeting of Directors so far as they are not superseded by any provisions in the Resolution of Directors establishing the committee.

         11.5 Where the Directors delegate their powers to a committee of Directors, they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors of the Company under the Act.

12.      OFFICERS AND AGENTS

         12.1 The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to be considered necessary or expedient. Any number of offices may be held by the same person.

         12.2 The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties, it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Shareholders, the president to manage the day-to-day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

         12.3     The emoluments of all officers shall be fixed by the Board.

         12.4 The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Board may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

         12.5 The Board may, by Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

                  12.5.1   to amend the Memorandum or the Articles;

                  12.5.2   to change the registered office or agent;

                  12.5.3   to designate committees of Directors;

                  12.5.4   to delegate powers to a committee of Directors;

                  12.5.5   to appoint or remove Directors;

                  12.5.6   to appoint or remove an agent;

                  12.5.7   to fix emoluments of Directors;

                  12.5.8 to approve a plan of merger, consolidation or arrangement;

                  12.5.9 to make a declaration of solvency or to approve a liquidation plan;

                  12.5.10 to make a determination that the value of the Company's assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

                  12.5.11 to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

         12.6 The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

13.      CONFLICT OF INTERESTS

         13.1 A Director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all of the other Directors.

         13.2 For the purposes of Article 13.1, a disclosure to all other Directors to the effect that a Director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

         13.3 A Director who is interested in a transaction entered into or to be entered into by the Company may:

                  13.3.1   vote on a matter relating to the transaction;

                  13.3.2 attend a meeting of the Board at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

                  13.3.3 sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

                  and, subject to compliance with the Act, shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14.      INDEMNIFICATION

         14.1 Subject to the limitations hereinafter provided, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

                  14.1.1 is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director; or

                  14.1.2 is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

         14.2 The indemnity in Article 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

         14.3 For the purposes of Article 14.2 a Director acts in the best interests of the Company if he acts in the best interests of:

                  14.3.1   the Company's holding company; or

                  14.3.2   a Shareholder or Shareholders of the Company;

                  in either case in the circumstances specified in Article 9.3 or the Act, as the case may be.

         14.4 The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles unless a question of law is involved.

         14.5 The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

         14.6 Expenses, including legal fees, incurred by a Director or a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director or former Director to repay the amount if it shall ultimately be determined that the Director or former Director is not entitled to be indemnified by the Company in accordance with
                  Article 14.1.

         14.7 The indemnification and advancement of expenses provided by or granted pursuant to this Article is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested Directors or otherwise, both as to acting in the person's official capacity and as to acting in another capacity while serving as a Director.

         14.8 If a person referred to in Article 14.1 has been successful in defence of any proceedings referred to in Article 14.1 the person is entitled to be indemnified against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

         14.9 The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

15.      RECORDS

         15.1 The Company shall keep the following documents at the office of its registered agent:

                  15.1.1   the Memorandum and the Articles;

                  15.1.2 the register of members, or a copy of the register of members;

                  15.1.3 the register of Directors, or a copy of the register of Directors; and

                  15.1.4 copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

         15.2 Until the Board determines otherwise by Resolution of Directors, the Company shall keep the original register of members and original register of Directors at the office of its registered agent.

         15.3 If the Company maintains only a copy of the register of members or a copy of the register of Directors at the office of its registered agent, it shall:

                  15.3.1 within 15 days of any change in either register, notify the registered agent in writing of the change; and

                  15.3.2 provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of Directors is kept.

         15.4 The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board may determine:

                  15.4.1 minutes of meetings and Resolutions of Shareholders and Classes;

                  15.4.2 minutes of meetings and Resolutions of Directors and committees of Directors; and

                  15.4.3   an impression of the Seal.

         15.5 Where any original records referred to in this Article are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

         15.6 The records kept by the Company under this Article shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

16.      REGISTERS OF CHARGES

         The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

         16.1     the date of creation of the charge;

         16.2     a short description of the liability secured by the charge;

         16.3     a short description of the property charged;

         16.4 the name and address of the trustee for the security or, if there is no such trustee, the name and address of the charge;

         16.5 unless the charge is a security to bearer, the name and address of the bolder of the charge; and

         16.6 details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

17.      Seal

         The Company shall have a seal. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein, the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Directors or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Directors or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

18.      Distributions by way of Dividend

         18.1 The Board may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable ground, that, immediately after the distribution, the value of the Company's assets will exceed its liabilities and the Company will be able to pay its debts as they fa11 due.

         18.2     Dividends may be paid in money, shares, or other property.

         18.3 Notice of any dividend that may have been declared shall be given to each Shareholder as specified Article 20.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

         18.4 No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

19.      ACCOUNTS AND AUDIT

         19.1 The Company shall keep records that are sufficient to show and explain the Company's transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

         19.2 The Company may by Resolution of Shareholders call for the Board to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

         19.3 The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

         19.4 The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

         19.5 The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

         19.6 The remuneration of the auditors of the Company may be fixed by Resolution of Directors.


         19.7 The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

                  19.7.1 in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

                  19.7.2 all the information and explanations required by the auditors have been obtained.

         19.8 The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

         19.9 Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

         19.10 The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company's profit and loss account and balance sheet are to be presented.

20.      NOTICES

         20.1 Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

         20.2 Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

         20.3 Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

21.      VOLUNTARY LIQUIDATION

         The Company may by a Resolution of Shareholders or by a Resolution of Directors appoint a voluntary liquidator.

22.      CONTINUATION

         The Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 132 of the BVI Business Companies Act generally provides for indemnification for directors and permits a company to obtain insurance. The Memorandum of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of Sunwing.

         The following is a statement of Section 132 of the BVI Business Companies Act:

         INDEMNIFICATION.

         (1) Subject to subsection (2) and any limitations in its Memorandum or Articles, a company incorporated under this Ordinance may indemnify against all expenses, including legal fees, and against all judgments, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

         (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

         (b) is or was, at the request of the company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

         (2) Subsection (1) only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

         (3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

         (4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

         (5) A company must not indemnify a person in breach of subsection (2) and any indemnity given in breach of that Section is void and at no effect.

         The following is a statement of Section 133 of the BVI Business Companies Act:

         INSURANCE. A company incorporated under this Ordinance may purchase and maintain insurance in relation to any person who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   EXHIBITS


     --------------- ---------------------------------------------------------------------------------------------
     EXHIBIT         DESCRIPTION
     --------------- ---------------------------------------------------------------------------------------------
     2.1             Acquisition Agreement (Included as Annex A to the joint proxy statement/prospectus).**
     --------------- ---------------------------------------------------------------------------------------------
     3(i)            Memorandum of Association of Registrant as currently in effect (Included as Annex B to the joint proxy statement/prospectus).**
     --------------- ---------------------------------------------------------------------------------------------
     3(ii)           Articles of Association of Registrant as currently in effect (Included as Annex C to the joint proxy statement/prospectus).**
     --------------- ---------------------------------------------------------------------------------------------
     4.1             Specimen Common Stock Certificate of Registrant.*
     --------------- ---------------------------------------------------------------------------------------------
     4.2             Specimen Warrant Certificate of Registrant.*
     --------------- ---------------------------------------------------------------------------------------------
     4.3             Specimen Unit Certificate of Registrant.*
     --------------- ---------------------------------------------------------------------------------------------
     5.1             Opinion of Appleby Spurling Hunter.*
     --------------- ---------------------------------------------------------------------------------------------
     23.1            Consent of Deloitte & Touche LLP.**
     --------------- ---------------------------------------------------------------------------------------------
     23.2            Consent of Goldstein Golub Kessler LLP.**
     --------------- ---------------------------------------------------------------------------------------------
     23.3            Consent of Appleby Spurling Hunter (included in Exhibit 5.1).*
     --------------- ---------------------------------------------------------------------------------------------
     23.4            Consent of GLJ Petroleum Consultants Ltd.**
     --------------- ---------------------------------------------------------------------------------------------
     24              Power of attorney (included on page II-3 of original filing of this registration statement).
     --------------- ---------------------------------------------------------------------------------------------
     99              Form of Proxy.**
     --------------- ---------------------------------------------------------------------------------------------





     -----------------------------------
     *        To be filed by amendment.
     **       Previously filed.


(b)  FINANCIAL STATEMENT SCHEDULES

                  None.



ITEM 22. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of May, 2006.

                                       CHINA IVANHOE ENERGY LTD.




                                       By: /s/ Simon Mu
                                           _____________________________________
                                           Simon Mu
                                           Chief Executive Officer and President






         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

---------------------------------------- -------------------------------------- --------------------------------------
NAME                                     TITLE                                  DATE
---------------------------------------- -------------------------------------- --------------------------------------
/s/ Daniel Kunz*                         Chairman of the Board                  May 15, 2006
Daniel Kunz
---------------------------------------- -------------------------------------- --------------------------------------
/s/ Simon Mu                             Chief Executive Officer, President     May 15, 2006
Simon Mu                                 and Director
---------------------------------------- -------------------------------------- --------------------------------------
/s/ Bing Zhao*                           Chief Financial Officer, Secretary     May 15, 2006
Bing Zhao                                and Director
---------------------------------------- -------------------------------------- --------------------------------------
/s/ Cui Guisheng                         Director
Cui Guisheng                                                                    May __, 2006
---------------------------------------- -------------------------------------- --------------------------------------
/s/ Ma Xiao*                             Director
Ma Xiao                                                                         May 15, 2006
---------------------------------------- -------------------------------------- --------------------------------------

* By: Simon Mu, Attorney-in-fact